As filed with the Securities and Exchange Commission on June 7, 2017

Registration No. 333-216933

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Donnelley Financial Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7380	36-4829638
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

(844) 866-4337

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer B. Reiners

General Counsel & Chief Compliance Officer

Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

(312) 326-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert W. Downes, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	James J. Clark, Esq. Helene R. Banks, Esq. Marc R. Lashbrook, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-Accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE(3)

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	7,179,222	$145,163,868.84	$16,824.49

(1)	Includes an additional 936,420 shares of common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the average of the high and low reported prices of the shares of the registrant’s common stock on the New York Stock Exchange on March 20, 2017.
(3)	Registration fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2017

PRELIMINARY PROSPECTUS

6,242,802 Shares

Donnelley Financial Solutions, Inc.

Common Stock

$     per share

This is a public offering of shares of common stock, par value $0.01 per share, of Donnelley Financial Solutions, Inc. Our common stock is listed on the New York Stock Exchange under the symbol “DFIN”. On June 6, 2017, the last reported sales price of our common stock was $22.73 per share.

Citigroup Global Markets, Inc., or Citigroup, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, J.P. Morgan Securities LLC, or J.P. Morgan, and Wells Fargo Securities, LLC, or Wells Fargo, are selling 6,242,802 shares of our common stock. We are registering the offer and sale of our common stock to satisfy registration rights we have granted to the selling stockholders. We will not receive any of the proceeds from the sale of those shares. R.R. Donnelley & Sons Company, or RRD, will exchange the shares of common stock to be sold in this offering (which constitutes RRD’s entire remaining position in our common stock) with the selling stockholders or their affiliates, who are the underwriters or their affiliates, in a debt-for-equity exchange for certain debt obligations of RRD held by the selling stockholders or their affiliates. Citigroup, Merrill Lynch, J.P. Morgan and Wells Fargo, as selling stockholders, are offering to sell those shares pursuant to this offering. RRD may be deemed to be a selling stockholder in this offering solely for U.S. federal securities laws purposes.

Investing in our common stock involves risk. See Risk Factors beginning on page 14 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to selling stockholders (before expenses)	$	$

(1)	The underwriters will also be reimbursed for certain expenses incurred in the offering. See “Underwriting (Conflicts of Interest”) for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to an additional 936,420 shares of our common stock within 30 days of this prospectus. If the underwriters exercise their option to purchase additional shares of our common stock in full, the net proceeds to us would be $            , after deducting estimated underwriting discounts and commissions. We intend to use the proceeds from the offering of any additional shares purchased from us by the underwriters for general corporate purposes. See “Use of Proceeds” for additional information.

The underwriters expect to deliver the common shares to purchasers on or about             , 2017 through the book-entry facilities of The Depository Trust Company, which is the 5th business day following the date of pricing of the shares (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares on the date of pricing of the shares or the next succeeding business day will be required, by virtue of the fact that the shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Citigroup	BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Prospectus dated            , 2017.

Neither we, RRD, the selling stockholders, nor the underwriters (or any of our or their respective affiliates) have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, RRD, the selling stockholders, nor the underwriters (or any of our or their respective affiliates) take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. RRD, the selling stockholders, and the underwriters (or any of their respective affiliates) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is only accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We own or have rights to certain trademarks and trade names that we use in conjunction with the operations of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Industry Data

In this prospectus, we include and refer to industry and market data obtained or derived from internal surveys, market research, publicly available information and industry publications. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although we believe that this information is reliable, we have not independently verified the data from third-party sources. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we believe the industry data presented in this prospectus is reliable, our estimates, in particular as they relate to market share and our future expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

Presentation of Information

In this prospectus, unless the context otherwise requires:

•	“Donnelley Financial,” the “Company,” “we,” “our” and “us” refers to Donnelley Financial Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries;

•	“Distribution” refers to the transaction, which was completed on October 1, 2016, or the “Distribution Date,” whereby 80.75% of our shares of common stock was distributed to holders of RRD common stock of record as of the close of business, Eastern Time, on September 23, 2016. Each such holder received one share of our common stock for every eight shares of RRD’s common stock held on the record date;

•	“LSC Communications” and “LSC” refer to “LSC Communications, Inc.” and its consolidated subsidiaries;

•	“RRD” refers to R. R. Donnelley & Sons Company, a Delaware Corporation, and its consolidated subsidiaries; and

•	“Separation” refers to the series of transactions undertaken by RRD, which resulted in there being three independent, publicly traded companies: our company, Donnelley Financial, which is focused on financial communications and data services; LSC, which is focused on publishing and retail-centric print services and office products; and RRD, which is focused on customized multichannel communications management.

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SUMMARY

Our Company

Donnelley Financial is a financial communications and services company that supports global capital markets compliance and transaction needs for its corporate clients and their advisors (such as law firms and investment bankers) and global investment management compliance and analytics needs for mutual fund companies, variable annuity providers and broker/dealers. The Company provides content management, multi-channel content distribution, data management and analytics services, collaborative workflow and business reporting tools, and translations and other language services in support of its clients’ communications requirements.

The Company operates in two business segments: United States and International. The United States segment is comprised of three reporting units: capital markets, investment markets and language solutions and other. Our International segment includes operations in Asia, Europe, Canada and Latin America, and is focused primarily on working with international capital markets clients on capital markets offerings and regulatory compliance related activities within the United States.

Our clientele is primarily focused in three areas: global capital markets, or GCM, global investment markets, or GIM, and language solutions. Our GCM clients consist mainly of domestic and international companies that are subject to the filing and reporting requirements of the Securities Act of 1933, as amended, or the Securities Act and the U.S. Securities Exchange Act. of 1934, as amended, or the Exchange Act. We also support public and private companies throughout the mergers and acquisitions transaction process and in public and private capital markets transactions with deal management solutions focused on aiding transactional efficiency from inception to completion. In 2016, approximately 40% of our GCM net sales were compliance in nature, approximately 50% of our GCM net sales were transactional in nature and approximately 10% of GCM net sales were related to Venue data room services.

We support GIM clients operating in the global investment markets within the United States and internationally, including United States based mutual funds, hedge and alternative investment funds, insurance companies and overseas investment structures for collective investments. In 2016, approximately 97% of our GIM net sales were compliance in nature, while the remaining 3% of our GIM net sales were transactional in nature. Of our total GIM net sales in 2016, approximately 60% were derived from clients in the mutual funds industry and 40% were derived from clients in the healthcare and insurance industries.

Our language solutions offerings support domestic and international businesses in a variety of industries by helping them adapt their business content into different languages for specific countries, markets and regions through a complete suite of language products and services. We provide our language solutions offerings to clients operating in a variety of industries, with our language solutions 2016 net sales derived from clients in the financial, corporate, life sciences and legal industries, among others.

Donnelley Financial has grown into the new millennium, and since 2010, after a series of key acquisitions, has significantly increased the size of the Company and expanded the scope of its services offered and its relationships with clients.

Our Products and Services

The Company separately reports its net sales and related cost of sales for its products and services offerings. The Company’s services offerings consist of all non-print offerings, including document composition, compliance related EDGAR filing services, transaction solutions, data and analytics, content storage services and language solutions. The Company’s product offerings primarily consist of conventional and digital printed products and related shipping costs. For the three months ended March 31, 2017 and for the year ended December 31, 2016, Services net sales were 58% and 61%, respectively, and Products net sales were 42% and 39%, respectively, of total net sales.

Our Strengths

•	Significant Scalability. Our scale provides us with significant benefits, allowing us to serve our existing clients cost-efficiently and to add clients to our existing services with little added cost to the Company. In the three months ended March 31, 2017 and in the year ended December 31, 2016, we had net sales of $267.3 million and $983.5 million, respectively. We believe that our increasing focus on cloud-based solutions and our large existing client base will enable us to grow our business with minimal incremental costs.

•	Diverse Product Profile. Our business is diversified across a wide range of product offerings that enable us to work with companies and their advisors at different points throughout the business lifecycle, including private companies, public companies and companies that have filed for bankruptcy. We design, package and deliver our products and services in ways that address our clients’ unique needs, providing integrated solutions to their critical business issues, and we offer a “one-stop shop” approach for content creation and collaboration, content management, translation services and content distribution. In addition to our legacy full-suite service offerings, we believe that our evolving suite of self-service products provide unique value to our clients by allowing them to customize fully the level and nature of the services we provide, as required by each client’s individualized needs. We have also diversified our business by serving adjacent client categories like brokers and financial advisors.

•	Tailored Proprietary Technologies. We believe we have cultivated a strong reputation for innovation through our commitment to tailored and scalable technologies. We apply common technology platforms across our offerings and then add industry and client-specific functionality that provides our clients with a flexible platform that can be further tailored to meet their specific needs. We believe our technological innovation, intellectual property and tailored proprietary technologies contribute to the appeal of our offerings for our clients.

•	Global Footprint. Our global footprint provides us with a “close to client” local platform and capability in each of our geographies. We operate in 18 countries around the world and have client service centers in 35 cities worldwide. We believe our global footprint strengthens our client relationships by accelerating response times relative to our competitors and allowing us to assist our clients with projects that span across multiple locations in our global network. We believe we have the industry’s broadest global footprint in terms of regional presence, breadth of product offerings and applications, and diversity of end markets, giving us significant competitive advantages in scale and scope.

•	Strong Client Relationships and Customer Service. We believe we have strong brand recognition and that our clients associate our brand with quality and client-focused and reliable customer service. Our regulatory expertise, commitment, discretion and responsiveness, particularly for projects involving highly sensitive information, have enabled us to develop strong, long-standing relationships with our clients, often at senior levels in their organizations. In addition, we believe that we are a valued service provider among leading companies, having provided services in 2016 to 422 of the S&P 500 listed companies and 745 of the Fortune 1,000 listed companies. Our product and service offerings for financial communications are often used over the lifetime of our clients, including in connection with their initial public offerings, mergers and acquisitions and other strategic transactions, public and private capital markets transactions, and SEC compliance obligations. We believe our ability to retain our current client base and to attract new clients is directly related to our sales force and customer service personnel, and we devote extensive resources to recruiting, developing and retaining experienced sales and service professionals.

•	Stable Recurring Sales. We believe the demand for many of our products and services is driven by compliance requirements, and as such, is recurring in nature. We believe this demand dynamic, taken in conjunction with our strong client relationships and portfolio of products and services, allows us to generate recurring sales to both new and existing clients, which results in a meaningful portion of our net sales being derived from the same base of clients, particularly in providing our non-transactional products and services. For instance, our GCM clients and our GIM clients are able to use our EDGAR filing services to prepare their periodic SEC filings. We believe that our compliance products and services, due to their recurring nature, provide a stable portion of our cash flow. In 2016, approximately 64% of our overall net sales were recurring in nature while approximately 36% of our overall net sales were transactional in nature.

•	Deep Domain Expertise. Our team has deep experience in the understanding of the financial reporting process and the related aspects of the rapidly changing regulatory requirements and expertise in the creation and distribution of key financial communications documents. For the past five years we have been the leader in initial public offering, or IPO, and Draft Registration Statements, or DRS, filings and a leader in supporting worldwide mergers. We believe we have extensive EDGAR and eXtensible Business Reporting Language, or XBRL, regulatory filing expertise, and we have relationships with many of the largest fund companies, annuities, and third party administrators. Our broad experience also uniquely qualifies us to help our clients navigate the ongoing transition in the regulatory world from documents to data, whether through a new accounting standard or a new output type (from HTML to HTML+XBRL to iXBRL). In each of these instances, we have launched new capabilities to the market, and as a result, we believe we are well positioned to manage the transition to new data driven disclosure output types required by the SEC for their reporting modernization initiative.

•	Experienced Management Team. Our management team has substantial management experience and possesses long-standing industry relationships and a deep understanding of our business. They have a proven track record of strong operating performance, recognizing and capitalizing on attractive opportunities and driving operating efficiencies. The members of our senior management team previously served in executive roles at R.R. Donnelley where they focused on operations and strategy relating to our business. Our management team is supported by a large number of seasoned employees, many of whom have joined us from R.R. Donnelley and have extensive operational experience, as well as strong customer relationships.

Our Strategy

•	Expand the Existing Range of Solutions Provided to Clients. While clients may engage us to use specific solutions, we believe there are opportunities for us to increase our sales of existing solutions to these clients and clients currently working with competitors. By leveraging our strong client relationships, we expect to grow our share of client spend by expanding our suite of transaction and compliance services. For example, many of our GCM clients utilizing our EDGAR filing services are also active in mergers and acquisitions and other strategic transactions and public and private capital markets transactions, and we believe our virtual data room offering, Venue, is a helpful tool for these clients to manage the materials used in the due diligence process for such transactions. Further, many of our GIM clients utilizing our EDGAR filing services may or could also rely on our FundSuiteArc products to manage more efficiently their content in a central online repository, providing a single platform to create, review and publish critical disclosures.

•

Develop New Services and Products. We seek to capitalize on our technological expertise and operational competencies to broaden the array of services we offer our existing and prospective client base. We expect to continue to increase the software products and services that we offer, which we believe will provide us with increased net sales and profits. Our ActiveDisclosure solution provides a web-based platform for document collaboration, allowing our clients to work more closely with us during the drafting of disclosures, long before submission to the SEC or other regulatory bodies, which we believe may reduce the time of the financial close process for our clients. We plan to leverage our existing relationships and brand reliability to combine our existing technology with other service and technology providers. Recent examples of this strategy include our investments in Peloton Document Solutions LLC, or Peloton Documents, and Mediant Communications, Inc., or Mediant, and our acquisition of Multicorpora. These investments have expanded our offerings to include deal marketing services associated with our Venue virtual data room, enhanced our broker-dealer and financial advisor services, and broadened our language solutions offerings by implementing technology advancements.

•	Focus on Growth and Expansion into New Markets. We believe our products and services are well-suited to our target markets, particularly those markets involving significant amounts of regulatory oversight, electronic documentation and collaboration of tailored marketing, compliance or business communication materials. We believe our capabilities position us well as requirements change to new standards of data driven disclosure in new markets. New regulations, such as the SEC’s reporting modernization proposal, which continues the recent emphasis on the submission of structured data for financial disclosures (rather than unstructured documents) and the Digital Accountability and Transparency Act of 2014, or the Data Act, which expands the structured data approach into government agencies outside of the SEC and the Federal Deposit Insurance Corporation, or the FDIC, are examples of these standards. We believe we are well-positioned to handle these new compliance and regulatory requirements with our track-record of developing technology offerings to meet industry and client demands. We also intend to increase our penetration in our existing markets by expanding geographically and to enter new markets that are adjacent to and share similar attributes to our existing markets.

•	Pursue Selective Strategic Investments, Relationships and Acquisition Opportunities. Since 2009, we have acquired four companies, Prospectus Central, LLC (an e-delivery company), Bowne (a traditional financial printer), EDGAR Online (which specializes in EDGAR and XBRL filings with the SEC) and MultiCorpora (a translations and language solutions company), expanding our service offerings and broadening our market reach. In addition, we have made strategic investments in Peloton Documents (a media and interactive communications provider) and Mediant (a provider of electronic and printed shareholder communications), allowing us to enhance our end-to-end deal solutions offerings and our proxy management and regulatory compliance services. Additionally, we have a strategic relationship with SOXHUB, a provider of cloud-based Sarbanes-Oxley compliance and audit management software. We intend to continue to pursue such strategic investments, relationships and acquisitions, and given the relative fragmentation of many of our target markets, we believe we will be able to continue to identify and capitalize on complementary strategic relationships and acquisition opportunities in the future.

•	Maintain Disciplined Approach to Capital Allocation. We expect to maintain our disciplined approach to capital allocation which will allow us to drive growth while also strengthening our balance sheet through debt reduction.

•	Effectively Manage Highly Variable Cost Structure. We believe that we manage our cost structure to be highly variable in nature to increase financial flexibility and deliver more stable profitability by outsourcing and management efforts. For instance, cost components such as outsourced purchases of composition services, printing, and language solution translators, certain direct materials such as paper, ink and packaging materials, and certain portions of transportation costs are entirely variable, while we structure our sales compensation and labor costs to allow them to be primarily variable in nature. We intend to continue focusing management’s efforts on managing these variable costs, and implementing additional variable cost structures where feasible. Additionally, we plan to continue to identify technology and process improvements that would allow us to become more efficient.

Recent Developments

Debt-for-Equity Exchange

In connection with this offering, RRD will exchange the shares of common stock of the Company owned by it for certain debt obligations of RRD held by the selling stockholders or their affiliates. The selling stockholders are offering such shares pursuant to this offering. The settlement of the debt-for-equity exchange will occur on the settlement date of this offering, immediately prior to the settlement of this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest—The Debt-for-Equity Exchange.”

Company Information

We are a Delaware corporation with our principal executive offices at 35 West Wacker Drive, Chicago, Illinois 60601. Our telephone number as of the date of this prospectus is (312) 326-8000.

Donnelley Financial was incorporated on February 22, 2016 as a direct, wholly-owned subsidiary of RRD. On October 1, 2016, RRD completed the Distribution of approximately 80.75% of Donnelley Financial’s issued and outstanding shares of common stock on the basis of one share of Donnelley Financial common stock for every eight shares of RRD common stock held as of the close of business on September 23, 2016, the record date.

The Offering

The offering	6,242,802 shares of common stock offered by the selling stockholders.

Common stock outstanding immediately before this offering	32,787,395 shares.

Common stock outstanding immediately after this offering	32,787,395 (33,723,815 shares if the underwriters exercise in full their option to purchase additional shares of common stock from us).

Option to purchase additional shares of common stock from us	We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional 936,420 shares from us.

Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders. If the underwriters exercise their option to purchase additional shares of our common stock in full, the net proceeds to us would be $ , after deducting the estimated underwriting discounts and commissions. We intend to use the proceeds from the offering of any additional shares of our common stock purchased from us by the underwriters for general corporate purposes.

Dividend Policy	We have not paid any dividends and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors retains the discretion to declare and pay all dividends, if any. See “Dividend Policy”.

Conflicts of Interest	Pursuant to the debt-for-equity exchange, RRD will exchange the shares of common stock of the Company owned by it for certain debt obligations of RRD held by the selling stockholders or their affiliates. The debt obligations exchanged will be cancelled or otherwise deemed satisfied upon delivery to RRD. The selling stockholders are offering such shares pursuant to this offering.

The underwriters for this offering are also the selling stockholders in this offering. As selling stockholders, the underwriters or their affiliates will receive all the net proceeds of this offering (except for proceeds from any exercise by the underwriters of their option to purchase additional shares from us).

Those underwriters or their affiliates who will receive more than 5% of the offering proceeds in connection with the extinguishment of debt have a “conflict of interest” in connection with this offering under Rule 5121(f)(5)(C)(i) of the FINRA Conduct Rules. As such, any underwriter that has a conflict of interest pursuant to Rule 5121 will not confirm any sales to any account over which such underwriter exercises discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market”, as defined by FINRA Rule 5121(f)(3) exists.

See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

New York Stock Exchange symbol:	“DFIN”.

Transfer Agent	Computershare Trust Company, N.A. is the transfer agent for our common stock.

Summary Historical Consolidated and Combined Financial Data

The following table presents Donnelley Financial’s selected historical consolidated and combined financial data. The selected historical consolidated and combined statements of operations data for the years ended December 31, 2016, 2015 and 2014 and the selected consolidated and combined balance sheet data as of December 31, 2016 and 2015 are derived from Donnelley Financial’s audited consolidated and combined financial statements. The selected historical condensed consolidated and combined statements of operations data for the three months ended March 31, 2017 and March 31, 2016 and the selected condensed consolidated and combined balance sheet data as of March 31, 2017 and March 31, 2016 are derived from Donnelley Financial’s unaudited condensed consolidated and combined financial statements. This financial information is included within the “Index to Consolidated and Combined Financial Statements” section of this prospectus. The selected historical combined statements of operations data for the year ended December 31, 2013 and the selected combined balance sheet data as of December 31, 2014 are derived from Donnelley Financial’s audited combined financial statements that are not included in this prospectus. The selected historical combined statements of operations data for the year ended December 31, 2012 and the selected combined balance sheet data as of December 31, 2013 and 2012 are derived from Donnelley Financial’s unaudited combined financial statements that are not included in this prospectus. The unaudited combined financial statement data has been prepared on a basis consistent with Donnelley Financial’s audited combined financial statements.

For periods prior to the Separation, the selected historical combined financial data includes certain expenses of RRD that were allocated to Donnelley Financial for certain corporate functions, including general corporate expenses related to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. These costs may not be representative of the future costs Donnelley Financial may incur as an independent, publicly traded company. In addition, for periods prior to the Separation, Donnelley Financial’s historical combined financial information does not reflect changes that Donnelley Financial expects to experience in the future as a result of Donnelley Financial’s separation from RRD, including changes in Donnelley Financial’s cost structure, personnel needs, tax structure, financing and business operations. Accordingly, these historical results should not be relied upon as an indicator of Donnelley Financial’s future performance.

For periods prior to the Separation, the historical combined financial statements do not reflect the allocation of certain net liabilities between Donnelley Financial and RRD. As a result, the combined financial information included herein may not completely reflect Donnelley Financial’s financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented.

For a better understanding, this section should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Consolidated and Combined Financial Information” and accompanying notes included elsewhere in this prospectus.

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in millions, except per share data)
Consolidated and combined statements of operations data:
Net sales	$267.3	$240.1	$983.5	$1,049.5	$1,080.1	$1,085.4	$1,061.0
Net earnings	9.3	13.4	59.1	104.3	57.4	96.3	71.7
Net earnings per share(a)
Basic net earnings per share	0.29	0.41	1.81	3.22	1.77	2.97	2.21
Diluted net earnings per share	0.28	0.41	1.80	3.22	1.77	2.97	2.21
Consolidated and combined balance sheet data:
Total assets	1,024.6	978.9	978.9	817.6	994.2	880.5	926.7
Long-term debt	607.5	587.0	587.0	—	—	—	—
Note payable with an RRD affiliate	—	—	—	29.2	44.0	58.7	73.1

(a)	On October 1, 2016, RRD distributed approximately 26.2 million shares of Donnelley Financial common stock to RRD shareholders in connection with the spin-off of Donnelley Financial, with RRD retaining approximately 6.2 million shares of Donnelley Financial common stock. For periods prior to the Separation, basic and diluted earnings per share were calculated using the number of shares distributed and retained by RRD, totaling 32.4 million. The same number of shares was used to calculate basic and diluted earnings per share since there were no Donnelley Financial equity awards outstanding prior to the spin-off.

Includes the following significant items:

	Pre-tax	After-tax
Three months ended March 31, 2017
Restructuring, impairment and other charges—net	$3.8	$2.3
Spin-off related transaction expenses	2.7	1.6
Share-based compensation expense	1.1	0.7

	Pre-tax	After-tax
Three months ended March 31, 2016
Restructuring, impairment and other charges—net	$0.6	$0.4
Spin-off related transaction expenses	—	—
Share-based compensation expense	0.3	0.2

	Pre-tax	After-tax
Year ended December 31, 2016
Restructuring, impairment and other charges—net	$5.4	$3.3
Spin-off related transaction expenses	4.9	3.0
Share-based compensation expense	2.5	1.5

	Pre-tax	After-tax
Year ended December 31, 2015
Restructuring, impairment and other charges—net	$4.4	$2.8
Share-based compensation expense	1.6	1.0

	Pre-tax	After-tax
Year ended December 31, 2014
Pension settlement charges	$95.7	$58.4
Restructuring, impairment and other charges—net	4.8	3.1
Gain on the sale of a building	(6.1)	(3.7)
Gain from the sale of an equity investment	(3.0)	(1.8)
Share-based compensation expense	2.1	1.3

	Pre-tax	After-tax
Year ended December 31, 2013
Restructuring, impairment and other charges—net	$13.0	$8.0
Share-based compensation expense	2.1	1.3

	Pre-tax	After-tax
Year ended December 31, 2012
Restructuring, impairment and other charges—net	$14.0	$8.5
Loss on an equity investment	4.0	2.4
Share-based compensation expense	2.5	1.5

Non-GAAP Measures

The Company believes that certain Non-GAAP measures, such as Non-GAAP adjusted EBITDA, provide useful information about the Company’s operating results and enhance the overall ability to assess the Company’s financial performance. The Company uses these measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA allows investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. The Company believes that Non-GAAP adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provides useful information about the Company’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization methods, historic cost and age of assets, financing and capital structures, taxation positions or regimes, restructuring, impairment and other charges and gain or loss on certain equity investments and asset sales, the Company believes that Non-GAAP adjusted EBITDA can provide a useful additional basis for comparing the current performance of the underlying operations being evaluated.

Non-GAAP adjusted EBITDA is not presented in accordance with GAAP and has important limitations as an analytical tool. These measures should not be considered as a substitute for analysis of the Company’s results as reported under GAAP. In addition, these measures are defined differently by different companies in our industry and, accordingly, such measures may not be comparable to similarly-titled measures of other companies.

In addition to the factors listed above, the following items are excluded from Non-GAAP adjusted EBITDA:

•	Share-based compensation expense. Although share-based compensation is a key incentive offered to certain of the Company’s employees, business performance is evaluated excluding share-based compensation expenses. Depending upon the size, timing and the terms of grants, the non-cash compensation expense may vary but will recur in future periods. Prior periods have been revised to reflect this adjustment.

•	Spin-off related transaction expenses. The Company has incurred expenses related to the Separation to operate as a standalone publicly traded company. These expenses include third-party consulting fees, employee retention payments, legal fees and other costs related to the Separation. Management does not believe that these expenses are reflective of ongoing operating results. This adjustment does not include expenses incurred prior to the Separation.

A reconciliation of GAAP net earnings to Non-GAAP adjusted EBITDA for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016, 2015 and 2014 for these adjustments is presented in the following table:

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
	(in millions)
Net earnings	$9.3	$13.4	$59.1	$104.3	$57.4
Restructuring, impairment and other charges—net	3.8	0.6	5.4	4.4	4.8
Share-based compensation expense	1.1	0.3	2.5	1.6	2.1
Spin-off related transaction expenses	2.7	—	4.9	—	—
Pension settlement charges	—	—	—	—	95.7
Gain on sale of building	—	—	—	—	(6.1)
Depreciation and amortization	10.2	9.5	43.3	41.7	40.7
Interest expense—net	11.1	0.3	11.7	1.1	1.5
Investment and other income—net	—	—	—	(0.1)	(3.1)
Income tax expense	6.8	8.8	35.2	67.4	35.0

Non-GAAP adjusted EBITDA	45.0	32.9	$162.1	$220.4	$228.0

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operation of the Company. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” or variations of such words and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements, beliefs and expectations regarding the offering described in this prospectus, or the Offering, and our business strategies, market potential, future financial performance, dividends, costs to be incurred in connection with the Offering, results of pending legal matters, our goodwill and other intangible assets, price volatility and cost environment, our liquidity, our funding sources, expected pension contributions, capital expenditures and funding, our financial covenants, repayments of debt, off-balance sheet arrangements and contractual obligations, our accounting policies, general views about future operating results and other events or developments that we expect or anticipate will occur in the future. These forward-looking statements are subject to a number of important factors, including those factors discussed in detail under “Risk Factors” in this prospectus, that could cause our actual results to differ materially from those indicated in any such forward-looking statements. These factors include, but are not limited to:

•	the volatility of the global economy and financial markets, and its impact on transactional volume;

•	failure to offer high quality customer support and services;

•	the retention of existing, and continued attraction of additional clients, key employees and management;

•	the growth of new technologies with which we may be able to adequately compete;

•	our inability to maintain client referrals;

•	the effect of economic and political conditions on a regional, national or international basis;

•	vulnerability to adverse events as a result of becoming a stand-alone company following the Separation from RRD, including the inability to obtain as favorable of terms from third-party vendors;

•	increase in tax liability as a result of the Separation;

•	the effect of the restrictive tax rules applicable to the Separation;

•	lack of history as an operating company, costs and other issues associated with being an independent company;

•	the increase in material costs and expenses as a result of the Separation;

•	failure to achieve certain intended benefits of the Separation;

•	failure of RRD or LSC to satisfy their respective obligations under transition services agreements or other agreements entered into in connection with the Separation;

•	the effect of the substantial indebtedness incurred in connection with the Separation on our business and our consolidated and combined statements of income, balance sheets and cash flows;

•	the effect of the current agreements and instruments governing our debt impose restrictions on operating and financial flexibility;

•	potential to incur substantially more debt;

•	the competitive market for our products and industry fragmentation affecting our prices;

•	failure to adapt to technological changes to address the changing demands of clients or to develop, introduce or integrate new services or enhancements to our products and services platforms, systems, or applications;

•	delay in market acceptance of our products and services due to undetected errors or failures found in our products and services;

•	factors that affect client demand, including changes in economic conditions, national or international regulations and clients’ budgetary constraints;

•	failure to maintain the confidentiality, integrity and availability of our systems, software and solutions;

•	failure of third party systems and services that support our systems and services;

•	our ability to access debt and the capital markets due to adverse credit market conditions;

•	changes in the availability or costs of key materials (such as paper, ink, energy and other raw materials) or in prices received for the sale of by-products;

•	failure to protect our proprietary technology;

•	failure to successfully integrate acquired businesses into our business;

•	availability to maintain our brands and reputation;

•	the effect of increasing costs of providing healthcare and other benefits to our employees;

•	changes in market conditions, discount rates or lower returns on assets may increase require pension and post-retirement benefits plan contributions in the future;

•	the effects of operating in international markets, including fluctuations in currency exchange rates;

•	lack of market for our common stock;

•	the effect of substantial shares of our common stock in the public market, or the perception that such sales might occur, on the price of our common stock;

•	inability to pay dividends;

•	volatility of the market price for common stock;

•	the effect of unfavorable publications about the business, stock price or trading volume;

•	the effect of restrictive provisions in our organizational documents; and

•	potential dilution in ownership of the common stock.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on such statements, which speak only as of the date of this prospectus or the date of any document that may be incorporated by reference into this document.

Consequently, readers of this prospectus should consider these forward-looking statements only as the Company’s current plans, estimates and beliefs. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus, except as required by applicable law or regulation.

RISK FACTORS

You should carefully consider the following risk factors and all the other information contained in this prospectus in evaluating us and our common stock. Any of the following risks could materially and adversely affect Donnelley Financial’s results of operations or financial condition. The risk factors have been separated into two general groups: risks related to Donnelley Financial’s business and risks related to Donnelley Financial’s common stock and this offering. You should carefully consider each of the risks below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks develops into an actual event, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment.

Risks Relating to Our Business

A significant part of our business is derived from the use of our products and services in connection with financial and strategic business transactions. Economic trends that affect the volume of these transactions may negatively impact the demand for our products and services.

A significant portion of our net sales depends on the purchase of our products and use of our services by parties involved in global capital markets, or GCM, compliance and transactions. As a result, our business is largely dependent on the global market for initial public offerings, or IPOs, secondary offerings, mergers and acquisitions, public and private debt offerings, leveraged buyouts, spinouts, bankruptcy and claims processing and other transactions. These transactions are often tied to economic conditions and dependent upon the performance of the overall economy, and the resulting volume of these types of transactions drives demand for our products and services. Downturns in the financial markets, global economy or in the economies of the geographies in which we do business and reduced equity valuations all create risks that could negatively impact our business. For example, in the past, economic volatility has led to a decline in the financial condition of a number of our clients and led to the postponement of their capital markets transactions. To the extent that there is continued volatility, we may face increasing volume pressure. Furthermore, our offerings for global investment markets, or GIM, clients can be affected by fluctuations in the inflow and outflow of money into investment management funds which determines the number of new funds that are opened, as well as, closed. As a result, we are not able to predict the impact any potential worsening of macroeconomic conditions could have on our results of operations. The level of activity in the financial communications services industry, including the financial transactions and related compliance needs our products and services are used to support, is sensitive to many factors beyond our control, including interest rates, regulatory policies, general economic conditions, our clients’ competitive environments, business trends, terrorism and political change. In addition, a weak economy could hinder our ability to collect amounts owed by clients. Failure of our clients to pay the amounts owed to us, or to pay such amounts in a timely manner, may increase our exposure to credit risks and result in bad debt write-offs. Unfavorable conditions or changes in any of these factors could negatively impact our results of operations, financial position and cash flow.

The quality of our customer support and services offerings is important to our clients, and if we fail to offer high quality customer support and services, clients may not use our solutions and our net sales may decline.

A high level of customer support is critical for the successful marketing and sale of our solutions. If we are unable to provide a level of customer support and service to meet or exceed the expectations of our clients, we could experience a loss of clients and market share, a failure to attract new clients, including in new geographic regions and increased service and support costs and a diversion of resources. Any of these results could negatively impact our results of operations, financial position and cash flow.

A substantial part of our business depends on clients continuing their use of our products and services. Any decline in our client retention would harm our future operating results.

We do not have long term contracts with most of our GCM and GIM clients, and therefore rely on their continued use of our products and services, particularly for compliance related services. As a result, client retention, particularly during periods of declining transactional volume, is an important part of our strategic business plan. There can be no assurance that our clients will continue to use our products and services to meet their ongoing needs, particularly in the face of competitors’ products and services offerings. Our client retention rates may decline due to a variety of factors, including:

•	our inability to demonstrate to our clients the value of our solutions;

•	the price, performance and functionality of our solutions;

•	the availability, price, performance and functionality of competing products and services;

•	our clients’ ceasing to use or anticipating a declining need for our services in their operations;

•	consolidation in our client base;

•	the effects of economic downturns and global economic conditions; or

•	reductions in our clients’ spending levels.

If our retention rates are lower than anticipated or decline for any reason, our net sales may decrease and our profitability may be harmed, which could negatively impact our results of operations, financial position and cash flow.

Our business may be adversely affected by new technologies enabling clients to produce and file documents on their own.

The Company’s business may be adversely affected as clients seek out opportunities to produce and file regulatory documentation on their own and begin to implement technologies that assist them in this process. For example, clients and their financial advisors have increasingly relied on web-based services which allow clients to autonomously file and distribute reports required pursuant to the Exchange Act, prospectuses and other materials as a replacement for using our EDGAR filing services. If technologies are further developed to provide our clients with the ability to autonomously produce and file documents to meet their regulatory obligations, and we do not develop products or provide services to compete with such new technologies, our business may be adversely affected by those clients who choose alternative solutions, including self-serving or filing themselves.

Our performance and growth depend on our ability to generate client referrals and to develop referenceable client relationships that will enhance our sales and marketing efforts.

We depend on users of our solutions to generate client referrals for our services. We depend in part on the financial institutions, law firms and other third parties who use our products and services to recommend our solutions to their client base, which allows us to reach a larger client base than we can reach through our direct sales and internal marketing efforts. For instance, a portion of our net sales from GCM clients is derived from referrals by investment banks, financial advisors and law firms that have utilized our services in connection with prior transactions. These referrals are an important source of new clients for our services.

A decline in the number of referrals we receive could require us to devote substantially more resources to the sales and marketing of our services, which would increase our costs, potentially lead to a decline in our net sales, slow our growth and negatively impact our results of operations, financial position and cash flow.

The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum. The referendum was advisory, and the terms of any withdrawal are subject to a negotiation period that could last up to two years after the government of the United Kingdom formally initiates a withdrawal process. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union, including with respect to the laws and regulations that will apply as the United Kingdom determines which European Union-derived laws to replace or replicate in the event of a withdrawal. The referendum has also given rise to calls for the governments of other European Union member states to consider withdrawal. These developments, or the perception that any of them could occur, have had and may continue to have an adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could negatively impact our results of operations, financial positions and cash flow.

As part of RRD, we received favorable terms and prices from existing third-party vendors that we source products and services from based on the full purchasing power of RRD. Following the Separation, we are a smaller company and may experience increased costs resulting from a decrease in purchasing power.

Prior to the Separation, we were able to take advantage of RRD’s size and purchasing power in sourcing products and services from third-party vendors. Following the Separation, we are a smaller company and are unlikely to have the same purchasing power that we had as part of RRD. Although we are seeking to expand our direct purchasing relationships with many of our most important third-party vendors, we may be unable to obtain products and services at prices and on terms as favorable as those available to us prior to the Separation, which could negatively impact our results of operations, financial positions and cash flow.

The spin-off from RRD could result in significant liability to Donnelley Financial.

The spin-off was intended to qualify for tax-free treatment to RRD and its stockholders under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, or the Code. Completion of the spin-off was conditioned upon, among other things, the receipt of a private letter ruling from the Internal Revenue Service, or the IRS, regarding certain issues relating to the tax-free treatment of the spin-off. Although the IRS private letter ruling is generally binding on the IRS, the continuing validity of such ruling is subject to the accuracy of factual representations and assumptions made in the ruling. Completion of the spin-off was also conditioned upon RRD’s receipt of a tax opinion from Sullivan & Cromwell LLP regarding certain aspects of the spin-off not covered by the IRS private letter ruling. The opinion was based upon various factual representations and assumptions, as well as certain undertakings made by RRD, Donnelley Financial and LSC. If any of the factual representations or assumptions in the IRS private letter ruling or tax opinion are untrue or incomplete in any material respect, an undertaking is not complied with, or the facts upon which the IRS private letter ruling or tax opinion are based are materially different from the actual facts relating to the spin-off, the opinion or IRS private letter ruling may not be valid. Moreover, opinions of a tax advisor are not binding on the IRS. As a result, the conclusions expressed in the opinion of a tax advisor could be successfully challenged by the IRS.

If the Separation is determined to be taxable, RRD and its stockholders could incur significant tax liabilities, and under the tax disaffiliation agreement between Donnelley Financial and RRD, or the Tax Disaffiliation Agreement, Donnelley Financial may be required to indemnify RRD for any liabilities incurred by RRD if the liabilities are caused by any action or inaction undertaken by Donnelley Financial following the spin-off. For additional detail, see “Certain Relationships and Related Party Transactions—Separation Agreements—Tax Disaffiliation Agreement.”

The tax rules applicable to the Separation may restrict us from engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the separation.

To preserve the tax-free treatment of the Separation from RRD under the Tax Disaffiliation Agreement, for the two-year period following the Separation, we are subject to restrictions with respect to:

•	taking any action that would result in our ceasing to be engaged in the active conduct of our business, with the result that we are not engaged in the active conduct of a trade or business within the meaning of certain provisions of the Code;

•	redeeming or otherwise repurchasing any of our outstanding stock, other than through certain stock purchases of widely held stock on the open market;

•	amending our amended and restated certificate of incorporation, or the Certificate of Incorporation, (or other organizational documents) that would affect the relative voting rights of separate classes of our capital stock or would convert one class of our capital stock into another class of our capital stock;

•	liquidating or partially liquidating;

•	merging with any other corporation (other than in a transaction that does not affect the relative shareholding of our shareholders), selling or otherwise disposing of (other than in the ordinary course of business) our assets, or taking any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more our asset value;

•	taking any other action or actions that in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, capital stock of ours possessing (i) at least 50% of the total combined voting power of all classes of stock or equity interests of ours entitled to vote, or (ii) at least 50% of the total value of shares of all classes of stock or of the total value of all equity interests of ours, other than an acquisition of our shares as part of the Separation solely by reason of holding RRD common stock (but not including such an acquisition if such RRD common stock, before such acquisition, was itself acquired as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares of our stock meeting the voting and value threshold tests listed previously in this bullet); and

•	taking any action that (or failing to take any action the omission of which) would be inconsistent with the Separation qualifying as, or that would preclude the Separation from qualifying as, a transaction that is generally tax-free to RRD and the holders of RRD common stock for U.S. federal income tax purposes.

These restrictions may limit our ability during such period to pursue strategic transactions of a certain magnitude that involve the issuance or acquisition of our stock or engage in new businesses or other transactions that might increase the value of our business. These restrictions may also limit our ability to raise significant amounts of cash through the issuance of stock, especially if our stock price were to suffer substantial declines, or through the sale of certain of our assets.

Donnelley Financial’s historical financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information about Donnelley Financial prior to October 1, 2016 included in this prospectus refers to Donnelley Financial’s business as operated by and integrated with RRD. Donnelley Financial’s historical financial information for such periods was derived from the consolidated financial statements and accounting records of RRD. Accordingly, such historical financial information does not necessarily reflect the consolidated and combined statements of income, balance sheets and cash flows that Donnelley Financial would have achieved as a separate, publicly traded company during the periods presented or those that Donnelley Financial will achieve in the future primarily as a result of the following factors:

•	Prior to the Separation, Donnelley Financial’s business was operated by RRD as part of its broader corporate organization, rather than as an independent company. RRD or one of its affiliates performed various corporate functions for Donnelley Financial, such as tax, treasury, finance, audit, risk management, legal, information technology, human resources, stockholder relations, compliance, shared services, insurance, employee benefits and compensation. After the Separation, RRD has continued to provide some of these functions to Donnelley Financial, through a transition services agreement, or the Transition Services Agreement. Donnelley Financial’s historical financial results reflect allocations of corporate expenses from RRD for such functions. These allocations may not be indicative of the actual expenses Donnelley Financial would have incurred had it operated as an independent, publicly traded company in the periods presented. Donnelley Financial will make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which Donnelley Financial no longer has access as a result of the Separation. These initiatives to develop Donnelley Financial’s independent ability to operate without access to RRD’s existing operational and administrative infrastructure will be costly to implement. Donnelley Financial may not be able to operate its business efficiently or at comparable costs, and its profitability may decline.

•	Prior to the Separation, Donnelley Financial’s business was integrated with the other businesses of RRD. Donnelley Financial was able to utilize RRD’s size and purchasing power in procuring various goods and services and shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although Donnelley Financial has entered into transition agreements with RRD, these arrangements may not fully capture the benefits Donnelley Financial enjoyed as a result of being integrated with RRD and may result in Donnelley Financial paying higher charges than in the past for these services. As a separate, independent company, Donnelley Financial may be unable to obtain goods and services at the prices and terms obtained prior to the Separation, which could decrease Donnelley Financial’s overall profitability. As a separate, independent company, Donnelley Financial may also not be as successful in negotiating favorable tax treatments and credits with governmental entities. This could have a material adverse effect on Donnelley Financial’s consolidated and combined statements of income, balance sheets and cash flows for periods after the Separation.

•	Generally, prior to the Separation, Donnelley Financial’s working capital requirements and capital for its general corporate purposes, including acquisitions, research and development, or R&D, and capital expenditures, were satisfied as part of the corporate-wide cash management policies of RRD. Currently, following the Separation, the cost of capital for Donnelley Financial’s business may be higher than RRD’s cost of capital prior to the distribution.

Other significant changes may occur in Donnelley Financial’s cost structure, management, financing and business operations as a result of operating as a company separate from RRD.

We have incurred, and we may continue to incur, material costs and expenses as a result of the Separation.

We have incurred, and may continue to incur, costs and expenses greater than those we currently incur as a result of the Separation. These increased costs and expenses may arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act). In addition, we expect to either maintain similar or have increased corporate and administrative costs and expenses to those we incurred or were allocated while part of RRD, even though, after the Separation, Donnelley Financial is a smaller, stand-alone company. We cannot assure you that these costs will not be material to our business.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Separation.

We believe that the Separation from RRD has allowed, and will continue to allow, among other benefits, us to focus on our distinct strategic priorities; afford us direct access to the capital markets and facilitate our ability to capitalize on growth opportunities and effect future acquisitions utilizing our common stock; facilitate incentive compensation arrangements for our employees more directly tied to the performance of our business; and enable us to concentrate our financial resources solely on our own operations. However, we may be unable to achieve some or all of these benefits. For example, in order to prepare ourselves for the Separation, we undertook a series of strategic, structural and process realignment and restructuring actions within our operations. These actions may not provide the benefits we currently expect, and could lead to disruption of our operations, loss of, or inability to recruit, key personnel needed to operate and grow our businesses after the Separation, weakening of our internal standards, controls or procedures and impairment of key client relationships. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business and consolidated and combined statements of income, balance sheets and cash flows could be materially and adversely affected.

RRD or LSC may not satisfy their respective obligations under the Transition Services Agreements and Commercial Agreements that were entered into as part of the Separation, or we may not have necessary systems and services in place when the transition services terms expire.

In connection with the separation, we entered into several transition services agreements, or the Transition Services Agreements, and several commercial agreements, or the Commercial Agreements with both RRD and LSC as described below under “Certain Relationships and Related Party Transactions—Separation Agreements.” These Transition Services Agreements will provide for the performance of services by each company for the benefit of the other for a period of time after the separation. We will rely on RRD and LSC to satisfy their respective performance and payment obligations under these Transition Services Agreements. If RRD or LSC is unable to satisfy its respective obligations under these Transition Services Agreements, we could incur operational difficulties. The agreements relating to the separation provide for indemnification in certain circumstances and the commercial agreements establish ongoing commercial arrangements. There can be no guarantee that RRD or LSC, as the case may be, will satisfy any obligations owed to us under such agreements, including any indemnification obligations.

Further, if we do not have our own systems and services in place, or if we do not have agreements in place with other providers of these services when the term of a particular transition service terminates, we may not be able to operate our business effectively, which could negatively impact our consolidated and combined statements of income, balance sheets and cash flows. We are in the process of creating our own, or engage third parties to provide, systems and services to replace many of the systems and services RRD and LSC will initially provide. We may not be successful in effectively or efficiently implementing these systems and services or in transitioning data from RRD’s or LSC’s systems to our systems, as the case may be, which could disrupt our business and have a negative impact on our consolidated and combined statements of income, balance sheets and cash flows. These systems and services may also be more expensive or less efficient than the systems and services RRD and LSC are expected to provide during the transition period.

We have incurred substantial indebtedness in connection with the Separation and the degree to which we are currently leveraged may materially and adversely affect our business and consolidated and combined statements of income, balance sheets and cash flows.

We incurred approximately $650 million of debt in connection with the Separation. Our ability to make payments on and to refinance our indebtedness, including the debt incurred in connection with the Separation, as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be forced to take disadvantageous actions, including facility closure, staff reductions, reducing financing in the future for working capital, capital expenditures and general corporate purposes, selling assets or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness, and restricting future capital return to stockholders. In addition, our ability to withstand competitive pressures and to react to changes in the print and related services industry could be impaired. The lenders who hold our debt could also accelerate amounts due in the event that we default, which could potentially trigger a default or acceleration of the maturity of our other debt.

In addition, our leverage could put us at a competitive disadvantage compared to our competitors who may be less leveraged. These competitors could have greater financial flexibility to pursue strategic acquisitions and secure additional financing for their operations. Our leverage could also impede our ability to withstand downturns in our industry or the economy in general.

The agreements and instruments that govern our debt impose restrictions that may limit our operating and financial flexibility.

The Credit Agreement (as defined below) that governs our Credit Facilities (as defined below) and the indenture that governs the Notes (as defined below) contain a number of significant restrictions and covenants that limit our ability to:

•	incur additional debt;

•	pay dividends, make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens; enter into certain types of transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants can have the effect of limiting our flexibility in planning for or reacting to changes in our business and the markets in which we compete. In addition, the Credit Agreement that governs our Credit Facilities requires us to comply with certain financial maintenance covenants. Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in our being unable to comply with the financial covenants contained in our Term Loan Credit Facility (as defined below), and indenture. If we violate covenants under our Credit Facilities and indenture and are unable to obtain a waiver from our lenders, our debt under our Credit Facilities and indenture would be in default and could be accelerated by our lenders. Because of cross-default provisions in the agreements and instruments governing our debt, a default under one agreement or instrument could result in a default under, and the acceleration of, our other debt.

If our debt is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, on terms that are acceptable to us, or at all. If our debt is in default for any reason, our business and consolidated and combined statements of income, balance sheets and cash flows could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the Notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Despite our substantial indebtedness, we may be able to incur significantly more debt.

Despite our substantial amount of indebtedness, we may be able to incur significant additional debt, including secured debt, in the future. Although the indenture governing our Notes and the Credit Agreement governing the Credit Facilities restrict the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of March 31, 2017, we had $170.3 million available for additional borrowing under our Revolving Facility (as defined below). The more indebtedness we incur, the further exposed we become to the risks associated with substantial leverage described above.

The highly competitive market for our products and services and industry fragmentation may continue to create adverse price pressures.

The financial communications services industry is highly competitive with relatively low barriers to entry, and the industry remains highly fragmented in North America and internationally. Management expects that competition will increase from existing competitors, as well as new and emerging entrants. Additionally, as we expand our product and service offerings, we may face competition from new and existing competitors. As a result, competition may lead to additional pricing pressure on our products and services, which could negatively impact our results of operations, financial position and cash flow.

A failure to adapt to technological changes to address the changing demands of clients may adversely impact our business, and if we fail to successfully develop, introduce or integrate new services or enhancements to our products and services platforms, systems or applications, Donnelley Financial’s reputation, net sales and operating income may suffer.

Our ability to attract new clients and increase sales to existing clients will depend in large part on our ability to enhance and improve our existing products and services platforms, including our application solutions, and to introduce new functionality either by acquisition or internal development. Our operating results would suffer if our innovations are not responsive to the needs of our clients, are not appropriately timed with market opportunities or are not brought to market effectively. In addition, it is possible that our assumptions about the features that we believe will drive purchasing decisions for our potential clients or renewal decisions for our existing clients could be incorrect. In the past, we have experienced delays in the planned release dates of new products and services and upgrades to such products and services. There can be no assurance that new products or services, or upgrades to our products or services, will be released on schedule or that, when released, they will not contain defects as a result of poor planning, execution or other factors during the product development lifecycle. If any of these situations were to arise, we could suffer adverse publicity, damage to our reputation, loss of net sales, delay in market acceptance or claims by clients brought against us. Moreover, upgrades and enhancements to our platforms may require substantial investment and there can be no assurance that our investments will help us achieve or sustain a durable competitive advantage in our products and services offerings. If clients do not widely adopt our solutions or new innovations to our solutions, we may not be able to justify the investments we have made. If we are unable to develop, license or acquire new solutions or enhancements to existing services on a timely and cost-effective basis, or if our new or enhanced solutions do not achieve market acceptance, our business, results of operations and financial condition will be materially negatively impacted.

Undetected errors or failures found in our products and services may result in loss of or delay in market acceptance of our products and services that could seriously harm our business.

Our products and services may contain undetected errors or scalability limitations at any point in their lives, but particularly when first introduced or as new versions are released. We frequently release new versions of our products and different aspects of our platform are in various stages of development. Despite testing by us and by current and potential clients, errors may not be found in new products and services until after commencement of commercial availability or use, resulting in a loss of or a delay in market acceptance, damage to our reputation, client dissatisfaction and reductions in net sales and margins, any of which could negatively impact our business.

Changes in the rules and regulations to which clients or potential clients are subject may impact demand for our products and services.

Many of our clients are subject to rules and regulations requiring certain printed or electronic communications governing the form, content and delivery methods of such communications. Changes in these regulations may impact clients’ business practices and could reduce demand for our products and services. Changes in such regulations could eliminate the need for certain types of communications altogether or such changes may impact the quantity or format of communications.

Our failure to maintain the confidentiality, integrity and availability of our systems, software and solutions could seriously damage our reputation and affect our ability to retain clients and attract new business.

Maintaining the confidentiality, integrity and availability of our systems, software and solutions is an issue of critical importance for us and for our clients and users who rely on our systems to prepare regulatory filings and store and exchange large volumes of information, much of which is proprietary, confidential and may constitute material nonpublic information for our clients. Inadvertent disclosure of the information maintained on our systems due to human error, breach of our systems through hacking or cybercrime or a leak of confidential information due to employee misconduct, could seriously damage our reputation and could cause significant reputational harm for our clients. Techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and generally are not recognized until launched against a target. Like all software solutions, our software may be vulnerable to these types of attacks. An attack of this type could disrupt the proper functioning of our software solutions, cause errors in the output of our clients’ work, allow unauthorized access to sensitive, proprietary or confidential information of ours or our clients and other undesirable or destructive outcomes. Furthermore, our systems allow us to share information that may be confidential in nature to our clients across our offices worldwide. This design allows us to increase global reach for our clients and increase our responsiveness to client demands, but also increases the risk of a security breach or a leak of such information because it allows additional points of access to information by increasing the number of employees and facilities working on certain jobs. In addition, our systems leverage third party outsourcing arrangements, which expedites our responsiveness but exposes information to additional access points. If an actual or perceived information leak or breach of our security were to occur, our reputation could suffer, clients could stop using our products and services and we could face lawsuits and potential liability, any of which could cause our financial performance to be negatively impacted. Though we maintain professional liability insurance that includes coverage if a cybersecurity incident were to occur, there can be no assurance that insurance coverage will be available, responsive, or that available coverage will be sufficient to cover losses and claims related to any cybersecurity incidents we may experience.

A number of core processes, such as software development, sales and marketing, client service and financial transactions, rely on our IT, infrastructure and applications. Defects or malfunctions in our IT infrastructure and applications could cause our products and services offerings not to perform as our clients expect, which could harm our reputation and business. In addition, malicious software, sabotage and other cybersecurity breaches of the types described above could cause an outage of our infrastructure, which could lead to a substantial denial of service and ultimately downtimes, recovery costs and client claims, any of which could negatively impact our results of operations, financial position and cash flow.

Some of our systems and services are developed by third parties or supported by third party hardware and software and our business and reputation could suffer if these third party systems and services fail to perform properly or are no longer available to us.

Some of our systems and services are developed by third parties or rely on hardware purchased or leased and software licensed from third parties. These systems and services, or the hardware and software required to run our existing systems and services, may not continue to be available on commercially reasonable terms or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services, which could negatively affect our business until equivalent technology is either developed by us or, if available, is identified, obtained and integrated. In addition, it is possible that our hardware vendors or the licensors of third party software could increase the prices they charge, which could have an adverse impact on our business, operating results and financial condition. Further, changing hardware vendors or software licensors could detract from management’s ability to focus on the ongoing operations of our business or could cause delays in the operations of our business.

Additionally, third party software underlying our services can contain undetected errors or bugs. We may be forced to delay commercial release of our services until any discovered problems are corrected and, in some cases, may need to implement enhancements or modifications to correct errors that we do not detect until after deployment of our services.

Adverse credit market conditions may limit our ability to obtain future financing.

We may, from time to time, depend on access to credit markets. Uncertainty and volatility in global financial markets may cause financial markets institutions to fail or may cause lenders to hoard capital and reduce lending. As a result, we may not obtain financing on terms and conditions that are favorable to us, or at all.

Fluctuations in the costs and availability of paper, ink, energy and other raw materials may adversely impact us.

Increases in the costs of these inputs may increase our costs and we may not be able to pass these costs on to clients through higher prices. Moreover, rising raw materials’ costs, and any consequent impact on our pricing, could lead to a decrease in demand for our products and services.

If we are unable to protect our proprietary technology and other rights, the value of our business and our competitive position may be impaired.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products and services similar to ours, which could decrease demand for our services. We rely on a combination of patents, trademarks, licensing and other proprietary rights laws, as well as third party nondisclosure agreements and other contractual provisions and technical measures, to protect our intellectual property rights. These protections may not be adequate to prevent our competitors from copying or reverse-engineering our technology and services to create similar offerings. Additionally, any of our pending or future patent applications may not be issued with the scope of protection we seek, if at all. The scope of patent protection, if any, we may obtain from our patent applications is difficult to predict and our patents may be found invalid, unenforceable or of insufficient scope to prevent competitors from offering similar services. Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. To protect our proprietary information, we require employees, consultants, advisors, independent contractors and collaborators to enter into confidentiality agreements and maintain policies and procedures to limit access to our trade secrets and proprietary information. These agreements and the other actions we take may not provide meaningful protection for our proprietary information or know-how from unauthorized use, misappropriation or disclosure. Further, existing patent laws may not provide adequate or meaningful protection in the event competitors independently develop technology, products or services similar to ours. Even if the laws governing intellectual property rights provide protection, we may have insufficient resources to take the legal actions necessary to protect our interests. In addition, our intellectual property rights and interests may not be afforded the same protection under the laws of foreign countries as they are under the laws of the United States.

We have in the past acquired and intend in the future to acquire other businesses, and we may be unable to successfully integrate the operations of these businesses and may not achieve the cost savings and increased net sales anticipated as a result of these acquisitions.

Achieving the anticipated benefits of acquisitions will depend in part upon our ability to integrate these businesses in an efficient and effective manner. The integration of companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. In particular, the coordination of geographically dispersed organizations with differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of acquired businesses may also require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the Company. In addition, the process of integrating operations may cause an interruption of, or loss of momentum in, the activities of one or more of the Company’s businesses and the loss of key personnel from the Company or the acquired businesses. Further, employee uncertainty and lack of focus during the integration process may disrupt the businesses of the Company or the acquired businesses. The Company’s strategy is, in part, predicated on the Company’s ability to realize cost savings and to increase net sales through the acquisition of businesses that add to the breadth and depth of the Company’s products and services. Achieving these cost savings and net sales increases is dependent upon a number of factors, many of which are beyond the Company’s control. In particular, the Company may not be able to realize the benefits of more comprehensive product and service offerings, anticipated integration of sales forces, asset rationalization and systems integration.

Our business is dependent upon brand recognition and reputation, and the failure to maintain or enhance our brand or reputation would likely have an adverse effect on our business.

Our brand recognition and reputation are important aspects of our business. Maintaining and further enhancing our brands and reputation will be important to retaining and attracting clients for our products. We also believe that the importance of our brand recognition and reputation for products will continue to increase as competition in the market for our products and industry continues to increase. Our success in this area will be dependent on a wide range of factors, some of which are out of our control, including the efficacy of our marketing efforts, our ability to retain existing and obtain new clients and strategic partners, human error, the quality and perceived value of our products and services, actions of our competitors and positive or negative publicity. Damage to our reputation and loss of brand equity may reduce demand for our products and services and negatively impact our results of operations, financial position and cash flow.

We may be unable to hire and retain talented employees, including management.

Our success depends, in part, on our general ability to attract, develop, motivate and retain highly skilled employees. The loss of a significant number of our employees or the inability to attract, hire, develop, train and retain additional skilled personnel could have a serious negative effect on our business. We believe our ability to retain our client base and to attract new clients is directly related to our sales force and client service personnel, and if we cannot retain these key employees, our business could suffer. In addition, many members of our management have significant industry experience that is valuable to our competitors. We expect that our executive officers will have non-solicitation agreements contractually prohibiting them from soliciting our clients and employees within a specified period of time after they leave Donnelley Financial. If one or more members of our senior management team leave and cannot be replaced with a suitable candidate quickly, we could experience difficulty in managing our business properly, which could negatively impact our results of operations, financial position and cash flow.

The trend of increasing costs to provide health care and other benefits to our employees and retirees may continue.

We provide health care and other benefits to both employees and retirees. For many years, costs for health care have increased more rapidly than general inflation in the U.S. economy. If this trend in health care costs continues, our cost to provide such benefits could increase, adversely impacting our profitability. Changes to health care regulations in the U.S. and internationally may also increase our cost of providing such benefits.

Changes in market conditions, changes in discount rates, or lower returns on assets may increase required pension and other post-retirement benefits plan contributions in future periods.

The funded status of our pension and other post-retirement benefits plans is dependent upon many factors, including returns on invested assets and the level of certain interest rates. As experienced in prior years, declines in the market value of the securities held by the plans coupled with historically low interest rates have substantially reduced, and in the future could further reduce, the funded status of the plans. These reductions may increase the level of expected required pension and other post-retirement benefits plan contributions in future years. Various conditions may lead to changes in the discount rates used to value the year-end benefit obligations of the plans, which could partially mitigate, or worsen, the effects of lower asset returns. If adverse conditions were to continue for an extended period of time, our costs and required cash contributions associated with pension and other post-retirement benefits plans may substantially increase in future periods.

We are exposed to risks related to potential adverse changes in currency exchange rates.

We are exposed to market risks resulting from changes in the currency exchange rates of the currencies in the countries in which we do business. Although operating in local currencies may limit the impact of currency rate fluctuations on the operating results of our non-U.S. activities, fluctuations in such rates may affect the translation of these results into our financial statements. To the extent borrowings, sales, purchases, net sales and expenses or other transactions are not in the applicable local currency, we may enter into foreign currency spot and forward contracts to hedge the currency risk. Management cannot be sure, however, that our efforts at hedging will be successful, and such efforts could, in certain circumstances, lead to losses.

There are risks associated with operations outside the United States.

We have operations outside the United States. We work with capital markets clients around the world, and in the first quarter of 2017 and in 2016 our International segment accounted for 14% of our consolidated and combined net sales. Our operations outside of the United States are primarily focused in Europe, Asia, Canada and Latin America. As a result, we are subject to the risks inherent in conducting business outside the United States, including:

•	costs of customizing products and services for foreign countries;

•	difficulties in managing and staffing international operations;

•	increased infrastructure costs including legal, tax, accounting and information technology;

•	reduced protection for intellectual property rights in some countries;

•	potentially greater difficulties in collecting accounts receivable, including currency conversion and cash repatriation from foreign jurisdictions;

•	increased licenses, tariffs and other trade barriers;

•	potentially adverse tax consequences;

•	increased burdens of complying with a wide variety of foreign laws, including employment-related laws, which may be more stringent than U.S. laws;

•	unexpected changes in regulatory requirements;

•	political and economic instability; and

•	compliance with applicable anti-corruption and sanction laws and regulations.

We cannot be sure that our investments or operations in other countries will produce desired levels of net sales or that one or more of the factors listed above will not affect our global business.

We have a limited operating history as a public company.

We have only been a public company for several months, and thus there is a limited trading history in our common stock, which has been traded on the New York Stock Exchange, or NYSE, under the symbol “DFIN” since October 3, 2016. We cannot predict the prices at which our common stock may trade. The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of comparable companies;

•	actual or anticipated fluctuations in our operating results;

•	our ability to obtain financing as needed;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating performance and stock price of comparable companies;

•	overall market fluctuations; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Risks Relating to Our Common Stock and this Offering

Substantial sales of our common stock may occur in connection with this Offering, which could cause our stock price to decline.

RRD stockholders that received shares of our common stock in the Distribution generally may sell those shares in the public market. It is likely that some RRD stockholders, including some of our larger stockholders, will sell our common stock received in the Distribution if, for reasons such as our business profile, market capitalization as an independent company or the size or rate of return of our dividend, we do not fit their investment objectives, or-in the case of index funds-we are not a participant in the index in which they are investing. The sales of significant amounts of our common stock relating to the above events or the perception in the market that such sales will occur may decrease the market price of our common stock.

In connection with this offering, we, our executive officers and directors and the selling stockholders in this offering will sign lock up agreements under which, subject to certain exceptions, we and they will agree not to offer or sell, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 90 days after the date of this prospectus, subject to possible extension under certain circumstances, except with the prior written consent of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC

and Wells Fargo Securities, LLC. Following the expiration of this 90-day lock up period, the shares of our common stock subject to the underwriters’ lock-up agreements will be eligible for future sale, subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 of the Securities Act of 1933, as amended, or the Securities Act. See “Underwriting (Conflicts of Interest)” for a discussion of the material terms of the lock-up agreements.

In addition, our significant stockholders may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock up period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144 of the Securities Act. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them.

We cannot assure you that we will pay dividends on our common stock, and our indebtedness could limit our ability to pay dividends on our common stock.

The timing, declaration, amount and payment of any future dividends to Donnelley Financial stockholders falls within the discretion of our board of directors, or the Board. Our Board’s decisions regarding the payment of future dividends will depend on many factors, including our financial condition, future prospects, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. In addition, the terms of the agreements governing our outstanding debt or debt that we may incur in the future may limit or prohibit the payment of dividends. There can be no assurance that we will pay a dividend in the future or that we will continue to pay any dividend if we do commence paying dividends. See “Dividend Policy.”

The market price for our common stock may be volatile and the value of your investment could decline after this offering.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. Many factors could cause the trading price of our common stock to rise and fall, including the following:

•	declining operating revenues derived from our core business;

•	variations in quarterly results;

•	announcements regarding dividends;

•	announcements of technological innovations by us or by competitors;

•	introductions of new products or services or new pricing policies by us or by competitors;

•	acquisitions or strategic alliances by us or by competitors;

•	recruitment or departure of key personnel or key groups of personnel;

•	the gain or loss of significant advertisers or other customers;

•	changes in securities analysts’ estimates of our performance or lack of research and reports by industry analysts; and

•	market conditions in the media industry, the industries of our customers, and the economy as a whole.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock may depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock may decrease, which could cause our stock price or trading volume to decline.

Delaware law and anti-takeover provisions in our organizational documents may discourage our acquisition by a third party, which could make it more difficult to acquire us and limit your ability to sell your shares at a premium.

Certain provisions of our Certificate of Incorporation and amended and restated by-laws, or By-laws, and Delaware law may discourage, delay or prevent a merger or acquisition that is opposed by our Board. These provisions include:

•	the ability of our Board to issue preferred stock in one or more series with such rights, obligations and preferences as the Board may determine, without further vote or action by our stockholders;

•	the initial classification of our Board, which effectively prevents stockholders from electing a majority of the directors at any one annual meeting of stockholders until the second annual meeting of stockholders following the Distribution;

•	advanced notice procedures for stockholders to nominate candidates for election to the board of directors and for stockholders to submit proposals for consideration at a meeting of stockholders;

•	inability of stockholders to act by written consent;

•	restrictions on the ability of our stockholders to call a special meeting of stockholders; and

•	the absence of cumulative voting rights for our stockholders.

We are also subject to Section 203 of the Delaware General Corporation Law, or DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder. This statute, as well as the provisions in our organizational documents, could have the effect of delaying, deterring or preventing certain potential acquisitions or a change in control of us.

Your percentage ownership in Donnelley Financial may be diluted in the future.

Your percentage ownership in Donnelley Financial may be diluted in the future because of equity securities we issue, either as consideration for acquisitions, in connection with capital raises or for equity awards that we expect to grant to our directors, officers and employees. We may issue equity securities as consideration in an acquisition. Further, to the extent that Donnelley Financial raises additional capital through the sale of equity or convertible debt securities, existing ownership interests will be diluted, and the terms of such financings may include liquidation or other preferences that adversely affect the rights of existing stockholders. Any such transaction will dilute your ownership in Donnelley Financial.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from their sale of our common stock, after deducting underwriting discounts and commissions, and we will receive no proceeds. If the underwriters exercise their option to purchase additional shares of our common stock in full, the net proceeds to us would be $            , after deducting the estimated underwriting discounts and commissions. We intend to use the proceeds from the offering of any additional shares purchased from us by the underwriters for general corporate purposes. See “Principal and Selling Stockholders” for additional info regarding the selling stockholders.

DIVIDEND POLICY

As of the date of this prospectus, we have not paid any cash dividends and we currently do not anticipate paying any cash dividends in the foreseeable future. The timing, declaration, amount and payment of any future dividends to Donnelley Financial shareholders will fall within the discretion of the Board. The Board’s decisions regarding the payment of future dividends will depend on many factors, including our financial condition, future prospects, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant. In addition, the terms of the agreements governing our existing debt or debt that we may incur in the future may limit or prohibit the payment of dividends. On September 30, 2016 the Company entered into a credit agreement, which generally allows annual dividend payments of up to $15 million in aggregate, although additional dividends may be allowed subject to certain conditions. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends. See “Risk Factors—Risks relating to our Common Stock and this Offering—We cannot assure you that we will pay dividends on our common stock, and our indebtedness could limit our ability to pay dividends on our common stock” and “Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders of Our Common Stock—Dividends” for additional information.

In addition, under the DGCL, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Surplus is generally defined as the excess of the fair value of our total assets over the sum of the fair value of our total liabilities plus the aggregate par value of our issued and outstanding capital stock.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of Donnelley Financial as of March 31, 2017, assuming the underwriters do not exercise their right to purchase additional shares from us. You should review the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated and combined financial statements and accompanying notes included elsewhere in this prospectus.

As of March 31, 2017
Cash and cash equivalents	$12.3

Indebtedness:
Capital leases	—
Revolving facility under senior secured credit facility(1)	20.0
Term loans under senior secured credit facility(1)	298.4
Senior notes(2)	300.0
Unamortized debt issuance costs	(10.9)

Total indebtedness	607.5
Shareholders’ Equity:
Common stock, $0.01 par value Authorized: 65,000,000 shares Issued: 32,800,000 shares during period	0.3
Additional paid-in-capital	183.5
Retained earnings	8.5
Accumulated other comprehensive loss	(67.8)

Total equity	124.5

Total capitalization	$732.0

(1)	Our senior secured credit facility, which includes a $350.0 million principal amount term loan credit facility and a $300.00 million revolving credit facility, is described in more detail below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outlook—Liquidity and Capital Resources.”
(2)	Our $300 million aggregate principal amount of 8.250% senior notes due October 15, 2024 are described in more detail below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outlook—Liquidity and Capital Resources.”

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated and combined financial information consists of an unaudited pro forma consolidated and combined statement of income for the year ended December 31, 2016. An unaudited pro forma consolidated balance sheet as of December 31, 2016 has not been presented with the unaudited pro forma consolidated and combined statement of income because the Separation and the associated transactions are reflected in the Company’s audited consolidated balance sheet as of December 31, 2016 and presented elsewhere in this prospectus.

An unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2017 has not been presented because the only applicable adjustment at March 31, 2017 is the reclassification of cost of sales with RRD affiliates to cost of sales, resulting in no change to total cost of sales. The Separation and associated transactions are reflected in both the Company’s unaudited condensed consolidated statement of income for the three months ended March 31, 2017 and the Company’s unaudited condensed consolidated balance sheet as of March 31, 2017 presented elsewhere in this prospectus.

The unaudited pro forma consolidated and combined financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated and combined annual financial statements and corresponding notes thereto included elsewhere in this prospectus. The unaudited pro forma consolidated and combined financial information reflects certain known impacts as a result of the Separation of the Company from RRD. The unaudited pro forma consolidated and combined financial information has been prepared giving effect to the Separation and the Distribution as if the transaction had occurred as of January 1, 2016 for the unaudited pro forma consolidated and combined income statement for the year ended December 31, 2016.

The unaudited pro forma consolidated and combined financial information set forth below has been derived from the consolidated and combined annual financial statements of Donnelley Financial included elsewhere in this prospectus. The Donnelley Financial historical financial information, which was the basis for the unaudited pro forma consolidated and combined financial information, was presented on a consolidated basis for periods after the October 1, 2016 Separation and on a carve-out basis for periods prior to the Separation as Donnelley Financial was not operated as a separate, independent company for the periods presented prior to the Separation. Accordingly, such financial information prior to the Separation included certain expenses of RRD which were allocated to Donnelley Financial for certain corporate functions, including information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. These historical allocations may not be indicative of Donnelley Financial’s future cost structure; however, the pro forma results have not been adjusted to reflect any potential changes associated with Donnelley Financial being an independent public company as such amounts are estimates that are not factually supportable. The unaudited pro forma consolidated and combined financial information also reflects certain assumptions that we believe are reasonable given the information currently available.

The unaudited pro forma consolidated and combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had Donnelley Financial operated historically as a company independent of RRD or if the Separation and the Distribution had occurred on the dates indicated. The unaudited pro forma consolidated and combined financial information also should not be considered representative of our future consolidated financial condition or results of operations.

Donnelley Financial Solutions, Inc.

Unaudited Pro Forma Consolidated and Combined Income Statement

For the Year Ended December 31, 2016

	Historical	Pro Forma Adjustments		Pro Forma
Services net sales	$598.6	$—		$598.6
Products net sales	384.9	—		384.9
Total net sales	983.5	—		983.5

Services cost of sales (exclusive of depreciation and amortization)	297.1	37.8	(B)	334.9
Services cost of sales with RRD affiliates (exclusive of depreciation and amortization)	37.8	(37.8)	(B)	—
Products cost of sales (exclusive of depreciation and amortization)	226.2	50.5	(A,B)	276.7
Products cost of sales with RRD affiliates (exclusive of depreciation and amortization)	57.9	(57.9)	(B)	—

Total cost of sales	619.0	(7.4)		611.6
Selling, general and administrative expenses (exclusive of depreciation and amortization)	209.8	(2.7)	(C)	207.1
Restructuring, impairment and other charges-net	5.4	—		5.4
Depreciation and amortization	43.3	—		43.3

Income from operations	106.0	10.1		116.1
Interest expense- net	11.7	31.2	(D)	42.9

Earnings before income taxes	94.3	(21.1)		73.2
Income tax expense	35.2	(8.4)	(E)	26.8

Net earnings	$59.1	$(12.7)		$46.4

Net earnings per share
Basic	$1.81			$1.42
Diluted	$1.80			$1.41
Weighted average number of shares used in calculating earnings per share
Basic	32.6			32.6
Diluted	32.8			32.8

Donnelley Financial Solutions Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements

(A)	Reflects the difference in costs incurred by Donnelley Financial for the logistics services provided by RRD under commercial agreements. Refer to “Certain Relationships and Related Party Transactions—Other Arrangements and Agreements with RRD” included within this Registration Statement.

(B)	Reflects the reclassification of cost of sales from affiliates to cost of sales.

(C)	Reflects net pension income related to the transfer of certain pension plan assets and liabilities from RRD to Donnelley Financial upon the legal split of those plans on October 1, 2016.

(D)	Reflects nine months of interest expense related to $650.0 million in debt issued September 30, 2016 and amortization of debt issuance costs. Interest expense was calculated utilizing an 8.25% interest rate for the $300.0 million of Notes and a 5.0% interest rate for the $350.0 million Term Loan, assuming the $50.0 million debt repayment was made at the end of the first quarter of 2016. Interest expense would be higher or lower if Donnelley Financial’s floating interest rate changed. A 1% change to the annual interest rate would change net earnings by approximately $3.7 million on an annual basis.

(E)	The tax expense was calculated at an estimated marginal tax rate of 39.6% applied to the related pre-tax pro forma adjustments.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The following table presents Donnelley Financial’s selected historical consolidated and combined financial data. The selected historical consolidated and combined statements of operations data for the years ended December 31, 2016, 2015 and 2014 and the selected consolidated and combined balance sheet data as of December 31, 2016 and 2015 are derived from Donnelley Financial’s audited consolidated and combined financial statements. The selected historical condensed consolidated and combined statements of operations data for the three months ended March 31, 2017 and 2016 and the selected condensed consolidated and combined balance sheet data as of March 31, 2017 and March 31, 2016 are derived from Donnelley Financial’s unaudited condensed consolidated and combined financial statements. This financial information is included within the “Index to Consolidated and Combined Financial Statements” section of this prospectus. The selected historical combined statements of operations data for the year ended December 31, 2013 and the selected combined balance sheet data as of December 31, 2014 are derived from Donnelley Financial’s audited combined financial statements that are not included in this prospectus. The selected historical combined statements of operations data for the year ended December 31, 2012 and the selected combined balance sheet data as of December 31, 2013 and 2012 are derived from Donnelley Financial’s unaudited combined financial statements that are not included in this prospectus. The unaudited combined financial statement data has been prepared on a basis consistent with Donnelley Financial’s audited combined financial statements.

For periods prior to the Separation, the selected historical combined financial data includes certain expenses of RRD that were allocated to Donnelley Financial for certain corporate functions, including general corporate expenses related to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. These costs may not be representative of the future costs Donnelley Financial may incur as an independent, publicly traded company. In addition, for periods prior to the Separation, Donnelley Financial’s historical combined financial information does not reflect changes that Donnelley Financial expects to experience in the future as a result of Donnelley Financial’s separation from RRD, including changes in Donnelley Financial’s cost structure, personnel needs, tax structure, financing and business operations. Accordingly, these historical results should not be relied upon as an indicator of Donnelley Financial’s future performance.

For periods prior to the Separation, the historical combined financial statements do not reflect the allocation of certain net liabilities between Donnelley Financial and RRD. As a result, the combined financial information included herein may not completely reflect Donnelley Financial’s financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented.

For a better understanding, this section should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Consolidated and Combined Financial Information” and accompanying notes included elsewhere in this prospectus.

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in millions, except per share data)
Consolidated and combined statements of operations data:
Net sales	$267.3	$240.1	$983.5	$1,049.5	$1,080.1	$1,085.4	$1,061.0
Net earnings	9.3	13.4	59.1	104.3	57.4	96.3	71.7
Net earnings per share(a)
Basic net earnings per share	0.29	0.41	1.81	3.22	1.77	2.97	2.21
Diluted net earnings per share	0.28	0.41	1.80	3.22	1.77	2.97	2.21
Consolidated and combined balance sheet data:
Total assets	1,024.6	978.9	978.9	817.6	994.2	880.5	926.7
Long-term debt	607.5	587.0	587.0	—	—	—	—
Note payable with an RRD affiliate	—	—	—	29.2	44.0	58.7	73.1

(a)	On October 1, 2016, RRD distributed approximately 26.2 million shares of Donnelley Financial common stock to RRD shareholders in connection with the spin-off of Donnelley Financial, with RRD retaining approximately 6.2 million shares of Donnelley Financial common stock. For periods prior to the Separation, basic and diluted earnings per share were calculated using the number of shares distributed and retained by RRD, totaling 32.4 million. The same number of shares was used to calculate basic and diluted earnings per share since there were no Donnelley Financial equity awards outstanding prior to the spin-off. Includes the following significant items:

	Pre-tax	After-tax
Three months ended March 31, 2017
Restructuring, impairment and other charges—net	$3.8	$2.3
Spin-off related transaction expenses	2.7	1.6
Share-based compensation expense	1.1	0.7

	Pre-tax	After-tax
Three months ended March 31, 2016
Restructuring, impairment and other charges—net	$0.6	$0.4
Spin-off related transaction expenses	—	—
Share-based compensation expense	0.3	0.2

	Pre-tax	After-tax
Year ended December 31, 2016
Restructuring, impairment and other charges—net	$5.4	$3.3
Spin-off related transaction expenses	4.9	3.0
Share-based compensation expense	2.5	1.5

	Pre-tax	After-tax
Year ended December 31, 2015
Restructuring, impairment and other charges—net	$4.4	$2.8
Share-based compensation expense	1.6	1.0

	Pre-tax	After-tax
Year ended December 31, 2014
Pension settlement charges	$95.7	$58.4
Restructuring, impairment and other charges—net	4.8	3.1
Gain on the sale of a building	(6.1)	(3.7)
Gain from the sale of an equity investment	(3.0)	(1.8)
Share-based compensation expense	2.1	1.3

	Pre-tax	After-tax
Year ended December 31, 2013
Restructuring, impairment and other charges—net	$13.0	$8.0
Share-based compensation expense	2.1	1.3

	Pre-tax	After-tax
Year ended December 31, 2012
Restructuring, impairment and other charges—net	$14.0	$8.5
Loss on an equity investment	4.0	2.4
Share-based compensation expense	2.5	1.5

Non-GAAP Measures

The Company believes that certain Non-GAAP measures, such as Non-GAAP adjusted EBITDA, provide useful information about the Company’s operating results and enhance the overall ability to assess the Company’s financial performance. The Company uses these measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA allows investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. The Company believes that Non-GAAP adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provides useful information about the Company’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization methods, historic cost and age of assets, financing and capital structures, taxation positions or regimes, restructuring, impairment and other charges and gain or loss on certain equity investments and asset sales, the Company believes that Non-GAAP adjusted EBITDA can provide a useful additional basis for comparing the current performance of the underlying operations being evaluated.

Non-GAAP adjusted EBITDA is not presented in accordance with GAAP and has important limitations as an analytical tool. These measures should not be considered as a substitute for analysis of the Company’s results as reported under GAAP. In addition, these measures are defined differently by different companies in our industry and, accordingly, such measures may not be comparable to similarly-titled measures of other companies.

In addition to the factors listed above, the following items are excluded from Non-GAAP adjusted EBITDA:

•	Share-based compensation expense. Although share-based compensation is a key incentive offered to certain of the Company’s employees, business performance is evaluated excluding share-based compensation expenses. Depending upon the size, timing and the terms of grants, the non-cash compensation expense may vary but will recur in future periods. Prior periods have been revised to reflect this adjustment.

•	Spin-off related transaction expenses. The Company has incurred expenses related to the Separation to operate as a standalone publicly traded company. These expenses include third-party consulting fees, employee retention payments, legal fees and other costs related to the Separation. Management does not believe that these expenses are reflective of ongoing operating results. This adjustment does not include expenses incurred prior to the Separation.

A reconciliation of GAAP net earnings to Non-GAAP adjusted EBITDA for the years ended December 31, 2016, 2015 and 2014 for these adjustments is presented in the following table:

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
	(in millions)
Net earnings	$9.3	$13.4	$59.1	$104.3	$57.4
Restructuring, impairment and other charges—net	3.8	0.6	5.4	4.4	4.8
Share-based compensation expense	1.1	0.3	2.5	1.6	2.1
Spin-off related transaction expenses	2.7	—	4.9	—	—
Pension settlement charges	—	—	—	—	95.7
Gain on sale of building	—	—	—	—	(6.1)
Depreciation and amortization	10.2	9.5	43.3	41.7	40.7
Interest expense—net	11.1	0.3	11.7	1.1	1.5
Investment and other income—net	—	—	—	(0.1)	(3.1)
Income tax expense	6.8	8.8	35.2	67.4	35.0

Non-GAAP adjusted EBITDA	45.0	32.9	$162.1	$220.4	$228.0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the audited consolidated and combined financial statements, the unaudited condensed consolidated and combined financial statements and the corresponding notes, and corresponding notes and the unaudited pro forma consolidated and combined financial statements and corresponding notes included elsewhere in this information statement. Any forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. The forward-looking statements are subject to a number of important factors, including those factors discussed under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements,” that could cause our actual results to differ materially from those indicated in any forward-looking statements.

Business

For a description of the Company’s business, segments and product and service offerings, see “Business.”

The Company separately reports its net sales and related cost of sales for its products and services offerings. The Company’s services offerings consist of all non-print offerings, including document composition, compliance related EDGAR filing services, transaction solutions, data and analytics, content storage services and language solutions. The Company’s product offerings primarily consist of conventional and digital printed products and related shipping costs.

Spin-off Transaction

On October 1, 2016, Donnelley Financial became an independent publicly traded company through the distribution by RRD of approximately 26.2 million shares, or 80.75%, of Donnelley Financial common stock to RRD shareholders. Holders of RRD common stock received one share of Donnelley Financial common stock for every eight shares of RRD common stock held on September 23, 2016. RRD retained approximately 6.2 million shares of Donnelley Financial common stock, or a 19.25% interest in Donnelley Financial, as part of the Separation. If RRD disposes of less than all of the shares of common stock held by it in the debt-for-equity exchange, RRD expects to dispose of the remaining common stock that it retained in the 12-month period following the Separation. Donnelley Financial’s Registration Statement on Form 10, as amended, was declared effective by the SEC on September 20, 2016. Donnelley Financial’s common stock began regular-way trading under the ticker symbol “DFIN” on the NYSE on October 3, 2016. On October 1, 2016, RRD also completed the previously announced separation of LSC, its publishing and retail-centric print services and office products business.

Executive Overview

First Quarter Overview

Net sales increased by $27.2 million, or 11.3%, for the first quarter of 2017 compared to the same period in the prior year. There was a $1.3 million, or 0.5%, decrease due to changes in foreign exchange rates. Net sales increased due to higher volumes in capital markets transactions, mutual funds print, virtual data room services and mutual fund content management services.

Pursuant to the Separation and Distribution Agreement, the Company received a cash payment of $68.0 million from RRD on April 3, 2017. The proceeds were used to reduce outstanding debt under the $350.0 million senior secured term loan B facility.

2016 Overview

Net sales decreased by $66.0 million, or 6.3%, in 2016 compared to 2015, with $5.4 million, or 0.5%, of the decrease due to changes in foreign exchange rates. In addition to the impact of changes in foreign exchange rates, the decrease in net sales was due to lower capital markets transactions and compliance volume, partially offset by an increase in virtual data room and translation services.

On September 30, 2016, in connection with the Separation, the Company entered into a $350.0 million senior secured term loan B facility, or the Term Loan Credit Facility, and a $300.0 million senior secured revolving credit facility, or the Revolving Facility, and, together with the Term Loan Credit Facility, the Credit Facilities. On September 30, 2016, also in connection with the Separation, the Company issued $300.0 million of 8.25% senior unsecured notes due October 15, 2024. The issuance of the notes was part of a debt exchange that resulted in the settlement of certain of RRD’s outstanding debt securities. Borrowings under the Term Loan Credit Facility were used to provide $340.2 million of cash to RRD, pursuant to the Separation agreement, as of September 30, 2016.

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. Refer to Note 11, Retirement Plans, to the Consolidated and Combined Financial Statements and Note 5, Retirement Plans, to the Unaudited Condensed Consolidated and Combined Financial Statements for further details regarding the Company’s pension and other postretirement benefit plans.

Non-GAAP Measures

The Company believes that certain Non-GAAP measures, such as Non-GAAP adjusted EBITDA, provide useful information about the Company’s operating results and enhance the overall ability to assess the Company’s financial performance. The Company uses these measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA allows investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. The Company believes that Non-GAAP adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provides useful information about the Company’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization methods, historic cost and age of assets, financing and capital structures, taxation positions or regimes, restructuring, impairment and other charges and gain or loss on certain equity investments and asset sales, the Company believes that Non-GAAP adjusted EBITDA can provide a useful additional basis for comparing the current performance of the underlying operations being evaluated.

Non-GAAP adjusted EBITDA is not presented in accordance with GAAP and has important limitations as an analytical tool. These measures should not be considered as a substitute for analysis of the Company’s results as reported under GAAP. In addition, these measures are defined differently by different companies in our industry and, accordingly, such measures may not be comparable to similarly-titled measures of other companies.

In addition to the factors listed above, the following items are excluded from Non-GAAP adjusted EBITDA:

•	Share-based compensation expense. Although share-based compensation is a key incentive offered to certain of the Company’s employees, business performance is evaluated excluding share-based compensation expenses. Depending upon the size, timing and the terms of grants, the non-cash compensation expense may vary but will recur in future periods. Prior periods have been revised to reflect this adjustment.

•	Spin-off related transaction expenses. The Company has incurred expenses related to the Separation to operate as a standalone publicly traded company. These expenses include third-party consulting fees, employee retention payments, legal fees and other costs related to the Separation. Management does not believe that these expenses are reflective of ongoing operating results. This adjustment does not include expenses incurred prior to the Separation.

A reconciliation of GAAP net earnings to Non-GAAP adjusted EBITDA for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016, 2015 and 2014 for these adjustments is presented in the following table:

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
	(in millions)
Net earnings	$9.3	$13.4	$59.1	$104.3	$57.4
Restructuring, impairment and other charges—net	3.8	0.6	5.4	4.4	4.8
Share-based compensation expense	1.1	0.3	2.5	1.6	2.1
Spin-off related transaction expenses	2.7	—	4.9	—	—
Pension settlement charges	—	—	—	—	95.7
Gain on sale of building	—	—	—	—	(6.1)
Depreciation and amortization	10.2	9.5	43.3	41.7	40.7
Interest expense—net	11.1	0.3	11.7	1.1	1.5
Investment and other income—net	—	—	—	(0.1)	(3.1)
Income tax expense	6.8	8.8	35.2	67.4	35.0

Non-GAAP adjusted EBITDA	45.0	32.9	$162.1	$220.4	$228.0

Three Months Ended March 31, 2017

2017 Restructuring, impairment and other charges—net. The three months ended March 31, 2017 included $3.3 million for employee termination costs, $0.4 million of lease termination and other restructuring costs and $0.1 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate.

Share-based compensation expense. Included pre-tax charges of $1.1 million for the three months ended March 31, 2017.

Spin-off related transaction expenses. Included pre-tax charges of $2.7 million related to third-party consulting fees, legal fees and other costs related to the Separation for the three months ended March 31, 2017.

Three Months Ended March 31, 2016

2016 Restructuring, impairment and other charges—net. The three months ended March 31, 2016 included $0.5 million of lease termination and other restructuring costs and $0.1 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate.

Share-based compensation expense. Included pre-tax charges of $0.3 million for the three months ended March 31, 2016.

Years Ended December 31, 2016, 2015 and 2014

2016 Restructuring, impairment and other charges—net. The year ended December 31, 2016 included $3.7 million for employee termination costs, $1.5 million of lease termination and other restructuring costs and $0.2 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate.

2015 Restructuring, impairment and other charges—net. The year ended December 31, 2015 included $2.3 million for employee termination costs related to the reorganization of certain administrative functions; $1.9 million of lease termination and other restructuring costs and $0.2 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate.

2014 Restructuring, impairment and other charges—net. The year ended December 31, 2014 included $2.1 million of lease termination and other restructuring costs; $1.7 million for the impairment of an acquired customer relationship intangible asset; $0.7 million for employee termination costs related to the integration of MultiCorpora and the reorganization of certain operations and $0.3 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate.

Share-based compensation expense. Included pre-tax charges of $2.5 million, $1.6 million and $2.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Spin-off related transaction expenses. Included pre-tax charges of $4.9 million related to third-party consulting fees, employee retention payments, legal fees and other costs related to the Separation for the year ended December 31, 2016.

Pension settlement charges. Included pre-tax charges of $95.7 million for the year ended December 31, 2014, related to lump-sum pension settlement payments. See Note 11, Retirement Plans, to the Consolidated and Combined Financial Statements for further discussion.

Gain on sale of a building. Included a gain of $6.1 million related to the sale of a building for the year ended December 31, 2014.

Outlook

The Company initiated several restructuring actions in 2016 and 2015 to further reduce the Company’s overall cost structure. These restructuring actions included the reorganization of certain functions. These actions, as well as 2017 actions, some of which have already been taken, are expected to have a positive impact on operating earnings in 2017 and in future years.

Cash flows from operations in 2017 are expected to benefit from improved profitability driven by organic net sales growth and cost control actions. The expected increases in cash flows are expected to be more than offset by payments for interest expense as a result of debt issued in connection with the Separation. The Company expects capital expenditures to be in the range of $30.0 million to $35.0 million in 2017.

The Company’s pension and other postretirement benefit plans were underfunded by $57.5 million and $1.2 million, respectively, as of December 31, 2016, as reported on the Company’s Consolidated and Combined Balance Sheets and further described in Note 11, Retirement Plans, to the Consolidated and Combined Financial Statements. Governmental regulations for measuring pension plan funded status differ from those required under accounting principles generally accepted in the United States, or GAAP, for financial statement preparation. Based on the plans’ regulatory funded status, required contributions in 2017 for the Company’s pension and other postretirement benefit plans are expected to be approximately $2.3 million. The Company made contributions of $0.1 million and $1.3 million to its pension plans during the three months ended March 31, 2017 and during the year ended December 31, 2016, respectively.

In connection with the Separation, the Company expects to incur a significant amount of spin-off related transaction and transition expenses in 2017, including information technology and other expenses. Also in connection with the Separation, the Company received a cash payment of $68.0 million from RRD on April 3, 2017. The proceeds were used to reduce outstanding debt under the Term Loan Credit Facility.

Significant Accounting Policies and Critical Estimates

The preparation of financial statements in conformity with GAAP requires the extensive use of management’s estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Estimates are used when accounting for items and matters including, but not limited to, allowance for uncollectible accounts receivable, pension, asset valuations and useful lives, income taxes, restructuring and other provisions and contingencies.

Revenue Recognition

The Company manages highly-customized data and materials, such as Exchange Act, Securities Act and Investment Company Act filings with the SEC on behalf of our customers, manages virtual and physical data rooms and performs eXtensible Business Reporting Language, or XBRL, and related services. Clients are provided with EDGAR filing services, XBRL compliance services and translation, editing, interpreting, proof-reading and multilingual typesetting services, among others. Our products include our ActiveDisclosure solution and our Venue® Virtual Data Room product, among others. Revenue for services is recognized upon completion of the service performed or following final delivery of the related printed product. The Company recognizes revenue for the majority of its products upon the transfer of title or risk of ownership, which is generally upon shipment to the customer. Because substantially all of the Company’s products are customized, product returns are not significant; however, the Company accrues for the estimated amount of customer credits at the time of sale. Refer to Note 2, Significant Accounting Policies, to the consolidated and combined financial statements for further discussion.

Certain revenues earned by the Company require significant judgment to determine if revenue should be recorded gross, as a principal, or net of related costs, as an agent. Billings for shipping and handling costs as well as certain postage costs and out-of-pocket expenses are recorded gross.

Goodwill and Other Long-Lived Assets

The Company’s methodology for allocating the purchase price of acquisitions is based on established valuation techniques that reflect the consideration of a number of factors, including valuations performed by third-party appraisers when appropriate. Goodwill is measured as the excess of the cost of an acquired entity over the fair value assigned to identifiable assets acquired and liabilities assumed. Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on the relative fair value of each reporting unit. Based on its current organization structure, the Company has identified four reporting units for which cash flows are determinable and to which goodwill may be allocated.

The Company performs its goodwill impairment tests annually as of October 31, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company also performs an interim review for indicators of impairment each quarter to assess whether an interim impairment review is required for any reporting unit. As part of its interim reviews, management analyzes potential changes in the value of individual reporting units based on each reporting unit’s operating results for the period compared to expected results as of the prior year’s annual impairment test. In addition, management considers how other key assumptions, including discount rates and expected long-term growth rates, used in the last annual impairment test, could be impacted by changes in market conditions and economic events. Based on these interim assessments, management concluded that as of the interim periods, no events or changes in circumstances indicated that it was more likely than not that the fair value for any reporting unit had declined below its carrying value.

As of October 31, 2016, all four reporting units had goodwill. The reporting units with goodwill were reviewed for impairment using a quantitative assessment.

Quantitative Assessment for Impairment

A two-step method was used for determining goodwill impairment. In the first step, or Step One, the Company compared the estimated fair value of each reporting unit to its carrying value, including goodwill. If the carrying value of a reporting unit exceeded the estimated fair value, the second step, or Step Two, is completed to determine the amount of the impairment charge. Step Two requires the allocation of the estimated fair value of the reporting unit to the assets, including any unrecognized intangible assets, and liabilities in a hypothetical purchase price allocation. Any remaining unallocated fair value represents the implied fair value of goodwill, which is compared to the corresponding carrying value of goodwill to compute the goodwill impairment charge. The results of Step One of the goodwill impairment test as of October 31, 2016, indicated that the estimated fair values for all four reporting units exceeded their respective carrying values. Therefore, the Company did not perform Step Two for any of the reporting units.

As part of its impairment test for these reporting units, the Company engaged a third-party appraisal firm to assist in the Company’s determination of the estimated fair values. This determination included estimating the fair value of each reporting unit using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows, discount rates and the allocation of shared or corporate items. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping. The Company weighted both the income and market approach equally to estimate the concluded fair value of each reporting unit.

The determination of fair value in Step One and the allocation of that value to individual assets and liabilities in Step Two, if necessary, requires the Company to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industries in which the Company competes; the discount rate; terminal growth rates; and forecasts of revenue, operating income, depreciation and amortization, restructuring charges and capital expenditures. The allocation of fair value under Step Two requires several analyses to determine the fair value of assets and liabilities including, among others, trade names, customer relationships, and property, plant and equipment.

As a result of the 2016 annual goodwill impairment test, the Company did not recognize any goodwill impairment charges as the estimated fair values of all reporting units exceeded their respective carrying values.

Goodwill Impairment Assumptions

Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both. Future declines in the overall market value of the Company’s equity and debt securities may also result in a conclusion that the fair value of one or more reporting units has declined below its carrying value.

One measure of the sensitivity of the amount of goodwill impairment charges to key assumptions is the amount by which each reporting unit “passed” (fair value exceeds the carrying value) or “failed” (the carrying value exceeds fair value) Step One of the goodwill impairment test. All four reporting units passed Step One, with fair values that exceeded the carrying values by between 22% and 128% of their respective estimated fair values. Relatively small changes in the Company’s key assumptions would not have resulted in any reporting units failing Step One.

Generally, changes in estimates of expected future cash flows would have a similar effect on the estimated fair value of the reporting unit. That is, a 1.0% decrease in estimated annual future cash flows would decrease the estimated fair value of the reporting unit by approximately 1.0%. The estimated long-term net sales growth rate can have a significant impact on the estimated future cash flows, and therefore, the fair value of each reporting unit. A 1.0% decrease in the long-term net sales growth rate would have resulted in no reporting units failing Step One of the goodwill impairment test. Of the other key assumptions that impact the estimated fair values, most reporting units have the greatest sensitivity to changes in the estimated discount rate. The estimated discount rate for the reporting units with operations primarily located in the U.S. was 9.5% as of October 31, 2016. The estimated discount rate for the reporting unit with operations primarily in foreign locations was 10.5%. A 1.0% increase in estimated discount rates would have resulted in no reporting units failing Step One. The Company believes that its estimates of future cash flows and discount rates are reasonable, but future changes in the underlying assumptions could differ due to the inherent uncertainty in making such estimates. Additionally, further price deterioration or lower volume could have a significant impact on the fair values of the reporting units.

During the first quarter of 2017, the Company adopted Accounting Standards Update No. 2017-04 “Intangibles–Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017- 04”), which simplifies the accounting for goodwill impairment. ASU 2017-04 requires entities to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (Step 1 under the previous impairment test). The standard eliminates Step 2 from the goodwill impairment test, which included determining the implied fair value of goodwill and comparing it with the carrying amount of that goodwill.

Other Long-Lived Assets

The Company evaluates the recoverability of other long-lived assets, including property, plant and equipment, and certain identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. The Company performs impairment tests of indefinite-lived intangible assets on an annual basis or more frequently in certain circumstances. Factors which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, a significant decrease in the market value of the assets or significant negative industry or economic trends. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying value of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying value over its fair value. There was no impairment charge related to intangible assets for the year ended December 31, 2016. Additionally, there were no non-cash impairment charges related to machinery and equipment for the year ended December 31, 2016.

Pension and Other Postretirement Benefits Plans

Our Participation in RRD’s Pension and Postretirement Benefits Plans

RRD provided pension and other postretirement healthcare benefits to certain current and former employees of Donnelley Financial. Prior to the Separation, RRD was responsible for the net benefit plan obligations associated with these plans, and as such, these liabilities are not reflected in Donnelley Financial’s consolidated and combined balance sheets. Donnelley Financial’s consolidated and combined statements of operations include expense allocations for these benefits. These allocations were funded through intercompany transactions with RRD which are reflected within net parent company investment in Donnelley Financial.

Donnelley Financial’s Pension and Other Postretirement Benefit Plans

RRD maintained a defined benefit plan, or the plan, for certain current and former U.S. employees of RRD. Effective December 31, 2013, RRD merged the plan into a separate defined benefit pension plan for Donnelley

Financial to create a combined defined benefit pension plan, or the combined plan. During 2015, the sponsorship of the combined plan was transferred to RRD, which became the legal obligor of the combined plan. Accordingly, the obligations of the combined plan are not reflected in the consolidated and combined balance sheet of Donnelley Financial as of December 31, 2015.

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The pension plan asset allocation from RRD is expected to be finalized during the second quarter of 2017. The final asset allocation will result in an adjustment to the fair value of plan assets transferred to the Company from RRD. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of another postretirement benefit plan from RRD to the Company.

The Company’s primary defined benefit plan is frozen. No new employees will be permitted to enter the Company’s frozen plan and participants will earn no additional benefits. Benefits are generally based upon years of service and compensation. These defined benefit retirement income plans are funded in conformity with the applicable government regulations. The Company funds at least the minimum amount required for all funded plans using actuarial cost methods and assumptions acceptable under government regulations.

The annual income and expense amounts relating to the pension plan are based on calculations which include various actuarial assumptions including, mortality expectations, discount rates and expected long-term rates of return. The Company reviews its actuarial assumptions on an annual basis as of December 31 (or more frequently if a significant event requiring re-measurement occurs) and modifies the assumptions based on current rates and trends when it is appropriate to do so. The effects of modifications are recognized immediately on the consolidated and combined balance sheets, but are amortized into operating earnings over future periods, with the deferred amount recorded in accumulated other comprehensive income (loss). The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience, market conditions and input from its actuaries and investment advisors. The weighted-average discount rate for pension benefits at December 31, 2016 was 3.7%.

A one-percentage point change in the discount rates at December 31, 2016 would have the following effects on the accumulated benefit obligation and projected benefit obligation:

Pension Plans

	1.0% Increase	1.0% Decrease
	(in millions)
Accumulated benefit obligation	$(31.2)	$38.0
Projected benefit obligation	(31.2)	38.0

The Company’s defined benefit plan has a risk management approach for its pension plan assets. The overall investment objective of this approach is to further reduce the risk of significant decreases in the combined plan’s funded status by allocating a larger portion of the combined plan’s assets to investments expected to hedge the impact of interest rate risks on the combined plan’s obligation. Over time, the target asset allocation percentage for the combined pension plan is expected to decrease for equity and other “return seeking” investments and increase for fixed income and other “hedging” investments.

The expected long-term rate of return for the plan assets is based upon many factors including expected asset allocations, historical asset returns, current and expected future market conditions and risk. In addition, the Company considered the impact of the current interest rate environment on the expected long-term rate of return for certain asset classes, particularly fixed income. The target asset allocation percentage for the pension plan was approximately 60.0% for return seeking investments and approximately 40.0% for hedging investments. The expected long-term rate of return on plan assets assumption used to calculate net pension plan expense in 2016 was 7.3% for the Company’s pension plans. The expected long-term rate of return on plan assets assumption that will be used to calculate net pension plan expense in 2017 is 7.0%.

A 0.25% change in the expected long-term rate of return on plan assets at December 31, 2016 would have the following effects on 2016 and 2017 pension plan (income)/expense:

	2016	2017
	(in millions)
0.25% increase	$(0.1)	$(0.6)
0.25% decrease	0.1	0.6

Accounting for Income Taxes

In the Company’s consolidated and combined financial statements, income tax expense and deferred tax balances have been calculated on a separate income tax return basis although, with respect to certain entities, the Company’s operations have historically been included in the tax returns filed by the respective RRD entities of which the Company’s business was a part. As a standalone entity, the Company will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in historical periods.

Significant judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company’s tax returns are subject to audit by various U.S. and foreign tax authorities. The Company recognizes a tax position in its financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. This recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Although management believes that its estimates are reasonable, the final outcome of uncertain tax positions may be materially different from that which is reflected in the Company’s historical financial statements.

The Company has recorded deferred tax assets related to future deductible items, including domestic and foreign tax loss and credit carryforwards. The Company evaluates these deferred tax assets by tax jurisdiction. The utilization of these tax assets is limited by the amount of taxable income expected to be generated within the allowable carryforward period and other factors. Accordingly, management has provided a valuation allowance to reduce certain of these deferred tax assets when management has concluded that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be fully realized. If actual results differ from these estimates, or the estimates are adjusted in future periods, adjustments to the valuation allowance might need to be recorded. As of December 31, 2016 and 2015, valuation allowances of $1.2 million and $4.9 million, respectively, were recorded in the Company’s consolidated and combined balance sheets.

Deferred U.S. income taxes and foreign taxes are not provided on the excess of the investment value for financial reporting over the tax basis of investments in those foreign subsidiaries because such excess is considered to be permanently reinvested in those operations. Certain cash balances of foreign subsidiaries may be subject to U.S. or local country taxes if repatriated to the U.S. In addition, repatriation of some foreign cash balances is further restricted by local laws. Management regularly evaluates whether foreign earnings are expected to be permanently reinvested. This evaluation requires judgment about the future operating and liquidity needs of the Company and its foreign subsidiaries. Changes in economic and business conditions, foreign or U.S. tax laws, or the Company’s financial situation could result in changes to these judgments and the need to record additional tax liabilities.

Commitments and Contingencies

The Company is subject to lawsuits, investigations and other claims related to environmental, employment, commercial and other matters, as well as preference claims related to amounts received from customers and others prior to their seeking bankruptcy protection. Periodically, the Company reviews the status of each significant matter and assesses potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the related liability is estimable, the Company accrues a liability for the estimated loss. Because of uncertainties related to these matters, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the related potential liability and may revise its estimates.

With respect to claims made under the Company’s third-party insurance for workers’ compensation, automobile and general liability, the Company is responsible for the payment of claims below and above insured limits, and consulting actuaries are utilized to assist the Company in estimating the obligation associated with any such incurred losses, which are recorded in accrued and other non-current liabilities. Historical loss development factors for both the Company and the industry are utilized to project the future development of such incurred losses, and these amounts are adjusted based upon actual claims experience and settlements. If actual experience of claims development is significantly different from these estimates, an adjustment in future periods may be required. Expected recoveries of such losses are recorded in other current and other non-current assets.

Restructuring

The Company records restructuring charges when liabilities are incurred as part of a plan approved by management with the appropriate level of authority for the elimination of duplicative functions, the closure of facilities, or the exit of a line of business, generally in order to reduce the Company’s overall cost structure. Total restructuring charges were $3.7 million for the three months ended March 31, 2017 and $5.2 million for the year ended December 31, 2016. The restructuring liabilities might change in future periods based on several factors that could differ from original estimates and assumptions. These include, but are not limited to: contract settlements on terms different than originally expected; ability to sublease properties based on market conditions at rates or on timelines different than originally estimated; or changes to original plans as a result of acquisitions or other factors. Such changes might result in reversals of or additions to restructuring charges that could affect amounts reported in the consolidated and combined statements of operations of future periods.

Accounts Receivable

The Company maintains an allowance for doubtful accounts receivable to account for estimated losses resulting from the inability of its customers to make required payments for products and services. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. In addition, provisions are made at differing rates, based upon the age of the receivable and the Company’s past collection experience. The allowance for doubtful accounts receivable was $7.5 million at March 31, 2017, $6.4 million at December 31, 2016 and $4.6 million at December 31, 2015. The Company also maintains a reserve for potential credit memos and disputed items. The credit memo and disputed items reserve is based on historical credit memos relative to billings as well as specific customer reserves and was $9.3 million at December 31, 2016 and $8.3 million at December 31, 2015. The Company’s estimates of the recoverability of accounts receivable could change, and additional changes to the allowance could be necessary in the future, if any major customer’s creditworthiness deteriorates or actual defaults are higher than the Company’s historical experience.

Share-Based Compensation

Prior to the Separation, RRD maintained an incentive share-based compensation program for the benefit of its officers, directors, and certain employees including certain Donnelley Financial employees. In periods prior to the Separation, share-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of compensation expense related to RRD’s corporate and shared functional employees.

Subsequent to the Separation, the amount of expense recognized for share-based awards is determined by the Company’s estimates of several factors, including future forfeitures of awards and expected volatility of the Company’s stock. The total compensation expense related to all share-based compensation plans was $1.1 million for the three months ended March 31, 2017 and $2.5 million for the year ended December 31, 2016. See Note 15, Share-based Compensation, to the Consolidated and Combined Financial Statements and Note 6, Share Based Compensation, to the Unaudited Condensed Consolidated and Combined Financial Statements for further discussion.

Off-Balance Sheet Arrangements

Other than non-cancelable operating lease commitments, the Company does not have off-balance sheet arrangements, financings or special purpose entities.

Financial Review

In the financial review that follows, the Company discusses its consolidated and combined results of operations, cash flows and certain other information. In periods prior to the Separation, the consolidated and combined financial statements were prepared on a stand-alone basis and were derived from RRD’s consolidated financial statements and accounting records. There are limitations inherent in the preparation of all carve out financial statements due to the fact that the Company’s business was previously part of a larger organization. This discussion should be read in conjunction with the Company’s consolidated and combined financial statements and the related notes.

Results of Operations for the Three Months Ended March 31, 2017 as Compared to the Three Months Ended March 31, 2016

The following table shows the results of operations for the three months ended March 31, 2017 and 2016:

	2017	2016	$ Change	% Change
	(in millions, except percentages)
Services net sales	$154.0	$139.8	$14.2	10.2%
Products net sales	113.3	100.3	13.0	13.0%

Net sales	267.3	240.1	27.2	11.3%
Services cost of sales (exclusive of depreciation and amortization)	77.7	71.9	5.8	8.1%
Services cost of sales with RRD affiliates (exclusive of depreciation and amortization)	9.9	11.2	(1.3)	(11.6%)
Products cost of sales (exclusive of depreciation and amortization)	63.0	55.0	8.0	14.5%
Products cost of sales with RRD affiliates (exclusive of depreciation and amortization)	18.8	20.4	(1.6)	(7.8%)

Cost of sales	169.4	158.5	10.9	6.9%
Selling, general and administrative expenses (exclusive of depreciation and amortization)	56.7	49.0	7.7	15.7%
Restructuring, impairment and other charges-net	3.8	0.6	3.2	533.3%
Depreciation and amortization	10.2	9.5	0.7	7.4%

Income from operations	$27.2	$22.5	$4.7	20.9%

Combined

Net sales of services for the three months ended March 31, 2017 increased $14.2 million, or 10.2%, to $154.0 million, versus the three months ended March 31, 2016, including a $1.1 million, or 0.8%, decrease due to changes in foreign exchange rates. Net sales of services increased due to higher volumes in capital markets transactions, virtual data room services, mutual fund content management services and translations services, partially offset by lower capital markets compliance and healthcare volumes.

Net sales of products for the three months ended March 31, 2017 increased $13.0 million, or 13.0%, to $113.3 million versus the three months ended March 31, 2016, including a $0.2 million, or 0.2%, decrease due to changes in foreign exchange rates. Net sales of products increased due to higher mutual fund print and capital markets transactions volumes, partially offset by lower healthcare and capital markets compliance volumes and mutual fund price pressures.

Services cost of sales increased $4.5 million, or 5.4%, for the three months ended March 31, 2017, versus the three months ended March 31, 2016. Services cost of sales increased due to higher volumes in capital markets transactions and mutual fund content management services, an increase in the allocation of information technology expenses from selling, general and administrative expenses to cost of sales and an increase in incentive compensation expense, partially offset by cost control initiatives. As a percentage of net sales, services cost of sales decreased 2.5% due to favorable mix and cost control initiatives.

Products cost of sales increased $6.4 million, or 8.5%, for the three months ended March 31, 2017, versus the three months ended March 31, 2016. Products cost of sales increased due to higher volumes in mutual fund print and capital markets transactions, partially offset by cost control initiatives. As a percentage of net sales, products cost of sales decreased 3.0% primarily due to favorable mix and cost control initiatives.

Selling, general and administrative expenses increased $7.7 million, or 15.7%, to $56.7 million, for the three months ended March 31, 2017, as compared to the three months ended March 31, 2016, primarily due to an increase in expenses incurred to operate as an independent public company, including selling expenses, employee compensation costs and spin-off related transaction expenses, partially offset by an increase in the allocation of information technology expenses from selling, general and administrative expenses to cost of sales. As a percentage of net sales, selling, general, and administrative expenses increased from 20.4% for the three months ended March 31, 2016 to 21.2% for the three months ended March 31, 2017 due to increased costs of operating as an independent public company.

For the three months ended March 31, 2017, the Company recorded net restructuring, impairment and other charges of $3.8 million, as compared to $0.6 million for the three months ended March 31, 2016. In 2017, these charges included $3.3 million of employee termination costs for 87 employees, $0.4 million of lease termination and other restructuring costs and $0.1 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate. In 2016, the Company incurred lease termination and other restructuring charges of $0.5 million and other charges of $0.1 million.

Depreciation and amortization increased $0.7 million, or 7.4%, to $10.2 million for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. Depreciation and amortization included $3.6 million of amortization of other intangible assets related to customer relationships, trade names and non-compete agreements for both the three months ended March 31, 2017 and 2016.

Income from operations for the three months ended March 31, 2017 increased $4.7 million, or 20.9%, to $27.2 million versus the three months ended March 31, 2016, due to higher volumes in capital markets transactions, mutual funds print and content management services and virtual data room services and cost control initiatives, partially offset by an increase in expenses incurred to operate as an independent public company, including selling expenses, employee compensation costs and spin-off related transaction expenses.

	2017	2016	$ Change	% Change
	(in millions, except percentages)
Interest expense-net	$11.1	$0.3	$10.8	3600.0%

Net interest expense increased $10.8 million for the three months ended March 31, 2017 versus the same period in 2016, due to the issuance of debt in connection with the Separation.

	2017	2016	$ Change	% Change
	(in millions, except percentages)
Earnings before income taxes	$16.1	$22.2	$(6.1)	(27.5%)
Income tax expense	6.8	8.8	(2.0)	(22.7%)
Effective income tax rate	42.2%	39.6%

The effective income tax rate was 42.2% for the three months ended March 31, 2017 compared to 39.6% for the three months ended March 31, 2016. The March 31, 2017 effective income tax rate was impacted by an unfavorable change in the mix of income within foreign jurisdictions and an increase in certain U.S. non-deductible expenses.

Information by Segment

The following tables summarize net sales, income (loss) from operations and certain items impacting comparability within each of the operating segments and Corporate.

U.S.

	Three Months Ended March 31,
	2017	2016
	(in millions, except percentages)
Net sales	$230.4	$208.1
Income from operations	37.0	22.0
Operating margin	16.1%	10.6%
Restructuring, impairment and other charges-net	2.5	0.6

	Net Sales for the Three Months Ended March 31,
Reporting unit	2017	2016	$ Change	% Change
	(in millions, except percentages)
Capital Markets	$119.1	$106.8	$12.3	11.5%
Investment Markets	100.1	91.1	9.0	9.9%
Language Solutions and other	11.2	10.2	1.0	9.8%

Total U.S.	$230.4	$208.1	$22.3	10.7%

Net sales for the U.S. segment for the three months ended March 31, 2017 were $230.4 million, an increase of $22.3 million, or 10.7%, compared to the three months ended March 31, 2016. Net sales increased due to higher volumes in capital markets transactions, mutual fund print and content management services and virtual data room services, partially offset by a decrease in capital markets compliance and healthcare volumes. An analysis of net sales by reporting unit follows:

•	Capital Markets: Sales increased due to higher transactions and virtual data room services volumes, partially offset by lower compliance volumes.

•	Investment Markets: Sales increased due to higher mutual fund print and content management services volumes, partially offset by lower healthcare volumes and price pressures.

•	Language Solutions and other: Sales increased due to higher volumes in translations services and commercial print.

U.S. segment income from operations increased $15.0 million, or 68.2%, for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016, due to higher volumes in capital markets transactions, mutual fund print and content management services and virtual data room services, partially offset by an increase in selling expenses and incentive compensation expense.

Operating margins increased from 10.6% for the three months ended March 31, 2016 to 16.1% for the three months ended March 31, 2017 due to favorable mix and cost control initiatives, partially offset by an increase in selling expenses and incentive compensation expense.

International

	Three Months Ended March 31,
	2017	2016
	(in millions, except percentages)
Net sales	$36.9	$32.0
Income from operations	0.2	3.0
Operating margin	0.5%	9.4%
Restructuring, impairment and other charges-net	0.7	—

Net sales for the International segment for the three months ended March 31, 2017 were $36.9 million, an increase of $4.9 million, or 15.3%, compared to the three months ended March 31, 2016 including a $1.3 million, or 4.1%, decrease due to changes in foreign exchange rates. Net sales increased due to higher volumes in capital markets transactions, mutual funds, virtual data room services and translations services.

International segment income from operations decreased $2.8 million compared to the three months ended March 31, 2016, due to an increase in allocated expenses, including information technology expenses, partially offset by higher volumes in capital markets transactions, mutual funds, virtual data room services and translations services.

Operating margins decreased from 9.4% for the three months ended March 31, 2016 to 0.5% for the three months ended March 31, 2017 due to an increase in allocated expenses, including information technology expenses.

Corporate

The following table summarizes unallocated operating expenses and certain items impacting comparability within the activities presented as Corporate:

	Three Months Ended March 31,
	2017	2016
	(in millions)
Operating expenses	$10.0	$2.5
Spin-off related transaction expenses	2.7	—
Share-based compensation expense	1.1	0.3
Restructuring, impairment and other charges-net	0.6	—

Corporate operating expenses for the three months ended March 31, 2017 increased $7.5 million versus the same period in 2016 due to higher employee compensation costs incurred to operate as an independent public company, spin-off related transaction expenses and an increase in bad debt and share-based compensation expense.

Results of Operations for the Year Ended December 31, 2016 as Compared to the Year Ended December 31, 2015

The following table shows the results of operations for the years ended December 31, 2016 and 2015:

	2016	2015	$ Change	% Change
	(in millions, except percentages)
Services net sales	$598.6	$628.6	$(30.0)	(4.8%)
Products net sales	384.9	420.9	(36.0)	(8.6%)

Net sales	983.5	1,049.5	(66.0)	(6.3%)
Services cost of sales (exclusive of depreciation and amortization)	297.1	291.9	5.2	1.8%
Services cost of sales with RRD affiliates (exclusive of depreciation and amortization)	37.8	40.4	(2.6)	(6.4%)
Products cost of sales (exclusive of depreciation and amortization)	226.2	230.9	(4.7)	(2.0%)
Products cost of sales with RRD affiliates (exclusive of depreciation and amortization)	57.9	68.3	(10.4)	(15.2%)

Cost of sales	619.0	631.5	(12.5)	(2.0%)
Selling, general and administrative expenses (exclusive of depreciation and amortization)	209.8	199.2	10.6	5.3%
Restructuring, impairment and other charges-net	5.4	4.4	1.0	22.7%
Depreciation and amortization	43.3	41.7	1.6	3.8%

Income from operations	$106.0	$172.7	$(66.7)	(38.6%)

Consolidated and Combined

Net sales of services for the year ended December 31, 2016 decreased $30.0 million, or 4.8%, to $598.6 million, versus the year ended December 31, 2015 including a $3.1 million, or 0.5%, decrease due to changes in foreign exchange rates. Additionally, net sales of services decreased due to lower capital markets transactions and compliance volume, partially offset by increased volume in virtual data room services, translation services and mutual fund content management services.

Net sales of products for the year ended December 31, 2016 decreased $36.0 million, or 8.6%, to $384.9 million versus the year ended December 31, 2015, including a $2.3 million, or 0.5%, decrease due to changes in foreign exchange rates. Additionally, net sales of products decreased due to lower volume in capital markets transactions, compliance, commercial print and mutual funds print and price pressures in investment markets.

Services cost of sales increased $2.6 million, or 0.8%, for the year ended December 31, 2016, versus the year ended December 31, 2015. Services cost of sales increased primarily due to an increase in the allocation of information technology expenses from selling, general and administrative expenses to cost of sales, partially offset by lower capital markets transactions and compliance volume and cost control initiatives. As a percentage of net sales, services cost of sales increased 3.0% primarily due to unfavorable mix and wage and other inflation, partially offset by cost control initiatives.

Products cost of sales decreased $15.1 million, or 5.0%, for the year ended December 31, 2016, versus the year ended December 31, 2015. Products cost of sales decreased primarily due to lower print volumes and cost control initiatives, partially offset by wage and other inflationary increases. As a percentage of net sales, products cost of sales increased 2.7% primarily due to unfavorable mix, price pressures and wage and other inflation.

Selling, general and administrative expenses for the year ended December 31, 2016 increased $10.6 million, or 5.3%, to $209.8 million, as compared to the year ended December 31, 2015, primarily due to an increase in expenses incurred to operate as an independent public company, including selling expenses and spin-off related transaction expenses, partially offset by an increase in the allocation of information technology expenses from selling, general and administrative expenses to cost of sales. As a percentage of net sales, selling, general, and administrative expenses increased from 19.0% for the year ended December 31, 2015 to 21.3% for year ended December 31, 2016 due to lower volume and spin-off related transaction expenses.

For the year ended December 31, 2016, the Company recorded net restructuring, impairment and other charges of $5.4 million compared to $4.4 million for the year ended December 31, 2015. For the year ended December 31, 2016, these charges included $3.7 million of employee termination costs for 84 employees, substantially all of whom were terminated as of December 31, 2016. These charges primarily related to the reorganization of certain administrative functions. During the year ended December 31, 2016, the Company also incurred $1.5 million of lease termination and other restructuring costs and $0.2 million for other charges associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans serving facilities that continued to operate. For the year ended December 31, 2015, these charges included $2.3 million of employee termination costs for 64 employees, all of whom were terminated as of December 31, 2016. These charges were primarily the result of the reorganization of certain administrative functions. The Company also incurred lease termination and other restructuring charges of $1.9 million and other charges of $0.2 million associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans during the year ended December 31, 2015.

Depreciation and amortization for the year ended December 31, 2016 increased $1.6 million, or 3.8%, to $43.3 compared to the year ended December 31, 2015. Depreciation and amortization included $14.4 million and $15.4 million of amortization of other intangible assets related to customer relationships, trade names and non-compete agreements for the years ended December 31, 2016 and 2015, respectively.

Income from operations for the year ended December 31, 2016 decreased $66.7 million, or 38.6%, to $106.0 million versus the year ended December 31, 2015, due to a decrease in capital markets transactions, lower compliance and mutual funds print volume and spin-off related transaction expenses, partially offset by an increase in virtual data room, translation and mutual fund content management services and cost control initiatives.

	2016	2015	$ Change	% Change
	(in millions, except percentages)
Interest expense-net	$11.7	$1.1	$10.6	963.6%

Net interest expense increased by $10.6 million for the year ended December 31, 2016 versus the year ended December 31, 2015, primarily due to the issuance of debt in connection with the Separation. Refer to “—Liquidity and Capital Resources” for further discussion.

	2016	2015	$ Change	% Change
	(in millions, except percentages)
Earnings before income taxes	$94.3	$171.7	$(77.4)	(45.1%)
Income tax expense	35.2	67.4	(32.2)	(47.8%)
Effective income tax rate	37.3%	39.3%

The effective income tax rate was 37.3% for the year ended December 31, 2016 compared to 39.3% for the year ended December 31, 2015. The decrease in the effective tax rate from 2015 to 2016 is primarily the result of the reversal of certain international valuation allowances, partially offset by additional tax reserves recorded during 2016.

Information by Segment

The following tables summarize net sales, income (loss) from operations and certain items impacting comparability within each of the operating segments and Corporate.

U.S.

	Year Ended December 31,
	2016	2015
	(in millions, except percentages)
Net sales	$845.2	$900.8
Income from operations	118.4	160.3
Operating margin	14.0%	17.8%
Restructuring, impairment and other charges-net	4.7	3.5
Spin-off related transaction expenses	0.3	—

	Net Sales for the Year Ended December 31,
Reporting unit	2016	2015	$ Change	% Change
	(in millions, except percentages)
Capital Markets	$466.1	$517.4	$(51.3)	(9.9%)
Investment Markets	336.1	339.3	(3.2)	(0.9%)
Language Solutions and other	43.0	44.1	(1.1)	(2.5%)

Total U.S.	$845.2	$900.8	$(55.6)	(6.2%)

Net sales for the U.S. segment for the year ended December 31, 2016 were $845.2 million, a decrease of $55.6 million, or 6.2%, compared to the year ended December 31, 2015. Net sales decreased primarily due to lower capital markets transactions and compliance volume, lower commercial and mutual funds print volume and price pressures in investment markets, partially offset by an increase in virtual data room, translation and mutual fund content management services. An analysis of net sales for the U.S. segment by reporting unit follows:

•	Capital Markets: Sales decreased due to lower transactional and compliance volumes, partially offset by an increase in virtual data room services.

•	Investment Markets: Sales decreased slightly due to lower mutual funds print volume and price pressures, partially offset by an increase in content management services.

•	Language Solutions and other: Sales decreased due to lower commercial print volume, mostly offset by higher translations services volume.

U.S. segment income from operations for the year ended December 31, 2016 decreased $41.9 million, or 26.1%, as compared to the year ended December 31, 2015, primarily due to decreases in capital markets volumes, price pressures in investment markets and wage and other inflation, partially offset by an increase in virtual data room, translation and mutual fund content management services and cost control initiatives.

Operating margins decreased from 17.8% for the year ended December 31, 2015 to 14.0% for the year ended December 31, 2016 due to unfavorable mix driven by lower capital markets transactions, partially offset by cost control initiatives.

International

	Year Ended December 31,
	2016	2015
	(in millions, except percentages)
Net sales	$138.3	$148.7
Income from operations	9.6	15.3
Operating margin	6.9%	10.3%
Restructuring, impairment and other charges-net	0.6	0.9

Net sales for the International segment for the year ended December 31, 2016 were $138.3 million, a decrease of $10.4 million, or 7.0%, compared to the year ended December 31, 2015 including a $5.4 million, or 3.6%, decrease due to changes in foreign exchange rates. Additionally, net sales decreased primarily due to lower capital markets transactions and compliance volumes, partially offset by an increase in translations and virtual data room services.

International segment income from operations for the year ended December 31, 2016 decreased $5.7 million, or 37.3%, compared to the year ended December 31, 2015, primarily due to the decline in capital markets transactions and compliance volumes and wage and other inflation increases, partially offset by cost control initiatives and lower incentive compensation expense.

Operating margins decreased from 10.3% for the year ended December 31, 2015 to 6.9% for the year ended December 31, 2016 due to lower capital markets transactions, partially offset by cost control initiatives and lower incentive compensation expense.

Corporate

The following table summarizes unallocated operating expenses and certain items impacting comparability within the activities presented as Corporate:

	Year Ended December 31,
	2016	2015
	(in millions)
Operating expenses	$22.0	$2.9
Spin-off related transaction expenses	4.6	—
Share-based compensation expense	2.5	1.6
Restructuring, impairment and other charges-net	0.1	—

Corporate operating expenses for the year ended December 31, 2016 increased $19.1 million versus the year ended December 31, 2015 due to higher employee compensation costs incurred to operate as an independent public company, spin-off related transaction expenses, and an increase in bad debt and share-based compensation expense.

Results of Operations for the Year Ended December 31, 2015 as Compared to the Year Ended December 31, 2014

The following table shows the results of operations for the year ended December 31, 2015 and 2014, which reflects the results of acquired businesses from the relevant acquisition dates:

	2015	2014	$ Change	% Change
	(in millions, except percentages)
Services net sales	$628.6	$638.2	$(9.6)	(1.5%)
Products net sales	420.9	441.9	(21.0)	(4.8%)

Net sales	1,049.5	1,080.1	(30.6)	(2.8%)
Services cost of sales (exclusive of depreciation and amortization)	291.9	301.2	(9.3)	(3.1%)
Services cost of sales with RRD affiliates (exclusive of depreciation and amortization)	40.4	39.3	1.1	2.8%
Products cost of sales (exclusive of depreciation and amortization)	230.9	236.3	(5.4)	(2.3%)
Products cost of sales with RRD affiliates (exclusive of depreciation and amortization)	68.3	76.5	(8.2)	(10.7%)

Cost of sales	631.5	653.3	(21.8)	(3.3%)
Selling, general and administrative expenses (exclusive of depreciation and amortization)	199.2	290.5	(91.3)	(31.4%)
Restructuring, impairment and other charges-net	4.4	4.8	(0.4)	(8.3%)
Depreciation and amortization	41.7	40.7	1.0	2.5%

Income from operations	$172.7	$90.8	$81.9	90.2%

Consolidated and Combined

Net sales of services for the year ended December 31, 2015 decreased $9.6 million, or 1.5%, to $628.6 million, versus the year ended December 31, 2014 including an $8.7 million, or 1.4%, decrease due to changes in foreign exchange rates. Additionally, net sales of services decreased due to lower capital market transactions volume, partially offset by volume growth in translation services, virtual data room services and mutual fund content management services.

Net sales of products for the year ended December 31, 2015 decreased $21.0 million, or 4.8%, to $420.9 million versus the year ended December 31, 2014, including a $6.8 million, or 1.5%, decrease due to changes in foreign exchange rates. The decline in net sales of products was primarily due to lower healthcare and mutual funds print volume, price pressures in investment markets and lower commercial print volume.

Services cost of sales decreased $8.2 million, or 2.4% for the year ended December 31, 2015, versus the prior year. Services cost of sales decreased due to lower capital market transactions volume in both segments and cost savings initiatives, partially offset by wage and other cost inflation and higher translation services volume. As a percentage of net sales, services cost of sales decreased 0.5% primarily due to cost savings initiatives that more than offset wage and other cost inflation.

Products cost of sales decreased $13.6 million or 4.3% for the year ended December 31, 2015, versus the prior year. Products cost of sales decreased primarily due to lower print volume and cost savings initiatives, partially offset by wage and other inflationary increases. As a percentage of net sales, products cost of sales increased 0.3% primarily due to wage and other cost inflation that was mostly offset by cost reductions.

Selling, general and administrative expenses decreased $91.3 million, or 31.4%, to $199.2 million, for the year ended December 31, 2015, as compared to the year ended December 31, 2014, primarily due to the 2014 impact of the pension settlement charge of $95.7 million and cost control initiatives, partially offset by the impact of the sale of a building of $6.1 million in 2014. As a percentage of net sales, selling, general, and administrative expenses decreased 7.9 percentage points to 19.0%. The impact of the 2014 pension settlement charge and gain on sale of a building drove a decrease of 8.3 percentage points, which was partially offset by the impact of lower volume and price pressures.

For the year ended December 31, 2015, the Company recorded net restructuring, impairment and other charges of $4.4 million, as compared to $4.8 million in the year ended December 31, 2014. In 2015, these charges included $2.3 million of employee termination costs for 64 employees, all of whom were terminated as of December 31, 2016. These charges were primarily the result of the reorganization of certain administrative functions. The Company also incurred lease termination and other restructuring charges of $1.9 million and other charges of $0.2 million associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans during the year ended December 31, 2015. The 2014 charges included lease termination and other restructuring charges of $2.1 million and charges of $1.7 million for the impairment of an acquired customer relationship intangible asset in 2014. The Company also incurred $0.7 million of employee termination costs as a result of the integration of MultiCorpora and the reorganization of certain operations and other charges of $0.3 million associated with the Company’s decision to withdraw in 2013 from certain multi-employer pension plans during the year ended December 31, 2014.

Depreciation and amortization increased $1.0 million, or 2.5%, to $41.7 million for the year ended December 31, 2015 compared to the year ended December 31, 2014. Depreciation and amortization included $15.4 million and $16.6 million, respectively, of amortization of other intangible assets related to customer relationships, trade names, and non-compete agreements for the years ended December 31, 2015 and 2014.

Income from operations for the year ended December 31, 2015 increased $81.9 million or 90.2% to $172.7 million versus the year ended December 31, 2014, due to the favorable impact of the prior year pension settlement charges of $95.7 million, higher translation services in both segments and cost control initiatives that were more than partially offset by the unfavorable impact of the prior year sale of a building of $6.1 million, price pressures and lower volume in capital market transactions across both segments and domestic investment management volume.

	2015	2014	$ Change	% Change
	(in millions, except percentages)
Interest expense-net	$1.1	$1.5	$(0.4)	(26.7%)
Investment and other income-net	0.1	3.1	(3.0)	(96.8%)

Net interest expense decreased by $0.4 million for the year ended December 31, 2015 versus the year ended December 31, 2014, primarily due to a decrease in average outstanding debt with an RRD affiliate.

Net investment and other income for the year ended December 31, 2015 decreased $3.0 million versus the year ended December 31, 2014, due to the impact of a 2014 gain on the sale of an equity investment.

	2015	2014	$ Change	% Change
	(in millions, except percentages)
Income before income taxes	$171.7	$92.4	$79.3	85.8%
Income tax expense	67.4	35.0	32.4	92.6%
Effective income tax rate	39.3%	37.9%

The effective income tax rate for the year ended December 31, 2015 was 39.3%, as compared to 37.9% for the year ended December 31, 2014. This increase resulted from a lower proportion of taxable earnings in international jurisdictions which have lower statutory tax rates than the U.S., for the year ended December 31, 2015.

Information by Segment

The following tables summarize net sales, income (loss) from operations and certain items impacting comparability within each of the operating segments and Corporate.

U.S.

	Year Ended December 31,
	2015	2014
	(in millions, except percentages)
Net sales	$900.8	$916.3
Income from operations	160.3	175.7
Operating margin	17.8%	19.2%
Restructuring, impairment and other charges-net	3.5	2.5
Gain on sale of building	—	6.1

	Net Sales for the Year Ended December 31
Reporting unit	2015	2014	$ Change	% Change
	(in millions, except percentages)
Capital Markets	$517.4	$526.8	$(9.4)	(1.8%)
Investment Markets	339.3	348.0	(8.7)	(2.5%)
Language Solutions and other	44.1	41.5	2.6	6.3%

Total U.S.	$900.8	$916.3	$(15.5)	(1.7%)

Net sales for the U.S. segment for the year ended December 31, 2015 were $900.8 million, a decrease of $15.5 million, or 1.7%, compared to the year ended December 31, 2014. Net sales decreased due to lower capital markets and investment markets volume and price pressures. An analysis of net sales for the U.S. segment by reporting unit follows:

•	Capital Markets: Sales decreased primarily due to lower transactional and data and analytics volume, partially offset by an increase in compliance and virtual data room services.

•	Investment Markets: Sales decreased due to lower healthcare and mutual funds volume and price pressures, partially offset by an increase in content management services volume.

•	Language Solutions and other: Sales increased due to higher translation services volume, mostly offset by lower commercial print volume.

U.S. segment income from operations decreased $15.4 million or 8.8% for the year ended December 31, 2015 as compared to the year ended December 31, 2014 primarily due to the 2014 $6.1 million gain on a sale of a building, the decreases in capital markets transactions volume and investment markets volume, as well as price pressures, partially offset by the impact of cost control initiatives.

Operating margins for the year ended December 31, 2015 decreased from 19.2% to 17.8% for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The 2014 building sale and higher restructuring, impairment and other charges negatively impacted margins by 0.8 percentage points in 2015 compared to 2014. Operating margins also decreased due to the lower capital markets transactions volume, unfavorable mix and price pressures, partially offset by the impact of cost control initiatives.

International

	Year Ended December 31,
	2015	2014
	(in millions, except percentages)
Net sales	$148.7	$163.8
Income from operations	15.3	17.2
Operating margin	10.3%	10.5%
Restructuring, impairment and other charges-net	0.9	2.3

Net sales for the International segment for the year ended December 31, 2015 were $148.7 million, a decrease of $15.1 million, or 9.2%, compared to the year ended December 31, 2014 including a $15.5 million, or 9.5% decrease due to changes in foreign exchange rates. In addition, an increase in international translation services and compliance volume was partially offset by a decline in capital market transactions volume.

International segment income from operations decreased $1.9 million or 11.0% compared to the year ended December 31, 2014 due to the decline in capital markets transactions volume and the impact of foreign exchange rates, partially offset by increased volume in translation services, cost control initiatives, and lower restructuring, impairment and other charges.

Operating margins decreased slightly from 10.5% for the year ended December 31, 2014 to 10.3% for the year ended December 31, 2015, as the reduced volume in capital markets transactions was largely offset by cost control actions and lower restructuring, impairment and other charges.

Corporate

The following table summarizes unallocated operating expenses and certain items impacting comparability within the activities presented as Corporate:

	Year Ended December 31,
	2015	2014
	(in millions)
Operating expenses	$2.9	$102.1
Share-based compensation expense	1.6	2.1
Pension settlement charges	—	95.7

Corporate operating expenses in the year ended December 31, 2015 were $2.9 million, a decrease of $99.2 million compared to the year ended December 31, 2014. The decrease was driven by the favorable impact of $95.7 million related to the 2014 pension settlement charge described above and lower employee benefit costs.

Liquidity and Capital Resources

Prior to the Separation, RRD provided financing, cash management and other treasury services to Donnelley Financial. The Company’s cash balances were swept by RRD and the Company received funding from RRD for operating and investing needs. Cash transferred to and from RRD was recorded as intercompany payables and receivables which are reflected in the net parent company investment in the consolidated and combined financial statements. Subsequent to the Separation, the Company no longer participates in cash management and funding arrangements with RRD.

The Company believes it has sufficient liquidity to support its ongoing operations and to invest in future growth to create value for its shareholders. Cash on hand, operating cash flows and the Company’s $300.0 million senior secured revolving credit facility, or the Revolving Facility, are the primary sources of liquidity and are expected to be used for, among other things, payment of interest and principal on the Company’s debt obligations, capital expenditures necessary to support productivity improvement and growth, acquisitions and completion of restructuring programs.

The following describes the Company’s cash flows for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016 and 2015.

Cash Flows from Operating Activities

Operating cash inflows are largely attributable to sales of the Company’s services and products. Operating cash outflows are largely attributable to recurring expenditures for labor, rent, raw materials and other operating activities. For periods prior to the Separation, allocations of operating expenses from RRD are also reflected as operating cash inflows or outflows, including those for pension costs and current income taxes payable.

Three months ended March 31, 2017 compared to the same period in 2016

Net cash used in operating activities was $38.2 million for the three months ended March 31, 2017 compared to $43.7 million of for the three months ended March 31, 2016. The decrease in net cash used in operating activities reflected the timing of payments for suppliers and employee-related liabilities, partially offset by the timing of customer payments and higher payments related to interest.

2016 compared to 2015

Net cash provided by operating activities was $106.0 million for the year ended December 31, 2016 compared to $120.9 million for the year ended December 31, 2015. The decrease in net cash provided by operating activities reflected lower profitability, a decrease in pension plan income allocations, which were treated as cash in periods prior to the Separation, and timing of payments for employee-related liabilities and suppliers, partially offset by timing of cash collections.

Cash Flows Used for Investing Activities

Three months ended March 31, 2017 compared to the same period in 2016

Net cash used in investing activities was $7.5 million for the three months ended March 31, 2017 compared to $6.1 million for the three months ended March 31, 2016. Capital expenditures were $4.3 million during the three months ended March 31, 2017, a decrease of $4.2 million as compared to the three months ended March 31, 2016. The Company expects that capital expenditures for 2017 will be approximately $30.0 million to $35.0 million, compared to $26.2 million in 2016. For the three months ended March 31, 2017, cash used in investing activities included $3.4 million for the purchase of an investment.

2016 compared to 2015

Net cash used in investing activities was $29.3 million for the year ended December 31, 2016 compared to $37.1 million for the year ended December 31, 2015. Capital expenditures were $26.2 million during the year ended December 31, 2016, a decrease of $0.9 million as compared to the same period of 2015. Net cash used in investing activities for the year ended December 31, 2016 also included $3.5 million used for the purchase of investments compared to $10.0 million used to purchase an equity investment for the year ended December 31, 2015.

Cash Flows from Financing Activities

Three months ended March 31, 2017 compared to the same period in 2016

Net cash provided by financing activities for the three months ended March 31, 2017 was $21.6 million compared to $46.8 million for the three months ended March 31, 2016. The decrease in net cash provided by financing activities reflected a $39.7 million decrease in net transfers from RRD and its affiliates in connection with the Separation, offset by $20.0 million of net proceeds from borrowings under the Revolving Facility.

2016 compared to 2015

Net cash used in financing activities for the year ended December 31, 2016 was $60.0 million compared to $94.8 million for the year ended December 31, 2015. The decrease in net cash used in financing activities reflected $348.2 million of proceeds from the issuance of long-term debt, offset by $50.0 million in payments on long-term debt and a $284.1 million increase in net transfers to RRD and its affiliates in connection with the Separation.

Contractual Cash Obligations and Other Commitments and Contingencies

In connection with the Separation, the Company entered into transition services agreements with RRD, covering certain support and back office services that the Company has historically received from RRD. Under the terms of the agreements, RRD will provide various services, including information technology, accounts receivable, accounts payable, payroll and other financial and administrative services and functions. The Company also entered into a transition services agreement with LSC, pursuant to which LSC will provide certain services to the Company. The services under the transition services agreements generally extend for up to 24 months following the Separation.

The Company entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition, premedia and access to technology. The Company also entered into a number of commercial and other arrangements with LSC and its subsidiaries, pursuant to which LSC will print and bind products for the Company. The terms of the arrangements with RRD and LSC do not exceed 24 months following the Separation.

The following table quantifies the Company’s future contractual obligations as of December 31, 2016:

	Payments Due In
	Total	2017	2018	2019	2020	2021	Thereafter
	(in millions)
Debt(a)	$600.0	$—	$—	$6.9	$17.5	$17.5	$558.1
Interest due on debt	361.4	39.7	39.7	39.7	39.1	38.2	165.0
Operating leases(b)	137.6	33.5	23.3	17.4	12.9	11.4	39.1
Outsourced services(c)	34.3	31.0	1.9	0.7	0.7	—	—
Deferred compensation	40.0	12.5	4.9	5.9	1.6	1.3	13.8
Multi-employer pension plan withdrawal obligations	6.4	0.4	0.4	0.4	0.4	0.4	4.4
Incentive compensation	4.5	4.5	—	—	—	—	—
Pension and other postretirement benefits plan contributions(d)	4.8	2.3	2.5	—	—	—	—
Other(e)	11.7	10.9	0.8	—	—	—	—

Total as of December 31, 2016	$1,200.7	$134.8	$73.5	$71.0	$72.2	$68.8	$780.4

(a)	Excludes unamortized debt issuance costs of $11.3 million and a discount of $1.7 million which do not represent contractual commitments with a fixed amount or maturity date.
(b)	Operating leases include obligations to landlords.
(c)	Includes information technology, professional, maintenance and other outsourced services.
(d)	Includes estimated pension and other postretirement benefits plan contributions for 2017 and 2018 and does not include the obligations for subsequent periods, as the Company is unable to reasonably estimate the ultimate amounts.
(e)	Other includes purchases of property, plant and equipment of $4.5 million, commercial agreement obligations of $1.8 million, employee restructuring-related severance payments of $1.6 million and miscellaneous other obligations.

Liquidity

The Company maintains cash pooling structures that enable participating international locations to draw on the pools’ cash resources to meet local liquidity needs. Foreign cash balances may be loaned from certain cash pools to U.S. operating entities on a temporary basis in order to reduce the Company’s short-term borrowing costs or for other purposes.

Cash and cash equivalents were $12.3 million as of March 31, 2017, a decrease of $23.9 million as compared to December 31, 2016.

Cash and cash equivalents of $12.3 million at March 31, 2017 included $2.0 million in the U.S. and $10.3 million at international locations. The Company has not recognized deferred tax liabilities related to taxes on foreign earnings as foreign earnings are considered to be permanently reinvested. Certain cash balances of foreign subsidiaries may be subject to U.S. or local country taxes if repatriated to the U.S. In addition, repatriation of some foreign cash balances is further restricted by local laws. Management regularly evaluates whether foreign earnings are expected to be permanently reinvested. This evaluation requires judgment about the future operating and liquidity needs of the Company and its foreign subsidiaries. Changes in economic and business conditions, foreign or U.S. tax laws, or the Company’s financial situation could result in changes to these judgments and the need to record additional tax liabilities.

Pursuant to the Separation and Distribution Agreement, the Company received a cash payment of $68.0 million from RRD on April 3, 2017. The proceeds were used to reduce outstanding debt under the Term Loan Credit Facility.

As of March 31, 2017, there was $20.0 million of outstanding borrowings under the Revolving Facility. Based on the Company’s results of operations for the twelve months ended March 31, 2017 and existing debt, the Company would have had the ability to utilize $170.3 million of the $300.0 million Revolving Facility and not have been in violation of the terms of the agreement. The current availability under the Revolving Facility and net available liquidity as of March 31, 2017 is shown in the table below:

March 31, 2017
Availability	(in millions)
Revolving Facility	$300.0
Availability reduction from covenants	107.5

$192.5
Usage
Borrowings under the Revolving Facility	20.0
Impact on availability related to outstanding letters of credit	2.2

$22.2

Current availability at March 31, 2017	$170.3
Cash	12.3

Net Available Liquidity	$182.6

The Company was in compliance with its debt covenants as of March 31, 2017, and expects to remain in compliance based on management’s estimates of operating and financial results for 2017 and the foreseeable future. However, declines in market and economic conditions or demand for certain of the Company’s products and services could impact the Company’s ability to remain in compliance with its debt covenants in future periods. As of March 31, 2017, the Company met all the conditions required to borrow under the Credit Agreement and management expects the Company to continue to meet the applicable borrowing conditions.

The failure of a financial institution supporting the Revolving Facility would reduce the size of the Company’s committed facility unless a replacement institution was added. As of March 31, 2017, the Revolving Facility is supported by seventeen U.S. and international financial institutions.

As of March 31, 2017, the Company had $2.6 million in outstanding letters of credit and bank guarantees, of which $2.2 million reduced the availability under the Revolving Facility.

The Company’s liquidity may be affected by its credit ratings. The Company’s S&P and Moody’s credit ratings as of March 31, 2017 are shown in the table below:

	S&P	Moody’s
Ratings
Long-term corporate credit rating	BB-	B1
Senior unsecured debt	BB-	B3
Credit Agreement	BB-	B1
Outlook	Stable	Stable

Debt Issuances

On September 30, 2016, the Company issued $300 million of 8.250% Senior Notes, or the Notes, due October 15, 2024. Interest on the Notes is due semi-annually on April 15 and October 15, commencing on April 15, 2017. The Notes were issued to RRD for the transfer to the Company of RRD’s financial communications and data services business on September 30, 2016. RRD transferred the Notes on September 30, 2016 to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and MUFG Securities Americas Inc., or the Selling Noteholders, in exchange for certain outstanding debt securities of RRD that the Selling Noteholders had acquired from other holders of RRD debt securities.

The Notes were issued pursuant to an indenture where certain wholly-owned domestic subsidiaries of the Company guarantee the Senior Notes, or the Guarantors. The Notes are jointly and severally guaranteed, on an unsecured basis, by the Guarantors, which are comprised of each of the Company’s existing and future direct and indirect wholly-owned U.S. subsidiaries that guarantee the Company’s obligations under the Credit Facilities. The Notes are not guaranteed by the Company’s foreign subsidiaries or unrestricted subsidiaries. The Notes and the related guarantees will be the Company and the Guarantors’, respective, senior unsecured obligations and will rank equally in right of payment to all present and future senior debt, including the obligations under the Company’s Credit Facilities, senior in right of payment to all present and future subordinated debt, and effectively subordinated in right of payment to any of the Company and the Guarantors’ secured debt, to the extent of the value of the assets securing such debt. The indenture governing the Notes contains certain covenants applicable to the Company and its restricted subsidiaries, including limitations on: (1) liens; (2) indebtedness; (3) mergers, consolidations and acquisitions; (4) sales, transfers and other dispositions of assets; (5) loans and other investments; (6) dividends and other distributions, stock repurchases and redemptions and other restricted payments; (7) restrictions affecting subsidiaries; (8) transactions with affiliates; and (9) designations of unrestricted subsidiaries. Each of these covenants is subject to important exceptions and qualifications.

In connection with the offering of the Notes, the Company entered into the Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement with the SEC with respect to an offer to exchange the Notes for registered notes which will have terms identical in all material respects to the Notes except that the registered notes will not contain terms that provide for restrictions on transfer, and use its reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC by June 27, 2017. In certain circumstances, the Company may be required to file a shelf registration statement with the SEC registering the resale of the Notes by the holders thereof, in lieu of an exchange offer to such holders. The Company will be required to pay specified additional interest on the Notes if it fails to comply with its registration obligations under the Registration Rights Agreement.

On March 10, 2017 the Company filed its Registration Statement on Form S-4 (as amended, the “Exchange Offer Registration Statement”) to comply with its obligations under the Registration Rights Agreement. The Exchange Offer Registration Statement was declared effective by the SEC on March 22, 2017. An exchange offer for the Notes was launched on March 22, 2017 and settled on April 25, 2017, resulting in the exchange of $299.9 million aggregate principal amount of outstanding Notes for registered notes.

On September 30, 2016, the Company entered into the Credit Agreement, which provided for the Credit Facilities, which included (i) a new senior secured term loan B facility in an aggregate principal amount of $350.0 million and (ii) a new first lien senior secured revolving credit facility in an aggregate principal amount of $300.0 million. The Credit Facilities are unconditionally and irrevocably guaranteed, jointly and severally on a senior secured basis, by certain material subsidiaries of the Company. The Credit Facilities are not guaranteed by the Company’s foreign or unrestricted subsidiaries. The interest rate per annum applicable to the Term Loan Credit Facility is equal to, at the Company’s option, either a base rate plus a margin of 3.00% or LIBOR plus a margin of 4.00%. The interest rate per annum applicable to revolving loans under the Revolving Facility is equal to a base rate plus a margin ranging from 1.125% to 1.750%, or LIBOR plus a margin ranging from 2.125% to 2.750%, in either case based upon the consolidated leverage ratio of the Company and its restricted subsidiaries. The LIBOR rate with respect to the Term Loan Credit Facility is subject to a “floor” of 1%. The Term Loan Credit Facility will mature on September 30, 2023 and the Revolving Facility will mature on September 30, 2021.

The Credit Agreement contains a number of covenants, including, but not limited to, a minimum Interest Coverage Ratio and the Consolidated Leverage Ratio, as defined in and calculated pursuant to the Credit Agreement, that, in part, restrict the Company’s ability to incur additional indebtedness, create liens, engage in mergers and consolidations, make restricted payments and dispose of certain assets. The Credit Agreement generally allows annual dividend payments of up to $15 million in aggregate, though additional dividends may be allowed subject to certain conditions. Each of these covenants is subject to important exceptions and qualifications.

The Company used the net proceeds from the Term Loan Credit Facility to fund a cash dividend to RRD in connection with the separation and to pay fees and expenses related to the separation from RRD. The Company intends to use any additional borrowings under the Credit Facilities for general corporate purposes, including the financing of permitted investments.

Risk Management

The Company is exposed to interest rate risk on its variable debt. At March 31, 2017, the Company’s exposure to rate fluctuations on variable-interest borrowings was $300.0 million.

The Company assesses market risk based on changes in interest rates utilizing a sensitivity analysis that measures the potential loss in earnings, fair values and cash flows based on a hypothetical 10% change in interest rates. Using this sensitivity analysis, such changes would not have a material effect on interest income or expense and cash flows. A hypothetical 10% change in yield would change the fair values of fixed-rate debt at March 31, 2017 by approximately $13.1 million, or 4.4%.

The Company is exposed to the impact of foreign currency fluctuations in certain countries in which it operates. The exposure to foreign currency movements is limited in many countries because the operating revenues and expenses of its various subsidiaries and business units are substantially in the local currency of the country in which they operate. To the extent that borrowings, sales, purchases, revenues, expenses or other transactions are not in the local currency of the subsidiary, the Company is exposed to currency risk and may enter into foreign exchange spot and forward contracts to hedge the currency risk. The Company does not use derivative financial instruments for trading or speculative purposes.

Other Information

Litigation and Contingent Liabilities

For a discussion of certain litigation involving the Company, see Note 10, Commitments and Contingencies, to the Consolidated and Combined Financial Statements and Note 12, Commitments and Contingencies, to the Unaudited Condensed Consolidated and Combined Financial Statements included elsewhere in this prospectus.

New Accounting Pronouncements and Pending Accounting Standards

Recently issued accounting standards and their estimated effect on the Company’s consolidated and combined financial statements are described in Note 21, New Accounting Pronouncements, to the Consolidated and Combined Financial Statements and Note 14, New Accounting Pronouncements, to the Unaudited Condensed Consolidated and Combined Financial Statements included elsewhere in this prospectus.

Quantitative And Qualitative Disclosures About Market Risk

Market Risk

The Company is exposed to potential fluctuations in earnings, cash flows, and the fair value of certain assets and liabilities due to changes in interest rates and foreign currency exchange rates. The Company manages exposure to these market risks through regular operating and financial activities and, when deemed appropriate, through the use of derivative financial instruments for risk management purposes. As a result, the Company does not anticipate any material losses from these risks. The Company was not a party to any derivative financial instrument at December 31, 2016 or 2015.

The Company discusses risk management in various places throughout this document, including discussions concerning liquidity and capital resources.

Foreign Exchange Risk

While the substantial majority of the Company’s business is conducted within the U.S., approximately 14% of the Company’s consolidated and combined net sales in the first quarter of 2017 and in 2016 were earned outside of the U.S. The Company has operations internationally that are denominated in foreign currencies, primarily the British Pound and Canadian dollar, exposing the Company to foreign currency exchange risk which may adversely impact financial results. The exposure to foreign currency movements is limited in many countries because the operating revenues and expenses of the Company’s various subsidiaries and business units are substantially in the local currency of the country in which they operate. To the extent that borrowings, sales, purchases, revenues, expenses or other transactions are not in the local currency of the subsidiary, the Company is exposed to currency risk and may enter into foreign exchange spot and forward contracts to hedge the currency risk. The Company does not use derivative financial instruments for trading or speculative purposes.

For the year ended December 31, 2016, a hypothetical 10% strengthening of the U.S. dollar relative to multiple currencies would have resulted in a decrease in earnings before income taxes of $0.9 million. A hypothetical 10% strengthening of the U.S. dollar relative to multiple currencies at December 31, 2016 would have resulted in a decrease in total assets of approximately $9.4 million.

Interest Rate Risk

The Company is exposed to interest rate risk on its variable debt. At March 31, 2017, the Company’s exposure to rate fluctuations on variable-interest borrowings was $300.0 million.

The Company assesses market risk based on changes in interest rates utilizing a sensitivity analysis that measures the potential loss in earnings, fair values and cash flows based on a hypothetical 10% change in interest rates. Using this sensitivity analysis, such changes would not have a material effect on interest income or expense and cash flows. A hypothetical 10% change in yield would change the fair values of fixed-rate debt at March 31, 2017 by approximately $13.1 million, or 4.4%.

Credit Risk

The Company is exposed to credit risk on accounts receivable balances. This risk is mitigated due to the Company’s large, diverse customer base, dispersed over various geographic regions and industrial sectors. No single customer comprised more than 10% of the Company’s combined net sales in the years ended December 31, 2016, 2015 or 2014. The Company maintains provisions for potential credit losses and such losses to date have normally been within the Company’s expectations. The Company evaluates the solvency of its customers on an ongoing basis to determine if additional allowances for doubtful accounts receivable need to be recorded. Significant economic disruptions or a slowdown in the economy could result in significant additional charges.

Commodities

The primary raw materials used by the Company are paper and ink. To reduce price risk caused by market fluctuations, the Company has incorporated price adjustment clauses in certain sales contracts. Management believes a hypothetical 10% change in the price of paper and other raw materials would not have a significant effect on the Company’s combined annual results of operations or cash flows as these costs are generally passed through to its customers. However, such an increase could have an impact on our customers’ demand for printed products, and we are not able to quantify the impact of such potential change in demand on our combined annual results of operations or cash flows.

BUSINESS

Company Overview

Donnelley Financial Solutions is a financial communications services company that supports global capital markets compliance and transaction needs for its corporate clients and their advisors (such as law firms and investment bankers) and global investment management compliance and analytics needs for mutual fund companies, variable annuity providers and broker/dealers. The Company provides content management, multi-channel content distribution, data management and analytics services, collaborative workflow and business reporting tools, and translations and other language services in support of its clients’ communications requirements. The Company operates in two business segments:

•	United States. The U.S. segment is comprised of three reporting units: capital markets, investment markets, and language solutions and other. The Company services capital market and investment market clients in the U.S. by delivering products and services to help create, manage and deliver financial communications to investors and regulators. The Company provides capital market and investment market clients with communication tools and services to allow them to comply with their ongoing regulatory filings. In addition, the U.S. segment provides clients with communications services to create, manage and deliver registration statements, prospectuses, proxies and other communications to regulators and investors. The U.S. segment also includes language solutions and commercial printing capabilities.

•	International. The International segment includes operations in Asia, Europe, Canada and Latin America. The international business is primarily focused on working with international capital markets clients on capital markets offerings and regulatory compliance related activities within the United States. In addition, the International segment provides services to international investment market clients to allow them to comply with applicable U.S. Securities and Exchange Commission, or SEC, regulations, as well as language solutions to international clients.

The Company reports certain unallocated selling, general and administrative activities and associated expenses within “Corporate”, including, in part, executive, legal, finance, marketing and certain facility costs. In addition, certain costs and earnings of employee benefit plans, such as pension income and share-based compensation, are included in Corporate and are not allocated to the reportable segments. Prior to the Separation (as defined below), many of these costs were based on allocations from RR Donnelley & Sons Company; however, beginning October 1, 2016, the Company incurs such costs directly.

For the Company’s financial results and the presentation of certain other financial information by segment, see Note 18, Segment Information, to the Consolidated and Combined Financial Statements and Note 10, Segment Information, to the Unaudited Condensed Consolidated and Combined Financial Statements included elsewhere in this prospectus. For financial information by geographic area, including net sales and long-lived assets, see Note 19, Geographic Area and Products and Services Information, to the Consolidated and Combined Financial Statements included elsewhere this prospectus.

Client Services

The Company’s business is diversified across a range of products and services that enable it to work with companies and their advisors at different points throughout the business lifecycle, including private companies, public companies and companies that have filed for bankruptcy. The Company’s clientele is primarily focused in three areas: capital markets, investment markets, and language solutions, and the Company also provides clients with Data and Analytics services and products. The Company services clients in each of these areas with distinct, proprietary solutions tailored to meet their varying regulatory, transactional and communications needs and are able to achieve operational leverage through the use of common technology and service platforms.

Global Capital Markets

The Company’s global capital markets, or GCM clients consist mainly of companies that are subject to the filing and reporting requirements of the Securities Act and the Exchange Act. In 2016, approximately 40% of GCM net sales were compliance in nature. The Company also supports public and private companies throughout the mergers and acquisitions transaction process and in public and private capital markets transactions with deal management solutions focused on aiding transactional efficiency from inception to completion. In 2016, approximately 50% of GCM net sales were transactional in nature and approximately 10% of GCM net sales were related to Venue data room services. The Company provides a comprehensive suite of products and services to help its GCM clients comply with disclosure obligations, create, manage and deliver accurate and timely financial communications and manage public and private transaction processes. The Company also provides GCM clients with data and analytics services focused on uncovering intelligence from financial disclosures and offering distribution of company data and public filings.

Many of the Company’s GCM clients are companies required by the SEC to file reports pursuant to the Exchange Act, through the SEC’s EDGAR system. The EDGAR system requires filers to prepare and submit filings using the SEC’s specified file formats. The Company’s EDGAR filing services assist its GCM clients in preparing Exchange Act filings that are compatible with the EDGAR system, and its employees have expertise and significant experience navigating this process with companies and their advisors. Specifically, many of the Company’s GCM clients are required to file proxy statements pursuant to the Exchange Act, and the Company’s Proxy Design service allows its clients to tailor these proxies by helping them to identify and match an appropriate style and format to their unique corporate culture and proxy-related objectives. The Company serves its GCM clients from local offices in most major cities in the U.S. and international jurisdictions in which the Company has operations. The Company believes that its local teams set the standard for reliable and efficient service and convenience.

As part of their regulatory filing requirements, the Company’s GCM clients who submit Exchange Act reports are also required to submit tagged files in the SEC-mandated XBRL format. The Company provides these clients with a suite of tagging, review and validation tools to assist them with the XBRL requirements, and the Company has teams of accounting and financing professionals that assist its GCM clients with the processes of tag selection, tag review, file creation, validation and distribution, if required for their Exchange Act filings with the SEC.

In addition to the EDGAR filing services it provides, in which it formats and manages the content of the filings on behalf of its clients, the Company also offers a cloud-based disclosure management system called ActiveDisclosure that allows its GCM clients to collaboratively create, review and distribute financial communication and regulatory compliance documents on their own systems and then file directly on the SEC’s EDGAR system and File 16 for Section 16 filings, each of which, with assistance from the Company’s experienced professionals as needed, may reduce the time of the financial close process for its clients.

The Company provides services for GCM clients throughout the course of public and private business transactions, including those transactions that are subject to the requirements of the Securities Act. The Company assists many of its clients with certain transaction-related EDGAR filing and print services (including registration statements, prospectuses, offering circulars, proxy statements and XBRL-tagged filings), as well as with the technical aspects of the regulatory filing process. The Company has conferencing facilities in most major cities in the U.S. and the international jurisdictions in which it has operations for in-person working groups to meet to strategize and prepare documents for the transactional deal stream. The Company’s sites are outfitted to provide EDGAR filing capabilities, typesetting, meeting rooms and around-the-clock service.

In addition, for both public and private transactions, many of the Company’s GCM clients use its line of Venue products and services to manage the transaction process and increase efficiency. The Company’s Venue Virtual Data Room product is a cloud-based service that allows companies to securely organize, manage, distribute and track corporate governance, financing, legal and other documents in an online workspace accessible to internal and outside advisors alike. The Company’s GCM clients use Venue Virtual Data Rooms for capital markets transactions, mergers and acquisition transactions and other transactions to facilitate their document management and due diligence processes.

Venue Deal Marketing is a service provided through Peloton Documents, a company in which the Company has made a strategic investment. The Peloton solution creates interactive transaction related documents that enable companies, investors and advisors to communicate a company’s value and market and manage large, complex deals directly from their data room. Peloton’s technology leverages video and other rich media content as the vehicle to illustrate the value of a business by enabling the user to tell a more dynamic company story to better gauge interest from potential buyers and investors. Users include some of the world’s largest investment banks and private equity firms.

Global Investment Markets

The Company provides products and services to clients operating in GIM within the United States and internationally, including United States based mutual funds, hedge and alternative investment funds, insurance companies and overseas investment structures for collective investments (similar to mutual funds in the United States). The Company also provides products to third party service providers and custodians who support investment managers, and it sells products and distribution services to the broker networks and financial advisors that distribute and sell investment products. The Company services the top variable annuity and variable life providers and many funds use the Company’s software products to create reports, prospectuses, fact sheets and other marketing and disclosure documents for distribution or submission to investors and regulators. In 2016, approximately 97% of GIM net sales were compliance in nature, while the remaining 3% of GIM net sales were transactional in nature. Of the Company’s total GIM net sales in 2016, approximately 60% were derived from clients in the mutual funds industry and 40% were derived from clients in the healthcare and insurance industries. The Company’s teams currently support clients in the United States, Canada, Ireland, the United Kingdom, Luxembourg, India and Australia, with the Company’s average relationship with GIM clients exceeding 12 years.

The Company offers its GIM clients a comprehensive set of products and services, including the FundSuiteArc software platform. FundSuiteArc is a suite of online content management products, which enable the Company’s GIM clients to store and manage information in a self-service, central repository so that compliance and regulatory documents can be easily edited, assembled, accessed, translated, rendered, and submitted to regulators.

In the United States, mutual funds, variable annuity products, and qualifying institutional hedge funds are required by the SEC to file registration forms and subsequent ongoing disclosures as well as XBRL-formatted filings pursuant to the Investment Company Act of 1940, or the 1940 Act, through the SEC’s EDGAR system. Using its filing capabilities, the Company works with many of its GIM clients to prepare and submit these 1940 Act and XBRL filings using the SEC’s specified file formats.

Changes in how investors consume information have led to new ways for investors to receive disclosure documents. GIM offers various technology and electronic delivery products and services to make the distribution of documents and content more efficient. Through an investment in and an agreement with Mediant, the Company provides a suite of software to brokers and financial advisors which enable them to monitor and view shareholder communications and support the distribution and tabulation of corporate elections for shareholders.

Language Solutions

The Company supports domestic and international businesses in a variety of industries by helping them adapt their business content into different languages for specific countries, markets and regions through a complete suite of language products and services. The Company’s suite of services includes translation, editing, interpreting, proof-reading and multilingual typesetting, plus specialized content services such as transcreation (cultural adaptation of marketing materials), copywriting, linguistic validation by subject matter experts (specifically in the medical sector), transcription, voice-over, subtitling, and localization (website software adaptation for a specific market). The Company also provides application testing and quality assurance, which enable consistent performance of web, desktop and mobile applications, as well as cultural consulting services, helping corporations with their cross-cultural communications. The Company generally provides its suite of services to clients through project-by-project or preferred vendor arrangements, with the majority of its net sales from language solutions derived from the Company’s International segment. The Company provides its language solutions offerings to clients operating in a variety of industries, with language solutions 2016 net sales derived from clients in the financial, corporate, life sciences and legal industries, among others.

The Company engages as independent contractors a network of over 5,000 accredited, in-country linguists to support its clients in over 140 languages and provide a 24/7/365 service delivery platform to assist its clients at all times, enabling a shorter time-to-market. The Company’s language solutions services are supported by its innovative language technology, including a market leading proprietary Translation Management System (MultiTrans) with terminology management and translation memory features. This state-of-the-art system stores terminology preferences and reduces costs by using previously-translated content. In addition, the Company offers a website translation service which is a cloud-based platform that enables dynamic website translation. The Company also continually drives innovation with new technologies, such as machine translation, to generate translations at the click of a button, post-machine translation editing to improve the quality of computer-generated translations, and voice recognition to gain efficiencies in audio-to-text solutions.

Data and Analytics

The Company also helps professionals uncover intelligence from financial disclosures, offering distribution of company data and public filings for equities, mutual funds and other publicly traded assets through Application Program Interfaces, or APIs, online subscriptions and data licenses. The Company extracts critical company data in real time, verifies its accuracy, converts it to value-added formats like XML, JSON and XBRL, securely stores the information and then provides clients access to the data through various delivery methods.

The Company is able to leverage proprietary technology to create robust, timely and accurate data sets, distributing high quality, interactive financial data and services to the investment community. With deep experience and knowledge, the Company is advancing how financial data is consumed, delivered and analyzed, helping to transform data points into constructive, valuable information.

In addition to access to data sets, the Company provides subscription-based proprietary desktop and web tools for data analysis. EDGARPro enables investors, analysts, lawyers, auditors and corporate executives to access detailed company information, as-reported and standardized financial data, SEC filings, stock quotes and news. I-Metrix, a Microsoft Excel plugin, provides quick and accurate XBRL-tagged financial statement data via an easy-to-use web interface for data downloads, enabling simple or complex modeling with the goal of providing better, faster and smarter financial analysis and company research. The Company’s additional offerings include solutions for E-Prospectus, Investor Relations websites and XBRL data set creation and validation for use outside of SEC filings.

Products and Services

The Company separately reports its net sales and related cost of sales for its products and services offerings. The Company’s services offerings consist of all non-print offerings, including document composition, compliance related EDGAR filing services, transaction solutions, data and analytics, content storage services and language solutions. The Company’s product offerings primarily consist of conventional and digital printed products and related shipping costs.

Spin-off Transaction

On October 1, 2016, Donnelley Financial became an independent publicly traded company through the distribution by RRD of approximately 26.2 million shares, or 80.75%, of Donnelley Financial common stock to RRD shareholders, or the Separation. Holders of RRD common stock received one share of Donnelley Financial common stock for every eight shares of RRD common stock held on September 23, 2016. RRD retained approximately 6.2 million shares of Donnelley Financial common stock, or a 19.25% interest in Donnelley Financial, as part of the Separation. If RRD disposes of less than all of the shares of common stock held by it in the debt-for-equity exchange, RRD expects to dispose of the remaining common stock that it retained in the 12-month period following the Separation. Donnelley Financial’s Registration Statement on Form 10, as amended, was declared effective by the SEC on September 20, 2016. Donnelley Financial’s common stock began regular-way trading under the ticker symbol “DFIN” on the NYSE on October 3, 2016. On October 1, 2016, RRD also completed the previously announced separation of LSC, its publishing and retail-centric print services and office products business.

Competition

Technological and regulatory changes, including the electronic distribution of documents and data hosting of media content, continue to impact the market for our products and services. One of the Company’s competitive strengths is that it offers a wide array of communications products, compliance services and technologies, a global platform, exceptional sales and service and regulatory domain expertise, which provide differentiated solutions for its clients.

The financial communications services industry, in general, is highly competitive and barriers to entry have decreased as a result of technology innovation. Despite some consolidation in recent years, the industry remains highly fragmented in the United States and even more so internationally with many in-country alternative providers. The Company expects competition to increase from existing competitors, as well as new and emerging market entrants. In addition, as the Company expands its product and service offerings, it may face competition from new and existing competitors. The Company competes primarily on product quality and functionality, service levels, subject matter regulatory expertise, security and compliance characteristics, price and reputation.

The impact of digital technologies has been felt in many print products, most acutely in the Company’s mutual fund, variable annuity and public company compliance business offerings. Historically, the Company has been a high-touch, service oriented business. Technology changes have provided alternatives to the Company’s clients that allow them to manage more of the financial disclosure process themselves through collaborative document management solutions. For years, the Company has invested in its own applications, ActiveDisclosure, FundSuiteArc and Venue to serve clients and increase retention and has invested to expand capabilities and address new market sectors. The future impact of technology on the business is difficult to predict and could result in additional expenditures to restructure impacted operations or develop new technologies. In addition, the Company has made targeted acquisitions and investments in its existing business to offer clients innovative services and solutions, including acquisitions of EDGAR Online and MultiCorpora and investments in Mediant, Peloton and eBrevia that further solidify the Company’s position as a technology service leader in the industry.

The Company’s competitors for SEC filing services for capital markets clients include full service financial communications providers, technology point solution providers focused on financial communications and general technology providers. The Company’s competitors for SEC filing services for investment markets clients include full service traditional providers, small niche technology providers and local and regional print providers that bid against the Company for printing, mailing and fulfillment services. Language solutions competes with global and local language service providers and language/globalization software vendors.

Market Volatility/Cyclicality

The Company is subject to market volatility in the United States and world economy, as the success of the transactional offering is largely dependent on the global market for IPOs, secondary offerings, mergers and acquisitions, public and private debt offerings, leveraged buyouts, spinouts and other transactions. The International segment is particularly susceptible to capital market volatility as most of the International business is capital markets transaction focused. The Company mitigates some of that risk by offering services in higher demand during a down market, like document management tools for the bankruptcy/restructuring process, and also moving upstream from the filing process with products like Venue, the Company’s data room solution. The Company also attempts to balance this volatility through supporting the quarterly/annual public company reporting process through its EDGAR filing services and ActiveDisclosure product, its investment markets regulatory and shareholder communications offering and continues to expand into adjacent growth businesses like language solutions and data and analytics, which have recurring revenues and are not as susceptible to market volatility and cycles. This quarterly/annual public company reporting process work also subjects the Company to filing seasonality shortly after the end of each fiscal quarter, with peak periods during the course of the year that have operational implications. Such operational implications include the need to increase staff during peak periods through a combined strategy of hiring additional full-time and temporary personnel, increasing the premium time of existing staff, and outsourcing production for a number of services. Additionally, clients and their financial advisors have begun to increasingly rely on web-based services which allow clients to autonomously file and distribute compliance documents with regulatory agencies, such as the SEC. While the Company believes that its ActiveDisclosure and FundSuiteArc solutions are competitive in this space, competitors are continuing to develop technologies that aim to improve clients’ ability to autonomously produce and file documents to meet their regulatory obligations. The Company continues to remain focused on driving recurring revenue in order to mitigate market volatility.

Raw Materials

The primary raw materials used in the Company’s printed products are paper and ink. The paper and ink supply is sourced from a small set of select suppliers in order to ensure consistent quality that meets the Company’s performance expectations and provides for continuity of supply. The Company believes that the risk of incurring material losses as a result of a shortage in raw materials is unlikely and that the losses, if any, would not have a materially negative impact on the Company’s business.

Distribution

The Company’s products are distributed to end-users through the U.S. or foreign postal services, through retail channels, electronically or by direct shipment to customer facilities. Postal costs are a significant component of many customers’ cost structures and postal rate changes can influence the number of pieces that the Company’s customers are willing to print and mail.

Customers

For each of the years ended December 31, 2016, 2015 and 2014, no customer accounted for 10% or more of the Company’s consolidated and combined net sales.

Technology

The Company invests resources in developing software to improve its services. The Company invests in its core composition systems and client facing solutions and has also adopted market-leading third party systems which have improved the efficiency of its sales and operations processes.

Environmental Compliance

It is the Company’s policy to conduct its global operations in accordance with all applicable laws, regulations and other requirements. It is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that the Company may undertake in the future. However, in the opinion of management, compliance with the present environmental protection laws, before taking into account estimated recoveries from third parties, will not have a material adverse effect on the Company’s consolidated and combined annual results of operations, financial position or cash flows.

Employees

As of March 31, 2017 and December 31, 2016, the Company had approximately 3,500 and 3,600 employees, respectively.

Available Information

The Company maintains a website at www.dfsco.com where the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports, as well as other SEC filings, are available without charge, as soon as reasonably practicable following the time they are filed with, or furnished to, the SEC. The Principles of Corporate Governance of the Company’s board of directors, or the Board, the charters of the Audit, Compensation, Corporate Responsibility & Governance Committees of the Board and the Company’s Principles of Ethical Business Conduct are also available on the Investor Relations portion of the Company’s website, and will be provided, free of charge, to any shareholder who requests a copy. References to the Company’s website address do not constitute incorporation by reference of the information contained on the website, and the information contained on the website is not part of or incorporated by reference in this document.

Properties

The Company’s corporate office is located in leased office space at 35 West Wacker Drive, Chicago, Illinois, 60601. As of December 31, 2016, the Company leased or owned 43 U.S. facilities, some of which had multiple buildings and warehouses, and these U.S. facilities encompassed approximately 1.5 million square feet. The Company leased or owned 27 international facilities, some of which had multiple buildings and warehouses, encompassing approximately 0.1 million square feet in Europe, Asia, Canada and Latin America. Of the Company’s U.S. and international facilities, approximately 0.4 million square feet of space was owned, while the remaining 1.2 million square feet of space was leased.

Legal Proceedings

For a discussion of certain litigation involving the Company, see Note 10, Commitments and Contingencies, to the Consolidated and Combined Financial Statements and see Note 12, Commitments and Contingencies, to the Unaudited Condensed Consolidated and Combined Financial Statements included elsewhere in this prospectus.

CORPORATE GOVERNANCE AND MANAGEMENT

Corporate Governance

General

Our common stock is listed on the NYSE under the symbol “DFIN.” As a result, we are generally subject to NYSE corporate governance listing standards.

Our Executive Officers

The following table sets forth the names and ages of those individuals who are our executive officers as of the date of this prospectus:

Name	Age	Position(s)
Daniel N. Leib	50	Chief Executive Officer
Thomas F. Juhase	56	Chief Operating Officer
David A. Gardella	47	Chief Financial Officer
Jennifer B. Reiners	50	General Counsel
Kami S. Turner	42	Controller and Chief Accounting Officer

The business experience and certain other background information regarding our executive officers is set forth below.

Daniel N. Leib has served as Chief Executive Officer since October 2016. Prior to this, Mr. Leib served as RRD’s Executive Vice President and Chief Financial Officer since May 2011. Prior to this, he served as Group Chief Financial Officer and Senior Vice President, Mergers and Acquisitions since August 2009 and Treasurer from June 2008 to February 2010. Mr. Leib served as RRD’s Senior Vice President, Treasurer, Mergers and Acquisitions and investor relations since July 2007. Prior to this, from May 2004 to 2007, Mr. Leib served in various capacities in financial management, corporate strategy and investor relations with RRD.

Thomas F. Juhase has served as Chief Operating Officer since October 2016. Prior to this, Mr. Juhase served as RRD’s President, Financial, Global Outsourcing and Document Solutions since 2010. He served as President, Financial and Global Outsourcing from 2007 to 2010, as President, Global Capital Market, Financial Print Solutions from 2004 to 2007. From 1991 to 2004, Mr. Juhase served in various capacities with RRD in sales and operations in the U.S. and internationally.

David A. Gardella has served as Chief Financial Officer since October 2016. Prior to this, Mr. Gardella served as RRD’s Senior Vice President, Investor Relations & Mergers and Acquisitions since 2011. He served as Vice President, Investor Relations from 2009 to 2011 and as Vice President, Corporate Finance from 2008 to 2009. From 1992 to 2004 and then from 2005 to 2008, Mr. Gardella served in various capacities in financial management and financial planning & analysis with RRD.

Jennifer B. Reiners has served as General Counsel since October 2016. Prior to this, Ms. Reiners served as RRD’s Senior Vice President, Deputy General Counsel since 2008 and as Vice President, Deputy General Counsel from 2005 to 2008. Prior to this she served in various capacities in RRD’s legal department from 1997 to 2008.

Kami S. Turner has served as Controller and Chief Accounting Officer since October 2016. Prior to this, Ms. Turner served as RRD’s Assistant Controller from December 2012 to October 2016, Vice President, External Reporting in 2012 and from 2009 to 2011 served in various capacities in finance at RRD.

Our Directors

The following table sets forth the names and ages of our directors as of the date of this prospectus, each of whom has served since October 1, 2016:

Name	Age	Position(s)	Director Class
Richard L. Crandall	73	Chairman	Class III
Luis A. Aguilar	63	Director	Class III
Nanci E. Caldwell	59	Director	Class III
Charles D. Drucker	54	Director	Class II
Gary G. Greenfield	62	Director	Class II
Daniel N. Leib	50	Director	Class I
Lois M. Martin	54	Director	Class I
Oliver R. Sockwell	73	Director	Class II

The business experience and certain other background information regarding our directors is set forth below.

For a biography of Mr. Leib, see “—Our Executive Officers.” Mr. Leib’s day-to-day leadership as Chief Executive Officer of the Company, as well as his many years of experience in the printing and related services industry, provides him with deep knowledge of the Company’s operations and industry and gives him unique insights into the Company’s challenges and opportunities.

Richard L. Crandall is Chairman of the Donnelley Financial Board. Mr. Crandall is the founder and Chairman of Enterprise Software Roundtable, a CEO roundtable for the software industry, and as a founding Managing Director of Arbor Ventures, a technology venture capital firm and a member of the board of the National Cybersecurity Center. Mr. Crandall has also been a technology advisor to the U.S. Chamber of Commerce and a founder of Comshare, Inc., a decision support software company, where he served as Chief Executive Officer for 24 years and Chairman for three years. Mr. Crandall has been involved in leadership roles, including having served as Chairman of Giga Information Group, a technology advisory firm, and Novell. He currently serves on the boards of Diebold Nixdorf, Incorporated, Pelstar LLC and several tech ventures. Mr. Crandall has been a Director of RRD since 2012 and currently serves on RRD’s Governance, Responsibility & Technology Committee.

Mr. Crandall’s breadth of experience in leading software and technology companies, including a technology venture capital firm, as well as his background serving on various boards of directors, provides the Board with valuable corporate governance, oversight and industry experience.

Luis A. Aguilar is a Director on the Donnelley Financial Board. Mr. Aguilar is a Principal in Falcon Cyber Investments, an investment fund exclusively focused on cyber security investment, and a former Commissioner at the SEC, serving from July 2008 to December 2015. Prior to that he was a Partner specializing in corporate and securities law matters at McKenna Long & Aldridge, LLP, an international law firm, from 2005 to 2008 and Alston & Bird, LLP, a law firm, from 2003 to 2004. Prior thereto, Mr. Aguilar held various positions including General Counsel, Head of Compliance and Corporate Secretary at Invesco Inc., a global asset management firm. He currently serves as a Director of Envestnet, Inc.

Mr. Aguilar’s experiences at the SEC, in private law firm practice and at Invesco gives the Board insights into the Company’s GIM and GCM businesses and enable the Board to help guide the Company’s strategies in those areas.

Nanci E. Caldwell is a Director on the Donnelley Financial Board. Ms. Caldwell is the former Executive Vice President and Chief Marketing Officer of PeopleSoft, Inc. (acquired by Oracle Corporation in 2005) from 2002 to 2005 and Senior Vice President and Chief Marketing Officer from 2001 to 2002. Prior to this she served in various positions of increasing responsibility at Hewlett-Packard Company. Ms. Caldwell served on the boards of Tibco Software, Inc., JDA Software Group, Inc., Deltek, Inc., Hyperion Solutions Corporation, Sophos, plc, Live Ops, Inc. and Network General, Inc., and also currently serves on the board of Canadian Imperial Bank of Commerce, Citrix Systems and Equinix, Inc.

Ms. Caldwell’s deep experience with marketing provides insights into the Company’s go-to-market strategies. She has considerable corporate governance experience through years of service on other public company boards and by serving on the governance and compensation committees.

Charles D. Drucker is a Director on the Donnelley Financial Board. Mr. Drucker has served as President of Vantiv, Inc., a provider of payment processing services and related technology solutions, since 2004, as its Chief Executive Officer since 2009 and as a Director since 2011. He was a Director of Vantiv Holding LLC from 2009 to 2012; Head, Investment Advisors Division, Fifth Third Investment Advisors, Inc. from 2006 to 2009 and President, Fifth Third Processing Solutions from 2004 to 2006. Mr. Drucker currently serves on the board of directors of Vantiv, Inc.

Mr. Drucker’s financial technology and financial services experience gives the Board a different perspective regarding the ways in which the Company’s strategy can evolve to even better serve its customers.

Gary G. Greenfield is a Director on the Donnelley Financial Board. Mr. Greenfield has been a Partner at Court Square Capital Partners, a private equity company, since 2013. He served as President and Chief Executive Officer of Avid Technology, Inc., a digital media and entertainment company, from 2007 to 2013, President and Chief Executive Officer of GXS, Inc. from 2003 to 2007, and in various leadership positions in various technology related companies. Mr. Greenfield served on the boards of Epocrates Inc., Hyperion Solutions Corporation, Vocus Inc., Novell Inc. and Mobius Management Systems Inc. and currently serves on the board of Diebold Nixdorf Incorporated.

Mr. Greenfield’s proven senior executive experience in high technology industries, along with his ability to grow markets and develop products, provides our Company with experience relevant to many key aspects of our business. He has considerable corporate governance experience through years of service on other public company boards in a variety of industries.

Lois M. Martin is a Director on the Donnelley Financial Board. Ms. Martin has served as Senior Vice President and Chief Financial Officer of Mortenson Companies, a leading global design, development, construction and operations company spanning commercial, renewal energy, infrastructure and civil sectors since February 2017. Prior to this, she was Executive Vice President and Chief Financial Officer Ceridian Corporation, a private human resource software development company, since 2012, and Senior Vice President and Chief Financial Officer of Capella Education Company from 2004 to 2011 and Deluxe Corporation from 1993 to 2001. Ms. Martin is currently a director of Stratacor/Delta Dental of MN and Augustana University. Ms. Martin was formerly a Director of ADC Telecommunications Inc., Meritas International and MTS Systems Corporation.

Ms. Martin’s experience as a chief financial officer at numerous companies provides financial expertise. She is an audit committee financial expert based on her experience as a chief financial officer at public companies and audit committee chair on public company boards.

Oliver R. Sockwell is a Director on the Donnelley Financial Board. Mr. Sockwell is the former President and Chief Executive Officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, serving from 1987 to 1997. Previously, he was Executive Vice President, Finance at SLM Corporation (Sallie Mae); and from 1998 to 2003 Executive-in-Residence at Columbia Business School. Mr. Sockwell has been a Director of RRD since 1997 and formerly served on the board of Liz Claiborne, Inc. and Wilmington Trust Corporation.

Mr. Sockwell’s experience as President and Chief Executive Officer of Connie Lee provides expertise in operational and strategic leadership as does his academic tenure at Columbia. He has considerable corporate governance experience through years of service on other public company boards in a variety of industries.

Nomination, Election and Term of Directors

Our Certificate of Incorporation provides for a classified Board consisting of three classes of directors. Class I directors serve until the first annual meeting of stockholders following the Distribution. Class II directors and Class III directors, which together with Class I directors are referred to as the Initial Directors, serve until the second and the third annual meeting of stockholders following the Distribution, respectively. Following the expiration of the initial terms of the Initial Directors, our stockholders elect successor directors to one-year terms. Our Certificate of Incorporation provides that our Board fully declassifies upon the expiration of the terms of our Class III directors. Our by-laws, or the By-laws, provide that directors are elected to the Board by a majority of the votes cast, except in contested elections, wherein directors are elected to the Board by a plurality of the votes cast.

It is the policy of the Corporate Responsibility and Governance Committee to consider candidates for director recommended by stockholders. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other candidate. The committee also considers candidates recommended by management and members of the Board.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the listing rules of NYSE. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the committee will be a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

The Corporate Responsibility and Governance Committee from time to time may engage third-party search firms to identify candidates for director, and may use search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Board Committees

The Board has three standing committees: the Audit Committee, the Corporate Responsibility and Governance Committee and the Compensation Committee. Each committee operates under a written charter that is reviewed annually and posted on the Company’s web site at the following address: http://investor.dfsco.com/corporate-governance/governance-documents. A print copy of each charter is available upon request.

Audit Committee

The Audit Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and financial statement audits; (2) the qualifications and independence of the Company’s independent registered public accounting firm; and (3) the performance of the Company’s internal auditing department and the independent registered public accounting firm.

The committee selects, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm. Pursuant to its charter, the Audit Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party consultants, and has the authority to engage independent auditors for special audits, reviews and other procedures.

The Audit Committee is chaired by Ms. Martin and consists of Ms. Martin, Mr. Sockwell and Mr. Greenfield. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of both NYSE and the SEC. The Board has also determined that each of the members of the Audit Committee is an “audit committee financial expert” within the meaning of the rules of the SEC.

Corporate Responsibility and Governance Committee

The Corporate Responsibility and Governance Committee (1) makes recommendations to the Board regarding nominees for election to the Board and recommend policies governing matters affecting the Board; (2) develops and implements governance principles for the Company and the Board; (3) conducts the regular review of the performance of the Board, its committees and its members; (4) oversees the Company’s responsibilities to its employees and to the environment; and (5) recommends director compensation to the Board. Pursuant to its charter, the Corporate Responsibility and Governance Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and to retain third-party consultants and has the sole authority to approve the terms and conditions under which it engages director search firms.

The Corporate Responsibility and Governance Committee is chaired by Mr. Sockwell and consists of Mr. Sockwell, Mr. Aguilar and Mr. Crandall. The Board has determined that each member is “independent” within the meaning of the rules of NYSE.

Compensation Committee

The Compensation Committee (1) establishes the Company’s overall compensation strategy; (2) establishes the compensation of the Company’s chief executive officer, other senior officers and key management employees; and (3) adopts amendments to, and approve terminations of, the Company’s employee benefit plans.

Pursuant to its charter, the Compensation Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and has the sole authority to engage counsel, experts or consultants in matters related to the compensation of the chief executive officer and other executive officers of the Company and will have sole authority to approve any such firm’s fees and other retention terms. Pursuant to its charter, prior to selecting or receiving any advice from any committee adviser (other than in-house legal counsel) and on an annual basis thereafter, the Compensation Committee must assess the independence of such committee advisers in compliance with any applicable NYSE listing rules and the federal securities laws. The Compensation Committee must also review and approve, in advance, any engagement of any compensation consultant by the Company for any services other than providing advice to the committee regarding executive officer compensation.

The Compensation Committee reviews management’s preliminary recommendations and makes final compensation decisions. The Compensation Committee, with the assistance of its consultants, reviews and evaluates the Company’s executive and employee compensation practices and will determine, based on this review, whether any risks associated with such practices are likely to have a material adverse effect on the Company.

The Compensation Committee is chaired by Mr. Greenfield and consists of Mr. Greenfield, Ms. Caldwell and Mr. Drucker. The Board has determined that each member is “independent” within the meaning of the rules of NYSE.

Principles of Corporate Governance

The Board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the Board to ensure effective corporate governance. The Principles of Corporate Governance covers topics including, but not limited to, director qualification standards, Board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the Board and its committees. Such evaluations determine whether the Board and each committee is functioning effectively, and the Corporate Responsibility and Governance Committee periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to form its oversight function effectively.

The Corporate Responsibility and Governance Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the Board any changes to those principles. The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: http://investor.dfsco.com/corporate-governance/governance-documents and a print copy is available upon request.

Principles of Ethical Business Conduct and Code of Ethics

The Company has adopted and maintains a set of Principles of Ethical Business Conduct. The policies referred to therein apply to all directors, officers and employees of the Company. In addition, in accordance with NYSE listing requirements and SEC rules, the Company has adopted and will maintain a Code of Ethics that applies to its chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is necessary, the Company will post such information on its web site. The full text of each of the Principles of Ethical Business Conduct and our Code of Ethics is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: http://investor.dfsco.com/corporate-governance/governance-documents and a print copy is available upon request.

Director Independence

The Company’s Principles of Corporate Governance provides that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All seven non-employee directors of our Board are independent in accordance with NYSE requirements. Mr. Leib is not independent.

Executive Sessions

The Company’s independent directors are expected to meet regularly in executive sessions without management. Executive sessions are led by the lead director of the Board. An executive session is expected to be held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also is expected to meet in executive session without management in conjunction with each regularly scheduled committee meeting and such sessions will be led by the chair of such committee.

Board Leadership

The Board has determine that having an independent director serve as chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. No single leadership model is right for all companies and at all times, however, the Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure. The Board’s Principles of Corporate Governance provides that, generally, no director may serve as chairman of the Board or any committee for more than three years, provided that the Corporate Responsibility and Governance Committee may recommend to the Board, and the Board may approve, a single extension of the term of a chairman of the Board or any committee for an additional three years once the chairman’s initial three-year term has ended and the Corporate Governance and Responsibility Committee may recommend to the Board, and the Board may approve, extending the term of the chairman of the Board or any committee beyond six years if it deems such an extension to be in the best interest of the stockholders and the Company.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan annually and periodically throughout the year as part of its consideration of the strategic direction of the Company, as well as reviews the output of the Company’s risk management process each year.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee will review with management (1) Company policies with respect to risk assessment and management of risks that may be material to the Company, (2) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (3) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversee the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Corporate Responsibility and Governance Committee, is also responsible for reviewing certain major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Corporate Responsibility and Governance Committee also oversees risks related to the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structure to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the attraction and retention of key management and employees and risks relating to the design of compensation programs and arrangements, as well as developmental and succession planning for possible successors to the position of chief executive officer and planning for other key senior management positions.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Corporate Responsibility and Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 35 West Wacker Drive, Chicago, IL 60601. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing will be distributed to the chairman of the Corporate Responsibility and Governance Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Indemnification of Officers and Directors

In accordance with Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, our Certificate of Incorporation includes provisions that limit the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except to the extent that such limitation is not permitted under the General Corporation Law of the State of Delaware, or the DGCL. Such limitation shall not apply, except to the extent permitted by the DGCL, to (i) any breach of a director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. These provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our By-laws provide for indemnification to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or, at the request of the Company, serves or served as a director or officer of another corporation, partnership, joint venture, trust or any other enterprise, against all expenses, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding. Our By-laws also provide that the Company must advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party. Unless the Board adopts a resolution authorizing such proceeding, or for counterclaims that respond to and negate a claim in a proceeding initiated by others, the Company is not obligated to provide any indemnification, payment or reimbursement of expenses to any person in connection with a proceeding initiated by such person. In addition, we entered into indemnification agreements with each of our executive officers and directors pursuant to which we agreed to indemnify each such executive officer and director to the fullest extent permitted by the DGCL.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, or CD&A, we will describe the material components of our executive compensation programs applicable to our named executive officers, or our NEOs. While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.

Background

On October 1, 2016, or the Spin Date, R. R. Donnelley and Sons Company, or RRD, completed the previously announced spin, or the Spin, of its publishing and retail-centric print services and office products business, LSC Communications, Inc., and its financial communications services business, Donnelley Financial Solutions, Inc.

Prior to the Spin, RRD’s senior management and the Human Resources Committee of the RRD Board of Directors, the RRD HR Committee, determined RRD’s compensation strategy. Since the information presented in the compensation tables of this prospectus relates to the 2016 fiscal year, which ended on December 31, 2016, this CD&A focuses in the early sections on RRD’s compensation programs and decisions prior to the Spin (when Donnelley Financial was part of RRD) and then in the later sections, on Donnelley Financial’s compensation program and decisions following the Spin. The pre-Spin compensation information may not in all cases be directly relevant to the compensation that these executive officers will receive post-Spin. Following the Spin, the Donnelley Financial Compensation Committee of the Donnelley Financial Board of Directors or the Compensation Committee, determined the executive compensation strategy.

This CD&A presents historical information regarding compensation received from RRD pre-Spin and from us post-Spin in 2016 for the following individuals, our NEOs:

•	Daniel N. Leib, our Chief Executive Officer, or CEO;

•	David A. Gardella, our Chief Financial Officer;

•	Thomas F. Juhase, our Chief Operating Officer;

•	Jennifer B. Reiners, our General Counsel; and

•	Kami S. Turner, our Controller and Chief Accounting Officer.

Mr. Leib was, prior to the Spin, a named executive officer of RRD, or the Pre-Spin NEO. Messrs. Gardella and Juhase and Mesdames Reiners and Turner were not Pre-Spin NEOs, and the following discussion of the Pre-Spin compensation program is therefore not applicable to their compensation in all cases (as described under “RRD Compensation Program Pre-Spin—Pre-Spin Compensation for Messrs. Gardella and Juhase and Mesdames Reiners and Turner”).

Donnelley Financial Compensation Program Post-Spin

Following the Spin, the Compensation Committee reviewed the impact of the Spin and determined future aspects of Donnelley Financial’s compensation program and made appropriate adjustments, as further described under “Donnelley Financial Post-Spin Compensation Program.”

RRD Compensation Program Pre-Spin

The following discussion describes the practices and policies implemented by the RRD HR Committee prior to the Spin Date with respect to the Pre-Spin NEO (Mr. Leib).

RRD Pre-Spin Compensation Philosophy

The executive compensation program at RRD was designed to align the interests of its stockholders and executive officers while providing a total compensation package that enabled RRD to attract, retain and motivate executives. Overall compensation levels were targeted at market survey data medians and, where available, the peer group target median, with a range of opportunity to reward strong performance or withhold rewards when objectives were not achieved.

Historically, RRD’s compensation philosophy was guided by five principles:

•	establish target compensation levels that are competitive within the industries and the markets in which it competes for executive talent;

•	structure compensation so that RRD’s executives share in RRD’s short- and long-term successes and challenges by varying compensation from target levels based upon business and individual performance;

•	link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards;

•	base a substantial portion of each NEO’s long-term incentive award on performance measures while maintaining a meaningful portion that vests over time and is therefore focused on the retention of its top talent; and

•	align a significant portion of executive pay with RRD stockholder interests through equity awards and stock ownership requirements.

RRD Pre-Spin Compensation Best Practices

Consistent with its compensation philosophy, RRD adopted the following compensation best practices:

•	the RRD HR Committee determined that any future executive officer agreements would not include any gross-up for excise taxes;

•	equity plans do not permit option repricing or option grants below fair market value;

•	no tax gross-ups on any supplemental benefits or perquisites;

•	policy that prohibits employees, directors and certain of their immediate family members from pledging, short sales, trading in publicly traded options, puts or calls, hedging or similar transactions with respect to RRD stock;

•	no payment or accrual of dividends on performance share units, or PSUs, or restricted stock units, or RSUs;

•	limited perquisites provided to executive officers;

•	clawback policy covering all executive officers;

•	the RRD HR Committee hired Willis Towers Watson Human Resources Consulting or Willis Towers Watson, as its executive compensation consultant because of their expertise and years of experience as well as their previous work with the RRD HR Committee on the full scale evaluation of all the executive compensation programs at RRD;

•	meaningful stock ownership requirements for senior management including executive officers to further strengthen the alignment of management and stockholder interests; and

•	annual review of executive compensation program by RRD’s HR Committee to determine how well actual compensation targets and levels met RRD’s overall philosophy and its targeted objectives in comparison to both its market data and, where available, peer group data.

2016 Pre-Spin RRD Peer Group

In 2015, Willis Towers Watson completed a thorough review of the compensation peer group at the request of the RRD HR Committee. As a result of this analysis, several changes were made to the peer group. The primary focus of this process was to include industrial companies of generally similar or larger size, complexity and scope rather than companies only in RRD’s industry, since RRD was significantly larger than all of its direct competitors and the markets for talent were necessarily broader. The resulting peer group, approved in 2015 and continued without change until the Spin Date, was comprised of the following 26 companies:

International Paper Company	Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.
Danaher Corp.	Huntsman Corporation	Avery Dennison Corporation
Xerox Corporation	The Sherwin-Williams Company	Ashland Inc.
WPP plc	Air Products & Chemicals Inc.	Packaging Corporation of America
PPG Industries, Inc.	WestRock Company	Quad/Graphics, Inc.
Genuine Parts Company	Crown Holdings Inc.	Graphic Packaging Holding Company
CH Robinson Worldwide Inc.	Ball Corporation	Adobe Systems Incorporated
Parker-Hannifin Corporation	Praxair Inc.	Sealed Air Corporation
Owens-Illinois, Inc.	Pitney Bowes Inc.

2016 Pre-Spin RRD Compensation Overview

RRD recognized the need for its compensation programs to be appropriately modified to take into account the Spin, which was scheduled to be completed during 2016. Guided by the principles noted above, the RRD HR Committee kept the overall construct of RRD’s 2016 compensation programs straightforward, with a focus on simplicity and consistency.

To that end, the RRD HR Committee determined that for 2016:

•	any compensation changes for the Pre-Spin NEOs would be managed by their employer after the Spin, as appropriate, with such employer taking into account each individual’s new role and responsibility as well as the individual’s experience level;

•	the Annual Incentive Plan, or AIP, would consist of three key metrics: a 12-month metric in compliance with Section 162(m) of the Internal Revenue Code that would be determined by the post-Spin RRD HR Committee; a corporate financial metric applicable from the beginning of the year and pro-rated to the Spin Date as agreed by the RRD HR Committee; and a stub-period corporate financial metric applicable from the Spin Date through the end of the fiscal year;

•	an additional bonus would be provided to incentivize key employees, including the NEOs (other than Mr. Quinlan) regarding Spin-related costs (as described under “—RRD Spin Cost Reduction Initiative”);

•	since setting three year performance goals for each of RRD, LSC and Donnelley Financial prior to the Spin would not be meaningful, awards under the long-term incentive plan would be time vested to allow focus on the goals related to timing and execution of the Spin as well as retention of key executives through the Spin; and

•	outstanding equity incentives granted in previous years would be converted into equity in the post-Spin entities, as appropriate (as further described under “—Treatment of RRD Equity and Cash Awards in Connection with the Spin”).

Consistent with prior years, compensation for the Pre-Spin NEOs was comprised of three major components: base salary, annual incentive compensation and long-term incentive compensation. In addition, the Pre-Spin NEOs were eligible to participate in benefit programs generally available to other executives within RRD and other benefits provided to certain executives as further described under “—RRD Pre-Spin Benefit Programs.”

In general, compensation levels for the Pre-Spin NEOs were targeted at the 50th percentile of peer group data, when available for a position, and by market survey data from the Willis Towers Watson 2016 CDB General Industry Executive Compensation Survey Report and Mercer’s 2016 US MDB: Executive Compensation Survey. This 50th percentile target level provided a total competitive anchor point for RRD’s executive compensation program. Actual compensation levels varied up or down from targeted levels based on RRD performance, individual performance and individual experience levels.

The table below sets out the elements of the compensation program for the Pre-Spin NEOs.

Component	Description/Rationale	Determining Factors
Base Salary

•    Compensate for roles and responsibilities

•    Stable compensation element

•    Intended to be the smallest component of the overall compensation package, assuming that RRD was achieving or exceeding targeted performance levels for its incentive programs

• Level of responsibility • Individual role, responsibilities, experience and performance • Skills and future potential • Median of market and peer group data
Annual Incentive Plan

•    Annual cash bonus plan

•    Target amount of bonus is determined as a percentage of base salary

•    Reward achievement against specific, pre-set annual threshold target, corporate financial target and individual performance goals

•    No payout made unless the threshold target is achieved

•    Awards subject to a payout which ranges from 0% to 150% of target with no payout for performance below 90% of the corporate financial target

•    Awards may be modified downward by achievement levels on individual performance goals

• Individual performance goals set for participants • Corporate financial target set at the beginning of the year
Long-Term Incentive Plan

•    Links awards to RRD performance to increase alignment with stockholders

•    Key component to attract and retain executive officers

•    Time vested awards granted in 2016 as a result of the Spin

•    Annual value intended to be a substantial component of overall compensation package

• Level of responsibility • Individual skills, experience and performance • Median of peer group and market survey data
Other Benefits

•    Basic benefits including medical, 401(k), a frozen pension plan and other broad-based plans

•    Limited supplemental benefits including supplemental retirement, insurance and deferred compensation

•    Minimal perquisites with no tax gross-ups

• Benefits determined by level of the employee in the organization

Base Salary

The RRD HR Committee provided no base salary increases to the Pre-Spin NEOs in 2016.

Annual Incentive Plan

The threshold and corporate financial targets under the AIP for 2016 were set by the RRD HR Committee at the beginning of the year following the presentation of the annual operating budget to the RRD Board of Directors. The table below sets forth a description of such targets and the individual performance goals under the AIP.

Target/Goals	Metric	Treatment in the Spin and Payout
Threshold Target	• $7 billion in consolidated RRD revenue for 2016	• No pro-ration for the Spin • RRD HR Committee determined attainment as of December 31, 2016 • Target was attained
Corporate Financial Target	• Non-GAAP reported EBITDA of $867.6 million	• Pro-rated to the Spin Date based on seasonality as determined by the RRD HR Committee

•    Defined as net earnings attributable to RRD common stockholders adjusted for income attributable to non-controlling interests, income taxes, interest expense, investment and other income, depreciation and amortization, restructurings and impairments, acquisition-related expenses and certain other charges or credits

• RRD HR Committee determined attainment as of the Spin Date • Pre-Spin attainment of $823.0 million Non-GAAP reported EBITDA • Payout of 12% for the first three quarters of the year or 9%
Individual Performance Goals	• Vary by individual and vary year to year depending upon key business objectives and areas of emphasis for each individual	• Awards may be modified downward by achievement levels on individual performance goals

2016 AIP target as a percentage of base salary was 150% for Mr. Leib.

The 2016 pre-Spin performance payout curve (which was the same curve as used in 2015) was structured as follows:

•	Payout is 0% if the threshold target is not attained;

•	Payout starts at 90% of the corporate financial target, with an AIP payout of 10%;

•	Payouts scale upward from 10% to 100%, with the corporate financial target needing to be attained for Plan to fund at 100%; and

•	Performance at 110% of the corporate financial target would result in an AIP payout at 150%.

The RRD HR Committee has the discretionary authority to increase or decrease the amount of the AIP award of employees not designated as “covered employees” under section 162(m) of the Internal Revenue Code if the RRD HR Committee determined, prior to the end of the plan year, that an adjustment was appropriate to better reflect the actual performance of RRD and/or the participant. The RRD HR Committee could not increase the amount of the award payable to a person who was a “covered employee” to an amount in excess of the amount earned under the 2012 RRD Performance Incentive Plan.

The RRD HR Committee had discretionary authority to decrease the amount of any AIP award otherwise payable at any time for any person designated as an executive officer of RRD for purposes of Section 16 of the Securities Exchange Act of 1934, including after the end of the plan year. Additionally, the RRD HR Committee had discretionary authority to reduce the amount of the award otherwise payable if it determined that any participant had engaged in misconduct.

RRD Spin Cost Reduction Incentive

In early 2016, to maintain focus on the work to be done for the Spin as well as a focus on effecting the Spin in the most cost-effective manner, the RRD HR Committee implemented a spin cost reduction incentive, or the

Spin Cost Reduction Incentive, under the RRD AIP, which granted a cash award to each of the Pre-Spin NEOs other than the RRD CEO (who received no bonus with respect to the Spin), in an amount equal to 1x the recipient’s then-current salary to be paid in March 2017 if the total costs incurred by RRD in connection with the Spin (excluding debt and financing costs) were equal to or less than $169 million. The RRD HR Committee determined this threshold after reviewing comparable transactions and their costs. After the Spin, the RRD HR Committee reviewed such costs and certified that the total Spin-related costs (excluding debt and financing costs) were less than the $169 million target, so that such Spin Cost Reduction Incentive cash awards became payable.

Long-Term Incentive Program

RRD’s stockholder approved incentive plans allow for the RRD HR Committee to grant PSUs, RSUs, stock options and cash awards to any eligible employee. No stock options have been granted since 2012.

With respect to 2016 compensation decisions, the RRD HR Committee had a series of discussions regarding the most appropriate way to motivate and retain its executives while still maintaining a continued focus on producing strong operating results and effectively executing the Spin. While the RRD long-term incentive program had historically consisted of both PSUs and RSUs, the RRD HR Committee determined that given the Spin, setting three year performance-related targets for all three companies would not be meaningful. Therefore, RSUs that cliff vest after three years in the Company where the officer is employed post-Spin were granted to all Pre-Spin NEOs at a level consistent with grants in prior years as part of overall compensation targeted at the 50th percentile of peer group data, when available for a position, and by market survey data. The RSUs do not accrue dividends on unvested units.

In addition, the stockholder-approved incentive plans permit delegation of the RRD HR Committee’s authority to grant equity to employees other than named executive officers in certain circumstances. The RRD HR Committee delegated such authority to the CEO over a small pool of equity and cash awards to key employees who were not executive officers of RRD.

Pre-Spin Compensation for Messrs. Gardella & Juhase and Mesdames Reiners & Turner

Messrs. Gardella and Juhase and Mesdames Reiners and Turner (for purposes of this section only, the NEOs; for all other sections, “NEO” shall include Mr. Leib) were not executive officers of RRD prior to the Spin, and the preceding discussion of the Pre-Spin RRD compensation program is therefore not applicable to their compensation in all cases. Following the Spin, all became executive officers of Donnelley Financial.

Each NEO’s pre-Spin compensation was comprised of base salary, an annual incentive award under the RRD AIP, long-term incentive awards and benefits. In addition, Mr. Juhase was able to use certain country clubs at which RRD had a business purpose membership for his personal use, but the extent that there was an incremental cost to RRD, Mr. Juhase reimbursed RRD for such personal use. Many decisions regarding each NEO’s compensation were made by his or her manager. Each NEO’s base salary was reviewed annually by his or her applicable manager with regard to the NEO’s performance, responsibilities and salary levels for similar positions at RRD. None of the NEOs’ base salaries were increased in 2016 prior to the Spin.

Under the AIP, each NEO worked with his or her manager to develop his or her individual performance objectives. The same threshold and corporate financial targets set by the RRD HR Committee pre-Spin were applicable to these NEOs. The NEOs’ AIP targets pre-Spin were: for Mr. Juhase, 100% of base salary; for Mr. Gardella and Ms. Reiners, 50% of base salary and for Ms. Turner, 35% of base salary. The NEOs received an AIP payout of 9% of pre-Spin base salary target based on the threshold and corporate financial target determinations made by the RRD HR Committee and his or her manager’s determination regarding the achievement of his or her individual performance goals.

Prior to 2016, special long-term incentive cash awards were granted to certain of the RRD Pre-Spin NEOs and other officers of RRD, including each of our NEOs. While no such awards were granted in 2016, awards from prior years vested in 2016 and will continue to vest in 2017. Mesdames Reiners and Turner were also each granted long-term incentive cash awards, which will cliff vest three years after the date of grant, subject to continued employment. In addition, a discretionary Spin Retention Bonus was awarded to each of the NEOs payable upon completion of the Spin. The manager of each NEO recommended the number of RSUs or cash awards granted to the NEO in 2016 prior to the Spin, which were approved by the RRD HR Committee.

Treatment of RRD Equity and Cash Awards in Connection with the Spin

In connection with the Spin, outstanding RRD equity and cash awards were treated as follows:

Grant Year	Award Type	Vesting Period	Treatment in the Spin
2007-2008	Stock Options	Fully vested	Remained as RRD stock options
2009-2012			Converted to stock options in all 3 spin companies at agreed upon exchange rate
2013	Cash LTI	25% per year	Award will pay at vesting from company where employee lands (future employer approach)
	Cash Retention	March 2, 2017	Amended award agreements to allow unvested award to be paid in full upon termination without cause; award will pay at vesting using future employer approach
	RSUs	25% per year	Any tranches left to vest will vest in stock of all 3 companies (basket approach), at agreed upon exchange rate
2014	Cash LTI	25% per year	Award will pay at vesting using future employer approach
	Cash Retention	January 1, 2017	Award agreements amended to allow unvested award to be paid in full upon termination without cause; award will pay at vesting using future employer approach
	RSUs	25% per year	Any tranches left to vest will vest using the basket approach, at agreed upon exchange rate
	PSUs	Q1 2017	Truncate and measure performance as of the Spin Date; post-Spin will time vest using basket approach at agreed upon exchange rate
2015	Cash LTI	March 2, 2018	Award will pay using future employer approach
	RSUs	March 2, 2018	Vests using future employer approach
	PSUs	Q1 2018	Truncated and measured performance as of the Spin Date; post-Spin will time vest using future employer approach
2016	Cash LTI	March 2, 2019	Award will pay using future employer approach
	RSUs	March 2, 2019	Vests using future employer approach

The exercise price and number of shares subject to each option were adjusted pursuant to the formula proscribed by the Separation and Distribution Agreement in order to preserve the aggregate intrinsic value (that is, the difference between the exercise price of the option and the market price of the shares for which the option may be exercised) of the converted options immediately after the Spin to be the same as the intrinsic value of the RRD options immediately prior to the Spin.

All PSU and RSU awards were converted into RSU awards of LSC, RRD and Donnelley Financial common stock, as applicable, pursuant to a formula provided by the Separation and Distribution Agreement in order to preserve the aggregate intrinsic value of the original award, as measured immediately before and immediately after the Spin.

All equity and cash awards remain subject to the same terms and conditions (including with respect to vesting) immediately following the Spin Date as applicable to the corresponding RRD award immediately prior to the Spin Date, except that awards that were originally RRD PSU awards remained subject to only time-based vesting for the remainder of the applicable performance period following the Spin Date.

Following the Spin Date, the RRD HR Committee determined the achievement level of the performance conditions on the PSUs. The achievement level for PSU awards granted in 2014 was 96% of the performance target, which equated to a 90% payout level. The achievement level for PSU awards granted in 2015 was 82.1% of the performance target and, with an organic revenue growth modifier applied, equated to a 54.1% payout level.

RRD Pre-Spin Benefit Programs

Pre-Spin RRD benefit programs were established based upon an assessment of competitive market factors and a determination of what was needed to retain high-caliber executives. RRD’s primary benefits for executives included participation in RRD’s broad-based plans at the same benefit levels as other employees. These plans included: retirement plans, savings plans, RRD’s health and dental plans and various insurance plans, including disability and life insurance.

In addition, RRD also provided certain executives, including certain of the Pre-Spin NEOs and certain of our NEOs, the following benefits:

•	Supplemental Retirement Plan: RRD provided a supplemental retirement plan to eligible executives described under “—Pension Benefits.” This supplemental retirement plan takes into account compensation above limits imposed by the tax laws and is similar to programs found at many of the companies RRD competes with for talent. This benefit is available to all highly paid RRD executives, including the Pre-Spin NEOs and certain of our NEOs. As of the Spin Date, approximately 96 (active and inactive) employees are covered by this plan.

•	Pension Plan: RRD froze its Qualified Retirement Plans (pension plan) as of December 31, 2011, therefore generally no additional benefits will accrue under such plans or the related supplemental retirement plan.

•	Supplemental Insurance: Additional life and disability insurance was provided to enhance the value of RRD’s overall compensation program. The premium cost for these additional benefits is included as taxable income for the NEOs and there is no tax gross-up on this benefit.

•	Deferred Compensation Plan: The opportunity to defer receiving income and therefore defer taxation on that income, until either a number of years chosen by the executive or termination of employment with RRD.

•	Financial Counseling: Reimbursement of expenses for financial counseling to provide eligible executives with access to an independent financial advisor of their choice. The cost of these services, if utilized, was included as taxable income for the applicable NEO and there was no tax gross-up on this benefit.

•	Automobile Program: A monthly automobile allowance which provided eligible executives with an opportunity to use their car for both business and personal use in an efficient manner. This allowance was included as taxable income to the applicable NEO and there was no tax gross-up on this benefit.

•	RRD Airplane: Pre-Spin, RRD had a fractional ownership interest in a private plane. In 2016, any personal use of the plane was de minimis, as described under the “—Summary Compensation Table.”

RRD Pre-Spin Tax Deductibility Policy

The RRD HR Committee considered the deductibility of compensation for federal income tax purposes in the design of RRD’s pre-Spin programs. While RRD generally sought to maintain the deductibility of the incentive compensation paid to its executive officers, the RRD HR Committee retained the flexibility necessary to provide cash and equity compensation in line with competitive practices, its guiding principles, and the best interests of RRD stockholders even if these amounts are not fully tax deductible.

The AIP threshold target was based on consolidated revenue and established a multiplier for each Pre-Spin NEO (for the President/CEO and COO, 5x base salary; and for the other Pre-Spin NEOs, 3x base salary) for tax deductibility purposes under Section 162(m) of the Internal Revenue Code. These award pools were the absolute maximum limitations on the dollar value of awards earned. The RRD HR Committee then exercised negative discretion to reduce the amount of the pre-Spin AIP award for each pre-Spin NEO and determined the actual annual cash incentive payouts, guided by its consideration of the performance of RRD against the financial threshold (for 2016, non-GAAP reported EBITDA) and individual performance objectives.

Pre-Spin Operation of the RRD Human Resources Committee

The RRD HR Committee established and monitored RRD’s overall compensation strategy to ensure that executive compensation supported the business objectives and specifically established the compensation of the CEO, other senior officers and key management employees. The RRD HR Committee did not administer the employee benefit plans, nor did it have direct jurisdiction over them, but it reviewed the employee benefit plans so as to have a better understanding of the overall compensation structure of RRD. In carrying out its responsibilities, the RRD HR Committee, with assistance from its compensation consultant, Willis Towers Watson, reviewed and determined the compensation (including salary, annual incentive, long-term incentives and other benefits) of RRD’s executive officers, including the pre-Spin NEO. Management, including RRD’s executive officers, developed preliminary recommendations regarding compensation matters with respect to the executive officers other than the RRD CEO for RRD HR Committee review. The RRD HR Committee then reviewed management’s preliminary recommendations and made final compensation decisions.

Pre-Spin Role of the RRD Compensation Consultant

Compensation of executive officers was overseen by the RRD HR Committee, which engaged Willis Towers Watson as its executive compensation consultant to provide objective analysis, advice and recommendations on executive officer compensation and related matters in connection with the RRD HR Committee’s decision-making process. In addition, and related to the Spin, the RRD HR Committee considered the many compensation program changes and transitions that needed to occur as a result of creating three independent public companies and requested that Willis Towers Watson conduct a special review of decisions that were made over the course of 2016 with regard to the Spin. Willis Towers Watson regularly attended RRD HR Committee meetings and reported directly to the RRD HR Committee, not to management, on matters relating to compensation for the executive officers and for directors.

Willis Towers Watson provided additional services to RRD pre-Spin not under the direction of the RRD HR Committee, which services were pre-approved by the RRD HR Committee. The RRD HR Committee reviewed the work and services provided by Willis Towers Watson and it determined that (a) such services were provided on an independent basis and (b) no conflicts of interest exist. Factors considered by the RRD HR Committee in its assessment include:

1.	Other services provided to RRD by Willis Towers Watson;

2.	Fees paid by RRD as a percentage of Willis Towers Watson’s total revenue;

3.	Willis Towers Watson’s policies and procedures that are designed to prevent a conflict of interest and maintain independence between the personnel who provide HR services and those who provide these other services;

4.	Any business or personal relationships between individual consultants involved in the engagement and RRD HR Committee members;

5.	Whether any RRD stock is owned by individual consultants involved in the engagement; and

6.	Any business or personal relationships between RRD’s executive officers and Willis Towers Watson or the individual consultants involved in the engagement.

Pre-Spin Risk Assessment

In 2016, the RRD HR Committee, with the assistance of Willis Towers Watson, reviewed and evaluated RRD’s executive and employee compensation practices and concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on RRD. The determination primarily took into account the balance of cash and equity payouts, the balance of annual and long-term incentives, the type of performance metrics used, incentive plan payout leverage, possibility that the plan designs could be structured in ways that might encourage gamesmanship, avoidance of uncapped rewards, multi-year vesting for equity awards, use of stock ownership requirements for senior management and the RRD HR Committee’s oversight of all executive compensation programs.

Pre-Spin Role of RRD Management

RRD management, including the RRD CEO, developed preliminary recommendations regarding compensation matters with respect to all RRD executive officers, other than the RRD CEO, and provided these recommendations to the RRD HR Committee, which made the final decisions, with advice from Willis Towers Watson, as appropriate. The management team was responsible for the administration of the compensation programs once RRD HR Committee decisions were finalized.

RRD Pre-Spin Stockholder Outreach

During 2016, RRD continued its practice of engaging with stockholders about various corporate governance topics including executive compensation. Meetings were held with significant institutional investors to, among other things, gather additional feedback on RRD’s compensation programs. Based on such meetings and meetings held in prior years, RRD made changes to its compensation programs, including restructuring its long-term incentive program to decrease dilution by providing for cash only awards for employees below the EVP/President level.

RRD received a 95.32% vote in support of its executive compensation program in the 2016 Say-on-Pay advisory vote. RRD believes the pre-Spin compensation decisions and the overall executive compensation program were tailored to RRD’s business strategies, align pay with performance, and take into account feedback received from investors.

Donnelley Financial Post-Spin Compensation Program

Compensation of executive officers is overseen by the Compensation Committee. The following discussion describes the practices and policies implemented by the Compensation Committee following the Spin Date with respect to the NEOs’ post-Spin compensation for 2016. Other than as described below, the Compensation Committee determined to continue the executive compensation program for the remainder of 2016 with the same elements as RRD’s executive compensation program and will establish objectives, principles and/or elements for the program for 2017 and forward as needed. The Compensation Committee engaged Willis Towers Watson as its executive compensation consultant to provide objective analysis, advice and recommendations on 2016 post-Spin executive officer pay in connection with the Compensation Committee’s decision-making process. In November 2016, the Compensation Committee determined to change compensation consultants and engaged Frederic Cook & Co., Inc., or FW Cook, to provide objective analysis, advice and recommendations on executive officer pay in connection with the Compensation Committee’s decision-making process for 2017 forward.

Donnelley Financial Post-Spin Compensation Decisions

Following the Spin, the Compensation Committee evaluated the NEOs’ existing pay opportunities relative to market practices for their Donnelley Financial roles and made appropriate adjustments as further described below. In connection with this evaluation, Willis Towers Watson recommended use of general industry published survey data as the primary benchmark perspective until a fully developed peer group could be refined for ongoing compensation decisions.

As a general practice, the Compensation Committee targets the market median for cash compensation. Due to certain officers’ limited experience in their new roles, the Compensation Committee determined to use a two to three year approach for reaching market median for total cash compensation, with initial adjustments bringing executives to 85%—95% of the market median and additional adjustments in future years, assuming successful performance of the executive’s role. Any differences in compensation levels that exist among the NEOs are primarily due to differences in market practices for similar positions, the responsibility, scope and complexity of the NEO’s role at Donnelley Financial, factors related to a newly hired or promoted executive officer and/or the performance of individual officers.

Base Salary and Target Bonus

Base salaries and target bonuses for each executive officer were set considering:

•	each executive’s role and responsibilities at the time he or she joined Donnelley Financial;

•	the skills and future potential of the individual with Donnelley Financial; and

•	salary levels for similar positions in Donnelley Financial’s market survey data.

In general, base salary is intended to be the smallest component of the overall compensation package, assuming that Donnelley Financial was achieving or exceeding targeted performance levels for its incentive programs.

Following the Spin, the Compensation Committee approved adjustments to the NEOs’ base salaries and target bonuses as follows: Mr. Leib’s salary was increased to $700,000 and target bonus was decreased to 100% of base salary (these and other amendments to Mr. Leib’s employment agreement are further described under “—Potential Payments upon Termination or Change in Control”); Mr. Juhase’s salary was increased to $441,000 and target bonus remained 100% of base salary; Mr. Gardella’s salary was increased to $390,000 and target bonus was increased to 65% of base salary; Ms. Reiners’ salary was increased to $325,000 and target bonus remained 50% of base salary and Ms. Turner’s salary was increased to $260,000 and target bonus was increased to 40% of base salary, in each case to bring the NEOs into the desired competitive positioning as set forth above.

Stub Period Incentive Plan

Awards to the NEOs were based on performance against the corporate financial targets (25% of payment) as well as achievement of transitional objectives (75% of payment) for the three-month period after the Spin (October 1, 2016 to December 31, 2016), or the Stub Period. Specific individual performance goals were not set for the NEOs for the Stub Period. The Stub Period AIP target as a percentage of base salary for each NEO was as set forth above.

The corporate financial target for the Stub Period was non-GAAP adjusted EBITDA of $35.3 million, which is defined as net earnings adjusted for income taxes, interest expense, depreciation and amortization, restructurings and impairments, acquisition-related expenses, Spin-related expenses and certain other charges or credits.

The Stub Period financial performance payout curve was structured as follows:

•	Payout starts at 80% of the corporate financial target, with a Stub Period AIP payout of 80%; and

•	Payouts scale upward from 80% to 100% of target reflecting actual EBITDA generated as a percentage of target, with the corporate financial target needing to be attained to fund at 100%.

The transitional objectives for the Stub Period were:

•	Developing plans to build out company infrastructure;

•	Developing plans to transition off transition services agreements in place with RRD and LSC as part of the Spin process;

•	Developing plans to address commercial agreements with LSC and RRD; and

•	Determining key priorities for 2017.

Payout for achievement of the transitional objectives was determined on a discretionary basis by the Compensation Committee based on progress achieved.

The Compensation Committee reviewed Donnelley Financial’s post-Spin results and performance against the corporate financial target. As a result, and consistent with Donnelley Financial’s pay for performance philosophy, the Compensation Committee confirmed the corporate financial target for the Stub Period was not met and no payout with respect thereto was made. The Compensation Committee also reviewed Donnelley Financial’s progress toward achievement of the transitional objectives and determined a payout level of 100% of the transitional objectives was appropriate, resulting in a 75% payout level for the Stub Period.

Long-Term Incentive Program

The Compensation Committee determined to grant “founder’s awards” to the NEOs and certain other executives to align the senior executives with new shareholder interests, provide immediate incentive for long-term retention and allow participants to share in post-Spin gains in Donnelley Financial value. These founder’s awards, in the form of restricted stock awards to the NEOs and RSU awards to other executives, were granted on the Spin Date. In order to maintain deductibility under Section 162(m), we established a performance target for the restricted stock awards for the NEOs of net sales of at least 75% of the net sales of Donnelley Financial for the period October 1, 2016 through September 30, 2016 in any one of the twelve month periods started on October 1, 2016 and ending on September 30, 2019 that must be met before any shares are vested. If the performance target is met, vesting will occur over the three year period beginning on the date of grant, with 0% vesting at the end of year one, 50% at the end of year two and 50% at the end of year three; however, if the performance target is not met until year three, 100% will vest at the end of year three. All shares are forfeited if the performance target is not met. Restricted stock awards accrue dividends which are payable only upon vesting.

Donnelley Financial Post-Spin Benefit Programs

Post-Spin Donnelley Financial benefit programs were established based upon an assessment of competitive market factors and a determination of what is needed to retain high-caliber executives. Donnelley Financial’s primary benefits for executives include participation in Donnelley Financial’s broad-based plans at the same benefit levels as other employees. These plans include: retirement plans, savings plans, Donnelley Financial’s health and dental plans and various insurance plans, including disability and life insurance.

Donnelley Financial also provides certain executives, including certain of the NEOs, the following benefits:

•	Supplemental Retirement Plan: A supplemental retirement plan for eligible executives described under “—Pension Benefits.” This supplemental retirement plan takes into account compensation above limits imposed by the tax laws and is similar to programs found at many of the companies Donnelley Financial competes with for talent. This benefit is available to all highly paid Donnelley Financial executives, including the NEOs. Approximately 96 (active and inactive) employees are covered by this plan.

•	Pension Plans: Because RRD froze the Qualified Retirement Plans as of December 31, 2011, generally no additional benefits will accrue under such plans or the related supplemental retirement plan.

•	Supplemental Insurance: Additional life and disability insurance, enhancing the value of Donnelley Financial’s overall compensation program. The premium cost for these additional benefits is included as taxable income for certain NEOs and there is no tax gross-up on this benefit.

•	Deferred Compensation Plan: Prior to the Spin, RRD provided executives the opportunity to defer receiving income and therefore defer taxation on that income, until either a number of years chosen by the executive or termination of employment with RRD. Following the Spin, each executive’s balance in the plan, deferral elections and investment option elections followed them to their Spin company. Post-Spin, the plan is not accepting additional deferrals.

•	Financial Counseling: Reimbursement of expenses for financial counseling services to provide certain NEOs access to an independent financial advisor of their choice. The cost of these services, if utilized, is included as taxable income for the NEOs and there is no tax gross-up on this benefit.

•	Automobile Program: A monthly automobile allowance that provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner. This allowance was included as taxable income to certain NEOs and there is no tax gross-up on this benefit.

Post-Spin Tax Deductibility Policy

The Compensation Committee considered the deductibility of compensation for federal income tax purposes in the design of Donnelley Financial’s post-Spin programs. While Donnelley Financial generally seeks to maintain the deductibility of the incentive compensation paid to its executive officers, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practices, its compensation philosophy and the best interests of Donnelley Financial stockholders, even if these amounts are not fully tax deductible.

The founder’s awards granted to the NEOs under the long-term incentive program were based on a performance threshold for tax deductibility purposes under Section 162(m) of the Internal Revenue Code.

Post-Spin Operation of the Donnelley Financial Compensation Committee

The Compensation Committee establishes and monitors Donnelley Financial’s overall compensation strategy to ensure that executive compensation supports the business objectives and specifically establishes the compensation of the CEO, other senior officers and key management employees. The Compensation Committee does not administer the employee benefit plans, nor does it have direct jurisdiction over them, but does review the employee benefit plans so as to have a better understanding of the overall compensation structure of Donnelley Financial. In carrying out its responsibilities, the Compensation Committee, with assistance from its compensation consultant, FW Cook, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of Donnelley Financial’s executive officers, including the NEOs. Management, including Donnelley Financial’s executive officers, develops preliminary recommendations regarding compensation matters with respect to the executive officers other than the CEO for Compensation Committee review. The Compensation Committee then reviews management’s preliminary recommendations and makes final compensation decisions.

Post-Spin Role of the Donnelley Financial Compensation Consultant

The Compensation Committee retained Willis Towers Watson as of the Spin Date as its outside compensation consultant to advise the Compensation Committee on executive officer compensation and related matters in connection with the Compensation Committee’s decision-making process for the 2016 post-Spin period. Willis Towers Watson regularly attended Compensation Committee meetings in October of 2016 and reported directly to the Compensation Committee, not to management, on matters relating to 2016 compensation for the executive officers and for directors, including, as discussed above, with respect to developing recommendations for the annual incentive plan for the Stub Period, conducting an analysis of compensation for the NEOs and assess how target and actual compensation aligned with Donnelley Financial’s objectives and developing recommendations for the size and structure of the founder’s awards for Donnelley Financial’s executive officers. Willis Towers Watson provided no additional services to Donnelley Financial post-Spin. In November 2016, the Compensation Committee determined to change compensation consultants and engaged FW Cook to provide compensation consultant services for Compensation Committee’s decision-making process for 2017 forward. Before engaging FW Cook, the Compensation Committee reviewed the proposed services to be provided by FW Cook and considered the following factors to determine that (a) such services would be provided on an independent basis and (b) no conflicts of interest exist. Factors considered by the Compensation Committee in its assessment include:

1.	Other services provided to Donnelley Financial by FW Cook;

2.	The fees to be paid by Donnelley Financial as a percentage of FW Cook’s total revenue;

3.	FW Cook’s policies and procedures that are designed to prevent a conflict of interest and maintain independence between the personnel who provide HR services and those who provide these other services;

4.	Any business or personal relationships between individual consultants involved in the engagement and Compensation Committee members;

5.	Whether any Donnelley Financial stock is owned by individual consultants involved in the engagement; and

6.	Any business or personal relationships between Donnelley Financial’s executive officers and FW Cook or the individual consultants involved in the engagement.

Post-Spin Role of Donnelley Financial Management

Donnelley Financial management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from its compensation consultant, as appropriate. The management team is responsible for the administration of the compensation programs once Compensation Committee decisions are finalized.

Donnelley Financial Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for all executive officers and certain other executives. These guidelines are designed to encourage Donnelley Financial’s executives to have a meaningful equity ownership in Donnelley Financial, and thereby link their interests with those of its stockholders. These stock ownership guidelines provide that, within five years of becoming an executive, each executive must own (by way of shares owned outright and shares of unvested restricted stock and unvested restricted stock units, but not including unexercised stock options or performance share units other than the founders, awards) shares of Donnelley Financial common stock with a value of 5x base salary for the CEO, 3x base salary for the direct reports of the CEO and 1x base salary for all other officers covered by the policy. In the event an executive does not achieve or make progress toward the required stock ownership level, the Compensation Committee has the discretion to take appropriate action. As of March 9, 2017, all of the Donnelley Financial NEOs have made appropriate progress toward their ownership guidelines

2016 Summary Compensation Table

The Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and principal financial officer, or the NEOs, as of December 31, 2016. Prior to the

Spin, Mr. Leib was a named executive officer of RRD and Mr. Juhase’s role at RRD was comparable to his position at the Company, and therefore information regarding their compensation for 2015 is included in the table below. Mr. Gardella and Mesdames Reiners and Turner were not named executive officers of RRD, nor did they hold the same position at RRD, and therefore no 2015 compensation information for them is reported in the table below. The information set forth below for Mr. Leib and Mr. Juhase with respect to the year ended December 31, 2015 is historical RRD compensation which has been provided by, or derived from information provided by, RRD and reflects compensation earned for services rendered to RRD. The information set forth below with respect to the year ended December 31, 2016 for all NEOs includes pre-Spin compensation received from RRD combined with post-Spin compensation received from Donnelley Financial.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel N. Leib(6)	2016	625,000	900,000	3,608,480	—	226,570	14,896	22,785	5,397,731
President and Chief Executive Officer	2015	600,000	300,000	1,420,042	—	170,000	—	25,327	2,515,469
Thomas F. Juhase(7)	2016	425,250	196,529	858,200	—	121,563	13,008	1,322	1,615,872
Chief Operating Officer	2015	420,000	75,000	302,144	—	69,378	—	1,892	868,414
David A. Gardella	2016	345,000	325,000	814,740	—	65,424	7,146	412	1,557,722
Chief Financial Officer
Jennifer B. Reiners	2016	300,925	350,000	382,709	—	45,304	21,284	207	1,100,429
General Counsel
Kami S. Turner	2016	237,500	158,333	136,694	—	27,828	2,468	90	562,913
Chief Accounting Officer

(1)	The amounts shown in this column for 2016 consist of (a) deferred cash awards granted under the RR Donnelley 2012 Performance Incentive Plan, or the RRD 2012 PIP, in March 2013, of which one-fourth vested on the third anniversary of the grant date in the following amounts: Ms. Reiners, $25,000 and Ms. Turner, $12,500; (b) deferred cash awards granted under the RRD 2012 PIP in March 2014, of which one-third vested on January 1, 2016 in the following amounts: Mr. Leib, $300,000; Mr. Juhase, $71,529; Mr. Gardella, $75,000; Ms. Reiners, $50,000 and Ms. Turner, $33,333; (c) deferred cash awards granted under the RRD 2012 PIP in March 2014, of which one-fourth vested on the second anniversary of the grant date in the following amounts: Ms. Reiners, $25,000 and Ms. Turner, $12,500; and (d) a Spin Cost Reduction Incentive Bonus paid to Mr. Leib in the amount of $600,000 and discretionary Spin Retention Bonuses paid upon completion of the Spin in the following amounts: Mr. Juhase, $125,000; Mr. Gardella, $250,000; Ms. Reiners, $250,000 and Ms. Turner, $100,000.
(2)	The amounts shown in this column constitute the aggregate grant date fair value of shares of restricted stock granted during the fiscal year under the Company’s 2016 Performance Incentive Plan, or the 2016 PIP, and restricted stock units, or RSUs, granted during the 2016 fiscal year under the RRD 2012 PIP. The amounts are valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (which we refer to as ASC Topic 718). See Note 15 to the Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table. The NEOs were granted awards with the following grant date fair values:

Type of Award	Daniel Leib	Thomas Juhase	David Gardella	Jennifer Reiners	Kami Turner
RRD RSUs	1,421,694	278,703	235,243	—	—
Company Restricted Stock	2,186,786	579,497	579,497	382,709	136,694

(3)	The amounts shown in this column constitute payments made under the RR Donnelley Annual Incentive Plan, or the RRD AIP (which is a subplan of the RRD 2012 PIP), as well as our Stub Period Incentive Plan (which is a subplan of the 2016 PIP). At the outset of the year, the RRD HR Committee set performance criteria that were used to determine whether and to what extent the NEOs received payments under the RRD AIP for the pre-Spin period and immediately following the Spin, the Company’s Compensation Committee set performance criteria that were used to determine whether and to what extent the NEOs received payments under the Company’s Stub Period Incentive Plan. The NEOs were paid the following amounts under the RRD AIP and the Company Stub Period Incentive Plan:

Plan	Daniel Leib	Thomas Juhase	David Gardella	Jennifer Reiners	Kami Turner
RRD AIP	94,241	38,196	17,502	14,585	8,168
Company Stub Period Incentive Plan	132,329	83,367	47,922	30,719	19,660

See Compensation Discussion and Analysis for further information on the 2016 payments.

(4)	The amounts shown in this column include the aggregate of the increase, if any, in actuarial values of each of the named executive officer’s benefits under our Pension Plans and Supplemental Pension Plans.
(5)	Amounts in this column include the value of the following perquisites provided to the NEOs in 2016. For Mr. Leib: corporate automobile allowance of $16,800; $1,725 paid to providers of personal tax/financial advice and a $3,599 premium paid by the company for supplemental disability insurance. The company does not provide a tax gross-up on these benefits. Mr. Juhase is able to use certain country clubs at which the company has a business purpose membership for his personal use but to the extent that there is an incremental cost to the company, Mr. Juhase reimburses the company for such personal use. The amounts in this column also include premiums paid by the Company for group term life insurance for each NEO for which the company does not provide a tax gross-up.
(6)	Mr. Leib served as Executive Vice President, Chief Financial Officer of RRD until September 30, 2016 and assumed the responsibilities of President and Chief Executive Officer of Donnelley Financial at the time of the Spin.
(7)	Mr. Juhase served as President of Financial, Global Outsourcing and Document Solutions of RRD until September 30, 2016 and assumed the responsibilities of Chief Operating Officer of Donnelley Financial at the time of the Spin.

2016 Grants of Plan-Based Awards

The following table shows additional information regarding: (i) the threshold, target and maximum level of annual cash incentive awards for our NEOs for performance during 2016, as established by the RRD HR Committee in February 2016 under the RRD AIP; (ii) the threshold, target and maximum level of Stub Period cash incentive awards for our NEOs for performance during the Stub Period of 2016, as established by our Compensation Committee in October 2016 under the Stub Period Incentive Plan; (iii) RSUs granted in February 2016 by RRD under the 2012 RRD PIP and (iv) restricted stock awards granted in October 2016 by the Company under the 2016 PIP, or the Founder’s Awards, in each case to help retain the NEOs and focus their attention on building shareholder value.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)		Target ($)		Maximum ($)		Target (#)
Daniel Leib	—	78,750	(5)	787,500	(5)	1,181,250	(5)	—	—	—
	—	140,000	(6)	175,000	(6)	—		—	—	—
	2/29/2016	—		—		—		—	65,494	1,421,694
	10/1/2016	—		—		—		88,355	—	2,186,786
Thomas Juhase	—	33,075	(5)	330,750	(5)	496,125	(5)	—	—	—
	—	88,200	(6)	110,250	(6)	—		—	—	—
	2/29/2016	—		—		—		—	13,101	278,703
	10/1/2016	—		—		—		23,414	—	579,497
David Gardella	—	14,625	(5)	146,250	(5)	219,375	(5)	—	—	—
	—	50,700	(6)	63,375	(6)	—		—	—	—
	2/29/2016	—		—		—		—	11,528	235,243
	10/1/2016	—		—		—		23,414	—	579,497
Jennifer Reiners	—	12,188	(5)	121,875	(5)	182,813	(5)	—	—	—
	—	32,500	(6)	40,625	(6)	—		—	—	—
	2/29/2016	—		—		—		—	—	—
	10/1/2016	—		—		—		15,463	—	382,709
Kami Turner	—	6,825	(5)	68,250	(5)	102,375	(5)	—	—	—
	—	20,800	(6)	26,000	(6)	—		—	—	—
	2/29/2016	—		—		—		—	—	—
	10/1/2016	—		—		—		5,523	—	136,694

(1)	In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2016 Summary Compensation Table. See Compensation Discussion and Analysis for further information on these payments.
(2)	Consists of shares of restricted stock, the Founder’s Awards, awarded under the 2016 PIP. The restricted stock is subject to a performance target with respect to net sales that must be met in any one of the twelve month periods beginning on October 1, 2016 and ending on September 30, 2019 before any shares are vested. If the performance target is met, time-based vesting will occur over the three year period beginning on the date of grant, with 0% vesting at the end of year one, 50% at the end of year two and 50% at the end of year three; however, if the performance target is not met until year three, 100% will vest at the end of year three, subject, in each case, to satisfying the time-based vesting requirements. See Compensation Discussion and Analysis for further information on the Founder’s Awards and Potential Payments Upon Termination or Change in Control.
(3)	Consists of RSUs originally awarded under the RRD 2012 PIP which were converted into Company RSUs in connection with the Spin. Each RSU is equivalent to one share of Company common stock. The awards vest in full on the third anniversary of the grant date. See Potential Payments Upon Termination or Change in Control. The original, pre-Spin number of RSUs granted by RRD (each equivalent to one share of RRD common stock) and awarded to each NEO prior to conversion to Company RSUs in connection with the Spin was as follows: Mr. Leib, 110,380; Mr. Juhase, 22,080 and Mr. Gardella, 19,430.
(4)	Grant date fair value with respect to the RSUs and restricted stock is determined in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. See Outstanding Equity Awards at Fiscal Year-End.

(5)	Consists of potential payouts under the RRD AIP pro rated for the pre-Spin period beginning on January 1, 2016 and ending on September 30, 2016, calculated based on the NEO’s salary as of December 31, 2016 and AIP target as of the date of the Spin. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation under the 2016 Summary Compensation Table.
(6)	Consists of potential payouts under the Stub Period Incentive Plan for performance during the post-Spin “stub” period beginning on October 1, 2016 and ending on December 31, 2016, calculated based on the NEO’s salary and bonus target as of December 31, 2016. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation under the 2016 Summary Compensation Table.

Outstanding Equity Awards at 2016 Fiscal Year-End

The table below shows (i) each grant of stock options of Donnelley Financial that are unexercised and outstanding and (ii) the aggregate number of unvested Donnelley Financial restricted stock units and shares of unvested Donnelley Financial restricted stock outstanding for the NEOs as of December 30, 2016 (the last trading day of the year). See “Compensation Discussion and Analysis—Treatment of RRD Equity and Cash Awards in Connection with the Spin” for a discussion of the impact of the Spin on the awards discussed in the following table.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Daniel Leib	—	—	—	—	110,080	2,529,638	88,355	2,030,398
Thomas Juhase	—	—	—	—	25,031	575,212	23,414	538,054
David Gardella	—	—	—	—	20,947	481,362	23,414	538,054
Jennifer Reiners	—	—	—	—	—	—	15,463	355,340
Kami Turner	—	—	—	—	—	—	5,523	126,919

(1)	The following table provides information with respect to the vesting of each NEO’s outstanding unvested Donnelley Financial RSUs over shares of Donnelley Financial common stock that are set forth in the above table. Also includes PSUs granted by RRD for which performance through September 30, 2016 was certified by the RRD HR Committee and converted to Donnelley Financial RSUs subject to time-based vesting in connection with the Spin.

Vesting Date	Daniel Leib	Thomas Juhase	David Gardella
3/2/2017*	4,531	1,818	1,187
12/31/2017	13,623	1,449	1,196
3/2/2018**	26,432	8,663	7,036
3/2/2019	65,494	13,101	11,528

*	Each NEO also received the following number of RRD and LSC RSUs, respectively, in connection with the equity conversions in the Spin that vested on March 2, 2017: Mr. Leib, 12,083 and 4,531; Mr. Juhase, 4,929 and 1,818 and Mr. Gardella, 3,165 and 1,187.
**	Each NEO also received the following number of RRD and LSC RSUs, respectively, in connection with the equity conversions in the Spin that will vest on March 2, 2018: Mr. Leib, 3,333 and 1,250; Mr. Juhase, 1,750 and 626 and Mr. Gardella, 1,082 and 406.

(1)	Assumes a closing price per share of $22.98 on December 30, 2016, the last trading day of the fiscal year.
(2)

Represents performance based restricted stock awarded under the 2016 PIP. These Founder’s Awards of restricted stock are subject to a performance target with respect to net sales that must be met in any one of the twelve month periods started on October 1, 2016 and ending on September 30, 2019 before any shares are vested. If the performance target is met, vesting will occur over the three year period beginning on the date of grant, with 0% vesting at the end of year one, 50% at the end of year two and 50% at the end of year three; however if the performance target is not met until year three, 100% will vest at the end of year three. Restricted stock awards accrue dividends which are payable only upon vesting. All shares are forfeited if the performance target is not met. If employment terminates by reason of death or disability, the unvested portion of the shares of restricted stock shall become fully vested. If employment terminates other than for death or disability, the unvested portion of the restricted stock will be forfeited. NEO employment agreements provide for accelerated vesting of equity awards under certain circumstances. See Compensation Discussion and Analysis for further information on the Founder’s Awards and Potential Payments Upon Termination or Change in Control.
(3)	Assumes target performance achievement of the Founder’s Awards (100% payout of the restricted stock granted) and a price per share of $22.98 on December 30, 2016, the last trading day of the fiscal year.

Option Exercises and Stock Vested Table

The following table shows information regarding the value of options exercised and restricted stock, restricted stock units and performance share units vested during 2016. See “Compensation Discussion and Analysis—Treatment of RRD Equity and Cash Awards in Connection with the Spin” for a discussion of the impact of the Spin on certain of the awards discussed in the following table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Daniel Leib	N/A	N/A	50,750	822,135
Thomas Juhase	N/A	N/A	19,544	303,714
David Gardella	N/A	N/A	10,750	167,055
Jennifer Reiners	N/A	N/A	1,250	19,425
Kami Turner	N/A	N/A	N/A	N/A

(1)	This column includes shares of RRD common stock resulting from the vesting of RSUs on March 2, 2016 under the RRD equity plans prior to the Spin. NEOs received the following number of shares of RRD common stock upon vesting of such RRD RSUs: Mr. Leib, 46,250; Mr. Juhase, 19,544; Mr. Gardella, 10,750 and Ms. Reiners, 1,250. Conversion of such RRD shares in connection with the Spin resulted in ownership of the following number of shares of common stock of the Company and LSC, respectively: Mr. Leib, 3,281 and 3,281; Mr. Juhase, 2,443 and 2,443; Mr. Gardella, 1,344 and 1,344 and Ms. Reiners, 156 and 156. This column also includes 4,500 shares of Donnelley Financial common stock resulting from the vesting of Company RSUs that were issued to Mr. Leib in connection with the conversion of PSUs granted by RRD in 2014 (for which performance through September 30, 2016 was certified by the RRD HR Committee, with performance achievement of 90% of target), and converted to Donnelley Financial RSUs subject to time-based vesting at the time of the Spin. The conversion of the 2014 RRD PSUs in connection with the Spin also resulted in 12,000 RRD and 4,500 LSC RSUs, respectively, that vested on December 31, 2016 for Mr. Leib.
(2)	Value realized on vesting of RRD RSUs reflects the fair market value of the underlying RRD stock on the date of vesting, based on the closing price of RRD common stock as reported by the NASDAQ Stock Market (RRD was a NASDAQ-listed company on the date of vesting). For RRD RSUs, reflects a price per share of RRD of $15.54 on March 2, 2016. Value realized on vesting of Company RSUs is the fair market value on the date of vesting, based on the closing price of Donnelley Financial common stock as reported by the New York Stock Exchange. For Donnelley Financial RSUs resulting from the conversion of 2014 RRD PSUs, reflects a price per share of Donnelley Financial of $22.98 on December 30, 2016 (the last trading day of the fiscal year). The actual future value to be realized may differ from the amount shown based on the closing price of Company common stock on the date the shares are actually delivered.

Pension Benefits

In connection with the Spin, the Company adopted defined benefit pension plans for Donnelley Financial employees, or the Donnelley Financial Qualified Retirement Plans, that are substantially similar to those maintained by RRD (including with respect to being frozen for future benefit accruals), and assets and liabilities of Donnelley Financial allocated employees and former employees were transferred to, and assumed by, such Donnelley Financial pension plans in accordance with applicable law and as set forth in the employee matters section of the Separation and Distribution Agreement.

Generally, effective December 31, 2011, RRD froze benefit accruals under all of its then existing Federal income tax qualified U.S. defined benefit pension plans (collectively referred to as the RRD Qualified Retirement Plans) that were still open to accruals. Therefore, beginning January 1, 2012, participants generally ceased earning additional benefits under the RRD Qualified Retirement Plans. Thereafter, the RRD Qualified Retirement Plans were merged into one RRD Qualified Retirement Plan and generally no new participants will enter this plan. Before the RRD Qualified Retirement Plans were frozen, accrual rates varied based on age and service. Accruals for the plans were calculated using compensation that generally included salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under a qualified pension plan is limited by law. The RRD Qualified Retirement Plan was funded entirely by RRD, and the Donnelley Financial Qualified Retirement Plan is funded entirely by the Company, with contributions made to a trust fund from which the benefits of participants are paid.

The U.S. Internal Revenue Code places limitations on pensions that can be accrued under tax qualified plans. Prior to being frozen, to the extent an employee’s pension would have accrued under one of the RRD Qualified Retirement Plans if it were not for such limitations, the additional benefits were accrued under an unfunded supplemental pension plan (referred to as the RRD SERP or the Donnelley Financial SERP, as applicable). Prior to a change of control of the Company, the Donnelley Financial SERP is unfunded and provides for payments to be made out of the Company’s general assets. Because the RRD Qualified Retirement Plans and therefore the subsequent Donnelley Financial Qualified Retirement Plans were frozen as of December 31, 2011, generally no additional benefits will accrue under the Donnelley Financial Qualified Retirement Plan or the related Donnelley Financial SERP.

Some participants, including those that have a cash balance or pension equity benefit, can elect to receive either a life annuity or a lump sum amount upon termination. Other participants will receive their plan benefit in the form of a life annuity. Under a life annuity benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, generally in a reduced amount for the lives of the participant and surviving spouse or other named survivor.

See Note 11 to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit with respect to each NEO under the Donnelley Financial Qualified Retirement Plan and the Donnelley Financial SERP set forth in the table below.

2016 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Daniel Leib	Pension Plan	7	$88,612	—
	SERP	7	$106,128	—
Thomas Juhase	Pension Plan	21	$338,092	—
	SERP	21	$522,753	—
David Gardella	Pension Plan	20	$62,239	—
	SERP	20	$8,121	—
Jennifer Reiners	Pension Plan	15	$204,794	—
	SERP	15	$14,227	—
Kami Turner	Pension Plan	3	$20,418	—
	SERP	3	$0	—

1	The number of years of credited service was frozen effective December 31, 2011, when benefit accruals were frozen.

Nonqualified Deferred Compensation

In connection with the Spin, we adopted deferred compensation benefits for Donnelley Financial employees that are substantially similar to those maintained by RRD and assets and liabilities of Donnelley Financial allocated employees and the assets of certain former Donnelley Financial allocated employees were transferred to, and assumed by, such Donnelley Financial deferred compensation plans in accordance with applicable law and as set forth in the employee matters section of the Separation and Distribution Agreement. We determined not to offer eligible employees the opportunity to make deferrals for 2017 and will determine in our discretion whether to offer such deferral opportunities in later years. In addition, we maintain a number of now-frozen deferred compensation plans, which will remain frozen.

The 2016 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 50% of base salary and 90% of annual incentive bonus payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions generally are paid in a lump sum distribution on the latter of the first day of the year following the year in which the NEO’s employment with the Company terminates or the six-month anniversary of such termination unless the NEO elects that a distribution be made three years after a deferral under certain circumstances.

In addition to participating in the Deferred Compensation Plan, Mr. Juhase also participated in a now-frozen deferred compensation plan that was established for employees in RRD’s Financial Business Unit. The plan was frozen and no additional deferrals were allowed after March 1, 2009. Dollars in the plan are credited with interest only at the annual t-bill rate. Upon Separation from Service from the Company without cause or for retirement, the balance of the participant’s deferred compensation account is distributed within the 60-day period beginning on the second anniversary of the Separation from Service. If the Separation from Service is due to death or disability, the balance of the deferred compensation account is distributed within 60 days of the event.

2016 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Daniel Leib
Deferred Compensation Plan	—	—	3,503	—	40,560
Thomas Juhase
Deferred Compensation Plan	—	—	10,549	—	306,648
Legacy Financial Business Unit Deferred Compensation Plan	—	—	7,583	—	451,015
David Gardella
Deferred Compensation Plan	—	—	—	—	—
Jennifer Reiners
Deferred Compensation Plan	—	—	23,873	—	229,860
Kami Turner
Deferred Compensation Plan	—	—	—	—	—

(1)	Amounts in this column with respect to the Deferred Compensation Plan are not included in the 2016 Summary Compensation Table because the amounts do not reflect above-market earnings.

Potential Payments Upon Termination or Change in Control

This section describes the payments that would have been received by the NEOs upon termination of his or her employment at December 31, 2016. The amount of these payments would have depended upon the circumstances of their termination, which include termination by Donnelley Financial without Cause, termination by Mr. Leib for Good Reason, other voluntary termination by the employee, death, disability, or termination following a change in control of Donnelley Financial. Messrs. Leib and Juhase are party to employment agreements with the Company and Mr. Gardella and Ms. Reiners are party to severance agreements with the Company. Ms. Turner does not have an individual agreement or arrangement with the Company, but she is subject to the Company’s broad-based Separation Pay Plan. The information in this section is based upon the employment arrangements as in effect as of December 31, 2016. This information is presented to illustrate the payments the NEOs would have received from the Company under the various termination scenarios. A description of the terms with respect to each of these types of terminations follows.

Termination other than after a Change in Control

The employment and severance arrangements for each NEO provide for payments of certain benefits, as described below, upon termination of employment. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each applicable NEO under the employment or severance agreements is an understanding of the definition of ‘Cause’ that is used in those agreements. For purposes of the employment and severance agreements, we have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of the chief executive officer, chief operating officer, chief financial officer or the Board, as applicable, committing an act materially injurious (monetarily or otherwise) to us or our subsidiaries, commission of a felony or other actions specified in the definition.

In addition, pursuant to the terms of his employment agreement Mr. Leib is said to have Good Reason to terminate his employment (and thereby gain access to the benefits described below) if we assign Mr. Leib duties that represent a material diminution of his duties or responsibilities, reduce his compensation, generally require that Mr. Leib’s principal office be located other than in or around Chicago, Illinois or materially breach the employment agreement.

The employment and severance agreements for the NEOs require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment and severance agreements also include noncompete and nonsolicit provisions that would apply for a period of one to two years, as set forth in such NEO’s agreement, following the NEO’s termination of employment.

The benefits to be provided to the NEO in each of those situations are described in the tables below, which assume that the termination had taken place on December 31, 2016.

Termination after a Change in Control

None of our NEOs are entitled to tax gross-ups upon a termination after a Change in Control (as defined in such NEO’s employment agreement).

As with the severance provisions described above, the rights to which the NEOs are entitled under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause and Good Reason are the same in this termination scenario as in a termination other than after a Change in Control.

Potential Payment Obligations Under Employment and Severance Agreements upon Termination of Employment of NEO or upon a Change in Control

The following tables set forth our payment obligations under the employment and severance agreements under the circumstances specified upon a termination of the employment of our NEOs or upon a Change in Control. The tables do not include payments or benefits that do not discriminate in scope, terms or operation in favor of the NEOs and are generally available to all salaried employees, or pension or deferred compensation payments that are discussed in “—Pension Benefits and Nonqualified Deferred Compensation.”

Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination, termination after a Change in Control or after a Change in Control.

Disability or Death—All NEOs are entitled to pension benefits upon death or disability according to the terms of the pension plan. Mr. Leib’s employment agreement provides that in the event of disability or death, in addition to payments under the Company’s disability benefits plan or life insurance program, as applicable and each as available to all salaried employees, Mr. Leib is entitled to benefits paid under a supplemental disability insurance policy or supplemental life insurance policy, as applicable, maintained by the Company for his benefit. Pursuant to the terms of the Company’s Stub Period Incentive Plan and the RRD AIP, each NEO is also entitled to his or her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid and as available to all salaried employees. Additionally, all unvested equity awards held by each NEO will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Equity Acceleration—Pursuant to the terms of his employment agreement, Mr. Leib is entitled to immediate vesting of all outstanding equity awards in the event of any termination initiated by Mr. Leib for Good Reason or termination initiated by the Company without Cause. Each NEO is generally entitled to immediate vesting of all outstanding equity awards upon a Change in Control (as defined in the applicable performance incentive plan) under the terms of such performance incentive plan. For all NEOs, all unvested equity awards are forfeited in the event of resignation other than for Good Reason, if applicable, or termination with Cause. Treatment of equity upon death or disability is discussed above in “Disability or Death.”

Value of accelerated RSUs is the fair market value on the date of termination. For purposes of the tables, fair market value is the closing price on December 30, 2016 (the last trading day of the fiscal year) of $22.98.

Health Care Benefits—The employment and severance agreements generally provide that termination without Cause, or in Mr. Leib’s case, after resignation for Good Reason, the Company will continue providing medical, dental, and vision coverage to the NEO that the NEO was eligible to receive immediately prior to such termination until the end date of an enumerated period following the NEO’s date of termination. For Messrs. Leib and Juhase this period is 18 months, for Mr. Gardella this period is 12 months and for Ms. Reiners this period is six months, in each case after such resignation or termination (either before or after a Change in Control). In the event of resignation other than for Good Reason, if applicable, or termination with Cause, the NEO is entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described above in “Disability or Death.”

The tables below show estimates of the benefits potentially payable to each NEO, assuming that termination or any Change in Control took place on December 31, 2016.

Mr. Leib, the Company’s president and chief executive officer, would be entitled to the following:

	Resignation for Good Reason or Termination Without Cause ($)		Resignation for other than Good Reason or Termination With Cause ($)	Resignation for Good Reason or Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	1,400,000	(1)	0	1,400,000	(1)	0		— (2)		—
Bonus	1,400,000	(1)	0	1,400,000	(1)	0		— (3)		— (3)
Deferred Cash	1,100,000	(4)	0	1,100,000	(4)	1,100,000	(5)	1,068,000	(6)	1,068,000	(6)
Equity:
Restricted Stock(7)	2,030,398		0	2,030,398	(8)	2,030,398	(8)	2,030,398	(9)	2,030,398	(9)
Restricted Stock Units(7)	2,529,638		0	2,529,638	(8)	2,529,638	(8)	2,529,638	(9)	2,529,638	(9)
Benefits and Perquisites:(10)
Supplemental Disability Insurance	—		—	—		—		2,200,005	(11)	—
Total:	8,460,036		0	8,460,036		5,660,036		8,928,041		5,628,036

(1)	Mr. Leib is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
(2)	Mr. Leib is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

(3)	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Mr. Leib is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
(4)	The unvested value of a cash retention award, or the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date and the unvested portion of a cash incentive award, or the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The Company assumed Mr. Leib’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(5)	The 2013 Cash Retention Award and the 2014 Cash Retention Award will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Mr. Leib’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(6)	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements.
(7)	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
(8)	All unvested Donnelley Financial equity awards held by Mr. Leib will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
(9)	All unvested Donnelley Financial equity awards held by Mr. Leib will immediately vest upon disability or death pursuant to the terms of the applicable award agreements. Mr. Leib would also receive $251,491 and $171,580, respectively, in connection with the accelerated vesting of RRD and LSC restricted stock units received in connection with the Spin, assuming a price per share on December 31, 2016 of $16.32 for RRD shares and $29.68 for LSC shares.
(10)	Except as disclosed, Mr. Leib receives the same benefits that are generally available to all salaried employees upon disability or death.
(11)	Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Leib in excess of the amount generally available to all salaried employees.

Mr. Juhase, the Company’s chief operating officer, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	661,500	(1)	0	661,500	(1)	0		— (2)		—
Bonus	661,500	(1)	0	661,500	(1)	0		— (3)		— (3)
Deferred Cash	782,130	(4)	0	782,130	(4)	782,130	(5)	350,506	(6)	350,506	(6)
Equity:
Restricted Stock(7)	0		0	538,054	(8)	538,054	(8)	538,054	(9)	538,054	(5)(9)
Restricted Stock Units(7)	0		0	577,763	(8)	577,763	(8)	577,763	(9)	577,763	(9)
Benefits and Perquisites:(10)
Post-Termination Health Care	1,274		0	1,274		0		—		—
Total:	783,404		0	1,899,221		1,897,947		1,466,323		1,466,323

(1)	Mr. Juhase is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
(2)	Mr. Juhase is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
(3)	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Mr. Juhase is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
(4)	The unvested value of a cash retention award, or the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date, the unvested portion of a cash incentive award, or the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The unvested portion of a cash retention award, or the 2016 Cash Retention Award, awarded in March 2016 and vesting on October 1, 2019 would vest and become payable in full upon termination without cause pursuant to the terms of the award agreement. The Company assumed Mr. Juhase’s 2013 Cash Retention Award, 2014 Cash Retention Award and 2016 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(5)	The 2013 Cash Retention Award and the 2014 Cash Retention Award will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Mr. Juhase’s 2013 Cash Retention Award, 2014 Cash Retention Award and 2016 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(6)	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements. The 2016 Cash Retention Award would forfeit pursuant to the terms of the award.

(7)	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
(8)	All unvested Donnelley Financial equity awards held by Mr. Juhase will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
(9)	All unvested Donnelley Financial equity awards held by Mr. Juhase will immediately vest upon disability or death pursuant to the terms of the applicable award agreements. Mr. Juhase would also receive $108,936 and $74,586, respectively, in connection with the accelerated vesting of RRD and LSC restricted stock units received in connection with the Spin, assuming a price per share on December 31, 2016 of $16.32 for RRD shares and $29.68 for LSC shares.
(10)	Except as disclosed, Mr. Juhase receives the same benefits that are generally available to all salaried employees upon disability or death.

Mr. Gardella, the Company’s chief financial officer, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	390,000	(1)	0	390,000	(1)	0		— (2)		—
Bonus	253,500	(1)	0	253,500	(1)	0		— (3)		— (3)
Deferred Cash	375,000	(4)	0	375,000	(4)	375,000	(5)	363,000	(6)	363,000	(6)
Equity:
Restricted Stock(7)	0		0	538,054	(8)	538,054	(8)	538,054	(9)	538,054	(9)
Restricted Stock Units(7)	0		0	482,327	(8)	482,327	(8)	482,327	(9)	482,327	(9)
Benefits and Perquisites:(10)
Post-Termination Health Care	5,628		0	5,628		0		—		—
Total:	1,024,128		0	2,044,509		1,395,381		1,383,381		1,383,381

(1)	Mr. Gardella is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
(2)	Mr. Gardella is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
(3)	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Mr. Gardella is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
(4)	The unvested value of a cash retention award, or the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date, the unvested portion of a cash incentive award, or the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The Company assumed Mr. Gardella’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(5)	The 2013 Cash Retention Award and the 2014 Cash Retention Award will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Mr. Gardella’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(6)	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements.
(7)	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
(8)	All unvested Donnelley Financial equity awards held by Mr. Gardella will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
(9)	All unvested equity awards held by Mr. Gardella will immediately vest upon disability or death pursuant to the terms of the applicable award agreements. Mr. Gardella would also receive $69,311 and $47,280, respectively, in connection with the accelerated vesting of RRD and LSC restricted stock units received in connection with the Spin, assuming a price per share on December 31, 2016 of $16.32 for RRD shares and $29.68 for LSC shares.
(10)	Except as disclosed, Mr. Gardella receives the same benefits that are generally available to all salaried employees upon disability or death.

Ms. Reiners, the Company’s general counsel, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	325,000	(1)	0	325,000	(1)	0		— (2)		—
Bonus	162,500	(1)	0	162,500	(1)	0		— (3)		— (3)
Deferred Cash	250,000	(4)	0	485,000	(5)	485,000	(5)	477,000	(6)	477,000	(6)
Equity:
Restricted Stock(7)	0		0	355,340	(8)	355,340	(8)	355,340	(9)	355,340	(9)
Benefits and Perquisites:(10)
Post-Termination Health Care	1,528		0	1,528		0		—		—
Total:	739,028		0	1,329,368		840,340		832,340		832,340

(1)	Ms. Reiners is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
(2)	Ms. Reiners is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
(3)	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Ms. Reiners is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
(4)	The unvested value of a cash retention award, the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date, the unvested portion of a cash incentive award, the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The Company assumed Ms. Reiners’ 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(5)	All unvested deferred cash awards, including the 2013 Cash Retention Award, the 2014 Cash Retention Award and other cash awards granted in 2013, 2014, 2015 and 2016 will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Ms. Reiners’ 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(6)	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award as well as the other cash awards granted to Ms. Reiners in 2013, 2014, 2015 and 2016 would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements.
(7)	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
(8)	All unvested equity awards held by Ms. Reiners will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
(9)	All unvested equity awards held by Ms. Reiners will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
(10)	Except as disclosed, Ms. Reiners receives the same benefits that are generally available to all salaried employees upon disability or death.

Ms. Turner, the Company’s chief accounting officer, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Termination Without Cause after Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)
Cash:
Base Salary	— (1)		0	— (1)		0		— (2)		—
Bonus	— (1)		0	— (1)		0		— (3)		— (3)
Deferred Cash	133,334	(4)	0	265,834	(5)	265,834	(5)	261,834	(6)	261,834	(6)
Equity:
Restricted Stock(7)	0		0	126,919	(8)	126,919	(8)	126,919	(9)	126,919	(9)
Total:	133,334		0	392,753		392,753		388,753		388,753

(1)	Ms. Turner is entitled to the same severance pay that is generally available to all salaried employees upon termination.
(2)	Ms. Turner is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

(3)	Pursuant to the terms of the RRD AIP and the Company’s Stub Period Incentive Plan, Ms. Turner is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
(4)	The unvested value of a cash retention award, the 2013 Cash Retention Award, awarded in March 2013 and vesting on the fourth anniversary of the grant date, the unvested portion of a cash incentive award, or the 2014 Cash Retention Award, awarded in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017, would each vest and become payable in full upon termination without cause pursuant to the terms of an amendment to the awards. The Company assumed Ms. Turner’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(5)	All unvested deferred cash awards, including the 2013 Cash Retention Award, the 2014 Cash Retention Award and other cash awards granted in 2013, 2014, 2015 and 2016 will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the plan. The Company assumed Ms. Turner’s 2013 Cash Retention Award and 2014 Cash Retention Award pursuant to the Separation and Distribution Agreement.
(6)	A pro-rata portion of the unvested value of the 2013 Cash Retention Award and the full value of the 2014 Cash Retention Award as well as the other cash awards granted to Ms. Turner in 2013, 2014, 2015 and 2016 would each vest and become payable upon death or disability pursuant to the terms of the applicable award agreements.
(7)	Assumes price per share of $22.98 on December 30, 2016 (the last trading day of the fiscal year).
(8)	All unvested equity awards held by Ms. Turner will vest immediately upon a Change in Control (as defined in the 2016 PIP) under the terms of the 2016 PIP.
(9)	All unvested equity awards held by Ms. Turner will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Director Compensation

The Company’s Non-Employee Director Compensation Plan provides that annual compensation for non-employee directors consists of a cash retainer and an equity retainer. The Corporate Responsibility & Governance Committee periodically reviews directors’ compensation and recommends changes as appropriate. Annual director compensation is paid as of the date of the annual meeting of stockholders however, if any director joins the Board of Directors on a date other than the date of the annual meeting of stockholders, a pro-rata portion of each of the applicable cash retainer and equity retainer from the date joined to the next annual meeting date will be granted. The Non-Employee Director Compensation Plan provides that any director who was a director of RRD prior to the Spin was not entitled to a pro-rata portion of the base cash or base equity retainers awarded in 2016.

RRD RSU awards granted to directors on the RRD Board of Directors who become directors of Donnelley Financial were adjusted and converted to RSUs of Company common stock. Such Donnelley Financial RSUs are subject to the same terms and conditions (including with respect to vesting and deferral elections) following the Spin as applicable to the corresponding RRD award immediately prior to the Spin.

Our directors are subject to stock ownership guidelines.

Cash Retainer

The base cash retainer is equal to $80,000 and a director may also receive, as applicable, the following additional cash retainer amounts:

Chairman of the Board	$50,000
Chairman of the Audit Committee	$20,000
Chairman of the Compensation Committee	$20,000
Chairman of the Corporate Responsibility & Governance Committee	$15,000

Equity Retainer

The equity retainer is paid in the form of a grant of RSUs with a fair market value of $110,000. The Chairman of the Board will receive an additional equity retainer with a fair market value of $50,000. Fair market value is defined as the closing price of the Company’s common stock on the date of grant. Each RSU will vest and be payable in full in the form of common stock on the first anniversary of the grant date, provided that the RSUs will vest and be payable in full on the earlier of the date a director ceases to be a director and a change in control (as defined in the applicable performance incentive plan) if prior to the first anniversary of the grant date. Dividend equivalents on the RSUs will be deferred and credited with interest quarterly (at the same rate as five-year U.S. government bonds) and paid out in cash at the same time the corresponding portion of the RSU award becomes payable.

Non-Employee Director Compensation

Directors who are our employees receive no additional fee for service as a director. Non-employee directors receive compensation as described above. Amounts shown in this table were for service on the Donnelley Financial Board of Directors since October 1, 2016.

2016 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Luis Aguilar	50,160	75,413	0		125,573
Nanci Caldwell	50,160	75,413	0		125,573
Richard Crandall	31,350	34,279	1,862	(3)	65,629
Charles Drucker	50,160	75,413	0		125,573
Gary Greenfield	62,700	75,413	0		138,113
Lois Martin	62,700	75,413	0		138,113
Oliver Sockwell	9,405	0	13,335	(3)(4)	22,740

(1)	The amounts shown in this column constitute the pro-rata portion of the base cash retainer plus any additional cash retainer for serving as chairperson of the board or committees from October 1, 2016 to our next annual meeting date as set forth above under “Cash Retainer.” As described above, because Mr. Crandall and Mr. Sockwell were directors of RRD prior to the Spin, they were not entitled to the pro-rata portion of the base cash retainer, but were entitled to the pro-rata portion of the additional cash retainer for serving as Chairman of the Board and Chairman of the Corporate Responsibility & Governance Committee, respectively. In connection with their service as directors of RRD prior to the Spin, Mr. Crandall and Mr. Sockwell were each paid $55,000 by RRD in 2016.
(2)	The amounts shown in this column constitute the pro-rata portion of restricted stock units granted under the Company’s 2016 PIP as payment of non-employee director equity retainer from October 1, 2016 to our next annual meeting date calculated as set forth above under “Equity Retainer.” As described above, because Mr. Crandall and Mr. Sockwell were directors of RRD prior to the Spin, they were not entitled to the pro-rata portion of the base cash retainer, but Mr. Crandall was entitled to the pro-rata portion of the additional cash retainer for serving as Chairman of the Board. In connection with their service as directors of RRD prior to the Spin, Mr. Crandall and Mr. Sockwell were each granted 14,858 RRD RSUs on May 19, 2016 with a grant date fair value of $230,000. Grant date fair value with respect to the RSUs is determined in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. As of December 31, 2016, each director had outstanding the following aggregate number of RSUs: Mr. Aguilar, 3,047; Ms. Caldwell, 3,047; Mr. Crandall, 47,638 (includes all RRD RSUs converted into Company RSUs in connection with the Spin); Mr. Drucker, 3,047; Mr. Greenfield, 3,047; Ms. Martin, 3,047 and Mr. Sockwell, 57,678 (includes all RRD RSUs converted into Company RSUs in connection with the Spin).
(3)	Includes interest accrued on dividend equivalents on restricted stock awards credited to each directors’ account.
(4)	Includes $7,847 dividends and interest accrued on phantom shares under the Company’s Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors, credited as additional phantom shares. As of December 31, 2016, Mr. Sockwell had 6,159 phantom shares outstanding, with an additional 486 phantom shares credited from accrued dividends, all of which are fully vested.

PRINCIPAL AND SELLING STOCKHOLDERS

Beneficial Ownership Of Stock

This table shows the number and percentage of shares of our common stock that are owned of record and beneficially before the Offering and after the Offering by the selling stockholders and each director and executive officer of the Company. The table also shows the name, address and the number and percentage of shares owned by persons beneficially owning of record more than 5% of any class as of June 5, 2017. All information in the table and related footnotes is based upon the Company’s review of SEC filings and internal records as of June 5, 2017 as to the ownership of Donnelley Financial common stock. The number and percentage of shares presented in the table below is based upon 32,787,395 shares of Donnelley Financial common stock outstanding as of such date.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each beneficial owner who is also a director, nominee or executive officer is 35 West Wacker Drive, Chicago, Illinois 60601.

RRD will exchange the shares of common stock to be sold in this offering (which constitutes RRD’s entire remaining position in our common stock) with the selling stockholders or their affiliates in a debt-for-equity exchange that is intended to be tax-free to RRD for U.S. federal income tax purposes. Pursuant to such exchange, RRD will receive certain of its debt obligations held by the selling stockholders or their affiliates. Such debt obligations will be canceled or otherwise deemed satisfied upon delivery to RRD. The selling stockholders will offer the shares of our common stock that they or their affiliates acquire in the debt-for-equity exchange pursuant to this offering. The settlement of the debt-for-equity exchange will occur on the settlement date of this offering, immediately prior to the settlement of this offering. Although the selling stockholders are offering the shares in this offering, RRD may also be deemed a selling stockholder in this offering solely for U.S. federal securities laws purposes. See “Underwriting (Conflicts of Interest)—Conflicts of Interest—The Debt-for-Equity Exchange.”

Name	Beneficial Ownership Prior to the Completion of this Offering		Beneficial Ownership After the Completion of this Offering (No Exercise)		Beneficial Ownership After the Completion of this Offering (Full Exercise)
	Number	Percentage	Number	Percentage	Number	Percentage
R. R. Donnelley & Sons Company(1)	6,242,802	19.04%	0	0%	0	0%
BlackRock, Inc. and certain subsidiaries(2)	2,483,583	7.57%	2,483,583	7.57%	2,483,583	7.36%
The Vanguard Group(3)	2,306,453	7.03%	2,306,453	7.03%	2,306,453	6.84%
Gates Capital Management, L.P.(4)	1,876,388	5.72%	1,876,388	5.72%	1,876,388	5.56%

Named Executive Officers(5)
Daniel N. Leib	181,692	*	181,692	*	181,692	*
Thomas F. Juhase	49,828	*	49,828	*	49,828	*
David A. Gardella	45,356	*	45,356	*	45,356	*
Jennifer B. Reiners	26,898	*	26,898	*	26,898	*
Kami S. Turner	10,223	*	10,223	*	10,223	*
				*		*

Directors(6)
Oliver R. Sockwell	66,307	*	66,307	*	66,307	*
Richard L. Crandall	56,796	*	56,796	*	56,796	*
Nanci E. Caldwell	7,944	*	7,944	*	7,944	*
Luis A. Aguilar	7,917	*	7,917	*	7,917	*
Charles D. Drucker	7,917	*	7,917	*	7,917	*
Gary G. Greenfield	7,917	*	7,917	*	7,917	*
Lois M. Martin	7,917	*	7,917	*	7,917	*
Directors and Executive Officers as a group (12 persons)	476,712	1.45%	476,712	1.45%	476,712	1.41%

*	Less than one percent.
(1)

Reflects shares of common stock owned by RRD as of the date of this prospectus. Immediately prior to the settlement of this offering, RRD will exchange such shares (which constitutes RRD’s entire remaining position in our common stock) with the selling stockholders or their affiliates in a debt-for-equity exchange and the selling stockholders will offer the shares of our common stock that they or their affiliates acquire in the debt-for-equity exchange pursuant to this offering. Although the selling stockholders are offering the shares in this offering, RRD may also be deemed a selling stockholder in this offering solely for U.S. federal securities laws purposes. See “Underwriting (Conflicts of Interest)—Conflicts of Interest—The Debt-for-Equity Exchange.” The address for Citigroup is 388 Greenwich Street, New York, NY 10013. The address for Merrill Lynch is One Bryant Park, New York, NY 10036. The address for J.P. Morgan is 383 Madison Avenue, New York, NY 10179. The address for Wells Fargo is 375 Park Avenue, New York, NY 10152. RRD’s principal executive office is located at 35 West Wacker Drive, Chicago, Illinois 60601.
(2)	BlackRock, Inc., or BlackRock, is an investment advisor with a principal business office at 55 East 52nd Street, New York, New York 10055. This amount reflects the total shares expected to be held by BlackRock clients. BlackRock is expected to have sole investment authority over all shares and sole voting authority over all shares.
(3)	The Vanguard Group, Inc., or Vanguard, is an investment advisor with a principal business office at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This amount reflects the total shares expected to be held by Vanguard clients. Vanguard is expected to have sole investment authority over 2,290,761 shares and shared investment authority over 15,692 shares, sole voting authority over 15,651 shares and shared voting authority over 1,320.
(4)	Gates Capital Management, L.P., or Gates Capital is an investment advisor with a principal business office at 177 Avenue of the Americas, 46th Floor, New York, New York 10036. This amount reflects the total shares expected to be held by Gates Capital clients. Gates Capital is expected to have shared investment authority over 1,876,388 shares and shared voting authority over 1,876,388 shares.
(5)	Reflects ownership of common stock and restricted stock awards subject to vesting conditions. Does not reflect ownership of restricted stock units that will not vest within 60 days.
(6)	Reflects ownership of common stock and restricted stock units that will vest on the earlier of the date the director ceases to be a director or the first anniversary of the grant date. Amounts for Messrs. Crandall and Sockwell also reflect restricted stock units that will vest on the date such director ceases to be a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship Between RRD and Us

Following the Separation, we and RRD operate separately, each as an independent, publically-traded company. In connection with the Separation, RRD retained an approximately 19.25% common stock ownership interest in us. For purposes of governing the ongoing relationships between RRD and us after the Separation and to provide for an orderly transition, we and RRD entered into the agreements described in this section prior to the Separation. All of the following summaries of the agreements are qualified in their entirety by reference to the agreements that were filed prior to the Distribution.

Relationship Between LSC and Us

Following the Separation, we are no longer affiliated with LSC and each of us operates as an independent, publically-traded company. For purposes of governing the ongoing relationships between LSC and us after the Separation and to provide for an orderly transition, LSC and we entered into the agreements described in this section prior to the Separation. All of the following summaries of the agreements are qualified in their entirety by reference to the agreements that were filed prior to the Distribution.

Separation Agreements

Separation and Distribution Agreement

We entered into the Separation and Distribution Agreement with RRD and LSC which set forth our agreements with RRD and Donnelley Financial regarding the principal transactions necessary to separate us from RRD.

The Separation and Distributions. The Separation and Distribution Agreement provided for assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us, LSC and RRD as part of the Separation of RRD into three companies. The Separation and Distribution Agreement also provided for certain actions to occur at or prior to the Distribution and the distribution of Donnelley Financial common stock. The Separation and Distribution Agreement also governed distribution of 80.75% of the outstanding shares our common stock and 80.75% of the outstanding shares LSC common stock.

Certain Covenants. The Separation and Distribution Agreement also continues to govern the solicitation or hiring of RRD, Donnelley Financial or LSC employees from each other, the use of corporate names and cooperation and assistance between the parties.

Employee Matters. The employee matters section of the Separation and Distribution Agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Separation. The section governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company, including the treatment of certain outstanding long-term incentive awards, existing deferred compensation obligations, pension and retirement plans and certain health, welfare and other benefits obligations. The Separation and Distribution Agreement also provided that outstanding RRD share options, restricted stock unit, performance share unit and director stock unit awards were adjusted equitably in connection with the Distribution. See “Executive Compensation—Compensation Discussion and Analysis—Treatment of RRD Equity and Cash Awards in Connection with the Spin.”

Releases and Indemnification. Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party released and forever discharge each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred, or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation pursuant to the Separation and Distribution Agreement or any ancillary agreement or to ordinary course trade payables and receivables. In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of RRD’s business and LSC’s business with RRD and LSC, respectively. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their respective affiliates and subsidiaries and each of their respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement; and any breach by such party of the Separation and Distribution Agreement.

Further Assurances. Each of the parties agrees to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

Legal Matters. Each party to the Separation and Distribution Agreement assumes the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters.

Dispute Resolution. In the event of any dispute arising out of the Separation and Distribution Agreement, the general counsels of the parties and such other representatives as the parties designate will negotiate to resolve any disputes among the parties. If the parties are unable to resolve the dispute in this manner within 45 days then, unless agreed otherwise by the parties, the parties will submit the dispute to mediation for an additional period of 30 days. If the parties are unable to resolve the dispute in this manner, the dispute will be resolved through binding arbitration. Except in the case of fraud or willful misconduct, the indemnity remedies provided in the Separation and Distribution Agreement shall be the exclusive remedy for any monetary damages, although the parties will be able to seek specific performance of the Separation and Distribution Agreement in a judicial proceeding.

Insurance. The Separation and Distribution Agreement provides for the rights of the parties to report claims under existing insurance policies written by non-affiliates of RRD for occurrences prior to the Separation and set forth procedures for the administration of insured claims. In addition, the agreement allocates among the parties the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies.

Other Matters Governed by the Separation and Distribution Agreement. The Separation and Distribution Agreement also provides for management of contingent assets and contingent liabilities.

Tax Disaffiliation Agreement

We entered into a Tax Disaffiliation Agreement with RRD that governs RRD’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary description of the Tax Disaffiliation Agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

Following the Distribution, we generally do not join with RRD in the filing of any federal, state, local or other applicable consolidated, combined or unitary tax returns.

Under the Tax Disaffiliation Agreement, with certain exceptions, RRD is generally responsible for all of our U.S. federal, state, local and other applicable income taxes reflected on a consolidated, combined or unitary return that include RRD or one of its subsidiaries (viewed after the Distribution Date). We are generally responsible for all taxes that are attributable to us or one of our subsidiaries that are not referred to in the preceding sentence.

Finally, the Tax Disaffiliation Agreement requires that neither we nor any of our subsidiaries take any action that (or fail to take any action the omission of which) would be inconsistent with the Distribution qualifying as or that would preclude the Distribution from qualifying as a transaction that is generally tax-free to RRD and the holders of RRD common stock for U.S. federal income tax purposes.

Additionally, for the two-year period following the Distribution, we may not engage in certain activities that may jeopardize the tax-free treatment of the Distribution to RRD and its stockholders, unless we receive RRD’s consent or otherwise obtain a ruling from the IRS or a legal opinion, in either case reasonably satisfactory to RRD, that the activity will not alter the tax-free status of the Distribution to RRD and its stockholders. Such restricted activities include:

•	taking any action that would result in our ceasing to be engaged in the active conduct of our business, with the result that we are not engaged in the active conduct of a trade or business within the meaning of certain provisions of the Code;

•	redeeming or otherwise repurchasing any of our outstanding stock, other than through certain stock purchases of widely held stock on the open market;

•	amending our Certificate of Incorporation (or other organizational documents) in a manner that would affect the relative voting rights of separate classes of our capital stock or would convert one class of our capital stock into another class of our capital stock;

•	liquidating or partially liquidating;

•	merging with any other corporation (other than in a transaction that does not affect the relative stockholding of our stockholders), selling or otherwise disposing of (other than in the ordinary course of business) our assets, or taking any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more our asset value; and

•	taking any other action or actions that in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, capital stock of ours possessing (i) at least 50% of the total combined voting power of all classes of stock or equity interests of ours entitled to vote, or (ii) at least 50% of the total value of shares of all classes of stock or of the total value of all equity interests of ours, other than an acquisition of our shares in the Distribution solely by reason of holding RRD common stock (but not including such an acquisition if such RRD common stock, before such acquisition, was itself acquired as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares of our stock meeting the voting and value threshold tests listed previously in this bullet).

Moreover, we must indemnify RRD and its subsidiaries, officers and directors for any taxes of RRD arising from a final determination that the Distribution failed to be generally tax-free to RRD and the holders of RRD common stock for U.S. federal income tax purposes, if such taxes result from a violation of the restrictions set forth above.

Patent Assignment and License Agreement

We entered into a Patent Assignment and License Agreement with RRD that provides for ownership, licensing and other arrangements regarding the patents that we and RRD use in conducting our businesses.

This agreement assigned certain patents and patent applications to us. We and RRD granted licenses to one another to use certain patents in connection with our respective businesses. The licenses are generally perpetual and royalty-free. In certain circumstances, we and RRD have a limited right to grant non-exclusive sub-licenses or assign the agreement to certain third parties but otherwise the agreement contains sub-licensing and assignment restrictions.

Trademark Assignment and License Agreement

We entered into a Trademark Assignment and License Agreement with RRD that provides for ownership, licensing and other arrangements regarding the trademarks that we and RRD use in conducting our businesses.

This agreement assigned certain trademarks and trademark applications to us. We and RRD granted licenses to one another to use certain trademarks in connection with our respective businesses. Some of the licenses are perpetual, and others are for a limited duration to allow us to transition out of the use of the trademarks in a commercially reasonable manner, in each case subject to certain termination triggers. The licenses to the trademarks are generally royalty-free.

The agreement includes quality control provisions governing the trademarks that each party licenses to the other. In addition, the agreement contains restrictions on us with respect to filing trademark applications that are identical or confusingly similar to any trademark owned by RRD.

In certain circumstances, we and RRD have a limited right to grant non-exclusive sub-licenses or assign the agreement to certain third parties, but otherwise the agreement contains sub-licensing and assignment restrictions.

Data Assignment and License Agreement

We entered into a Data Assignment and License Agreement with RRD that provides for ownership, licensing and other arrangements regarding the data that we and RRD use in conducting our businesses.

This agreement assigned to us sole ownership rights with respect to certain existing data, and joint ownership rights with respect to certain other existing data. We granted licenses to RRD to use, for certain purposes, certain data rights that RRD assigned to us. The licenses are generally perpetual and royalty-free. In certain circumstances, RRD has a limited right to grant non-exclusive sub-licenses to certain third parties but otherwise the agreement contains sub-licensing and assignment restrictions. We and RRD also agree not to disclose confidential data to third parties except in specific circumstances.

Software, Copyright and Trade Secret Assignment and License Agreement

We entered into a Software, Copyright and Trade Secret Assignment and License Agreement with RRD that provides for licensing and other arrangements regarding the ownership of certain copyrights that we use in our business, the trade secrets that we and RRD use in conducting our businesses, and for ownership, licensing and other arrangements regarding certain software that we and RRD use in conducting our businesses.

This agreement assigned rights with respect to certain copyrights and software to us. We and RRD granted licenses to one another to use certain software and trade secrets in connection with our respective businesses. The licenses are generally perpetual and royalty-free. In certain circumstances, we and RRD have a limited right to grant nonexclusive sub-licenses to certain third parties but otherwise the agreement contains sublicensing and assignment restrictions. We and RRD also agree not to disclose each other’s trade secrets to third parties except in specific circumstances.

Transition Services Agreements

We entered into agreements relating to transition services with each of RRD and LSC under which, in exchange for the fees specified in such agreements, RRD agrees to provide certain services to us and we agree to provide certain services to RRD and LSC, including, but not limited to, such areas as tax, information technology, treasury, internal audit, human resources, accounting, purchasing, communications, security and compensation and benefits. We, LSC and RRD, as parties receiving services under the agreements, agreed to indemnify the party providing services for losses (including reasonably foreseeable consequential damages, but excluding special, consequential, indirect, punitive damages, other than special, consequential, indirect, punitive damages awarded to any third party against an indemnified party) incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the agreement, except to the extent that such losses result from the providing party’s gross negligence, willful misconduct or bad faith. Similarly, each party providing services under the agreement agreed to indemnify the party receiving services for losses incurred by such party where such losses result from gross negligence, willful misconduct or bad faith of the party providing such services. The terms for each transition service are set forth in the applicable transition services agreement, but do not exceed 24 months from the date of the Separation.

Stockholder and Registration Rights Agreement

Prior to the Distribution, we and RRD entered into a Stockholder and Registration Rights Agreement with respect to our common stock retained by RRD pursuant to which we agreed that, upon the request of RRD, we would use our reasonable best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by RRD after the Distribution. In addition, RRD granted us a proxy to vote the shares of our common stock that RRD retained immediately after the Distribution in proportion to the votes cast by our other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from RRD to a person other than RRD, and neither the voting agreement nor the proxy limit or prohibit any such sale or transfer.

Other Arrangements and Agreements with RRD

We have also entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition and access to technology. The terms of such commercial arrangements are 15-24 months, depending on the services. We and RRD provide each other with standard commercial indemnification. RRD is a client of ours following the Separation and utilizes financial communication software and services we provide to all of our clients.

Other Arrangements and Agreements with LSC

We have also entered into a number of commercial and other arrangements with LSC and its subsidiaries. These include agreements pursuant to which LSC will print and bind products for us. The terms of such arrangements do not exceed 15 months. We and LSC provide each other with standard commercial indemnification. LSC is a client of ours following the Separation and utilizes financial communication software and services we provide to all of our clients.

Certain Relationships and Potential Conflicts of Interest

Related Party Transaction Approval Policy

The Company has a written policy relating to approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the Corporate Responsibility and Governance Committee or (ii) if the Corporate Responsibility and Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board, such disinterested members of the Board by a majority vote. Related persons include any of our directors or certain executive officers, certain of our stockholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the Corporate Responsibility and Governance Committee or such disinterested directors, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, each executive officer of the Company is required to advise the chairman of the Corporate Responsibility and Governance Committee of any related person transaction of which he or she becomes aware.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of Donnelley Financial’s capital stock that are contained in Donnelley Financial’s Certificate of Incorporation and By-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws. The summary is qualified in its entirety by reference to these documents, which you must read (along with the applicable provisions of Delaware law) for complete information on Donnelley Financial’s capital stock.

We are authorized to issue 66,000,000 shares of capital stock, of which 65,000,000 shares are common stock, par value $0.01 per share and 1,000,000 shares are preferred stock, par value $0.01 per share. As of June 5, 2017, 32,787,395 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our Certificate of Incorporation provides that our common stock and preferred stock will have the rights described below.

Description of Common Stock

All shares of our common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class. We are authorized to issue 65,000,000 shares of common stock.

Our common stock has the following rights and privileges:

Voting: Each holder of shares of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. Except as otherwise required by law or as described below, holders of shares of common stock will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There are no cumulative voting rights. Accordingly, the holders of a majority of the total shares of common stock voting for the election of directors can elect all the directors if they choose to do so, subject to the voting rights of holders of any preferred stock to elect directors. Our By-laws will provide that directors will be elected to the Board by a majority of the votes cast, except in contested elections, wherein directors will be elected to the Board by a plurality of the votes cast.

Dividends and distributions: The holders of shares of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our Board from legally available funds.

Liquidation, dissolution or winding-up: In the event of our liquidation, dissolution or winding-up, holders of the shares of common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock.

Restrictions on transfer: Neither our Certificate of Incorporation nor our By-laws contain any restrictions on the transfer of shares of common stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

Redemption, conversion or preemptive rights: Holders of shares of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for our securities.

Other provisions: There are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by us.

Preferred Stock

Shares of preferred stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the Board may determine. The Board is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series with such designations, powers, preferences and rights and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board, and as are not stated and expressed in our Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

•	the distinctive serial designation of such series which shall distinguish it from other series;

•	the number of shares included in such series;

•	the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

•	whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series will be cumulative;

•	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

•	the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

•	the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	whether the shares of such series shall be convertible into, or exchangeable for, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

•	any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the General Corporation Law of the State of Delaware.

Shares of preferred stock which have been issued and reacquired in any manner by the corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of RRD common stock) shall have the status of authorized but unissued shares of preferred stock and may be reissued.

Nomination, Election and Term of Directors

Our Certificate of Incorporation provides for a classified Board consisting of three classes of directors. Class I directors will serve until the first annual meeting of stockholders following the Distribution. The Class II and Class III directors will serve until the second and the third annual meeting of stockholders following the Distribution, respectively. Following the expiration of the initial terms of the Initial Directors, our stockholders will elect successor directors to one year terms. Our Certificate of Incorporation will provide that our Board will fully declassify upon the expiration of the terms of our Class III directors.

It will be the policy of the Corporate Responsibility and Governance Committee to consider candidates for director recommended by stockholders. The committee will evaluate candidates recommended for director by stockholders in the same way that it will evaluate any other candidate. The committee will also consider candidates recommended by management and members of the Board.

In identifying and evaluating nominees for director, the committee will take into account the applicable requirements for directors under the listing rules of NYSE. In addition, the committee will consider other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the committee will be a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

The Corporate Responsibility and Governance Committee from time to time may engage third-party search firms to identify candidates for director, and may use search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Advance Notification of Stockholder Nominations and Proposals

Our By-laws contain advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board. In particular, stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our By-laws. To be timely, the notice must be received by our corporate secretary not less than 90 or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, unless the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, then notice shall be given by the later of the close of business 90 days prior to the meeting date or the tenth day following notice of the annual meeting (in each case, subject to extension in certain circumstances). The date for our initial annual meeting of stockholders is set for May 18, 2017 and for the initial annual meeting of stockholders notice must have been received by our corporate secretary no earlier than January 18, 2017 and no later than February 17, 2017.

Limits on Written Consents

Our Certificate of Incorporation provides that, except as otherwise provided as to any series of preferred stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

Special Stockholder Meetings

Our By-laws provide that stockholders holding at least 25% of our issued and outstanding common stock may call a special meeting of stockholders. Stockholders must notify our corporate secretary in writing prior to such special meeting of stockholders and the notice must contain the information specified in our By-laws.

Forum Selection

Our By-laws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent to us or our stockholders or debtholders, (iii) any action asserting a claim against us, or our officers, directors, employees or agents arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our By-laws, in each case, as amended from time to time, or (iv) any action asserting a claim governed by the internal affairs doctrine or other “internal corporate claim” as defined in Section 115 of the Delaware General Corporation Law shall be a state court located within the State of Delaware (or if no state court has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice and consented to the foregoing forum selection provisions.

Anti-Takeover Effects of Certain Provisions

Some of the provisions of our Certificate of Incorporation and By-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, including our ability to issue preferred stock and the initial classification of our Board, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control in us to first negotiate with the Board. We believe that the benefits of increased protection will give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

Section 203 of the General Corporation Law of the State of Delaware prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Company’s Board, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the Company in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the Board and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the Company’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Our Certificate of Incorporation will not contain such an election.

Limitation on Personal Liability

Our Certificate of Incorporation includes provisions that limit the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except to the extent that such limitation is not permitted under the DGCL. Such limitation shall not apply, except to the extent permitted by the DGCL, to (i) any breach of a director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. These provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our By-laws provide for indemnification to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or, at the request of the Company, serves or served as a director or officer of another corporation, partnership, joint venture, trust or any other enterprise, against all expenses, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding. Our By-laws also provide that the Company must advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Unless the Board adopts a resolution authorizing such proceeding, or for counterclaims that respond to and negate a claim in a proceeding initiated by others, the Company is not obligated to provide any indemnification, payment or reimbursement of expenses to any person in connection with a proceeding initiated by such person or for proceedings to enforce the rights provided by the indemnification provisions of our By-laws. In addition, we have entered into indemnification agreements with each of our directors pursuant to which we have agreed to indemnify each such director to the fullest extent permitted by the DGCL.

Transfer Agent

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “DFIN”.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S.

HOLDERS OF OUR COMMON STOCK

This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of shares by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a foreign estate or trust

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction or any United States federal tax consequences other than income and estate tax consequences (such as gift tax consequences). This section also does not apply to you if you are a member of a class of holders subject to special rules, such as a bank or other financial institution, a dealer in securities, a trader in securities, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a partnership or other pass-through entity or an investor in a partnership or other pass-through entity, a person subject to alternative minimum tax, a life insurance company, a tax-exempt entity, a United States expatriate, a controlled foreign corporation, a passive foreign investment company, a person that owns shares that are a hedge or that are hedged against interest rate risks, a person that owns shares as part of a straddle or conversion transaction for tax purposes, or persons who acquired shares in connection with the performance of services.

This summary applies only to a non-U.S. holder that holds the shares as a capital asset (generally, property held for investment), within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the Code).

This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change or different interpretation, possibly on a retroactive basis.

If an entity treated as a partnership for United States federal income tax purposes holds the shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership considering holding the shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the shares.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of shares, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI (or other applicable IRS Form W-8) upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and, in the case of IRS Form W-8ECI, are includible in your gross income.

“Effectively connected” dividends are subject to income tax at rates applicable to United States citizens, resident aliens and domestic United States corporations in generally the same manner as if the non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise.

If you are a corporate non-U.S. holder, you may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on your effectively connected earnings and profits, subject to adjustments.

Gain on Disposition of Shares

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of shares unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a United States real property holding corporation for federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that you held shares of our common stock (the “specified testing period”), you held, directly or indirectly, at any time during the specified testing period, more than 5% of the shares and you are not eligible for any treaty exemption.

If the first bullet point above applies, you will generally be subject to income tax on such effectively connected gain at rates applicable to United States citizens, resident aliens and domestic United States corporations in generally the same manner as if the you were a U.S. person. If you are a corporate non-U.S. holder, you may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on your effectively connected earnings and profits, subject to adjustments. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, unless an applicable income tax treaty provides otherwise.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (FATCA), a 30% withholding tax (FATCA withholding) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting and other requirements. Such payments will include US-source dividends and, after December 31, 2018, the gross proceeds from a sale or other disposition of stock that can produce US-source dividends. Payments of dividends and gross proceeds that you receive in respect of shares could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold shares through a non-US person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Federal Estate Taxes

Shares held (or deemed to be held) by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and payments of the proceeds from a sale of shares effected at a United States office of a broker provided that either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from a sale of shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of shares under FATCA if you are presumed to be a United States person.

UNDERWRITING (CONFLICTS OF INTEREST)

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 936,420 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors and the selling stockholders have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the New York Stock Exchange under the symbol “DFIN.”

The following table shows the underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Paid by the Company		Paid by Selling Stockholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$
Total	$	$	$	$

We estimate that our portion of the total expenses of this offering will be $            .

Delivery of the shares is expected to be made against payment therefor on or about                 , 2017, which is the 5th business day following the date of pricing of the shares (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares on the date of pricing of the shares or the next succeeding business day will be required, by virtue of the fact that the shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market or must exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

Pursuant to the debt-for-equity exchange, RRD will exchange the shares of common stock of the Company owned by it for certain debt obligations of RRD held by the selling stockholders or their affiliates. The debt obligations exchanged will be cancelled or otherwise deemed satisfied upon delivery to RRD. The selling stockholders are offering such shares pursuant to this offering.

The underwriters for this offering are also the selling stockholders in this offering. As selling stockholders, the underwriters or their affiliates will receive all the net proceeds of this offering (except for proceeds from any exercise by the underwriters of their option to purchase additional shares from us).

Those underwriters or their affiliates who will receive more than 5% of the offering proceeds in connection with the extinguishment of debt have a “conflict of interest” in connection with this offering under Rule 5121(f)(5)(C)(i) of the FINRA Conduct Rules. As such, any underwriter that has a conflict of interest pursuant to Rule 5121 will not confirm any sales to any account over which such underwriter exercises discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market”, as defined by FINRA Rule 5121(f)(3) exists.

The Company has agreed to reimburse the underwriters for certain expenses, including the reasonable fees and disbursements of counsel for the underwriters in connection with any required review of the terms of the offering by the Financial Industry Regulatory Authority in an amount not to exceed $20,000.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain of the other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Debt-for-Equity Exchange

Under the debt-for-equity exchange, RRD will exchange the shares of common stock to be sold in this offering with the selling stockholders or their affiliates, who are the underwriters or their affiliates, for certain of its debt obligations held by the selling stockholders or their affiliates. Such debt obligations will be canceled or otherwise deemed satisfied upon delivery to RRD. The debt-for-equity exchange is being undertaken as part of the Separation and is intended to be tax-free to RRD for U.S. federal income tax purposes. The debt-for-equity exchange will be subject to the satisfaction or waiver of certain conditions in the debt-for-equity exchange agreement. The consummation of the debt-for-equity exchange will occur on the settlement date of this offering, immediately prior to the settlement of this offering.

The selling stockholders will offer the shares of our common stock that they or their affiliates acquire in the debt-for-equity exchange pursuant to this offering. Accordingly, RRD will not receive any of the proceeds from this offering. Under U.S. federal securities laws, the selling stockholders will be deemed to be the underwriters with respect to any shares of common stock that they acquire in the debt-for-equity exchange and sell in this offering.

Although the selling stockholders are offering the shares in this offering, RRD may also be deemed a selling stockholder in this offering solely for U.S. federal securities laws purposes. See “Principal and Selling Stockholders.”

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including, Directive 2010/73/EU) and includes any relevant implementing measure in the relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The underwriters and the selling stockholders have been represented by Cahill Gordon & Reindel LLP, New York, New York. RRD has been represented by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated and combined financial statements as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 included elsewhere in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated and combined financial statements and includes an explanatory paragraph referring to the allocation of certain assets, liabilities, expenses and income that have historically been held at the R.R. Donnelley & Sons Company corporate level but which are specifically identifiable or attributable to Donnelley Financial Solutions, Inc.). Such consolidated and combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement, of which this prospectus forms a part, under the Securities Act with respect to the shares of our common stock being offered as contemplated by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules, to which reference is made hereby. Statements in this prospectus as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our common stock, we refer you to the registration statement, of which this prospectus forms a part, including the exhibits and the schedules filed as a part of it.

We intend to furnish the holders of our common stock with annual reports and proxy statements containing financial statements audited by an independent public accounting firm and file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.

The registration statement, of which this prospectus forms a part, and its exhibits and schedules, and other documents which we file with the SEC can be inspected and copied at, and copies can be obtained from, the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20509. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also obtain reports, proxy statements and other information about us, free of charge, at our web site at www.dfsco.com.

Information that we file with the SEC after the date of this prospectus may supersede the information in this prospectus. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Condensed Consolidated and Combined Statements of Operations

For the Three Months Ended March 31, 2017 and 2016

(in millions, except per share data)

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Services net sales	$154.0	$139.8
Products net sales	113.3	100.3

Total net sales	267.3	240.1
Services cost of sales (exclusive of depreciation and amortization)	77.7	71.9
Services cost of sales with R.R. Donnelley affiliates (exclusive of depreciation and amortization)	9.9	11.2
Products cost of sales (exclusive of depreciation and amortization)	63.0	55.0
Products cost of sales with R.R. Donnelley affiliates (exclusive of depreciation and amortization)	18.8	20.4

Total cost of sales	169.4	158.5
Selling, general and administrative expenses (exclusive of depreciation and amortization)	56.7	49.0
Restructuring, impairment and other charges-net	3.8	0.6
Depreciation and amortization	10.2	9.5

Income from operations	27.2	22.5
Interest expense-net	11.1	0.3

Earnings before income taxes	16.1	22.2
Income tax expense	6.8	8.8

Net earnings	$9.3	$13.4

Net earnings per share (Note 8):
Basic net earnings per share	0.29	0.41
Diluted net earnings per share	0.28	0.41
Weighted average number of common shares outstanding
Basic	32.6	32.4
Diluted	32.8	32.4

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Condensed Consolidated and Combined Statements of Comprehensive Income

For the Three Months Ended March 31, 2017 and 2016

(in millions)

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Net earnings	$9.3	$13.4
Other comprehensive income (loss), net of tax:
Translation adjustments	0.1	3.0
Adjustment for net periodic pension and other postretirement benefits plan cost	0.4	(0.2)

Other comprehensive income, net of tax	0.5	2.8

Comprehensive income	$9.8	$16.2

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Condensed Consolidated Balance Sheets

As of March 31, 2017 and December 31, 2016

(in millions, except per share data)

(UNAUDITED)

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$12.3	$36.2
Receivables, less allowances for doubtful accounts of $7.5 in 2017 (2016—$6.4)	233.3	156.2
Receivables from R.R. Donnelley	84.2	96.0
Inventories	27.5	24.1
Prepaid expenses and other current assets	17.3	17.1

Total current assets	374.6	329.6

Property, plant and equipment-net	36.0	35.5
Goodwill	446.5	446.4
Other intangible assets-net	50.9	54.3
Software-net	39.3	41.6
Deferred income taxes	39.1	37.0
Other noncurrent assets	38.2	34.5

Total assets	$1,024.6	$978.9

LIABILITIES
Accounts payable	$101.3	$85.3
Accrued liabilities	99.8	100.7

Total current liabilities	201.1	186.0

Long-term debt (Note 11)	607.5	587.0
Deferred compensation liabilities	23.1	24.4
Pension and other postretirement benefits plan liabilities	55.0	56.4
Other noncurrent liabilities	13.4	14.0

Total liabilities	900.1	867.8

Commitments and Contingencies (Note 12)
EQUITY
Preferred stock, $0.01 par value
Authorized: 1.0 shares; Issued: None	—	—
Common stock, $0.01 par value
Authorized: 65.0 shares;
Issued: 32.8 shares in 2017 (2016—32.6 shares)	0.3	0.3
Additional paid-in-capital	183.5	179.9
Retained earnings (deficit)	8.5	(0.8)
Accumulated other comprehensive loss	(67.8)	(68.3)

Total equity	124.5	111.1

Total liabilities and equity	$1,024.6	$978.9

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Condensed Consolidated and Combined Statements of Cash Flows

For the Three Months Ended March 31, 2017 and 2016

(in millions)

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
OPERATING ACTIVITIES
Net earnings	$9.3	$13.4
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	10.2	9.5
Provision for doubtful accounts receivable	1.8	0.2
Share-based compensation	1.1	0.3
Deferred income taxes	(2.2)	(0.3)
Net pension and other postretirement benefits plan income	(0.8)	(0.2)
Other	0.4	—
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable—net	(66.7)	(52.8)
Inventories	(3.4)	(2.9)
Prepaid expenses and other current assets	(4.4)	(0.5)
Accounts payable	15.0	4.5
Income taxes payable and receivable	7.7	(0.3)
Accrued liabilities and other	(6.1)	(13.5)
Pension and other postretirement benefits plan contributions	(0.1)	(1.1)

Net cash used in operating activities	(38.2)	(43.7)

INVESTING ACTIVITIES
Capital expenditures	(4.3)	(8.5)
Purchase of investment	(3.4)	—
Other investing activities	0.2	2.4

Net cash used in investing activities	(7.5)	(6.1)

FINANCING ACTIVITIES
Revolving facility borrowings	57.0	—
Payments on revolving facility borrowings	(37.0)	—
Debt issuance costs	(1.5)	—
Net transfers related to the Separation	3.1	—
Net change in short-term debt	—	6.9
Net transfers from Parent and affiliates	—	39.7
Other financing activities	—	0.2

Net cash provided by financing activities	21.6	46.8

Effect of exchange rate on cash and cash equivalents	0.2	2.9
Net decrease in cash and cash equivalents	(23.9)	(0.1)
Cash and cash equivalents at beginning of year	36.2	15.1

Cash and cash equivalents at end of period	$12.3	$15.0

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements

Note 1. Overview and Basis of Presentation

Description of Business

Donnelley Financial Solutions, Inc. (the “Company” or “Donnelley Financial” ) is a financial communications services company that supports global capital markets compliance and transaction needs for its corporate clients and their advisors (such as law firms and investment bankers) and global investment markets compliance and analytics needs for mutual fund companies, variable annuity providers and broker/dealers. With proprietary technology such as data storage and workflow collaboration tools, deep subject matter expertise and a global footprint, Donnelley Financial produces, manages, stores, distributes and translates documents and electronic communications in order to deliver timely financial communications to investors and documents in a manner that complies with regulatory commissions.

Donnelley Financial’s Registration Statement on Form 10, as amended, was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 20, 2016. On October 1, 2016, Donnelley Financial became an independent publicly traded company through the distribution by R.R. Donnelley & Sons Company (“RRD”) of approximately 26.2 million shares, or 80.75%, of Donnelley Financial common stock to RRD shareholders (the “Separation”). Holders of RRD common stock received one share of Donnelley Financial common stock for every eight shares of RRD common stock held on September 23, 2016. RRD retained approximately 6.2 million shares of Donnelley Financial common stock, or a 19.25% interest (as of the Separation date) in Donnelley Financial, as part of the Separation. Donnelley Financial’s common stock began regular-way trading under the ticker symbol “DFIN” on the New York Stock Exchange on October 3, 2016. On October 1, 2016, RRD also completed the previously announced separation of LSC Communications, Inc. (“LSC”), its publishing and retail-centric print services and office products business. On March 28, 2017, RRD completed the sale of 6.2 million shares of LSC common stock (RRD’s remaining ownership stake in LSC) in an underwritten public offering.

On March 24, 2017, pursuant to the Stockholder and Registration Rights Agreement, dated as of September 30, 2016, by and between the Company and RRD, the Company filed a Registration Statement on Form S-1 to register the offering and sale of shares of the Company’s common stock retained by RRD.

The Company and LSC entered into a Separation and Distribution Agreement with RRD to effect the distribution of the Company’s and LSC’s common stock to R.R. Donnelley’s common stockholders. This agreement governs the Company’s relationship with RRD and LSC with respect to pre-Separation matters and provides for the allocation of employee benefit, litigation and other liabilities and obligations attributable to periods prior to the Separation. The Separation and Distribution Agreement also includes an agreement that the Company, RRD and LSC will provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being distributed and retained by RRD in the Separation. The Separation and Distribution Agreement also addresses employee compensation and benefit matters.

In connection with the Separation, the Company entered into transition services agreements separately with RRD and LSC, under which, in exchange for the fees specified in the arrangements, RRD and LSC agree to provide certain services to the Company and the Company agrees to provide certain services to RRD, respectively, for up to 24 months following the Separation. These services include, but are not limited to, information technology, accounts receivable, accounts payable, payroll and other financial and administrative services and functions. These agreements facilitate the separation by allowing the Company to operate independently prior to establishing stand-alone back office systems across its organization.

The Company entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition, premedia and access to technology. The Company also entered into a number of commercial and other arrangements with LSC and its subsidiaries, pursuant to which LSC will print and bind products for the Company. The terms of the arrangements with RRD and LSC do not exceed 24 months. Subsequent to the Separation, RRD and LSC are clients of the Company and expect to utilize financial communication software and services that the Company provides to all of its clients.

Basis of Presentation

The accompanying unaudited condensed consolidated and combined financial statements reflect the consolidated financial position and consolidated results of operations of the Company as an independent, publicly traded company for the periods after the Separation and the combined financial position and combined results of operations for the periods prior to the Separation. Prior to the Separation, the combined financial statements were prepared on a stand-alone basis and were derived from RRD’s consolidated financial statements and accounting records.

The unaudited condensed consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and in accordance with the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The financial data presented herein should be read in conjunction with the audited consolidated and combined financial statements and accompanying notes included in the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 28, 2017. In the opinion of management, the financial data presented includes all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. Results of interim periods should not be considered indicative of the results for the full year. These unaudited condensed consolidated and combined interim financial statements include estimates and assumptions of management that affect the amounts reported in the unaudited condensed consolidated and combined financial statements. Actual results could differ from these estimates.

For periods prior to the Separation, the unaudited condensed consolidated and combined financial statements include the allocation of certain assets and liabilities that have historically been held at the RRD corporate level but which are specifically identifiable or attributable to the Company. Cash and cash equivalents held by RRD were not allocated to Donnelley Financial unless they were held in a legal entity that was transferred to Donnelley Financial. All intercompany transactions and accounts within Donnelley Financial have been eliminated. All intracompany transactions between RRD and Donnelley Financial are considered to be effectively settled in the unaudited condensed consolidated and combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intracompany transactions is reflected in the unaudited condensed consolidated and combined statements of cash flows as a financing activity and in the unaudited condensed consolidated and combined balance sheets as net parent company investment. Net parent company investment is primarily impacted by contributions from RRD which are the result of treasury activities and net funding provided by or distributed to RRD.

Prior to the Separation, the unaudited condensed consolidated and combined financial statements include certain expenses of RRD which were allocated to Donnelley Financial for certain functions, including general corporate expenses related to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. These expenses were allocated to the Company on the basis of direct usage, when available, with the remainder allocated on the pro rata basis of revenue, employee headcount, or other measures. We consider the expense methodology and results to be reasonable for all periods presented. However these allocations may not be indicative of the actual expenses that would have been incurred as an independent public company or the costs that may be incurred in the future.

For periods prior to the Separation, the income tax amounts in the unaudited condensed consolidated and combined financial statements were calculated based on a separate income tax return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

RRD maintained various benefit and share-based compensation plans at a corporate level. Donnelley Financial employees participated in those programs and a portion of the cost of those plans is included in Donnelley Financial’s condensed consolidated and combined financial statements for periods prior to the Separation. On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of an other postretirement benefit plan from RRD to the Company. Refer to Note 5, Retirement Plans, for further details regarding the Company’s pension and other postretirement benefit plans. Refer to Note 6, Share Based Compensation, for further details regarding the Company’s share-based compensation plans.

Donnelley Financial generates a portion of net revenue from sales to RRD’s subsidiaries. Included in the unaudited condensed consolidated and combined financial statements are net revenues from sales to RRD and affiliates of $4.0 million and $1.4 million for the three months ended March 31, 2017 and 2016, respectively. Donnelley Financial utilizes RRD for freight and logistics, production of certain printed products and outsourced business services functions. Included in the unaudited condensed consolidated and combined financial statements are cost of sales to RRD and affiliates of $28.7 million and $31.6 million for the three months ended March 31, 2017 and 2016, respectively. Intercompany receivables and payables with RRD are reflected within net parent company investment in the accompanying unaudited condensed consolidated and combined financial statements for periods prior to the Separation. See Note 13, Related Parties, for a further description of related party transactions.

Note 2. Inventories

The components of the Company’s inventories, net of excess and obsolescence reserves for raw materials and finished goods, at March 31, 2017 and December 31, 2016 were as follows:

	March 31, 2017	December 31, 2016
Raw materials and manufacturing supplies	$9.7	$7.6
Work in process	11.3	10.8
Finished goods	6.5	5.7

Total	$27.5	$24.1

Note 3. Property, Plant and Equipment

The components of the Company’s property, plant and equipment at March 31, 2017 and December 31, 2016 were as follows:

	March 31, 2017	December 31, 2016
Land	$10.0	$10.0
Buildings	44.5	44.4
Machinery and equipment	109.0	109.2

	163.5	163.6
Less: Accumulated depreciation	(127.5)	(128.1)

Total	$36.0	$35.5

During the three months ended March 31, 2017 and 2016, depreciation expense was $1.3 million and $1.9 million, respectively.

Note 4. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill by segment for the three months ended March 31, 2017 were as follows:

	U.S.	International	Total
Net book value as of December 31, 2016	$429.2	$17.2	$446.4
Foreign exchange and other adjustments	—	0.1	0.1

Net book value as of March 31, 2017	$429.2	$17.3	$446.5

The components of other intangible assets at March 31, 2017 and December 31, 2016 were as follows:

	March 31, 2017			December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	$139.2	$(89.1)	$50.1	$138.8	$(85.3)	$53.5
Trade names	6.3	(5.5)	0.8	6.3	(5.5)	0.8
Trademarks, licenses and agreements	3.2	(3.2)	—	3.2	(3.2)	—

Total other intangible assets	$148.7	$(97.8)	$50.9	$148.3	$(94.0)	$54.3

Amortization expense for other intangible assets was $3.6 million for both the three months ended March 31, 2017 and 2016.

The following table outlines the estimated annual amortization expense related to other intangible assets as of March 31, 2017:

For the year ending December 31,	Amount
2017	$13.9
2018	13.7
2019	13.7
2020	12.4
2021	0.5
2022 and thereafter	0.3

Total	$54.5

Note 5. Retirement Plans

Donnelley Financial’s Participation in RRD’s Pension and Postretirement Benefit Plans

RRD provided pension and other postretirement healthcare benefits to certain current and former employees of Donnelley Financial. Prior to the Separation, RRD was responsible for the net benefit plan obligations associated with these plans, and as such, these liabilities are not reflected in Donnelley Financial’s unaudited condensed consolidated and combined balance sheets.

Donnelley Financial’s unaudited condensed consolidated and combined statements of operations include expense allocations for these benefits. These allocations were funded through intercompany transactions with RRD which are reflected within net parent company investment in Donnelley Financial. Total RRD pension and postretirement benefit plan net income allocated to Donnelley Financial, related to pension cost and postretirement benefits, was $1.4 million in the three months ended March 31, 2016. Included in these amounts is an allocation for other postretirement benefit plans for $0.3 million in the three months ended March 31, 2016. These allocations are reflected in the Company’s cost of sales and selling, general and administrative expenses.

Donnelley Financial’s Pension and Postretirement Benefit Plans

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The pension plan asset allocation from RRD is expected to be finalized during the second quarter of 2017. The final asset allocation will result in an adjustment to the fair value of plan assets transferred to the Company from RRD. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of an other postretirement benefit plan from RRD to the Company.

The components of the estimated net pension plan income for Donnelley Financial’s pension plans for the three months ended March 31, 2017 and 2016 were as follows:

	Three Months Ended March 31,
	2017	2016
Pension expense (income)
Interest cost	$2.7	$—
Expected return on assets	(4.0)	—
Amortization, net	0.5	(0.2)

Net pension income	$(0.8)	$(0.2)

Note 6. Share Based Compensation

Share-based compensation expense

For all share-based awards granted to employees and directors following the Separation, including stock options, restricted stock units (“RSUs”), performance based restricted stock and performance share units (“PSUs”), the Company recognizes compensation expense based on estimated grant date fair values. The Company estimates the fair value of share-based awards based on assumptions as of the grant date. The Company recognizes compensation costs for RSUs expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three years. Compensation expense for performance based restricted stock awards granted in 2016, which vest on a graded basis, is recognized utilizing a graded vesting schedule. Compensation expense for performance based restricted stock awards and PSUs granted in 2017, which cliff vest, is recognized on a straight-line basis over the performance period of the award. Compensation expense for stock options is recognized on a straight-line basis over the requisite service period of the award, which is generally the vesting term of four years. The Company estimates the number of awards expected to vest based, in part, on historical forfeiture rates and also based on management’s expectations of employee turnover within the specific employee groups receiving each type of award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods, if actual forfeitures differ from those estimates.

The stock options, RSUs, performance based restricted stock and PSUs granted during the three months ended March 31, 2017 are subject to forfeiture upon termination of employment prior to vesting, subject in some cases to early vesting upon specified events, including death or permanent disability of the grantee or a change in control of the Company. In addition, upon a change in control of the Company, the performance based restricted stock and PSU awards will be measured at target performance and will remain subject to time based vesting until the end of the performance period; provided that the award will vest in full if, within three months prior to or two years after the date of the change in control of the Company, the grantee’s employment is terminated without cause by the Company or for good reason by the grantee.

In periods prior to the Separation, share-based compensation expense includes expense attributable to the Company based on the award terms previously granted to the Company’s employees and an allocation of compensation expense for RRD’s corporate and shared functional employees. As those share-based compensation plans are RRD’s plans, the amounts have been recognized through net parent company investment on the combined balance sheets.

Total compensation expense was $1.1 million and $0.3 million for the three months ended March 31, 2017 and 2016, respectively.

During the three months ended March 31, 2017, the Company adopted Accounting Standards Update 2016-09 “Compensation–Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09)”, which identifies areas of simplification for several aspects of accounting for share-based payment transactions. The adoption of ASU 2016-09 represents a change in accounting principle. The Company has adopted all applicable aspects of this guidance on a prospective basis.

ASU 2016-09 requires all excess tax benefits and tax deficiencies to be recognized as discrete items within income tax expense or benefit in the income statement in the reporting period in which they occur. As a result of this change, excess tax benefits and tax deficiencies are now excluded from the calculation of assumed proceeds when using the treasury stock method in calculating diluted earnings per share. ASU 2016-09 also requires excess tax benefits to be presented as an operating activity on the statement of cash flows rather than as a financing activity.

ASU 2016-09 allows an employer with a statutory income tax withholding obligation to withhold shares with a fair value up to the amount of tax owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU 2016-09 requires companies to apply this guidance to outstanding liability awards at the date of adoption using a modified retrospective transition method, with a cumulative-effect adjustment to retained earnings. The Company does not have any outstanding share-based awards classified as liabilities. As such, no adjustment is required. ASU 2016-09 requires cash paid by an employer to taxing authorities when directly withholding shares for tax withholding purposes to be classified as a financing activity on the statement of cash flows. The change in classification is to be applied retrospectively. However, an adjustment to prior periods is not required because the Company did not have such tax withholding obligations during the prior periods.

ASU 2016-09 requires a company to make an accounting policy election to account for forfeitures of share-based payments by either estimating the number of awards expected to vest or recognizing forfeitures when they occur. In accordance with ASU 2016-09, the Company has made an accounting policy election to estimate forfeitures and recognize compensation expense based on the number of awards expected to vest.

Stock Options

The Company granted 169,800 options, with a grant date fair market value of $7.77, during the three months ended March 31, 2017. There were no options granted during the three months ended March 31, 2016. The fair market value of each stock option award was estimated using the Black-Scholes-Merton option pricing model and the Company used the following methods to determine its underlying assumptions:

•	Expected volatility was estimated based on a weighted-average of historical volatilities for certain of the Company’s competitors

•	The risk-free interest rate was based on the U.S Treasury yield curve in effect on the date of grant

•	The expected term of options granted was based on the simplified method of using the mid-point between the vesting term and the original contractual term

•	The expected dividend yield was based on the Company’s current dividend rate

The assumptions used to determine the fair market value of the stock options granted during the three months ended March 31, 2017 were as follows:

2017
Expected volatility	30.73%
Risk-free interest rate	2.18%
Expected life (years)	6.25
Expected dividend yield	0.00%

Stock option awards outstanding as of December 31, 2016 and March 31, 2017, and changes during the three months ended March 31, 2017, were as follows:

	Shares Under Option (thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
Outstanding at December 31, 2016	299	$21.48	3.5	$1.4
Granted	170	22.35	9.9

Outstanding at March 31, 2017	469	21.80	5.6	0.9

Vested and expected to vest at March 31, 2017	458	21.78	5.5	0.9
Exercisable at March 31, 2017	119	$11.95	1.9	0.9

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on March 31, 2017 and December 31, 2016, respectively, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options on March 31, 2017 and December 31, 2016. This amount will change in future periods based on the fair market value of the Company’s stock and the number of options outstanding. Total intrinsic value of options exercised for the three months ended March 31, 2017 and 2016 was de minimis. Excess tax benefits on stock option exercises, shown as operating cash inflows in the unaudited condensed consolidated and combined cash flows were de minimus for the three months ended March 31, 2017. There were no excess tax benefits on stock option exercises for the three months ended March 31, 2016.

Compensation expense related to stock options for the three months ended March 31, 2017 and March 31, 2016 was de minimis. As of March 31, 2017, $1.3 million of total unrecognized compensation expense related to stock options is expected to be recognized over a weighted average period of 3.9 years.

Restricted Stock Units

Nonvested restricted stock unit awards as of December 31, 2016 and March 31, 2017, and changes during the three months ended March 31, 2017, were as follows:

	Shares (Thousands)	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2016	436	$25.28
Granted	220	22.35
Vested	(86)

Nonvested at March 31, 2017	570	$23.52

Compensation expense related to RSUs was $0.6 million and $0.3 million for the three months ended March 31, 2017 and 2016, respectively. As of March 31, 2017, there was $7.8 million of unrecognized share-based compensation expense related to 0.6 million restricted stock unit awards, with a weighted-average grant date fair value of $23.52, that are expected to vest over a weighted-average period of 2.5 years. The fair value of these awards was determined based on the Company’s stock price on the grant date reduced by the present value of expected dividends through the vesting period.

Restricted Stock

Nonvested restricted stock unit awards as of December 31, 2016 and March 31, 2017, and changes during the three months ended March 31, 2017, were as follows:

	Shares (Thousands)	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2016	156	$24.75
Granted	129	22.35

Nonvested at March 31, 2017	285	$23.66

During the three months ended March 31, 2017, the Company granted 129,400 shares of restricted stock to certain executives, payable upon the achievement of certain performance metrics. The fair value of these awards was determined based on the Company’s stock price on the grant date. The performance period for the restricted stock awarded is January 1, 2017 through December 31, 2019. The total potential payout for awards granted during the three months ended March 31, 2017 range from zero to 129,400 shares, should certain performance targets be achieved. Compensation expense for the restricted stock awards granted in 2017 and 2016 is currently being recognized based on 100% attainment of the targeted performance metrics for each award. Compensation expense for restricted stock awards was $0.5 million for the three months ended March 31, 2017. As of March 31, 2017, there was $5.0 million of unrecognized compensation expense related to restricted stock awards, which is expected to be recognized over a weighted average period of 2.7 years.

Performance Share Units

During the three months ended March 31, 2017, 31,900 performance share units were granted to certain executive officers and senior management, payable upon the achievement of certain established performance targets. The performance period for the shares awarded is January 1, 2017 through December 31, 2019. Distributions under these awards are payable at the end of the performance period in common stock or cash, at the Company’s discretion. The total potential payout for awards granted during the three months ended March 31, 2017 range from zero to 47,850 shares, should certain performance targets be achieved. The fair value of these awards was determined based on the Company’s stock price on the grant date.

Compensation expense for the PSUs granted in 2017 is currently being recognized based on 100% attainment of the targeted performance metrics or 31,900 shares. Compensation expense related to PSUs for the three months ended March 31, 2017 was de minimus. As of March 31, 2017, there was $0.7 million of unrecognized compensation expense related to PSUs, which is expected to be recognized over a weighted average period of 2.9 years.

Note 7. Equity

The Company’s equity as of December 31, 2016 and March 31, 2017, and changes during the three months ended March 31, 2017, were as follows:

Total Equity
Balance at December 31, 2016	$111.1
Net earnings	9.3
Other comprehensive income	0.5
Separation-related adjustments	3.1
Share-based compensation	1.1
Issuance of share-based awards, net of withholdings and other	(0.6)

Balance at March 31, 2017	$124.5

Separation-related adjustments primarily relate to the settlement of balances due to or from RRD for activity prior to the Separation.

The Company’s equity as of December 31, 2015 and March 31, 2016, and changes during the three months ended March 31, 2016, were as follows:

	Net Parent Company Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2015	$639.5	$(16.0)	$623.5
Net earnings	13.4	—	13.4
Transfers to parent company, net	43.9	—	43.9
Other comprehensive income	—	2.8	2.8

Balance at March 31, 2016	$696.8	$(13.2)	$683.6

Note 8. Earnings per Share

Basic earnings per share is calculated by dividing net earnings by the weighted average number of common shares outstanding for the period. In computing diluted earnings per share, basic earnings per share is adjusted for the assumed issuance of all potentially dilutive share-based awards, including restricted stock units and restricted stock.

On October 1, 2016, RRD distributed approximately 26.2 million shares of Donnelley Financial common stock to RRD shareholders in connection with the spin-off of Donnelley Financial, with RRD retaining approximately 6.2 million shares of Donnelley Financial common stock. Holders of RRD common stock received one share of Donnelley Financial for every eight shares of RRD common stock held on September 23, 2016. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Donnelley Financial shares outstanding immediately following this transaction. For periods prior to the Separation, basic and diluted earnings per share were calculated using the number of shares distributed and retained by RRD, totaling 32.4 million. The same number of shares was used to calculate basic and diluted earnings per share since there were no Donnelley Financial equity awards outstanding prior to the spin-off.

As discussed in Note 6, Share-based Compensation, the Company adopted ASU 2016-09 during the three months ended March 31, 2017. As a result of the change in the recognition of excess tax benefits and tax deficiencies, excess tax benefits and tax deficiencies are now excluded from the calculation of assumed proceeds when using the treasury stock method in calculating diluted earnings per share.

The reconciliation of the numerator and denominator of the basic and diluted earnings per share calculation and the anti-dilutive share-based awards for the three months ended March 31, 2017 and 2016 were as follows:

	Three Months Ended March 31,
	2017	2016
Net earnings per share:
Basic	$0.29	$0.41
Diluted	$0.28	$0.41
Numerator:
Net earnings	$9.3	$13.4
Denominator:
Weighted average number of common shares outstanding	32.6	32.4
Dilutive awards	0.2	—

Diluted weighted average number of common shares outstanding	32.8	32.4

Weighted average number of anti-dilutive share-based awards:
Restricted stock units	0.1	—
Stock options	0.1	—

Total	0.2	—

Note 9. Comprehensive Income

The components of other comprehensive income and income tax expense allocated to each component for the three months ended March 31, 2017 and 2016 were as follows:

	Three Months Ended March 31, 2017
	Before Tax Amount	Income Tax Expense	Net of Tax Amount
Translation adjustments	$0.1	$—	$0.1
Adjustment for net periodic pension plan and other postretirement benefits plan cost	0.5	0.1	0.4

Other comprehensive income	$0.6	$0.1	$0.5

	Three Months Ended March 31, 2016
	Before Tax Amount	Income Tax Expense	Net of Tax Amount
Translation adjustments	$3.0	$—	$3.0
Adjustment for net periodic pension plan and other postretirement benefits plan cost	(0.2)	—	(0.2)

Other comprehensive income	$2.8	$—	$2.8

Accumulated other comprehensive loss by component as of December 31, 2016 and March 31, 2017, and changes during the three months ended March 31, 2017, were as follows:

	Pension and Other Postretirement Benefits Plan Cost	Translation Adjustments	Total
Balance at December 31, 2016	$(52.2)	$(16.1)	$(68.3)
Other comprehensive income before reclassifications	—	0.1	0.1
Amounts reclassified from accumulated other comprehensive loss	0.4	—	0.4

Net change in accumulated other comprehensive loss	0.4	0.1	0.5

Balance at March 31, 2017	$(51.8)	$(16.0)	$(67.8)

Accumulated other comprehensive loss by component as of December 31, 2015 and March 31, 2016 were as follows:

	Pension and Other Postretirement Benefits Plan Cost	Translation Adjustments	Total
Balance at December 31, 2015	$—	$(16.0)	$(16.0)
Other comprehensive income before reclassifications	—	3.0	3.0
Amounts reclassified from accumulated other comprehensive loss	(0.2)	—	(0.2)

Net change in accumulated other comprehensive loss	(0.2)	3.0	2.8

Balance at March 31, 2016	$(0.2)	$(13.0)	$(13.2)

Reclassifications from accumulated other comprehensive loss for the three months ended March 31, 2017 and 2016 were as follows:

	Three Months Ended March 31,		Classification in the Condensed Consolidated and Combined Statements of Operations
	2017	2016
Amortization of pension and other postretirement benefits plan cost:
Net actuarial income (loss)	$0.5	$(0.2)	(a	)

Reclassifications before tax	0.5	(0.2)
Income tax expense	0.1	—

Reclassifications, net of tax	$0.4	$(0.2)

(a)	These accumulated other comprehensive loss components are included in the calculation of net periodic pension and other postretirement benefits plan (income) expense, a component of which was allocated to Donnelley Financial in periods prior to the Separation, and recognized in cost of sales and selling, general and administrative expenses in the unaudited condensed consolidated and combined statements of operations (see Note 5, Retirement Plans).

Note 10. Segment Information

The Company’s segments are summarized below:

United States

The U.S. segment serves capital market and investment market clients in the U.S. by delivering products and services to help create, manage, and deliver, accurate and timely financial communications to investors and regulators. The Company also provides virtual data rooms to facilitate the deal management requirements of capital markets and mergers and acquisitions transactions, and provides data and analytics services that help professionals uncover intelligence from disclosures contained within public filings made with the SEC. The U.S. segment also includes language solutions capabilities, through which the Company can translate documents and create content in up to 140 different languages for its clients, and commercial print.

International

The International segment includes the Company’s operations in Asia, Europe, Canada and Latin America. The international business is primarily focused on working with international capital markets clients on capital markets offerings and regulatory compliance related activities into or within the United States. In addition, the international segment provides language translation services and shareholder communication services to investment market clients.

Corporate

Corporate consists of unallocated selling, general and administrative activities and associated expenses including, in part, executive, legal, finance, communications and certain facility costs. In addition, certain costs and earnings of employee benefit plans, such as pension and other postretirement benefit plan expense (income) and allocated costs for share-based compensation, are included in Corporate and not allocated to the operating segments.

Information by Segment

The Company has disclosed income (loss) from operations as the primary measure of segment earnings (loss). This is the measure of profitability used by the Company’s chief operating decision-maker and is most consistent with the presentation of profitability reported within the consolidated and combined financial statements.

	Total Sales	Intersegment Sales	Net Sales	Income (Loss) from Operations	Assets of Operations	Depreciation and Amortization	Capital Expenditures
Three Months Ended March 31, 2017
U.S.	$232.9	$(2.5)	$230.4	$37.0	$740.2	$8.8	$3.9
International	37.3	(0.4)	36.9	0.2	94.6	1.4	0.4

Total operating segments	270.2	(2.9)	267.3	37.2	834.8	10.2	4.3
Corporate	—	—	—	(10.0)	189.8	—	—

Total operations	$270.2	$(2.9)	$267.3	$27.2	$1,024.6	$10.2	$4.3

	Total Sales	Intersegment Sales	Net Sales	Income (Loss) from Operations	Assets of Operations	Depreciation and Amortization	Capital Expenditures
Three Months Ended March 31, 2016
U.S.	$209.6	$(1.5)	$208.1	$22.0	$713.0	$8.3	$5.6
International	32.7	(0.7)	32.0	3.0	92.7	1.1	0.3

Total operating segments	242.3	(2.2)	240.1	25.0	805.7	9.4	5.9
Corporate	—	—	—	(2.5)	69.9	0.1	2.6

Total operations	$242.3	$(2.2)	$240.1	$22.5	$875.6	$9.5	$8.5

Note 11. Debt

On September 30, 2016, in connection with the Separation, the Company entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for (i) a new senior secured term loan B facility in an aggregate principal amount of $350.0 million (the “Term Loan Credit Facility”) and (ii) a new first lien senior secured revolving credit facility in an aggregate principal amount of $300.0 million (the “Revolving Facility,” and, together with the Term Loan Credit Facility, the “Credit Facilities”). The Credit Agreement contains a number of covenants, including a minimum Interest Coverage Ratio and a maximum Leverage Ratio, as defined in and calculated pursuant to the Credit Agreement, that, in part, restrict the Company’s ability to incur additional indebtedness, create liens, engage in mergers and consolidations, make restricted payments and dispose of certain assets. The Credit Agreement generally allows annual dividend payments of up to $15.0 million in the aggregate. As of March 31, 2017, there were $20.0 million of outstanding borrowings under the Revolving Facility.

Borrowings under the Term Loan Credit Facility were used to provide $340.2 million of cash to RRD, pursuant to the Separation Agreement, as of September 30, 2016. The remainder of the net proceeds was used for general corporate purposes.

On September 30, 2016, also in connection with the Separation, the Company issued $300.0 million of 8.25% senior unsecured notes due October 15, 2024 (the “Notes”). Interest on the Notes is payable semi-annually on April 15 and October 15, commencing on April 15, 2017. The issuance of the Notes was part of a debt exchange that resulted in the settlement of certain of RRD’s bonds. The Notes were issued pursuant to an indenture where certain wholly-owned domestic subsidiaries of the Company guarantee the Notes (the “Guarantors”). The Notes are jointly and severally guaranteed, on an unsecured basis, by the Guarantors, which are comprised of each of the Company’s existing and future direct and indirect wholly-owned U.S. subsidiaries that guarantee the Company’s obligations under the Credit Facilities. The Notes are not guaranteed by the Company’s foreign subsidiaries or unrestricted subsidiaries. The Notes and the related guarantees will be the Company and the Guarantors’, respective, senior unsecured obligations and will rank equally in right of payment to all present and future senior debt, including the obligations under the Company’s Credit Facilities, senior in right of payment to all present and future subordinated debt, and effectively subordinated in right of payment to any of the Company and the Guarantors’ secured debt, to the extent of the value of the assets securing such debt. The indenture governing the Notes contains certain covenants applicable to the Company and its restricted subsidiaries, including limitations on: (1) liens; (2) indebtedness; (3) mergers, consolidations and acquisitions; (4) sales, transfers and other dispositions of assets; (5) loans and other investments; (6) dividends and other distributions, stock repurchases and redemptions and other restricted payments; (7) restrictions affecting subsidiaries; (8) transactions with affiliates; and (9) designations of unrestricted subsidiaries. Each of these covenants is subject to important exceptions and qualifications.

In connection with the offering of the Notes, the Company entered into a registration rights agreement, dated as of September 30, 2016 (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the SEC with respect to an offer to exchange the Notes for registered notes. In certain circumstances, the Company may be required to file a shelf registration statement with the SEC registering the resale of the Notes by the holders thereof, in lieu of an exchange offer to such holders. On March 10, 2017, the Company filed a Registration Statement on Form S-4 (as amended, the “Exchange Offer Registration Statement”) to offer to exchange the Notes for registered notes which have terms identical in all material respects to the Notes except that the registered notes are not subject to transfer restrictions or registration rights. The Exchange Offer Registration Statement was declared effective by the SEC on March 22, 2017. An exchange offer for the Notes was launched on March 22, 2017 and settled on April 25, 2017, resulting in the exchange of $299.9 million aggregate principal amount of outstanding Notes for registered notes.

The Company’s debt as of March 31, 2017 and December 31, 2016 consisted of the following:

	March 31, 2017	December 31, 2016
Term Loan Credit Facility	$298.4	$298.3
8.25% senior notes due October 15, 2024	300.0	300.0
Borrowings under the Revolving Facility	20.0	—
Unamortized debt issuance costs	(10.9)	(11.3)

Total debt	607.5	587.0
Less: current portion	—	—

Long-term debt	$607.5	$587.0

The fair value of the senior notes, which was determined using the market approach based upon interest rates available to the Company for borrowings with similar terms and maturities, were determined to be Level 2 under the fair value hierarchy. The fair value of the Company’s debt was greater than its book value by approximately $5.5 million and $7.1 million at March 31, 2017 and December 31, 2016, respectively.

The weighted average interest rate on borrowings under the Revolving Facility was 4.2% at March 31, 2017.

Pursuant to the Separation and Distribution Agreement, the Company received a cash payment of $68.0 million from RRD on April 3, 2017. The proceeds were used to reduce outstanding debt under the Term Loan Credit Facility.

Note 12. Commitments and Contingencies

Litigation

From time to time, the Company’s customers and others file voluntary petitions for reorganization under United States bankruptcy laws. In such cases, certain pre-petition payments received by the Company from these parties could be considered preference items and subject to return. In addition, the Company may be party to certain litigation arising in the ordinary course of business. Management believes that the final resolution of these preference items and litigation will not have a material effect on the Company’s combined results of operations, financial position or cash flows.

Note 13. Related Parties

Transition Services Agreements

In connection with the Separation, the Company entered into transition services agreements separately with RRD and LSC, under which, in exchange for the fees specified in the arrangements, RRD and LSC agree to provide certain services to the Company and the Company agrees to provide certain services to RRD, respectively, for up to 24 months following the Separation. These services include, but are not limited to, information technology, accounts receivable, accounts payable, payroll and other financial and administrative services and functions. These agreements facilitate the separation by allowing the Company to operate independently prior to establishing stand-alone back office systems across its organization.

Commercial Arrangements

The Company entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition and access to technology. The Company also entered into a number of commercial and other arrangements with LSC and its subsidiaries, pursuant to which LSC will print and bind products for the Company. The terms of the arrangements with RRD and LSC do not exceed 24 months. Subsequent to the Separation, RRD and LSC are clients of the Company and expect to utilize financial communication software and services that the Company provides to all of its clients.

Stockholder and Registration Rights Agreement

The Company and RRD entered into a Stockholder and Registration Rights Agreement with respect to the Company’s common stock retained by RRD pursuant to which the Company agrees that, upon the request of RRD, the Company will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of the shares of the Company’s common stock retained by RRD after the Separation. In addition, RRD granted the Company a proxy to vote the shares of the Company’s common stock that RRD retained immediately after the Separation in proportion to the votes cast by the Company’s other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from RRD to a person other than RRD, and neither the voting agreement nor the proxy will limit or prohibit any such sale or transfer.

On March 24, 2017, pursuant to the Stockholder and Registration Rights Agreement, the Company filed a Registration Statement on Form S-1 to register the offering and sale of the Company’s common stock retained by RRD.

Sublease Agreement

In connection with the Separation, the Company assumed an operating lease through 2024 for the Company’s headquarters. There is a related non-cancelable sublease rental to RRD for the same period. The Company remains secondarily liable under this lease in the event that the sub-lessee defaults under the sublease terms. The Company does not believe that material payments will be required as a result of the secondary liability provisions of the primary lease agreement.

Related Party Receivables/Payables

Pursuant to the Separation and Distribution Agreement, the Company received a cash payment of $68.0 million from RRD on April 3, 2017. The proceeds were used to reduce outstanding debt under the Term Loan Credit Facility. The Company has other amounts due to or from RRD and LSC in the normal course of business. The following is a summary of the amounts in the unaudited condensed consolidated and combined balance sheet due to or from RRD and LSC as of the three months ended March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016
Receivable from RRD	$84.2	$96.0
Receivable from LSC	0.8	0.8

Due from related parties	85.0	96.8

Payable to RRD	$23.4	$27.1
Payable to LSC	4.4	2.5

Due to related parties	27.8	29.6

Allocations from RRD

Prior to the Separation RRD provided Donnelley Financial with certain services, which include, but are not limited to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. The financial information in these consolidated and combined financial statements does not necessarily include all the expenses that would have been incurred had Donnelley Financial been a separate, standalone entity for all periods presented. Prior to the Separation RRD charged Donnelley Financial for these services based on direct usage when possible. When specific identification was not practicable, the pro rata basis of revenue or employee headcount, or some other measure was used. These allocations were reflected as follows in the unaudited condensed consolidated and combined financial statements:

Three Months Ended March 31, 2016
Costs of goods sold allocation	$10.3
Selling, general and administrative allocation	39.3
Depreciation and amortization	4.8

Total allocations from RRD	$54.4

The Company considers the expense methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses that the Company would have incurred as an independent public company or the costs it may incur in the future.

Related Party Revenues

Donnelley Financial generates a portion of net revenue from sales to RRD’s subsidiaries. Net revenues from sales to RRD and affiliates of $4.0 million and $1.4 million for the three months ended March 31, 2017 and 2016, respectively, were included in the unaudited condensed consolidated and combined statement of operations.

Related Party Purchases

Donnelley Financial utilizes RRD for freight and logistics and services as well as certain production of printed products. Cost of sales of $18.8 million and $20.4 million for the three months ended March 31, 2017 and 2016, respectively, were included in the unaudited condensed consolidated and combined statements of operations for these purchases.

Donnelley Financial also utilizes RRD’s business process outsourcing business for certain composition, XBRL and other functions. Cost of sales of $9.9 million and $11.2 million for the three months ended March 31, 2017 and 2016, respectively, were included in the unaudited condensed consolidated and combined statements of operations for these purchases.

For periods prior to the Separation, intercompany payables with RRD and affiliates for these purchases are reflected within net parent company investment in the unaudited condensed consolidated and combined financial statements.

Share-Based Compensation Prior to Separation

Prior to the Separation, certain Donnelley Financial employees participated in RRD’s share-based compensation plans, the costs of which have been allocated to Donnelley Financial and recorded in selling, general and administrative expenses in the unaudited condensed consolidated and combined statements of operations. Share-based compensation costs allocated to the Company were $0.3 million for the three months ended March 31, 2016.

Retirement Plans Prior to Separation

Prior to the Separation, Donnelley Financial employees participated in pension and other postretirement plans sponsored by RRD. These costs are reflected in the Company’s cost of sales and selling, general and administrative expenses in the unaudited condensed consolidated and combined statements of operations. These costs were funded through intercompany transactions with RRD which are reflected within the net parent company investment.

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. Refer to Note 5, Retirement Plans, for further details regarding the Company’s pension and other postretirement benefit plans.

Centralized Cash Management Prior to Separation

RRD uses a centralized approach to cash management and financing of operations. Prior to the Separation, the majority of the Company’s foreign subsidiaries were party to RRD’s international cash pooling arrangements to maximize the availability of cash for general operating and investing purposes. As part of RRD’s centralized cash management process, cash balances were swept regularly from the Company’s accounts. Cash transfers to and from RRD’s cash concentration accounts and the resulting balances at the end of each reporting period are reflected in net parent company investment in the consolidated and combined balance sheets.

Debt

RRD’s third party debt and related interest expense have not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of the debt and the borrowings were not directly related to the Company’s business.

Note 14. New Accounting Pronouncements

In March 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2017-07 “Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” (“ASU 2017-07”), which requires an employer to report the service cost component of net periodic benefit cost in the same line item(s) as other employee compensation costs arising from services rendered during the period. The other components of net periodic benefit cost will be presented in the income statement separately from the line item(s) that includes the service cost and outside of any subtotal of operating income. ASU 2017-07 must be applied retrospectively and is effective in the first quarter of 2018. Early adoption is permitted; however the Company plans to adopt the standard in the first quarter of 2018. Refer to Note 5, Retirement Plans, for disclosure of pension income for the three months ended March 31, 2017 and 2016 which would be reclassified to other income upon adoption of the standard.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which simplifies the accounting for goodwill impairment. ASU 2017-04 requires entities to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (Step 1 under the current impairment test). The standard eliminates Step 2 from the current goodwill impairment test, which included determining the implied fair value of goodwill and comparing it with the carrying amount of that goodwill. ASU 2017-04 must be applied prospectively and is effective in the first quarter of 2020. Early adoption is permitted. The Company early adopted the standard in the first quarter of 2017.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 “Leases (Topic 842)” (“ASU 2016-02”), which requires lessees to put most leases on the balance sheet but recognize expense on the income statement in a manner similar to current accounting. For lessors, ASU 2016-02 also modifies the classification criteria and the accounting for sales-type and direct financing leases. The standard requires a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements and is effective in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted; however the Company plans to adopt the standard in the first quarter of 2019. The Company is evaluating the impact of ASU 2016-02.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), which outlines a single comprehensive model for entities to use in accounting for revenue using a five-step process that supersedes virtually all existing revenue guidance. ASU 2014-09 also requires additional quantitative and qualitative disclosures. In August 2015, the FASB issued Accounting Standards Update No. 2015-14 “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09 to January 1, 2018. Early adoption of ASU 2014-09 is permitted in the first quarter of 2017. However, the Company plans to adopt the standard in the first quarter of 2018. The standard allows the option of either a full retrospective adoption, meaning the standard is applied to all periods presented, or a modified retrospective adoption, meaning the standard is applied only to the most current period. The Company is evaluating the impact of the provisions of ASU 2014-09 and currently anticipates applying the modified retrospective approach when adopting the standard.

The following standards were effective for and adopted by the Company in 2017. The adoption of these standards did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows:

•	Accounting Standards Update No. 2016-17 “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control”

•	Accounting Standards Update No. 2016-09 “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”

•	Accounting Standards Update No. 2016-07 Investments—Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting”

•	Accounting Standards Update No. 2016-06 “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments”

•	Accounting Standards Update No. 2016-05 “Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships”

•	Accounting Standards Update No. 2015-11 “Inventory (Topic 330): Simplifying the Measurement of Inventory”

Note 15. Guarantor Financial Information

As described in Note 11, Debt, on September 30, 2016, the Company issued the Notes. The Guarantors of the Notes, Donnelley Financial, LLC and DFS International Holding, Inc., entered into an agreement pursuant to which each agreed to guarantee the Company’s obligations under the Notes. All guarantees are full and unconditional and joint and several. The Guarantors are 100% directly owned subsidiaries of the Company.

The guarantee of the Notes by a subsidiary guarantor will be automatically released under certain situations, including upon the sale or disposition of such subsidiary guarantor to a person that is not Donnelley Financial or a subsidiary guarantor of the notes, the liquidation or dissolution of such subsidiary guarantor, and if such subsidiary guarantor is released from its guarantee obligations under the Company’s Credit Facilities.

The following tables set forth condensed consolidating statements of income for the three months ended March 31, 2017 and 2016, condensed consolidating statements of financial position as of March 31, 2017 and December 31, 2016, and condensed consolidating statements of cash flows for the three months ended March 31, 2017 and 2016. The principal consolidating adjustments are to eliminate the investment in subsidiaries and intercompany balances and transactions. For purposes of the tables below, the Company is referred to as “Parent” and the Guarantors are referred to as “Guarantor Subsidiaries.”

Condensed Consolidating Statements of Operations

For the Three Months Ended March 31, 2017

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Services net sales	$—	$128.6	$27.0	$(1.6)	$154.0
Products net sales	—	104.3	10.3	(1.3)	113.3

Total net sales	—	232.9	37.3	(2.9)	267.3
Services cost of sales (exclusive of depreciation and amortization)	—	61.3	17.9	(1.5)	77.7
Services cost of sales with R.R. Donnelley affiliates (exclusive of depreciation and amortization)	—	9.4	0.5	—	9.9
Products cost of sales (exclusive of depreciation and amortization)	—	57.0	7.4	(1.4)	63.0
Products cost of sales with R.R. Donnelley affiliates (exclusive of depreciation and amortization)	—	18.7	0.1	—	18.8

Total cost of sales	—	146.4	25.9	(2.9)	169.4
Selling, general and administrative expenses (exclusive of depreciation and amortization)	—	47.6	9.1	—	56.7
Restructuring, impairment and other charges-net	—	3.1	0.7	—	3.8
Depreciation and amortization	—	8.8	1.4	—	10.2

Income from operations	—	27.0	0.2	—	27.2
Interest expense (income)-net	11.3	(0.2)	—	—	11.1

Earnings (loss) before income taxes and equity in net income of subsidiaries	(11.3)	27.2	0.2	—	16.1
Income tax (benefit) expense	(4.7)	11.4	0.1	—	6.8

Earnings (loss) before equity in net income of subsidiaries	(6.6)	15.8	0.1	—	9.3
Equity in net income of subsidiaries	15.9	0.1	—	(16.0)	—

Net earnings (loss)	$9.3	$15.9	$0.1	$(16.0)	$9.3

Comprehensive income (loss)	$9.8	$16.4	$0.2	$(16.6)	$9.8

Condensed Consolidating Statements of Operations

For the Three Months Ended March 31, 2016

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Services net sales	$—	$117.2	$23.9	$(1.3)	$139.8
Products net sales	—	92.4	8.8	(0.9)	100.3

Total net sales	—	209.6	32.7	(2.2)	240.1
Services cost of sales (exclusive of depreciation and amortization)	—	58.2	14.9	(1.2)	71.9
Services cost of sales with R.R. Donnelley affiliates (exclusive of depreciation and amortization)	—	10.6	0.6	—	11.2
Products cost of sales (exclusive of depreciation and amortization)	—	49.8	6.2	(1.0)	55.0
Products cost of sales with R.R. Donnelley affiliates (exclusive of depreciation and amortization)	—	20.4	—	—	20.4

Total cost of sales	—	139.0	21.7	(2.2)	158.5
Selling, general and administrative expenses (exclusive of depreciation and amortization)	—	42.1	6.9	—	49.0
Restructuring, impairment and other charges-net	—	0.6	—	—	0.6
Depreciation and amortization	—	8.4	1.1	—	9.5

Income from operations	—	19.5	3.0	—	22.5
Interest expense-net	—	0.3	—	—	0.3

Earnings before income taxes and equity in net income of subsidiaries	—	19.2	3.0	—	22.2
Income tax expense	—	7.6	1.2	—	8.8

Earnings before equity in net income of subsidiaries	—	11.6	1.8	—	13.4
Equity in net income of subsidiaries	13.4	1.8	—	(15.2)	—

Net earnings (loss)	$13.4	$13.4	$1.8	$(15.2)	$13.4

Comprehensive income (loss)	$16.2	$16.2	$4.8	$(21.0)	$16.2

Condensed Consolidating Balance Sheet

As of March 31, 2017

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$19.2	$10.3	$(17.2)	$12.3
Receivables, less allowances	—	193.1	40.2	—	233.3
Receivables from R.R. Donnelley	68.0	14.9	1.3	—	84.2
Intercompany receivables	—	34.1	—	(34.1)	—
Intercompany short-term note receivable	—	—	21.0	(21.0)	—
Inventories	—	25.5	2.0	—	27.5
Prepaid expenses and other current assets	4.5	14.4	5.1	(6.7)	17.3

Total current assets	72.5	301.2	79.9	(79.0)	374.6

Property, plant and equipment-net	—	32.8	3.2	—	36.0
Goodwill	—	429.2	17.3	—	446.5
Other intangible assets-net	—	41.1	9.8	—	50.9
Software-net	—	38.8	0.5	—	39.3
Deferred income taxes	—	35.4	3.7	—	39.1
Other noncurrent assets	4.2	30.9	3.1	—	38.2
Investments in consolidated subsidiaries	711.3	66.0	—	(777.3)	—

Total assets	$788.0	$975.4	$117.5	$(856.3)	$1,024.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$17.2	$91.2	$12.0	$(19.1)	$101.3
Intercompany payable	10.0	—	22.2	(32.2)	—
Intercompany short-term note payable	21.0	—	—	(21.0)	—
Accrued liabilities	7.8	85.0	13.7	(6.7)	99.8

Total current liabilities	56.0	176.2	47.9	(79.0)	201.1

Long-term debt	607.5	—	—	—	607.5
Deferred compensation liabilities	—	23.1	—	—	23.1
Pension and other postretirement benefits plan liabilities	—	53.9	1.1	—	55.0
Other noncurrent liabilities	—	10.9	2.5	—	13.4

Total liabilities	663.5	264.1	51.5	(79.0)	900.1

Total equity	124.5	711.3	66.0	(777.3)	124.5

Total liabilities and equity	$788.0	$975.4	$117.5	$(856.3)	$1,024.6

Condensed Consolidating Balance Sheet

As of December 31, 2016

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$21.8	$16.8	$(2.4)	$36.2
Receivables, less allowances	—	119.9	36.3	—	156.2
Receivables from R.R. Donnelley	68.0	28.0	—	—	96.0
Intercompany receivables	—	63.0	—	(63.0)	—
Intercompany short-term note receivable	—	—	15.3	(15.3)	—
Inventories	—	22.7	1.4	—	24.1
Prepaid expenses and other current assets	4.3	8.1	4.7	—	17.1

Total current assets	72.3	263.5	74.5	(80.7)	329.6

Property, plant and equipment-net	—	32.4	3.1	—	35.5
Goodwill	—	429.2	17.2	—	446.4
Other intangible assets-net	—	44.0	10.3	—	54.3
Software-net	—	41.0	0.6	—	41.6
Deferred income taxes	—	34.2	2.8	—	37.0
Other noncurrent assets	4.4	27.7	2.4	—	34.5
Investments in consolidated subsidiaries	692.2	65.1	—	(757.3)	—

Total assets	$768.9	$937.1	$110.9	$(838.0)	$978.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3.4	$72.8	$11.5	$(2.4)	$85.3
Intercompany payable	43.9	—	18.6	(62.5)	—
Intercompany short-term note payable	15.3	—	—	(15.3)	—
Accrued liabilities	8.2	81.4	11.6	(0.5)	100.7

Total current liabilities	70.8	154.2	41.7	(80.7)	186.0

Long-term debt	587.0	—	—	—	587.0
Deferred compensation liabilities	—	24.4	—	—	24.4
Pension and other postretirement benefits plan liabilities	—	55.3	1.1	—	56.4
Other noncurrent liabilities	—	11.0	3.0	—	14.0

Total liabilities	657.8	244.9	45.8	(80.7)	867.8

Total equity	111.1	692.2	65.1	(757.3)	111.1

Total liabilities and equity	$768.9	$937.1	$110.9	$(838.0)	$978.9

Condensed Consolidating Statements of Cash Flows

For the Three Months Ended March 31, 2017

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(27.3)	$4.5	$(0.6)	$(14.8)	$(38.2)

INVESTING ACTIVITIES
Capital expenditures	—	(3.9)	(0.4)	—	(4.3)
Purchase of investment	—	(3.4)	—	—	(3.4)
Other investing activities	—	0.2	—	—	0.2

Net cash used in investing activities	—	(7.1)	(0.4)	—	(7.5)

FINANCING ACTIVITIES
Revolving facility borrowings	57.0	—	—	—	57.0
Payments on revolving facility borrowings	(37.0)	—	—	—	(37.0)
Debt issuance costs	(1.5)	—	—	—	(1.5)
Intercompany note payable (receivable)	5.7	—	(5.7)	—	—
Net transfers related to the Separation	3.1	—	—	—	3.1

Net cash provided by (used in) financing activities	27.3	—	(5.7)	—	21.6

Effect of exchange rate on cash and cash equivalents	—	—	0.2	—	0.2
Net decrease in cash and cash equivalents	—	(2.6)	(6.5)	(14.8)	(23.9)
Cash and cash equivalents at beginning of year	—	21.8	16.8	(2.4)	36.2

Cash and cash equivalents at end of period	$—	$19.2	$10.3	$(17.2)	$12.3

Condensed Consolidating Statements of Cash Flows

For the Three Months Ended March 31, 2016

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash used in operating activities	$—	$(41.0)	$(2.7)	$—	$(43.7)

INVESTING ACTIVITIES
Capital expenditures	—	(8.2)	(0.3)	—	(8.5)
Other investing activities	—	2.0	0.4	—	2.4

Net cash (used in) provided by investing activities	—	(6.2)	0.1	—	(6.1)

FINANCING ACTIVITIES
Net change in short-term debt	—	—	6.9	—	6.9
Other financing activities	—	0.2	—	—	0.2
Net transfers from Parent and affiliates	—	47.1	(7.4)	—	39.7

Net cash provided by (used in) financing activities	—	47.3	(0.5)	—	46.8

Effect of exchange rate on cash and cash equivalents	—	—	2.9	—	2.9
Net increase (decrease) in cash and cash equivalents	—	0.1	(0.2)	—	(0.1)
Cash and cash equivalents at beginning of year	—	0.1	15.0	—	15.1

Cash and cash equivalents at end of period	$—	$0.2	$14.8	$—	$15.0

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Statements of Operations

(in millions, except per share data)

	Year Ended December 31,
	2016	2015	2014
Services net sales	$598.6	$628.6	$638.2
Products net sales	384.9	420.9	441.9

Total net sales	983.5	1,049.5	1,080.1
Services cost of sales (exclusive of depreciation and amortization)	297.1	291.9	301.2
Services cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	37.8	40.4	39.3
Products cost of sales (exclusive of depreciation and amortization)	226.2	230.9	236.3
Products cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	57.9	68.3	76.5

Total cost of sales	619.0	631.5	653.3
Selling, general and administrative expenses (exclusive of depreciation and amortization)	209.8	199.2	290.5
Restructuring, impairment and other charges-net	5.4	4.4	4.8
Depreciation and amortization	43.3	41.7	40.7

Income from operations	106.0	172.7	90.8
Interest expense-net	11.7	1.1	1.5
Investment and other income-net	—	(0.1)	(3.1)

Earnings before income taxes	94.3	171.7	92.4
Income tax expense	35.2	67.4	35.0

Net earnings	$59.1	$104.3	$57.4

Net earnings per share (Note 14):
Basic net earnings per share	$1.81	$3.22	$1.77
Diluted net earnings per share	$1.80	$3.22	$1.77
Weighted average number to common shares outstanding
Basic	32.6	32.4	32.4
Diluted	32.8	32.4	32.4

See Notes to Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2016	2015	2014
Net earnings	$59.1	$104.3	$57.4
Other comprehensive (loss) income, net of tax:
Translation adjustments	(0.1)	(7.5)	(2.9)
Adjustment for net periodic pension plan cost	7.1	27.5	(169.9)

Other comprehensive income (loss), net of tax	7.0	20.0	(172.8)

Comprehensive income (loss)	$66.1	$124.3	$(115.4)

See Notes to Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Balance Sheets

(in millions, except per share data)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$36.2	$15.1
Receivables, less allowances for doubtful accounts of $6.4 in 2016 (2015—$4.6)	156.2	146.2
Receivable from RR Donnelley	96.0	—
Inventories	24.1	22.2
Prepaid expenses and other current assets	17.1	7.3

Total current assets	329.6	190.8

Property, plant and equipment-net	35.5	33.0
Goodwill	446.4	446.8
Other intangible assets-net	54.3	69.3
Software-net	41.6	43.4
Deferred income taxes	37.0	10.6
Other noncurrent assets	34.5	23.7

Total assets	$978.9	$817.6

LIABILITIES
Accounts payable	$85.3	$39.5
Accrued liabilities	100.7	75.4
Short-term debt	—	8.8

Total current liabilities	186.0	123.7

Long-term debt (Note 13)	587.0	—
Note payable with an RR Donnelley affiliate	—	29.2
Deferred compensation liabilities	24.4	28.5
Pension and other postretirement benefits plan liabilities	56.4	—
Other noncurrent liabilities	14.0	12.7

Total liabilities	867.8	194.1

Commitments and Contingencies (Note 10)
EQUITY
Preferred stock, $0.01 par value
Authorized: 1.0 shares; Issued: None	—	—
Common stock, $0.01 par value
Authorized: 65.0 shares;
Issued: 32.6 shares in 2016	0.3	—
Additional paid-in-capital	179.9	—
Net parent company investment	—	639.5
Retained deficit	(0.8)	—
Accumulated other comprehensive loss	(68.3)	(16.0)

Total equity	111.1	623.5

Total liabilities and equity	$978.9	$817.6

See Notes to Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES
Net earnings	$59.1	$104.3	$57.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment charges	—	—	1.7
Depreciation and amortization	43.3	41.7	40.7
Provision for doubtful accounts receivable	3.1	0.5	1.4
Share-based compensation	2.5	1.6	2.1
Deferred income taxes	(5.9)	10.2	(12.9)
Changes in uncertain tax positions	0.9	0.3	(0.3)
Gain on investments and other assets—net	0.1	—	(9.0)
Net pension and other postretirement benefits plan income	(1.0)	—	—
Loss on pension settlement	—	—	95.7
Other	1.0	0.2	0.7
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable—net	(43.1)	(10.2)	3.9
Inventories	(1.9)	0.2	0.9
Prepaid expenses and other current assets	(7.4)	0.9	(1.1)
Accounts payable	42.3	5.1	(6.0)
Income taxes payable and receivable	(3.6)	(0.7)	1.5
Accrued liabilities and other	16.6	(33.2)	(51.4)

Net cash provided by operating activities	106.0	120.9	125.3

INVESTING ACTIVITIES
Capital expenditures	(26.2)	(27.1)	(28.8)
Acquisition of business, net of cash acquired	—	—	(6.0)
Proceeds from sales of other assets	—	—	5.3
Purchases of investments	(3.5)	(10.0)	—
Other investing activities	0.4	—	—

Net cash used in investing activities	(29.3)	(37.1)	(29.5)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	348.2	—	—
Payments on long-term debt	(50.0)	—	—
Net change in short-term debt	(8.8)	(24.0)	(12.8)
Debt issuance costs	(9.3)	—	—
Payments on note payable with an RR Donnelley affiliate	—	(14.8)	(14.7)
Net transfers to Parent and affiliates	(340.1)	(56.0)	(62.9)

Net cash used in financing activities	(60.0)	(94.8)	(90.4)

Effect of exchange rate on cash and cash equivalents	4.4	(2.5)	2.0
Net increase (decrease) in cash and cash equivalents	21.1	(13.5)	7.4
Cash and cash equivalents at beginning of year	15.1	28.6	21.2

Cash and cash equivalents at end of period	$36.2	$15.1	$28.6

Supplemental non-cash disclosure:
Debt exchange with RR Donnelley, including $5.5 million of debt issuance costs	$300.0	$—	$—
Settlement of intercompany note payable	29.6	—	—
Accrued debt issuance costs	1.5	—	—

See Notes to Consolidated and Combined Financial Statements

Donnelley Financial Solutions, Inc. and Subsidiaries (“Donnelley Financial”)

Consolidated and Combined Statements of Equity

(in millions)

	Common Stock		Additional Paid-in- Capital	Net Parent Company Investment	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Equity
	Shares	Amount
Balance at January 1, 2014	—	$—	$—	$1,025.5	$—	$(500.9)	$524.6
Net earnings	—	—	—	57.4	—	—	57.4
Net transfers to RR Donnelley	—	—	—	(57.7)	—	—	(57.7)
Other comprehensive loss	—	—	—	—	—	(172.8)	(172.8)

Balance at December 31, 2014	—	$—	$—	$1,025.2	$—	$(673.7)	$351.5

Net earnings	—	—	—	104.3	—	—	104.3
Net transfers to RR Donnelley	—	—	—	(53.2)	—	—	(53.2)
Net transfer of pension plan to RR Donnelley	—	—	—	(436.8)	—	637.7	200.9
Other comprehensive income	—	—	—	—	—	20.0	20.0

Balance at December 31, 2015	—	$—	$—	$639.5	$—	$(16.0)	$623.5

Net earnings	—	—	—	59.9	(0.8)	—	59.1
Net transfers to RR Donnelley	—	—	—	(598.8)	—	—	(598.8)
Separation-related adjustments	—	—	—	78.0	—	(59.3)	18.7
Reclassification of net parent company investment in connection with the Separation	—	—	178.6	(178.6)	—	—	—
Issuance of common stock upon separation	32.4	0.3	—	—	—	—	0.3
Share-based compensation	—	—	1.3	—	—	—	1.3
Issuance of share-based awards, net of withholdings and other	0.2	—	—	—	—	—	—
Other comprehensive income	—	—	—	—	—	7.0	7.0

Balance at December 31, 2016	32.6	$0.3	$179.9	$—	$(0.8)	$(68.3)	$111.1

See Notes to Consolidated and Combined Financial Statements

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)

Note 1. Overview and Basis of Presentation

Description of Business and Separation

Donnelley Financial Solutions, Inc. (“Donnelley Financial,” or the “Company”) is a financial communications services company that supports global capital markets compliance and transaction needs for its corporate clients and their advisors (such as law firms and investment bankers) and global investment markets compliance and analytics needs for mutual fund companies, variable annuity providers and broker/dealers. With proprietary technology such as data storage and workflow collaboration tools, deep subject matter expertise and a global footprint, Donnelley Financial produces, manages, stores, distributes and translates documents and electronic communications in order to deliver timely financial communications to investors and documents in a manner that complies with regulatory commissions.

Donnelley Financial’s Registration Statement on Form 10, as amended, was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on September 20, 2016. On October 1, 2016, Donnelley Financial became an independent publicly traded company through the distribution by R.R. Donnelley & Sons Company (“RRD”) of approximately 26.2 million shares, or 80.75%, of Donnelley Financial common stock to RRD shareholders (the “Separation”). Holders of RRD common stock received one share of Donnelley Financial common stock for every eight shares of RRD common stock held on September 23, 2016. RRD retained approximately 6.2 million shares of Donnelley Financial common stock, or a 19.25% interest in Donnelley Financial, as part of the Separation, but expects to dispose of the common stock that it retained in the 12-month period following the Separation. Donnelley Financial’s common stock began regular-way trading under the ticker symbol “DFIN” on the New York Stock Exchange on October 3, 2016. On October 1, 2016, RRD also completed the previously announced separation of LSC Communications, Inc. (“LSC”), its publishing and retail-centric print services and office products business.

The Company and LSC entered into a Separation and Distribution Agreement with RRD to effect the distribution of the Company’s and LSC’s common stock to R.R. Donnelley’s common stockholders. This agreement governs the Company’s relationship with RRD and LSC with respect to pre-Separation matters and provides for the allocation of employee benefit, litigation and other liabilities and obligations attributable to periods prior to the Separation. The Separation and Distribution Agreement also includes an agreement that the Company, RRD and LSC will provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being distributed and retained by RRD in the Separation. The Separation and Distribution Agreement also addresses employee compensation and benefit matters.

In connection with the Separation, the Company entered into transition services agreements separately with RRD and LSC, under which, in exchange for the fees specified in the arrangements, RRD and LSC agree to provide certain services to the Company and the Company agrees to provide certain services to RRD, respectively, for up to 24 months following the Separation. These services include, but are not limited to, information technology, accounts receivable, accounts payable, payroll and other financial and administrative services and functions. These agreements facilitate the separation by allowing the Company to operate independently prior to establishing stand-alone back office systems across its organization.

The Company entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition, premedia and access to technology. The Company also entered into a number of commercial and other arrangements with LSC and its subsidiaries, pursuant to which LSC will print and bind products for the Company. The terms of the arrangements with RRD and LSC do not exceed 24 months. Subsequent to the Separation, RRD and LSC are clients of the Company and expect to utilize financial communication software and services that the Company provides to all of its clients.

Basis of Presentation

The accompanying consolidated and combined financial statements reflect the consolidated financial position and consolidated results of operations of the Company as an independent, publicly traded company for the periods after the Separation and the combined financial position and combined results of operations for the periods prior to the Separation. Prior to the Separation, the combined financial statements were prepared on a stand-alone basis and were derived from RRD’s consolidated financial statements and accounting records. The consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and in accordance with the rules and regulations of the SEC.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

For periods prior to the Separation, the consolidated and combined financial statements include the allocation of certain assets and liabilities that have historically been held at the RRD corporate level but which are specifically identifiable or attributable to the Company. Cash and cash equivalents held by RRD were not allocated to Donnelley Financial unless they were held in a legal entity that was transferred to Donnelley Financial. All intercompany transactions and accounts within Donnelley Financial have been eliminated. All intracompany transactions between RRD and Donnelley Financial are considered to be effectively settled in the consolidated and combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intracompany transactions is reflected in the consolidated and combined statements of cash flows as a financing activity and in the consolidated and combined balance sheets as net parent company investment. Net parent company investment is primarily impacted by contributions from RRD which are the result of treasury activities and net funding provided by or distributed to RRD.

Prior to the Separation, the consolidated and combined financial statements include certain expenses of RRD which were allocated to Donnelley Financial for certain functions, including general corporate expenses related to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. These expenses were allocated to the Company on the basis of direct usage, when available, with the remainder allocated on the pro rata basis of revenue, employee headcount, or other measures. We consider the expense methodology and results to be reasonable for all periods presented. However these allocations may not be indicative of the actual expenses that would have been incurred as an independent public company or the costs that may be incurred in the future.

For periods prior to the Separation, the income tax amounts in the consolidated and combined financial statements were calculated based on a separate income tax return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

RRD maintained various benefit and share-based compensation plans at a corporate level. Donnelley Financial employees participated in those programs and a portion of the cost of those plans is included in Donnelley Financial’s consolidated and combined financial statements. On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of an other postretirement benefit plan from RRD to the Company. Refer to Note 11, Retirement Plans, for further details regarding the Company’s pension and other postretirement benefit plans. Refer to Note 15, Share Based Compensation, for further details regarding the Company’s share-based compensation plans.

Donnelley Financial generates a portion of net revenue from sales to RRD’s subsidiaries. Included in the consolidated and combined financial statements are net revenues from sales to RRD and affiliates of $19.4 million, $7.8 million and $8.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. Donnelley Financial utilizes RRD for freight and logistics, production of certain printed products and outsourced business services functions. Included in the consolidated and combined financial statements are cost of sales to RRD and affiliates of $95.7 million, $108.7 million and 115.8 million for the years ended December 31, 2016, 2015 and 2014, respectively. Intercompany receivables and payables with RRD are reflected within net parent company investment in the accompanying consolidated and combined financial statements for periods prior to the Separation. See Note 20, Related Parties, for a further description of related party transactions.

Note 2. Significant Accounting Policies

Use of Estimates—The preparation of consolidated and combined financial statements, in conformity with GAAP, requires the extensive use of management’s estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Estimates are used when accounting for items and matters including, but not limited to, allowance for uncollectible accounts receivable, inventory obsolescence, asset valuations and useful lives, employee benefits, taxes, restructuring and other provisions and contingencies.

Foreign Operations—Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rates existing at the respective balance sheet dates. Income and expense items are translated at the average rates during the respective periods. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of other comprehensive income (loss) while transaction gains and losses are recorded in net earnings. Deferred taxes are not provided on cumulative foreign currency translation adjustments when the Company expects foreign earnings to be permanently reinvested.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Fair Value Measurements—Certain assets and liabilities are required to be recorded at fair value on a recurring basis. Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The Company records the fair value of its pension plan assets on a recurring basis. See Note 11, Retirement Plans, for the fair value of the Company’s pension plan assets as of December 31, 2016.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record certain assets and liabilities at fair value on a nonrecurring basis, generally as a result of acquisitions or the remeasurement of assets resulting in impairment charges. Assets measured at fair value on a nonrecurring basis include long-lived assets held and used, long-lived assets held for sale, goodwill and other intangible assets. See Note 3, Business Combinations, for further discussion on the fair value of assets and liabilities associated with acquisitions. The fair value of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying values. The three-tier value hierarchy, which prioritizes valuation methodologies based on the reliability of the inputs, is:

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants.

Revenue Recognition—The Company files highly-customized materials, such as regulatory S-filings and IPOs with the SEC on behalf of its customers, and performs XBRL and related services. Revenue is recognized for these services upon completion of the service performed or following final delivery of the related printed product. The Company also provides virtual data room services and other content management services, for which revenue is recognized as the service is performed. The Company recognizes revenue for the majority of its products upon the transfer of title and risk of ownership, which is generally upon shipment to the customer. Because substantially all of the Company’s products are customized, product returns are not significant; however, the Company accrues for the estimated amount of customer credits at the time of sale.

The Company records deferred revenue in situations where amounts are invoiced but the revenue recognition criteria outlined above are not met. Such revenue is recognized when all criteria are subsequently met.

Certain revenues earned by the Company require judgment to determine if revenue should be recorded gross, as a principal, or net of related costs, as an agent. Billings for shipping and handling costs as well as certain postage costs, and out-of-pocket expenses are recorded gross. The Company’s printing operations process paper that may be supplied directly by customers or may be purchased by the Company and sold to customers. No revenue is recognized for customer-supplied paper, but revenues for Company-supplied paper are recognized on a gross basis.

Cash and cash equivalents—The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Short-term securities consist of investment grade instruments of governments, financial institutions and corporations.

Receivables—Receivables are stated net of allowances for doubtful accounts and primarily include trade receivables, notes receivable and miscellaneous receivables from suppliers. No single customer comprised more than 10% of the Company’s net sales in 2016, 2015 or 2014. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. In addition, provisions are made at differing rates, based upon the age of the receivable and the Company’s historical collection experience. See Note 6, Accounts Receivable, for details of activity affecting the allowance for doubtful accounts receivable.

Inventories—Inventories include material, labor and factory overhead and are stated at the lower of cost or market and net of excess and obsolescence reserves for raw materials and finished goods. Provisions for excess and obsolete inventories are made at differing rates, utilizing historical data and current economic trends, based upon the age and type of the inventory. Specific excess and obsolescence provisions are also made when a review of specific balances indicates that the inventories will not be utilized in production or sold. Inventory is valued using the First-In, First-Out (FIFO) method.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Long-Lived Assets—The Company assesses potential impairments to its long-lived assets if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indefinite-lived intangible assets are reviewed annually for impairment or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. An impaired asset is written down to its estimated fair value based upon the most recent information available. Estimated fair market value is generally measured by discounting estimated future cash flows. Long-lived assets, other than goodwill, are recorded at the lower of the carrying value or the fair market value less the estimated cost to sell.

Property, plant and equipment—Property, plant and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives range from 15 to 40 years for buildings, the lesser of 7 years or the lease term for leasehold improvements and from 3 to 15 years for machinery and equipment. Maintenance and repair costs are charged to expense as incurred. Major overhauls that extend the useful lives of existing assets are capitalized. When properties are retired or disposed, the costs and accumulated depreciation are eliminated and the resulting profit or loss is recognized in the results of operations.

Goodwill—Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on the relative fair value of each reporting unit. The Company’s goodwill balances were reallocated from RRD’s historical reporting units based on the relative fair values of the businesses.

Goodwill is reviewed for impairment annually as of October 31 or more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying value.

For certain reporting units, the Company may perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In performing this qualitative analysis, the Company considers various factors, including the excess of prior year estimates of fair value compared to carrying value, the effect of market or industry changes and the reporting units’ actual results compared to projected results. Based on this qualitative analysis, if management determines that it is more likely than not that the fair value of the reporting unit is greater than its carrying value, no further impairment testing is performed.

For the remaining reporting units, the Company compares each reporting unit’s fair value, estimated based on comparable company market valuations and expected future discounted cash flows to be generated by the reporting unit, to its carrying value. If the carrying value exceeds the reporting unit’s fair value, the Company performs an additional fair value measurement calculation to determine the impairment loss, which is charged to operations in the period identified.

The Company also performs an interim review for indicators of impairment at each quarter-end to assess whether an interim impairment review is required for any reporting unit. In the Company’s annual review at October 31, 2016, and its interim review for indicators of impairment as of December 31, 2016, management concluded that there were no indicators that the fair value of any of the reporting units with goodwill was more likely than not below its carrying value.

Amortization—Certain costs to acquire and develop internal-use computer software are capitalized and amortized over their estimated useful life using the straight-line method, up to a maximum of five years. Amortization expense related to internally-developed software, excluding amortization expense related to other intangible assets, was $20.5 million, $17.2 million and $14.6 million for the years ended December 31, 2016, 2015 and 2014, respectively. Other intangible assets are recognized separately from goodwill and are amortized over their estimated useful lives. See Note 5, Goodwill and Other Intangible Assets, for further discussion of other intangible assets and the related amortization expense.

Share-Based Compensation—In periods prior to the Separation, RRD maintained an incentive share-based compensation program for the benefit of its officers, directors, and certain employees, including certain Donnelley Financial employees. For those periods share-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of compensation expense to RRD’s corporate and shared functional employees.

Subsequent to the Separation, the Company recognizes share-based compensation expense based on estimated fair values for all share-based awards made to employees and directors, including restricted stock and restricted stock units. The Company recognizes compensation expense for restricted stock units expected to vest on a straight-line basis over the requisite service period of the award, based on the grant date fair value. The Company recognizes compensation expense for performance based restricted stock awards utlizing a graded vesting schedule. See Note 15, Share-Based Compensation, for further discussion.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Pension and Other Postretirement Benefit Plans—Prior to the Separation, RRD provided pension and other postretirement healthcare benefits to certain current and former employees of Donnelley Financial. RRD was responsible for the net benefit plan obligations associated with these plans, and as such, these liabilities are not reflected in Donnelley Financial’s consolidated and combined balance sheets. Donnelley Financial’s consolidated and combined statements of operations include expense allocations for these benefits. These allocations were funded through intercompany transactions with RRD which are reflected within net parent company investment in Donnelley Financial.

Effective December 31, 2013, RRD merged its primary qualified defined benefit pension plan with a separate defined benefit pension plan sponsored by Donnelley Financial. As a result of this merger, Donnelley Financial became the plan sponsor and primary legal obligor of this combined plan. During 2015, the sponsorship of this combined plan was transferred to RRD, which became the primary legal obligor. Accordingly, the obligations of this combined plan are not reflected in the combined balance sheet of Donnelley Financial as of December 31, 2015.

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of an other postretirement benefit plan from RRD to the Company.

Donnelley Financial engages outside actuaries to assist in the determination of the obligations and costs under these plans. The annual income and expense amounts relating to the pension plan are based on calculations which include various actuarial assumptions including, mortality expectations, discount rates and expected long-term rates of return. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. The effects of modifications on the value of plan obligations and assets is recognized immediately within other comprehensive income (loss) and amortized into operating earnings over future periods. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience, market conditions and input from its actuaries and investment advisors. Refer to Note 11, Retirement Plans, for further discussion.

Taxes on Income—In the Company’s combined financial statements prior to Separation, income tax expense and deferred tax balances were calculated on a separate income tax return basis although the Company’s operations have historically been included in the tax returns filed by the respective RRD entities of which the Company’s business was a part. As a standalone entity, the Company will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in historical periods.

Deferred taxes are provided using an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company maintains an income taxes payable or receivable account in each jurisdiction and, with the exception of certain entities outside the U.S. that transferred to the Company at Separation, the Company is deemed to settle current tax balances with the RRD tax paying entities in the respective jurisdictions. For periods prior to the Separation, these settlements are reflected as changes in net parent company investment in the combined balance sheets. The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense.

The Company is regularly audited by foreign and domestic tax authorities. These audits occasionally result in proposed assessments where the ultimate resolution might result in the Company owing additional taxes, including in some cases, penalties and interest. The Company recognizes a tax position in its financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. This recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Although management believes that its estimates are reasonable, the final outcome of uncertain tax positions may be materially different from that which is reflected in the Company’s financial statements. The Company adjusts such reserves upon changes in circumstances that would cause a change to the estimate of the ultimate liability, upon effective settlement or upon the expiration of the statute of limitations, in the period in which such event occurs. See Note 12, Income Taxes, for further discussion.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 3. Business Combinations

2014 Acquisition

On March 10, 2014, the Company acquired the assets of MultiCorpora R&D Inc. and MultiCorpora International Inc. (together “MultiCorpora”) for approximately $6.0 million. MultiCorpora is an international provider of translation technology solutions. The acquisition of MultiCorpora expanded the capabilities of the Company’s language solutions offering which supports clients’ multi-lingual communications. MultiCorpora’s operations are included in the International segment.

The MultiCorpora acquisition was recorded by allocating the cost of the acquisition to the assets acquired, including other intangible assets, based on their estimated fair values at the applicable acquisition date. The Company recorded intangible assets of $0.9 million and acquired software of $1.1 million. The excess of the cost of the MultiCorpora acquisition over the net amounts assigned to the fair value of the assets acquired was recorded as goodwill. Goodwill of $3.5 million resulted from this acquisition which was primarily attributable to the synergies expected to arise as a result of the acquisition.

Note 4. Restructuring, Impairment and Other Charges

Restructuring, Impairment and Other Charges recognized in Results of Operations

2016	Employee Terminations	Other Restructuring Charges	Total Restructuring Charges	Other Charges	Total
U.S.	$3.0	$1.5	$4.5	$0.2	$4.7
International	0.6	—	0.6	—	0.6
Corporate	0.1	—	0.1	—	0.1

Total	$3.7	$1.5	$5.2	$0.2	$5.4

Restructuring Charges

For the year ended December 31, 2016, the Company recorded net restructuring charges of $3.7 million for employee termination costs for 84 employees, substantially all of whom were terminated as of December 31, 2016. These charges primarily related to the reorganization of certain administrative functions. Additionally, the Company incurred lease termination and other restructuring charges of $1.5 million for the year ended December 31, 2016.

2015	Employee Terminations	Other Restructuring Charges	Total Restructuring Charges	Other Charges	Total
U.S.	$1.4	$1.9	$3.3	$0.2	$3.5
International	0.9	—	0.9	—	0.9

Total	$2.3	$1.9	$4.2	$0.2	$4.4

Restructuring Charges

For the year ended December 31, 2015, the Company recorded net restructuring charges of $2.3 million for employee termination costs for 64 employees, all of whom were terminated as of December 31, 2016. These charges primarily related to the reorganization of certain administrative functions. Additionally, the Company incurred lease termination and other restructuring charges of $1.9 million for the year ended December 31, 2015.

2014	Employee Terminations	Other Restructuring Charges	Total Restructuring Charges	Impairment	Other Charges	Total
U.S.	$0.1	$2.1	$2.2	$—	$0.3	$2.5
International	0.6	—	0.6	1.7	—	2.3

Total	$0.7	$2.1	$2.8	$1.7	$0.3	$4.8

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Restructuring and Impairment Charges

For the year ended December 31, 2014, the Company recorded net restructuring charges of $0.7 million for employee termination costs for 9 employees, all of whom were terminated as of December 31, 2016. These charges primarily related to the integration of MultiCorpora and the reorganization of certain operations. Additionally, the Company incurred lease termination and other restructuring charges of $2.1 million for the year ended December 31, 2014.

During the fourth quarter of 2014, the Company recorded non-cash impairment charges of $1.7 million related to the impairment of an acquired customer relationship intangible asset in the International segment. The impairment of the customer relationship intangible asset resulted from a decline in Latin America’s expected future capital markets transactions revenue. After recording the impairment charges, remaining customer relationship assets in the International reporting unit were $16.5 million as of December 31, 2014. The impairment of the customer relationship asset was determined using Level 3 inputs and estimated based on cash flow analysis, which included management’s assumptions related to future revenues and profitability. Donnelley Financial’s accounting and finance management determines the valuation policies and procedures for Level 3 fair value measurements and is responsible for the development and determination of unobservable inputs.

The following table presents the fair value, valuation techniques and related unobservable inputs for these Level 3 measurements for the year ended December 31, 2014.

	Fair Value	Valuation Technique	Unobservable Input	Rate
2014
Customer relationships	$—	Excess earnings	Attrition rate	12.0%

Restructuring Reserve

The restructuring reserve as of December 31, 2016 and 2015, and changes during the year ended December 31, 2016, were as follows:

	December 31, 2015	Restructuring Charges	Foreign Exchange and Other	Cash Paid	December 31, 2016
Employee terminations	$0.9	$3.7	$(0.1)	$(2.9)	$1.6
Lease terminations and other	4.9	1.5	—	(2.6)	3.8

Total	$5.8	$5.2	$(0.1)	$(5.5)	$5.4

The current portion of restructuring reserves of $3.7 million at December 31, 2016 was included in accrued liabilities, while the long-term portion of $1.7 million, primarily related to lease termination costs, was included in other noncurrent liabilities at December 31, 2016.

The restructuring liabilities classified as “lease terminations and other” consisted of lease terminations, other facility closing costs and contract termination costs. Payments on certain of the lease obligations are scheduled to continue until 2026. Market conditions and the Company’s ability to sublease these properties could affect the ultimate charges related to the lease obligations. Any potential recoveries or additional charges could affect amounts reported in the Company’s financial statements.

The restructuring reserve as of December 31, 2015 and 2014, and changes during the year ended December 31, 2015, were as follows:

	December 31, 2014	Restructuring Charges	Foreign Exchange and Other	Cash Paid	December 31, 2015
Employee terminations	$0.1	$2.3	$—	$(1.5)	$0.9
Lease terminations and other	6.1	1.9	(0.2)	(2.9)	4.9

Total	$6.2	$4.2	$(0.2)	$(4.4)	$5.8

The current portion of restructuring reserves of $3.6 million at December 31, 2015 was included in accrued liabilities, while the long-term portion of $2.2 million, primarily related to lease termination costs, was included in other noncurrent liabilities at December 31, 2015.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 5. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2016 and 2015 were as follows:

	U.S.	International	Total
Net book value as of January 1, 2015	$429.2	$19.6	$448.8
Foreign exchange and other adjustments	—	(2.0)	(2.0)

Net book value as of December 31, 2015	429.2	17.6	446.8
Foreign exchange and other adjustments	—	(0.4)	(0.4)

Net book value as of December 31, 2016	$429.2	$17.2	$446.4

The components of other intangible assets at December 31, 2016 and 2015 were as follows:

	December 31, 2016			December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	$138.8	$(85.3)	$53.5	$140.2	$(71.8)	$68.4
Trade names	6.3	(5.5)	0.8	6.3	(5.5)	0.8
Trademarks, licenses and agreements	3.2	(3.2)	—	6.2	(6.1)	0.1

Total other intangible assets	$148.3	$(94.0)	$54.3	$152.7	$(83.4)	$69.3

Amortization expense for other intangible assets was $14.4 million, $15.4 million and $16.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The following table outlines the estimated annual amortization expense related to other intangible assets as of December 31, 2016:

For the year ending December 31,	Amount
2017	$14.2
2018	13.7
2019	13.7
2020	12.3
2021	0.1
2022 and thereafter	0.3

Total	$54.3

Note 6. Accounts Receivable

Transactions affecting the allowances for doubtful accounts receivable during the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Balance, beginning of year	$4.6	$3.9	$4.9
Provisions charged to expense	3.1	0.5	1.4
Write-offs and other	(1.3)	0.2	(2.4)

Balance, end of year	$6.4	$4.6	$3.9

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 7. Inventories

The components of the Company’s inventories, net of excess and obsolescence reserves for raw materials and finished goods, at December 31, 2016 and 2015 were as follows:

	2016	2015
Raw materials and manufacturing supplies	$7.6	$8.0
Work in process	10.8	9.6
Finished goods	5.7	4.6

Total	$24.1	$22.2

Note 8. Property, Plant and Equipment

The components of the Company’s property, plant and equipment at December 31, 2016 and 2015 were as follows:

	2016	2015
Land	$10.0	$10.0
Buildings	44.4	44.7
Machinery and equipment	109.2	121.4

	163.6	176.1
Less: Accumulated depreciation	(128.1)	(143.1)

Total	$35.5	$33.0

During the years ended December 31, 2016, 2015 and 2014, depreciation expense was $8.4 million, $9.1 million and $9.5 million, respectively.

Note 9. Accrued Liabilities

The components of the Company’s accrued liabilities at December 31, 2016 and 2015 were as follows:

	2016	2015
Employee-related liabilities	$54.0	$40.6
Customer-related liabilities	19.3	19.0
Accrued interest payable	6.2	—
Restructuring liabilities	3.7	3.6
Accrued fixed assets	—	4.1
Other	17.5	8.1

Total accrued liabilities	$100.7	$75.4

Employee-related liabilities consist primarily of sales commission, payroll, incentive compensation and employee benefit accruals. Customer-related liabilities consist primarily of deferred revenue and progress billings and volume discount accruals. Other accrued liabilities include miscellaneous operating accruals and income and other tax liabilities.

Note 10. Commitments and Contingencies

As of December 31, 2016, the Company had commitments of approximately $4.5 million for the purchase of property, plant and equipment related to incomplete projects. In addition, as of December 31, 2016, the Company had commitments of approximately $34.3 million for outsourced services, professional, maintenance and other services. The Company also has contractual commitments of $1.6 million for severance payments related to employee restructuring activities.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Future minimum rental commitments under operating leases are as follows:

Year Ended December 31	Amount
2017	$28.8
2018	19.9
2019	14.9
2020	10.9
2021	9.6
2022 and thereafter	33.4

$117.5

The Company has operating lease commitments, including those for vacated facilities, totaling $117.5 million extending through various periods to 2026. Future rental commitments for leases have not been reduced by minimum non-cancelable sublease rentals aggregating approximately $34.7 million. The Company remains secondarily liable under these leases in the event that the sub-lessee defaults under the sublease terms. The Company does not believe that material payments will be required as a result of the secondary liability provisions of the primary lease agreements.

Rent expense for facilities in use and equipment was $23.8 million, $22.2 million and $22.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. Rent expense for vacated facilities was recognized as restructuring, impairment and other charges. See Note 4, Restructuring, Impairment and Other Charges, for further details.

Litigation

From time to time, the Company’s customers and others file voluntary petitions for reorganization under United States bankruptcy laws. In such cases, certain pre-petition payments received by the Company from these parties could be considered preference items and subject to return. In addition, the Company may be party to certain litigation arising in the ordinary course of business. Management believes that the final resolution of these preference items and litigation will not have a material effect on the Company’s combined results of operations, financial position or cash flows.

Note 11. Retirement Plans

Donnelley Financial’s Participation in RRD’s Pension and Postretirement Benefit Plans

RRD provided pension and other postretirement healthcare benefits to certain current and former employees of Donnelley Financial. Prior to the Separation, RRD was responsible for the net benefit plan obligations associated with these plans, and as such, these liabilities are not reflected in Donnelley Financial’s consolidated and combined balance sheets.

Donnelley Financial’s consolidated and combined statements of operations include expense allocations for these benefits. These allocations were funded through intercompany transactions with RRD which are reflected within net parent company investment in Donnelley Financial. Total RRD pension and postretirement benefit plan net income allocated to Donnelley Financial, related to pension cost and postretirement benefits, was $4.2 million, $3.7 million and $4.3 million in the years ended December 31, 2016, 2015 and 2014, respectively. Included in these amounts is an allocation for other postretirement benefit plans for $1.0 million, $1.9 million and $1.8 million in the years ended December 31, 2016, 2015 and 2014, respectively. These allocations are reflected in the Company’s cost of sales and selling, general and administrative expenses.

Donnelley Financial’s Pension and Postretirement Benefit Plans

RRD maintained a defined benefit plan (the “plan”) for certain current and former U.S. employees of RRD. Effective December 31, 2013, RRD merged the plan into a separate defined benefit pension plan for Donnelley Financial to create a combined defined benefit pension plan (the “combined plan”). During 2015, the sponsorship of the combined plan was transferred to RRD, which became the legal obligor of the combined plan. Accordingly, the obligations of the combined plan are not reflected in the combined balance sheet of Donnelley Financial as of December 31, 2015.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. The pension plan asset allocation from RRD is expected to be finalized during the second quarter of 2017. The final asset allocation will result in an adjustment to the fair value of plan assets transferred to the Company from RRD. The Company also recorded a net other postretirement benefit liability of $1.5 million, as a result of the transfer of an other postretirement benefit plan from RRD to the Company.

The Company’s primary defined benefit plan is frozen. No new employees will be permitted to enter the Company’s frozen plan and participants will earn no additional benefits. Benefits are generally based upon years of service and compensation. These defined benefit retirement income plans are funded in conformity with the applicable government regulations. The Company funds at least the minimum amount required for all funded plans using actuarial cost methods and assumptions acceptable under government regulations.

The annual income and expense amounts relating to the pension plan are based on calculations which include various actuarial assumptions including, mortality expectations, discount rates and expected long-term rates of return. The Company reviews its actuarial assumptions on an annual basis as of December 31 (or more frequently if a significant event requiring remeasurement occurs) and modifies the assumptions based on current rates and trends when it is appropriate to do so. The effects of modifications are recognized immediately on the consolidated and combined balance sheets, but are amortized into operating earnings over future periods, with the deferred amount recorded in accumulated other comprehensive loss. Total pension (income) /expense was ($1.0) million, ($27.0) million and $62.1 million in 2016, 2015 and 2014, respectively, of which ($25.2) million and ($31.0) million was allocated in 2015 and 2014, respectively, to RRD and RRD related parties.

During the fourth quarter of 2015, the Company changed the method used to estimate the interest cost components of net pension plan expense for its defined benefit pension plan. Historically, the interest cost components were estimated using a single weighted-average discount rate derived from the yield curve used to measure the projected benefit obligation at the beginning of the period. Beginning in the first quarter of 2016, the Company has elected to use a full yield curve approach in the estimation of these interest components of net pension plan expense by applying the specific spot rates along the yield curve used in the determination of the projected benefit obligation to the relevant projected cash flows. The Company made this change to improve the correlation between projected benefit cash flows and the corresponding yield curve spot rates and to provide a more precise measurement of interest costs. This change does not affect the measurement and calculation of the Company’s total benefit obligations. The Company has accounted for this change prospectively as a change in estimate.

In June 2014, RRD communicated to certain former employees the option to receive a lump-sum pension payment or annuity computed in accordance with statutory requirements, with payments beginning in the fourth quarter of 2014. Payments to eligible participants who elected to receive a lump-sum pension payment or annuity were funded from existing pension plan assets and constituted a complete settlement of the Company’s pension liabilities with respect to these participants. The Company’s pension assets and liabilities were remeasured as of the payout dates. The discount rates and actuarial assumptions used to calculate the payouts were determined in accordance with federal regulations. As of the remeasurement dates, the reductions in the reported pension obligations for these participants was $404.0 million, compared to payout amounts of approximately $317.7 million. The Company recorded non-cash settlement charges of $95.7 million included in selling, general and administrative expenses in the fourth quarter of 2014 in connection with the settlement payments. These charges resulted from the recognition in earnings of a portion of the losses recorded in accumulated other comprehensive loss based on the proportion of the obligation settled.

During the year ended December 31, 2014, the Company adopted the Society of Actuaries RP-2014 mortality tables which were used in the calculation of the Company’s U.S. pension obligations. The new mortality tables increased the expected life of plan participants, extending the length of time that payments may be required and increasing the plans’ total expected benefit payments. During the year ended December 31, 2016, the Company adopted an update to the Society of Actuaries RP-2014 mortality tables. The 2016 mortality table update resulted in a partial reversal of the 2014 increases in the expected life of plan participants and benefit obligations.

The Company made contributions of $1.3 million to its pension plans during the year ended December 31, 2016. The Company expects to make cash contributions of approximately $2.2 million and $0.1 million to its pension and other postretirement benefit plans, respectively, in 2017.

The pension plan obligations are calculated using generally accepted actuarial methods and are measured as of December 31. Actuarial gains and losses for frozen plans are amortized using the corridor method over the average remaining expected life of active plan participants.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

The components of the estimated net pension plan (income) expense for Donnelley Financial’s pension plans for the years ended December 31, 2016, 2015 and 2014 were as follows:

	Pension Benefits
	2016	2015	2014
Service cost	$—	$—	$0.1
Interest cost	2.4	147.3	161.7
Expected return on plan assets	(4.1)	(210.7)	(224.5)
Amortization of actuarial loss	0.7	36.4	29.1
Settlements	—	—	95.7

Net periodic benefit (income) expense	$(1.0)	$(27.0)	$62.1

Income allocated to RRD affiliates	—	25.2	31.0

Net periodic benefit (income) expense, net of allocation	$(1.0)	$(1.8)	$93.1

Weighted average assumption used to calculate net periodic benefit expense:
Discount rate	3.7%	4.2%	5.0%
Expected return on plan assets	7.3%	7.5%	7.8%

Reconciliation of funded status

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016
Benefit obligation at beginning of year	$3.2	$3,631.1	$—
Interest cost	2.4	147.3	—
Actuarial gain	(24.7)	(254.0)	(0.3)
Plan transfer	317.0	(3,363.2)	1.5
Benefits paid	(4.6)	(158.0)	—

Benefit obligation at end of year	$293.3	$3.2	$1.2

Fair value of plan assets at beginning of year	$—	$3,219.9	$—
Actual return on assets	(9.6)	(33.8)	—
Employer contributions	1.3	—	—
Plan transfer	248.7	(3,028.1)	—
Benefits paid	(4.6)	(158.0)	—

Fair value of plan assets at end of year	$235.8	$—	$—

Funded status at end of year	$(57.5)	$(3.2)	$(1.2)

The accumulated benefit obligation for all defined benefits pension plans was $294.5 million and $3.2 million at December 31, 2016 and 2015, respectively.

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016
Prepaid pension cost (included in other noncurrent assets)	$—	$0.1	$—
Accrued benefit cost (included in accrued liabilities)	(2.2)	(3.3)	(0.1)
Pension and other postretirement benefits plan liabilities	(55.3)	—	(1.1)

Net liabilities recognized in the Consolidated and Combined Balance Sheets	$(57.5)	$(3.2)	$(1.2)

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

The amounts included in accumulated other comprehensive loss in the Consolidated and Combined Balance Sheets excluding tax effects, that have not been recognized as components of net periodic cost at December 31, 2016 and 2015 were as follows:

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016
Accumulated other comprehensive (loss) income
Net actuarial (loss) gain	$(87.0)	$0.1	$0.2

Total	$(87.0)	$0.1	$0.2

The pre-tax amounts recognized in other comprehensive income (loss) in 2016 as components of net periodic costs were as follows:

	Pension Benefits	Other Postretirement Benefits
Amortization of:
Net actuarial loss	$0.7	$—
Amounts arising during the period:
Net actuarial gain	10.9	0.3

Total	$11.6	$0.3

Actuarial gains and losses in excess of 10.0% of the greater of the projected benefit obligation or the market-related value of plan assets were recognized as a component of net periodic benefit costs over the average remaining service period of a plan’s active employees. As a result of the plan freezes, the actuarial gains and losses are recognized as a component of net periodic benefit costs over the average remaining life of a plan’s active employees. The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit costs in 2017 are shown below:

Pension Benefits
Amortization of:
Net actuarial loss	$2.1

Total	$2.1

The weighted average assumptions used to determine the benefit obligation at the measurement date were as follows:

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016
Discount rate	4.2%	0.7%	3.6%

The following table provides a summary of under-funded or unfunded pension benefit plans with projected benefit obligations in excess of plan assets as of December 31, 2016 and 2015:

	Pension Benefits
	2016	2015
Projected benefit obligation	$293.3	$3.2
Fair value of plan assets	235.8	—

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

The following table provides a summary of pension plans with accumulated benefit obligations in excess of plan assets as of December 31, 2016 and 2015:

	Pension Benefits
	2016	2015
Accumulated benefit obligation	$293.3	$3.2
Fair value of plan assets	235.8	—

Benefit payments are expected to be paid as follows:

	Pension Benefits	Other Postretirement Benefits
2017	$16.8	$0.1
2018	16.9	0.1
2019	16.7	0.1
2020	17.5	0.1
2021	18.1	0.1
2022-2026	91.5	0.4

Plan Assets

The Company’s U.S. pension plans are frozen and the Company has transitioned to a risk management approach for its U.S. pension plan assets. The overall investment objective of this approach is to further reduce the risk of significant decreases in the plan’s funded status by allocating a larger portion of the plan’s assets to investments expected to hedge the impact of interest rate risks on the plan’s obligation. Over time, the target asset allocation percentage for the pension plan is expected to decrease for equity and other “return seeking” investments and increase for fixed income and other “hedging” investments. The assumed long-term rate of return for plan assets, which is determined annually, is likely to decrease as the asset allocation shifts over time. The expected long-term rate of return for plan assets is based upon many factors including asset allocations, historical asset returns, current and expected future market conditions, risk and active management premiums. The target asset allocation percentage as of December 31, 2016, for the primary U.S. pension plan was approximately 60.0% for return seeking investments and approximately 40.0% for hedging investments.

The Company segregated its plan assets by the following major categories and levels for determining their fair value as of 2016:

Cash and cash equivalents—Carrying value approximates fair value. As such, these assets were classified as Level 1. The Company also invests in certain short-term investments which are valued using the amortized cost method. As such, these assets were classified as Level 2.

Equity—The values of individual equity securities were based on quoted prices in active markets. As such, these assets are classified as Level 1.

Fixed income—Fixed income securities are typically priced based on a valuation model rather than a last trade basis and are not exchange-traded. These valuation models involve utilizing dealer quotes, analyzing market information, estimating prepayment speeds and evaluating underlying collateral. Accordingly, the Company classified these fixed income securities as Level 2. Fixed income securities also include investments in various asset-backed securities that are part of a government sponsored program. The prices of these asset-backed securities were obtained by independent third parties using multi-dimensional, collateral specific prepayments tables. Inputs include monthly payment information and collateral performance. As the values of these assets was determined based on models incorporating observable inputs, these assets were classified as Level 2.

The Company invests in certain equity funds that are valued at calculated net asset value per share (“NAV”), but are not quoted on active markets. The Company believes that the NAV is representative of fair value at the reporting date, as there are no significant restrictions on redemption of these investments or other reasons to indicate that the investment would be redeemed at an amount different than the NAV. In 2016, the Company adopted Accounting Standards Update No. 2015-07 “Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)” (“ASU 2015-07”). ASU 2015-07 removes the requirement to categorize investments which are eligible to be measured using NAV within the fair value hierarchy.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

For Level 2 plan assets, management reviews significant investments on a quarterly basis including investigation of unusual fluctuations in price or returns and obtaining an understanding of the pricing methodology to assess the reliability of third-party pricing estimates.

The valuation methodologies described above may generate a fair value calculation that may not be indicative of net realizable value or future fair values. While the Company believes the valuation methodologies used are appropriate, the use of different methodologies or assumptions in calculating fair value could result in different amounts.

The Company did not have any pension plan assets at December 31, 2015. The fair values of the Company’s pension plan assets at December 31, 2016, by asset category were as follows:

	December 31, 2016
Asset Category	Total	Level 1	Level 2
Cash and cash equivalents	$6.4	$4.1	$2.3
Equity	67.6	67.6	—
Fixed income	93.9	—	93.9
Equity funds measured at NAV	67.9	—	—

Total	$235.8	$71.7	$96.2

The Company did not have any Level 3 assets during the year ended December 31, 2016. The following table provides a summary of changes in the fair value of the Company’s Level 3 assets during the year ended December 31, 2015:

Private Equity
Balance at January 1, 2015	$47.3
Unrealized gains-net	11.9
Purchases, sales and settlements	(14.1)
Plan transfer	(45.1)

Balance at December 31, 2015	$—

Employer 401(k) Savings Plan—For the benefit of most of its U.S. employees, the Company maintains a defined contribution retirement savings plan (401(k)) that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Under this plan, employees may contribute a percentage of eligible compensation on both a before-tax and after-tax basis. The Company may provide a 401(k) discretionary match to participants, but did not in 2016, 2015 or 2014.

Multi-Employer Pension Plans—The Company no longer participates in any active defined benefit multi-employer pension plans. During the years ended December 31, 2016, 2015 and 2014, the Company incurred additional charges of $0.2 million, $0.2 million and $0.3 million, respectively, related to its complete withdrawal from one multi-employer pension plan in 2013. These charges were recorded as restructuring, impairment and other charges and represent the Company’s best estimate of the expected settlement of these withdrawal liabilities. See Note 4, Restructuring, Impairment and Other Charges, to the combined financial statements for further details of charges related to complete multi-employer pension plan withdrawal liabilities recognized in the combined statements of operations.

Note 12. Income Taxes

For periods prior to the Separation, income tax expense and deferred tax balances were calculated on a separate tax return basis although the Company’s operations in certain circumstances, particularly the U.S. and Canada, have historically been included in the tax returns filed by the respective RRD entities of which the Company’s business was a part. Beginning October 1, 2016, as a stand-alone entity, the Company will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in the historical periods.

The Company maintains an income taxes payable or receivable account in each jurisdiction and with the exception of certain entities outside the U.S. that transferred to the Company at Separation, the Company is deemed to settle current tax balances for the period prior to the Separation with the RRD tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in net parent company investment in the consolidated and combined balance sheets.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Income taxes have been based on the following components of earnings from operations before income taxes for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
U.S.	$84.9	$156.1	$74.9
Foreign	9.4	15.6	17.5

Total	$94.3	$171.7	$92.4

The components of income tax expense (benefit) from operations for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Current:
U.S. Federal	$28.6	$41.3	$34.2
U.S. State and Local	9.0	12.1	10.5
Foreign	3.5	3.8	3.2

Current income tax expense	41.1	57.2	47.9

Deferred:
U.S. Federal	(3.1)	8.1	(10.6)
U.S. State and Local	(0.4)	2.2	(3.0)
Foreign	(2.4)	(0.1)	0.7

Deferred income tax expense (benefit)	(5.9)	10.2	(12.9)

Total	$35.2	$67.4	$35.0

The following table outlines the reconciliation of differences between the Federal statutory tax rate and the Company’s effective income tax rate:

	2016	2015	2014
Federal statutory tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal income tax benefit	5.9	5.4	5.5
Adjustment of uncertain tax positions and interest	0.6	0.1	(0.1)
Domestic manufacturing deduction	(1.3)	(0.9)	(1.3)
Foreign tax rate differential	(0.7)	(1.0)	(3.0)
Change in valuation allowances	(1.9)	—	0.1
Other	(0.3)	0.7	1.7

Effective income tax rate	37.3%	39.3%	37.9%

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Deferred income taxes

The significant deferred tax assets and liabilities at December 31, 2016 and 2015 were as follows:

	2016	2015
Deferred tax assets:
Pension and other postretirement benefit plans liabilities	$24.1	$2.3
Accrued liabilities	18.5	18.1
Net operating losses and other tax carryforwards	14.4	19.4
Allowance for doubtful accounts	3.3	3.3
Share-based compensation	2.2	—
Other	2.4	1.7

Total deferred tax assets	64.9	44.8
Valuation allowances	(1.2)	(4.9)

Total deferred tax assets	$63.7	$39.9

Deferred tax liabilities:
Other intangible assets	$(21.0)	$(23.2)
Accelerated depreciation	(3.1)	(5.1)
Other	(2.6)	(2.0)

Total deferred tax liabilities	(26.7)	(30.3)

Net deferred tax assets	$37.0	$9.6

Transactions affecting the valuation allowances on deferred tax assets during the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Balance, beginning of year	$4.9	$5.3	$5.6
Current year expense (benefit)-net	(1.5)	—	0.1
Write-offs	(2.3)	—	—
Foreign exchange and other	0.1	(0.4)	(0.4)

Balance, end of year	$1.2	$4.9	$5.3

As of December 31, 2016, the Company had domestic and foreign net operating loss deferred tax assets of approximately $14.4 million ($19.4 million at December 31, 2015), of which $4.2 million expires between 2017 and 2025. As of December 31, 2015, the Company had other tax carryforwards of $2.3 million which were written-off during 2016. Limitations on the utilization of these tax assets may apply. The Company has provided valuation allowances to reduce the carrying value of certain deferred tax assets, as management has concluded that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be fully realized.

Deferred income taxes are not provided on the excess of the investment value for financial reporting over the tax basis of investments in foreign subsidiaries because such excess is considered to be permanently reinvested in those operations. Undistributed earnings of foreign subsidiaries that are considered indefinitely reinvested outside of the U.S. were approximately $55.9 million as of December 31, 2016. Upon repatriation of these earnings to the U.S., the Company may be subject to U.S. and/or foreign income taxes. It is not practicable to determine the amount of income taxes payable in the event all such foreign earnings are repatriated, as the tax cost would depend on income tax laws and circumstances at that time.

Cash payments for income taxes for U.S. states and foreign jurisdictions were $5.2 million, $1.9 million and $1.5 million in 2016, 2015 and 2014, respectively. In certain jurisdictions, such as the United States and Canada, the Company is deemed to settle current tax balances as of October 1, 2016 with RRD within net parent investment. Total amounts settled with RRD were $37.2 million, $55.1 million and $46.7 million for 2016, 2015 and 2014, respectively. Cash refunds for income taxes were $0.7 million and $0.1 million in 2016 and 2015, respectively. There were no refunds for income taxes in 2014.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Uncertain tax positions

Changes in the Company’s unrecognized tax benefits at December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Balance at beginning of year	$1.0	$0.7	$1.3
Additions for tax positions of the current year	—	0.3	—
Additions for tax positions of prior years	0.9	—	—
Settlements during the year	—	—	(0.5)
Lapses of applicable statutes of limitations	—	—	(0.1)

Balance at end of year	$1.9	$1.0	$0.7

As of December 31, 2016, 2015 and 2014, the Company had $1.9 million, $1.0 million and $0.7 million, respectively, of unrecognized tax benefits. Unrecognized tax benefits of $1.3 million as of December 31, 2016, if recognized, would have decreased income taxes and the corresponding effective income tax rate and increased net earnings. This potential impact on net earnings reflects the reduction of these unrecognized tax benefits, net of certain deferred tax assets and the federal tax benefit of state income tax items.

As of December 31, 2016, it is reasonably possible that the total amount of unrecognized tax benefits will decrease within twelve months by as much as $0.9 million due to the resolution of audits or expirations of statutes of limitations related to U.S. federal, state or international tax positions.

The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense. The total interest expense, net of tax benefits, related to tax uncertainties recognized in the Consolidated and Combined Statements of Operations was $0.3 million, $0.2 million and $0.2 million for the years ended December 31, 2016, 2015 and 2014, respectively. There were no benefits from the reversal of accrued penalties for the years ended December 31, 2016, 2015 and 2014. Accrued interest of $0.3 million and $0.2 million related to income tax uncertainties were reported as a component of other noncurrent liabilities in the Consolidated and Combined Balance Sheets at December 31, 2016 and 2015, respectively. There were no accrued penalties related to income tax uncertainties for the years ended December 31, 2016 and 2015.

The Company has tax years from 2009 that remain open and subject to examination by certain U.S. state taxing authorities and/or certain foreign tax jurisdictions. The Company’s initial U.S. federal income tax return will be for the period October 1, 2016 through December 31, 2016, as such, there are no prior years subject to IRS examination.

Note 13. Debt

The Company’s debt as of December 31, 2016 and 2015 consisted of the following:

	2016	2015
Term Loan Credit Facility	$298.3	$—
8.25% senior notes due October 15, 2024	300.0	—
Other	—	8.8
Unamortized debt issuance costs	(11.3)	—

Total debt	587.0	8.8
Less: current portion	—	(8.8)

Long-term debt	$587.0	$—

The fair value of the senior notes, which was determined using the market approach based upon interest rates available to the Company for borrowings with similar terms and maturities, were determined to be Level 2 under the fair value hierarchy. The fair value of the Company’s debt was greater than its book value by approximately $7.1 million at December 31, 2016.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

On September 30, 2016, in connection with the Separation, the Company entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for (i) a new senior secured term loan B facility in an aggregate principal amount of $350.0 million (the “Term Loan Credit Facility”) and (ii) a new first lien senior secured revolving credit facility in an aggregate principal amount of $300.0 million (the “Revolving Facility,” and, together with the Term Loan Credit Facility, the “Credit Facilities”). The Credit Agreement contains a number of covenants, including a minimum Interest Coverage Ratio and a maximum Leverage Ratio, as defined in and calculated pursuant to the Credit Agreement, that, in part, restrict the Company’s ability to incur additional indebtedness, create liens, engage in mergers and consolidations, make restricted payments and dispose of certain assets. The Credit Agreement generally allows annual dividend payments of up to $15.0 million in the aggregate. As of December 31, 2016, there were no borrowings under the Revolving Facility.

Borrowings under the Term Loan Credit Facility were used to provide $340.2 million of cash to RRD, pursuant to the Separation Agreement, as of September 30, 2016. The remainder of the net proceeds was used for general corporate purposes.

On September 30, 2016, also in connection with the Separation, the Company issued $300.0 million of 8.25% senior unsecured notes due October 15, 2024 (the “Notes”). Interest on the Notes is payable semi-annually on April 15 and October 15, commencing on April 15, 2017. The issuance of the Notes was part of a debt exchange that resulted in the settlement of certain of RRD’s bonds. The Notes were issued pursuant to an indenture where certain wholly-owned domestic subsidiaries of the Company guarantee the Notes (the “Guarantors”). The Notes are jointly and severally guaranteed, on an unsecured basis, by the Guarantors, which are comprised of each of the Company’s existing and future direct and indirect wholly-owned U.S. subsidiaries that guarantee the Company’s obligations under the Credit Facilities. The Notes are not guaranteed by the Company’s foreign subsidiaries or unrestricted subsidiaries. The Notes and the related guarantees will be the Company and the Guarantors’, respective, senior unsecured obligations and will rank equally in right of payment to all present and future senior debt, including the obligations under the Company’s Credit Facilities, senior in right of payment to all present and future subordinated debt, and effectively subordinated in right of payment to any of the Company and the Guarantors’ secured debt, to the extent of the value of the assets securing such debt. The indenture governing the Notes contains certain covenants applicable to the Company and its restricted subsidiaries, including limitations on: (1) liens; (2) indebtedness; (3) mergers, consolidations and acquisitions; (4) sales, transfers and other dispositions of assets; (5) loans and other investments; (6) dividends and other distributions, stock repurchases and redemptions and other restricted payments; (7) restrictions affecting subsidiaries; (8) transactions with affiliates; and (9) designations of unrestricted subsidiaries. Each of these covenants is subject to important exceptions and qualifications.

In connection with the offering of the Notes, the Company entered into a registration rights agreement, dated as of September 30, 2016 (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the SEC with respect to an offer to exchange the Notes for registered notes which will have terms identical in all material respects to the Notes except that the registered notes will not contain terms that provide for restrictions on transfer, and use its reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC by June 27, 2017. In certain circumstances, the Company may be required to file a shelf registration statement with the SEC registering the resale of the Notes by the holders thereof, in lieu of an exchange offer to such holders. The Company will be required to pay specified additional interest on the Notes if it fails to comply with its registration obligations under the Registration Rights Agreement.

During the third quarter of 2016, the Company settled an intercompany note payable with RRD. Refer to Note 20, Related Parties for further details.

As of December 31, 2016, the Company had $1.4 million in outstanding letters of credit and bank guarantees, of which $0.9 million were issued under the Revolving Facility. The letters of credit used under the Revolving Facility did not reduce availability under the Revolving Facility as of December 31, 2016, as the amounts issued were less than the reduction in availability from the Leverage Ratio covenant.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

At December 31, 2016, the future maturities of debt were as follows:

Amount
2017	$—
2018	—
2019	6.9
2020	17.5
2021	17.5
2022 and thereafter	558.1

Total(a)	$600.0

(a)	Excludes unamortized debt issuance costs of $11.3 million and a discount of $1.7 million which do not represent contractual commitments with a fixed amount or maturity date.

The following table summarizes interest expense included in the Consolidated and Combined Statements of Operations:

	2016	2015	2014
Interest incurred	$12.2	$1.1	$1.5
Less: interest capitalized as property, plant and equipment	(0.5)	—	—

Interest expense, net	$11.7	$1.1	$1.5

Interest paid, net of interest received, was $4.8 million, $1.1 million and $1.5 million in 2016, 2015 and 2014, respectively.

Note 14. Earnings per Share

Basic earnings per share is calculated by dividing net earnings by the weighted average number of common shares outstanding for the period. In computing diluted earnings per share, basic earnings per share is adjusted for the assumed issuance of all potentially dilutive share-based awards, including restricted stock units and restricted stock.

On October 1, 2016, RRD distributed approximately 26.2 million shares of Donnelley Financial common stock to RRD shareholders in connection with the spin-off of Donnelley Financial, with RRD retaining approximately 6.2 million shares of Donnelley Financial common stock. Holders of RRD common stock received one share of Donnelley Financial for every eight shares of RRD common stock held on September 23, 2016. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Donnelley Financial shares outstanding immediately following this transaction. For periods prior to the Separation, basic and diluted earnings per share were calculated using the number of shares distributed and retained by RRD, totaling 32.4 million. The same number of shares was used to calculate basic and diluted earnings per share since there were no Donnelley Financial equity awards outstanding prior to the spin-off.

	2016	2015	2014
Net earnings per share:
Basic	$1.81	$3.22	$1.77
Diluted	$1.80	$3.22	$1.77
Numerator:
Net earnings	$59.1	$104.3	$57.4
Denominator:
Weighted average number of common shares outstanding	32.6	32.4	32.4
Dilutive awards	0.2	—	—

Diluted weighted average number of common shares outstanding	32.8	32.4	32.4

Weighted average number of anti-dilutive share-based awards:
Restricted stock units	0.2	—	—
Stock options	0.2	—	—

Total	0.4	—	—

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 15. Share-Based Compensation

Donnelley Financial’s Stock and Incentive Programs for Employees and Directors

The Company’s share-based compensation plan under which it may grant future awards, the 2016 Donnelley Financial Solutions, Inc. Performance Incentive Plan (“2016 PIP”), was approved by the Board of Directors to provide incentives to key employees of the Company. Awards under the 2016 PIP may include, cash or stock bonuses, stock options, stock appreciation rights, restricted stock or restricted stock units. In addition, non-employee members of the Board of Directors may receive awards under the 2016 PIP. There were 3.5 million shares of common stock reserved and authorized for issuance under the 2016 PIP. At December 31, 2016, there were 2.6 million shares of common stock authorized and available for grant under the 2016 PIP.

Impact of the Separation from RRD

Prior to the Separation, RRD maintained an incentive stock program for the benefit of its officers, directors and certain employees, including certain Donnelley Financial employees. RRD’s share-based compensation programs in which Donnelley Financial employees participated included RSUs.

In connection with the Separation, as of October 1, 2016, employee stock options and restricted stock units (“RSUs”) were adjusted and converted into new equity awards of Donnelley Financial, RRD and/or LSC using a 10-day volume weighted average share price of Donnelley Financial, RRD and LSC, as described in the Separation and Distribution Agreement. Converted awards retained the same vesting schedule and expiration date of the original awards. In addition, performance-based awards granted under RRD were converted into RSUs of Donnelley Financial, RRD and/or LSC (with satisfaction of performance conditions determined through the Separation Date) and remain subject to time-based vesting for the remainder of the applicable performance period. All equity awards converted upon Separation were authorized for issuance under the 2016 PIP. In periods following the Separation, the Company records share-based compensation expense for its employees’ equity awards that were converted into Donnelley Financial, RRD and/or LSC equity awards.

The rights granted to the recipient of RRD RSU awards generally accrue ratably over the restriction or vesting period, which is generally four years. RRD also granted RSU awards which cliff vest three years from the grant date. RSU awards are subject to forfeiture upon termination of employment prior to vesting, subject in some cases to early vesting upon specified events, including death or permanent disability of the grantee, termination of the grantee’s employment under certain circumstances or a change in control of RRD. The Company records compensation expense of RSU awards based on the fair market value of the awards at the date of grant ratably over the period during which the restrictions lapse. Dividends are not paid on RSUs.

Share-based compensation expense

For all awards issued following the Separation, the Company recognizes compensation expense based on estimated grant date fair values for all share-based awards issued to employees and directors, including restricted stock and restricted stock units. The Company estimates the fair value of share-based awards based on assumptions as of the grant date. The Company recognizes compensation costs for RSUs expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three years. The Company recognizes compensation expense for performance based restricted stock awards utilizing a graded vesting schedule. The Company estimates the number of awards expected to vest based, in part, on historical forfeiture rates and also based on management’s expectations of employee turnover within the specific employee groups receiving each type of award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods, if actual forfeitures differ from those estimates.

In periods prior to the Separation, share-based compensation expense includes expense attributable to the Company based on the award terms previously granted to the Company’s employees and an allocation of compensation expense for RRD’s corporate and shared functional employees. As those share-based compensation plans are RRD’s plans, the amounts have been recognized through net parent company investment on the consolidated and combined balance sheets.

Total compensation expense was $2.5 million, $1.6 million and $2.1 million for years ended December 31, 2016, 2015 and 2014, respectively. The income tax benefit related to share-based compensation expense was $1.0 million, $0.6 million and $0.8 million for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, $7.2 million of total unrecognized compensation expense related to share-based compensation plans is expected to be recognized over a weighted-average period of 2.5 years.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

General Terms of Awards

The Donnelley Financial Compensation Committee of the Board of Directors has discretion to establish the terms and conditions for grants, including the number of shares, vesting and required service or other performance criteria. Generally, awards under the 2016 PIP must have a minimum vesting period of three years. On October 1, 2016, the Company awarded certain employees and members of the Board of Directors restricted stock and RSUs. 50% of each of the awards of restricted stock and RSUs granted in 2016 will vest two years from the grant date and 50% will vest three years from the grant date. Vesting of the restricted stock awards is also subject to performance metrics. Both the restricted stock and RSU awards are subject to forfeiture upon termination of employment prior to vesting, subject in some cases to early vesting upon specified events, including death or permanent disability of the grantee, termination of the grantee’s employment under certain circumstances or a change in control of the Company.

Stock Options

As of December 31, 2016, all outstanding options were 100% vested. There were no options granted during the years ended December 31, 2016, 2015 or 2014.

The following table summarizes activity for Donnelley Financial stock options held by employees of Donnelley Financial, RRD and LSC for the period following the Separation:

	Shares Under Option (thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
Outstanding at October 1, 2016	3	$22.30	5.4	$—
Vested options converted on October 1, 2016 in connection with the Separation	296	21.47	3.7	1.4

Outstanding at December 31, 2016	299	21.48	3.5	1.4

Exercisable at December 31, 2016	207	$16.35	3.5	$1.4

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on October 3, 2016 and December 31, 2016, respectively, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options on October 3, 2016 and December 31, 2016. This amount will change in future periods based on the fair market value of the Company’s stock and the number of options outstanding. Total intrinsic value of options exercised for the year ended December 31, 2016 was de minimis.

Compensation expense related to stock options for the years ended December 31, 2016, 2015 and 2014 was de minimis.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Restricted Stock Units

On October 1, 2016, under the 2016 PIP the Company awarded 60,748 RSUs to certain employees and 16,620 restricted stock units to members of the Board of Directors, as a pro-rata portion of their annual director equity retainer. The following table summarizes activity for Donnelley Financial RSUs held by employees of Donnelley Financial, RRD and LSC, and members of the Board of Directors for the period following the Separation:

	Shares (Thousands)	Weighted Average Grant Date Fair Value(1)
Nonvested at October 1, 2016	11	$26.66
Awarded	77	24.75
Vested	(20)	25.74
Nonvested RSUs converted on October 1, 2016 in connection with the Separation	368	27.22

Nonvested at December 31, 2016	436	$25.28

(1)	The weighted average grant date fair value has been adjusted for the impact of the Separation.

Compensation expense related to RSUs was $1.9 million, $0.8 million and $1.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, there was $3.7 million of unrecognized share-based compensation expense related to 0.3 million restricted stock unit awards, with a weighted-average grant date fair value of $25.32, that are expected to vest over a weighted-average period of 2.1 years. The fair value of these awards was determined based on the Company’s stock price on the grant date reduced by the present value of expected dividends through the vesting period.

Restricted Stock

On October 1, 2016, the Company awarded 156,169 shares of restricted stock with a weighted average grant date fair value of $24.75 to certain employees under the 2016 PIP. The fair value of these awards was determined based on the Company’s stock price on the grant date. The performance period for the shares awarded during 2016 is October 1, 2016 to September 30, 2019. Distributions under these awards are payable at the end of the period in common stock.

Compensation expense for the restricted stock awards granted in 2016 is currently being recognized based on 100% attainment of the targeted performance metric. Compensation expense for restricted stock awards was $0.3 million for the year ended December 31, 2016. As of December 31, 2016, there was $3.5 million of unrecognized compensation expense related to restricted stock awards, which is expected to be recognized over a weighted average period of 2.8 years.

Other Incentive Stock Programs

RRD maintained other incentive stock programs for the benefits of its officers and certain employees. Compensation expense related to these other stock programs was $0.3 million, $0.7 million and $0.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Note 16. Preferred Stock

The Company has one million shares of $0.01 par value preferred stock authorized for issuance. The Board of Directors may divide the preferred stock into one or more series and fix the redemption, dividend, voting, conversion, sinking fund, liquidation and other rights. The Company has no present plans to issue any preferred stock.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 17. Comprehensive Income

The components of other comprehensive income and income tax expense allocated to each component for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016			2015			2014
	Before Tax Amount	Income Tax Expense	Net of Tax Amount	Before Tax Amount	Income Tax Expense	Net of Tax Amount	Before Tax Amount	Income Tax Expense	Net of Tax Amount
Translation adjustments	$(0.1)	$—	$(0.1)	$(7.5)	$—	$(7.5)	$(2.9)	$—	$(2.9)
Adjustment for net periodic pension plan and other postretirement benefits plan cost	11.9	4.8	7.1	45.9	18.4	27.5	(284.5)	(114.6)	(169.9)

Other comprehensive income (loss)	$11.8	$4.8	$7.0	$38.4	$18.4	$20.0	$(287.4)	$(114.6)	$(172.8)

The following table summarizes changes in accumulated other comprehensive loss by component for the years ended December 31, 2016, 2015 and 2014:

	Pension and Other Postretirement Benefits Plan Cost	Translation Adjustments	Total
Balance at January 1, 2014	$(495.3)	$(5.6)	$(500.9)
Other comprehensive loss before reclassifications	(244.5)	(2.9)	(247.4)
Amounts reclassified from accumulated other comprehensive loss	74.6	—	74.6

Net change in accumulated other comprehensive loss	(169.9)	(2.9)	(172.8)

Balance at December 31, 2014	$(665.2)	$(8.5)	$(673.7)

Other comprehensive income (loss) before reclassifications	5.7	(7.5)	(1.8)
Amounts reclassified from accumulated other comprehensive loss	21.8	—	21.8
Transfer of pension plan to parent company, net	637.7	—	637.7

Net change in accumulated other comprehensive loss	665.2	(7.5)	657.7

Balance at December 31, 2015	$—	$(16.0)	$(16.0)

Other comprehensive income before reclassifications	6.7	(0.1)	6.6
Amounts reclassified from accumulated other comprehensive loss	0.4	—	0.4
Transfer of pension plan from parent company, net	(59.3)	—	(59.3)

Net change in accumulated other comprehensive loss	(52.2)	(0.1)	(52.3)

Balance at December 31, 2016	$(52.2)	$(16.1)	$(68.3)

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Reclassifications from accumulated other comprehensive loss for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014	Classification in the Consolidated and Combined Statements of Operations
Amortization of pension and other postretirement benefits plan cost:
Net actuarial income	$0.7	$36.4	$29.1	(a	)
Settlements	—	—	95.7	(a	)

Reclassifications before tax	0.7	36.4	124.8
Income tax expense	0.3	14.6	50.2

Reclassifications, net of tax	$0.4	$21.8	$74.6

(a)	These accumulated other comprehensive (loss) income components are included in the calculation of net periodic pension and other postretirement benefits plan (income) expense, a component of which was allocated to Donnelley Financial in periods prior to the Separation, and recognized in cost of sales and selling, general and administrative expenses in the consolidated and combined statements of operations (see Note 11, Retirement Plans).

Note 18. Segment Information

The Company’s segments are summarized below:

United States

The U.S. segment serves capital market and investment market clients in the U.S. by delivering products and services to help create, manage, and deliver, accurate and timely financial communications to investors and regulators. The Company also provides virtual data rooms to facilitate the deal management requirements of capital markets and mergers and acquisitions transactions, and provides data and analytics services that help professionals uncover intelligence from disclosures contained within public filings made with the SEC. The U.S. segment also includes language solutions capabilities, through which the Company can translate documents and create content in up to 140 different languages for its clients, and commercial print. The U.S. segment accounted for 86.0% of the Company’s consolidated and combined net sales in 2016.

International

The International segment includes the Company’s operations in Asia, Europe, Canada and Latin America. The international business is primarily focused on working with international capital markets clients on capital markets offerings and regulatory compliance related activities into or within the United States. In addition, the international segment provides language translation services and shareholder communication services to investment market clients. The International segment accounted for 14.0% of the Company’s consolidated and combined net sales in 2016.

Corporate

Corporate consists of unallocated selling, general and administrative activities and associated expenses including, in part, executive, legal, finance, communications and certain facility costs. In addition, certain costs and earnings of employee benefit plans, such as pension and other postretirement benefit plan expense (income) and allocated costs for share-based compensation, are included in Corporate and not allocated to the operating segments.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Information by Segment

The Company has disclosed income (loss) from operations as the primary measure of segment earnings (loss). This is the measure of profitability used by the Company’s chief operating decision-maker and is most consistent with the presentation of profitability reported within the consolidated and combined financial statements.

	Total Sales	Intersegment Sales	Net Sales	Income (Loss) from Operations	Assets of Operations	Depreciation and Amortization	Capital Expenditures
Year ended December 31, 2016
U.S.	$852.6	$(7.4)	$845.2	$118.4	$672.2	$34.5	$20.5
International	142.9	(4.6)	138.3	9.6	93.7	4.6	2.6

Total operating segments	995.5	(12.0)	983.5	128.0	765.9	39.1	23.1
Corporate	—	—	—	(22.0)	213.0	4.2	3.1

Total operations	$995.5	$(12.0)	$983.5	$106.0	$978.9	$43.3	$26.2

	Total Sales	Intersegment Sales	Net Sales	Income (Loss) from Operations	Assets of Operations	Depreciation and Amortization	Capital Expenditures
Year ended December 31, 2015
U.S.	$912.0	$(11.2)	$900.8	$160.3	$664.0	$37.0	$25.9
International	151.1	(2.4)	148.7	15.3	86.8	4.4	1.2

Total operating segments	1,063.1	(13.6)	1,049.5	175.6	750.8	41.4	27.1
Corporate	—	—	—	(2.9)	66.8	0.3	—

Total operations	$1,063.1	$(13.6)	$1,049.5	$172.7	$817.6	$41.7	$27.1

	Total Sales	Intersegment Sales	Net Sales	Income (Loss) from Operations	Depreciation and Amortization	Capital Expenditures
Year ended December 31, 2014
U.S.	$926.0	$(9.7)	$916.3	$175.7	$35.4	$20.3
International	166.9	(3.1)	163.8	17.2	4.6	1.5

Total operating segments	1,092.9	(12.8)	1,080.1	192.9	40.0	21.8
Corporate	—	—	—	(102.1)	0.7	7.0

Total operations	$1,092.9	$(12.8)	$1,080.1	$90.8	$40.7	$28.8

Corporate assets primarily consisted of the following items at December 31, 2016 and 2015:

	2016	2015
Receivable from RR Donnelley	$76.0	$—
Software, net	41.0	42.4
Deferred income tax assets, net of valuation allowances	34.2	10.4
Cash and cash equivalents	25.5	—

Restructuring, impairment and other charges by segment for 2016, 2015 and 2014 are described in Note 4, Restructuring, Impairment and Other Charges.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 19. Geographic Area and Products and Services Information

The table below presents net sales and long-lived assets by geographic region for the years ended December 31, 2016, 2015 and 2014.

	U.S.	Europe	Asia	Canada	Other	Consolidated
2016
Net sales	$845.2	$62.4	$39.2	$32.1	$4.6	$983.5
Long-lived assets(a)	107.4	3.1	0.6	0.5	—	111.6
2015
Net sales	$900.8	$70.0	$49.3	$23.7	$5.7	$1,049.5
Long-lived assets(a)	96.0	2.7	0.6	0.8	—	100.1
2014
Net sales	$916.3	$73.6	$53.7	$29.9	$6.6	$1,080.1
Long-lived assets(a)	82.7	2.3	0.9	1.2	0.1	87.2

(a)	Includes net property, plant and equipment, net software and other noncurrent assets.

The following table summarizes net sales for services and products for the years ended December 31, 2016, 2015 and 2014.

	2016 Net Sales	2015 Net Sales	2014 Net Sales
Capital Markets	$387.6	$431.0	$442.3
Investment Markets	143.2	139.1	140.7
Language Solutions and other	67.8	58.5	55.2

Total services	598.6	628.6	638.2

Investment Markets	$199.1	$204.0	$211.2
Capital Markets	168.5	193.9	203.7
Language Solutions and other	17.3	23.0	27.0

Total products	384.9	420.9	441.9

Total net sales	$983.5	$1,049.5	$1,080.1

Note 20. Related Parties

Transition Services Agreements

In connection with the Separation, the Company entered into transition services agreements separately with RRD and LSC, under which, in exchange for the fees specified in the arrangements, RRD and LSC agree to provide certain services to the Company and the Company agrees to provide certain services to RRD, respectively, for up to 24 months following the Separation. These services include, but are not limited to, information technology, accounts receivable, accounts payable, payroll and other financial and administrative services and functions. These agreements facilitate the separation by allowing the Company to operate independently prior to establishing stand-alone back office systems across its organization.

Commercial Arrangements

The Company entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including global outsourcing and logistics services, printing and binding, digital printing, composition, premedia and access to technology. The Company also entered into a number of commercial and other arrangements with LSC and its subsidiaries, pursuant to which LSC will print and bind products for the Company. The terms of the arrangements with RRD and LSC do not exceed 24 months. Subsequent to the Separation, RRD and LSC are clients of the Company and expect to utilize financial communication software and services that the Company provides to all of its clients.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Stockholder and Registration Rights Agreement

The Company and RRD entered into a Stockholder and Registration Rights Agreement with respect to the Company’s common stock retained by RRD pursuant to which the Company agrees that, upon the request of RRD, the Company will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of the shares of the Company’s common stock retained by RRD after the Separation. In addition, RRD granted the Company a proxy to vote the shares of the Company’s common stock that RRD retained immediately after the Separation in proportion to the votes cast by the Company’s other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from RRD to a person other than RRD, and neither the voting agreement nor the proxy will limit or prohibit any such sale or transfer.

Sublease Agreement

In connection with the Separation, the Company assumed an operating lease through 2024 for the Company’s headquarters, with a total commitment of $13.7 million at December 31, 2016. There is a related non-cancelable sublease rental to RRD of approximately $4.6 million for the same period. The Company remains secondarily liable under this lease in the event that the sub-lessee defaults under the sublease terms. The Company does not believe that material payments will be required as a result of the secondary liability provisions of the primary lease agreement.

Related Party Receivables/Payables

The Separation and Distribution Agreement includes a provision for RRD to make a future cash payment of $68.0 million to Donnelley Financial no later than April 1, 2017. The Company also has other amounts due to or from RRD and LSC in the normal course of business. The following is a summary of the amounts in the consolidated and combined balance sheet due to or from RRD and LSC as of December 31, 2016:

December 31, 2016
Receivable from RRD	$96.0
Receivable from LSC	0.8

Due from related parties	96.8

Payable to RRD	$27.1
Payable to LSC	2.5

Due to related parties	29.6

Allocations from RRD Prior to Separation

Prior to the Separation RRD provided Donnelley Financial with certain services, which include, but are not limited to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations and executive oversight. The financial information in these consolidated and combined financial statements does not necessarily include all the expenses that would have been incurred had Donnelley Financial been a separate, standalone entity for all periods presented. Prior to the Separation RRD charged Donnelley Financial for these services based on direct usage when possible. When specific identification was not practicable, the pro rata basis of revenue or employee headcount, or some other measure was used. These allocations were reflected as follows in the consolidated and combined financial statements:

	2016	2015	2014
Costs of goods sold allocation	$28.0	$38.5	$41.0
Selling, general and administrative allocation	129.4	168.3	158.6
Depreciation and amortization	15.2	21.4	18.4

Total allocations from RRD	$172.6	$228.2	$218.0

The Company considers the expense methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses that the Company would have incurred as an independent public company or the costs it may incur in the future.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Related Party Revenues

Donnelley Financial generates a portion of net revenue from sales to RRD’s subsidiaries. Net revenues from sales to RRD and affiliates of $19.4 million, $7.8 million and $8.0 million for the years ended December 31, 2016, 2015 and 2014, respectively, were included in the consolidated and combined statement of operations.

Related Party Purchases

Donnelley Financial utilizes RRD for freight and logistics and services as well as certain production of printed products. Cost of sales of $57.9 million, $68.3 million and $76.5 million for the years ended December 31, 2016, 2015 and 2014, respectively, were included in the consolidated and combined statements of operations for these purchases.

Donnelley Financial also utilizes RRD’s business process outsourcing business for certain composition, XBRL and other functions. Cost of sales of $37.8 million, $40.4 million and $39.3 million for the years ended December 31, 2016, 2015 and 2014, respectively, were included in the consolidated and combined statements of operations for these purchases.

For periods prior to the Separation, intercompany payables with RRD and affiliates for these purchases are reflected within net parent company investment in the consolidated and combined financial statements.

Share-Based Compensation Prior to Separation

Prior to the Separation, certain Donnelley Financial employees participated in RRD’s share-based compensation plans, the costs of which have been allocated to Donnelley Financial and recorded in selling, general and administrative expenses in the consolidated and combined statements of operations. Share-based compensation costs allocated to the Company were $1.2 million for the nine months ended September 30, 2016 and $1.6 million and $2.1 million for the years ended December 31, 2015 and 2014, respectively.

Retirement Plans Prior to Separation

Prior to the Separation, Donnelley Financial employees participated in pension and other postretirement plans sponsored by RRD. These costs are reflected in the Company’s cost of sales and selling, general and administrative expenses in the consolidated and combined statements of operations. These costs were funded through intercompany transactions with RRD which are reflected within the net parent company investment.

On October 1, 2016, Donnelley Financial recorded net pension plan liabilities of $68.3 million (consisting of a total benefit plan liability of $317.0 million, net of plan assets having fair market value of $248.7 million), as a result of the transfer of certain pension plan liabilities and assets from RRD to the Company upon the legal split of those plans. Refer to Note 11, Retirement Plans, for further details regarding the Company’s pension and other postretirement benefit plans.

Centralized Cash Management Prior to Separation

RRD uses a centralized approach to cash management and financing of operations. Prior to the Separation, the majority of the Company’s foreign subsidiaries were party to RRD’s international cash pooling arrangements to maximize the availability of cash for general operating and investing purposes. As part of RRD’s centralized cash management process, cash balances were swept regularly from the Company’s accounts. Cash transfers to and from RRD’s cash concentration accounts and the resulting balances at the end of each reporting period are reflected in net parent company investment in the consolidated and combined balance sheets.

During the fourth quarter of 2016, the Company paid a cash adjustment to RRD for the amount of the Company’s September 30, 2016 cash balance that was greater than the agreed-upon target cash balance of $50.0 million as defined in the Separation and Distribution Agreement.

Debt

RRD’s third party debt and related interest expense have not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of the debt and the borrowings were not directly related to the Company’s business. An intercompany note payable with RRD at December 31, 2015 is presented in the accompanying consolidated and combined balance sheets. During the third quarter of 2016, the Company recorded a $29.6 million non-cash settlement related to this intercompany note payable.

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 21. New Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2017-04 “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which simplifies the accounting for goodwill impairment. ASU 2017-04 requires entities to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (Step 1 under the current impairment test). The standard eliminates Step 2 from the current goodwill impairment test, which included determining the implied fair value of goodwill and comparing it with the carrying amount of that goodwill. ASU 2017-04 must be applied prospectively and is effective in the first quarter of 2020. Early adoption is permitted in the first quarter of 2017. The Company plans to adopt the standard in 2017.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 “Leases (Topic 842)” (“ASU 2016-02”), which requires lessees to put most leases on the balance sheet but recognize expense on the income statement in a manner similar to current accounting. For lessors, ASU 2016-02 also modifies the classification criteria and the accounting for sales-type and direct financing leases. The standard requires a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements and is effective in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted; however the Company plans to adopt the standard in the first quarter of 2019. The Company is evaluating the impact of ASU 2016-02.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), which outlines a single comprehensive model for entities to use in accounting for revenue using a five-step process that supersedes virtually all existing revenue guidance. ASU 2014-09 also requires additional quantitative and qualitative disclosures. In August 2015, the FASB issued Accounting Standards Update No. 2015-14 “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09 to January 1, 2018. Early adoption of ASU 2014-09 is permitted in the first quarter of 2017. However, the Company plans to adopt the standard in the first quarter of 2018. The standard allows the option of either a full retrospective adoption, meaning the standard is applied to all periods presented, or a modified retrospective adoption, meaning the standard is applied only to the most current period. The Company is evaluating the impact of the provisions of ASU 2014-09 and currently anticipates applying the modified retrospective approach when adopting the standard.

The following standards were effective for and adopted by the Company in 2016. The adoption of these standards did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows:

•	Accounting Standards Update No. 2015-16 “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments”

•	Accounting Standards Update No. 2015-07 “Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”

•	Accounting Standards Update No. 2015-05 “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Could Computing Arrangement”

•	Accounting Standards Update No. 2015-04 “Compensation—Retirement Benefits (Topic 715): Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets”

•	Accounting Standards Update No. 2015-02 “Consolidation (Topic 810): Amendments to the Consolidation Analysis”

•	Accounting Standards Update No. 2015-01 “Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items”

•	Accounting Standards Update No. 2014-16 “Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity”

•	Accounting Standards Update No. 2014-15 “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”

•	Accounting Standards Update No. 2014-12 “Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Note 22. Guarantor Financial Information

As described in Note 13, Debt, on September 30, 2016, the Company issued $300.0 million of 8.25% senior unsecured notes due October 15, 2024. Donnelley Financial, LLC and DFS International Holding, Inc. (together the “Guarantor Subsidiaries”) entered into an agreement pursuant to which each agreed to guarantee the obligations of Donnelley Financial Solutions, Inc. (the “Parent”) under the Notes. All guarantees are full and unconditional and joint and several. The Guarantor Subsidiaries are 100% directly owned subsidiaries of the Parent.

The guarantee of the notes by a subsidiary guarantor will be automatically released under certain situations, including upon the sale or disposition of such subsidiary guarantor to a person that is not Donnelley Financial or a subsidiary guarantor of the notes, the liquidation or dissolution of such subsidiary guarantor, and if such subsidiary guarantor is released from its guarantee obligations under the Company’s Credit Facilities.

The following tables set forth condensed consolidating statements of income for the years ended December 31, 2016, 2015, and 2014, condensed consolidating statements of financial position as of December 31, 2016 and December 31, 2015, and condensed consolidating statements of cash flows for the years ended December 31, 2016, 2015, and 2014. The principal consolidating adjustments are to eliminate the investment in subsidiaries and intercompany balances and transactions.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2016

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Services net sales	$—	$502.2	$104.1	$(7.7)	$598.6
Products net sales	—	350.4	38.8	(4.3)	384.9

Total net sales	—	852.6	142.9	(12.0)	983.5
Services cost of sales (exclusive of depreciation and amortization)	—	236.0	68.2	(7.1)	297.1
Services cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	35.6	2.2	—	37.8
Products cost of sales (exclusive of depreciation and amortization)	—	207.0	24.1	(4.9)	226.2
Products cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	57.3	0.6	—	57.9

Total cost of sales	—	535.9	95.1	(12.0)	619.0
Selling, general and administrative expenses (exclusive of depreciation and amortization)	—	176.8	33.0	—	209.8
Restructuring, impairment and other charges-net	—	4.8	0.6	—	5.4
Depreciation and amortization	—	38.6	4.7	—	43.3

Income from operations	—	96.5	9.5	—	106.0
Interest expense-net	11.7	—	—	—	11.7

Earnings (loss) before income taxes and equity in net income of subsidiaries	(11.7)	96.5	9.5	—	94.3
Income tax (benefit) expense	(4.3)	38.5	1.0	—	35.2

Earnings (loss) before equity in net income of subsidiaries	(7.4)	58.0	8.5	—	59.1
Equity in net income of subsidiaries	66.5	8.5	—	(75.0)	—

Net earnings (loss)	$59.1	$66.5	$8.5	$(75.0)	$59.1

Comprehensive income (loss)	$66.1	$73.5	$8.6	$(82.1)	$66.1

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Operations

Year Ended December 31, 2015

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Services net sales	$—	$530.2	$106.6	$(8.2)	$628.6
Products net sales	—	381.8	44.5	(5.4)	420.9

Total net sales	—	912.0	151.1	(13.6)	1,049.5
Services cost of sales (exclusive of depreciation and amortization)	—	230.7	68.4	(7.2)	291.9
Services cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	38.1	2.3	—	40.4
Products cost of sales (exclusive of depreciation and amortization)	—	208.8	28.5	(6.4)	230.9
Products cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	68.2	0.1	—	68.3

Total cost of sales	—	545.8	99.3	(13.6)	631.5
Selling, general and administrative expenses (exclusive of depreciation and amortization)	—	168.1	31.1	—	199.2
Restructuring, impairment and other charges-net	—	3.5	0.9	—	4.4
Depreciation and amortization	—	37.3	4.4	—	41.7

Income from operations	—	157.3	15.4	0.0	172.7
Interest expense-net	—	1.1	—	—	1.1
Investment and other income-net	—	—	(0.1)	—	(0.1)

Earnings before income taxes and equity in net income of subsidiaries	—	156.2	15.5	0.0	171.7
Income tax expense	—	63.8	3.6	—	67.4

Earnings before equity in net income of subsidiaries	—	92.4	11.9	0.0	104.3
Equity in net income of subsidiaries	104.3	11.9	—	(116.2)	—

Net earnings (loss)	$104.3	$104.3	$11.9	$(116.2)	$104.3

Comprehensive income (loss)	$124.3	$124.3	$4.4	$(128.7)	$124.3

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Operations

Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Services net sales	$—	$529.7	$116.2	$(7.7)	$638.2
Products net sales	—	396.3	50.7	(5.1)	441.9

Total net sales	—	926.0	166.9	(12.8)	1,080.1
Services cost of sales (exclusive of depreciation and amortization)	—	237.3	70.8	(6.9)	301.2
Services cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	36.9	2.4	—	39.3
Products cost of sales (exclusive of depreciation and amortization)	—	208.8	33.4	(5.9)	236.3
Products cost of sales with RR Donnelley affiliates (exclusive of depreciation and amortization)	—	76.3	0.2	—	76.5

Total cost of sales	—	559.3	106.8	(12.8)	653.3
Selling, general and administrative expenses (exclusive of depreciation and amortization)	—	254.7	35.8	—	290.5
Restructuring, impairment and other charges-net	—	2.5	2.3	—	4.8
Depreciation and amortization	—	36.1	4.6	—	40.7

Income from operations	—	73.4	17.4	—	90.8
Interest expense-net	—	1.5	—	—	1.5
Investment and other income-net	—	(3.0)	(0.1)	—	(3.1)

Earnings before income taxes and equity in net income of subsidiaries	—	74.9	17.5	—	92.4
Income tax expense	—	31.1	3.9	—	35.0

Earnings before equity in net income of subsidiaries	—	43.8	13.6	—	57.4
Equity in net income of subsidiaries	57.4	13.6	—	(71.0)	—

Net earnings (loss)	$57.4	$57.4	$13.6	$(71.0)	$57.4

Comprehensive (loss) income	$(115.4)	$(115.4)	$10.7	$104.7	$(115.4)

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Balance Sheets

December 31, 2016

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$21.8	$16.8	$(2.4)	$36.2
Receivables, less allowances	—	119.9	36.3	—	156.2
Receivable from RR Donnelley	68.0	28.0	—	—	96.0
Intercompany receivables	—	63.0	—	(63.0)	—
Intercompany short-term note receivable	—	—	15.3	(15.3)	—
Inventories	—	22.7	1.4	—	24.1
Prepaid expenses and other current assets	4.3	8.1	4.7	—	17.1

Total current assets	72.3	263.5	74.5	(80.7)	329.6

Property, plant and equipment-net	—	32.4	3.1	—	35.5
Goodwill	—	429.2	17.2	—	446.4
Other intangible assets-net	—	44.0	10.3	—	54.3
Software-net	—	41.0	0.6	—	41.6
Deferred income taxes	—	34.2	2.8	—	37.0
Other noncurrent assets	4.4	27.7	2.4	—	34.5
Investments in consolidated subsidiaries	692.2	65.1	—	(757.3)	—

Total assets	$768.9	$937.1	$110.9	$(838.0)	$978.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3.4	$72.8	$11.5	$(2.4)	$85.3
Intercompany payable	43.9	—	18.6	(62.5)	—
Intercompany short-term note payable	15.3	—	—	(15.3)	—
Accrued liabilities	8.2	81.4	11.6	(0.5)	100.7

Total current liabilities	70.8	154.2	41.7	(80.7)	186.0

Long-term debt	587.0	—	—	—	587.0
Deferred compensation liabilities	—	24.4	—	—	24.4
Pension and other postretirement benefits plan liabilities	—	55.3	1.1	—	56.4
Other noncurrent liabilities	—	11.0	3.0	—	14.0

Total liabilities	657.8	244.9	45.8	(80.7)	867.8

Total equity	111.1	692.2	65.1	(757.3)	111.1

Total liabilities and equity	$768.9	$937.1	$110.9	$(838.0)	$978.9

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Balance Sheets

December 31, 2015

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$0.1	$15.0	$—	$15.1
Receivables, less allowances	—	115.0	31.2	—	146.2
Intercompany receivables	—	7.4	—	(7.4)	—
Inventories	—	21.4	0.8	—	22.2
Prepaid expenses and other current assets	—	3.0	4.3	—	7.3

Total current assets	—	146.9	51.3	(7.4)	190.8

Property, plant and equipment-net	—	31.0	2.0	—	33.0
Goodwill	—	429.2	17.6	—	446.8
Other intangible assets-net	—	55.8	13.5	—	69.3
Software-net	—	42.3	1.1	—	43.4
Deferred income taxes	—	10.4	0.2	—	10.6
Other noncurrent assets	—	20.6	3.1	—	23.7
Investments in consolidated subsidiaries	623.5	50.2	—	(673.7)	—

Total assets	$623.5	$786.4	$88.8	$(681.1)	$817.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$—	$31.7	$7.8	$—	$39.5
Intercompany payable	—	—	7.4	(7.4)	—
Accrued liabilities	—	62.8	12.6	—	75.4
Short-term debt	—	—	8.8	—	8.8

Total current liabilities	—	94.5	36.6	(7.4)	123.7

Note payable with an RRD affiliate	—	29.2	—	—	29.2
Deferred compensation liabilities	—	28.5	—	—	28.5
Other noncurrent liabilities	—	10.7	2.0	—	12.7

Total liabilities	—	162.9	38.6	(7.4)	194.1

Total equity	623.5	623.5	50.2	(673.7)	623.5

Total liabilities and equity	$623.5	$786.4	$88.8	$(681.1)	$817.6

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2016

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(1.2)	$103.2	$6.4	$(2.4)	$106.0

INVESTING ACTIVITIES
Capital expenditures	—	(23.6)	(2.6)	—	(26.2)
Purchases of investments	—	(3.5)	—	—	(3.5)
Other investing activities	—	—	0.4	—	0.4

Net cash used in investing activities	—	(27.1)	(2.2)	—	(29.3)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	348.2	—	—	—	348.2
Payments on long-term debt	(50.0)	—	—	—	(50.0)
Net change in short-term debt	—	—	(8.8)	—	(8.8)
Debt issuance costs	(9.3)	—	—	—	(9.3)
Net transfers to Parent and affiliates	(287.7)	(54.4)	2.0	—	(340.1)

Net cash provided by (used in) financing activities	1.2	(54.4)	(6.8)	—	(60.0)

Effect of exchange rate on cash and cash equivalents	—	—	4.4	—	4.4
Net increase (decrease) in cash and cash equivalents	—	21.7	1.8	(2.4)	21.1
Cash and cash equivalents at beginning of year	—	0.1	15.0	—	15.1

Cash and cash equivalents at end of period	$—	$21.8	$16.8	$(2.4)	$36.2

Supplemental non-cash disclosure:
Debt exchange with RR Donnelley, including $5.5 million of debt issuance costs	$300.0	$—	$—	$—	$300.0
Settlement of intercompany note payable	—	29.6	—	—	29.6
Accrued debt issuance costs	1.5	—	—	—	1.5

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2015

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash provided by operating activities	$—	$106.7	$14.2	$—	$120.9

INVESTING ACTIVITIES
Capital expenditures	—	(25.9)	(1.2)	—	(27.1)
Purchases of investments	—	(10.0)	—	—	(10.0)

Net cash used in investing activities	—	(35.9)	(1.2)	—	(37.1)

FINANCING ACTIVITIES
Net change in short-term debt	—	—	(24.0)	—	(24.0)
Payments on note payable with an RRD affiliate	—	(14.6)	(0.2)	—	(14.8)
Net transfers to Parent and affiliates	—	(56.2)	0.2	—	(56.0)

Net cash used in financing activities	—	(70.8)	(24.0)	—	(94.8)

Effect of exchange rate on cash and cash equivalents	—	—	(2.5)	—	(2.5)
Net decrease in cash and cash equivalents	—	—	(13.5)	—	(13.5)
Cash and cash equivalents at beginning of year	—	0.1	28.5	—	28.6

Cash and cash equivalents at end of period	$—	$0.1	$15.0	$—	$15.1

Notes to the Consolidated and Combined Financial Statements

(in millions, except per share data, unless otherwise indicated)-(Continued)

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash provided by operating activities	$—	$108.0	$17.3	$—	$125.3

INVESTING ACTIVITIES
Capital expenditures	—	(27.3)	(1.5)	—	(28.8)
Acquisition of business, net of cash acquired	—	—	(6.0)	—	(6.0)
Proceeds from sales of other assets	—	5.3	—	—	5.3

Net cash used in investing activities	—	(22.0)	(7.5)	—	(29.5)

FINANCING ACTIVITIES
Net change in short-term debt	—	—	(12.8)	—	(12.8)
Payments on note payable with an RRD affiliate	—	(14.7)	—	—	(14.7)
Net transfers to Parent and affiliates	—	(71.9)	9.0	—	(62.9)

Net cash used in financing activities	—	(86.6)	(3.8)	—	(90.4)

Effect of exchange rate on cash and cash equivalents	—	—	2.0	—	2.0
Net (decrease) increase in cash and cash equivalents	—	(0.6)	8.0	—	7.4
Cash and cash equivalents at beginning of year	—	0.7	20.5	—	21.2

Cash and cash equivalents at end of period	$—	$0.1	$28.5	$—	$28.6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Donnelley Financial Solutions, Inc.

Chicago, Illinois

We have audited the accompanying consolidated and combined balance sheets of Donnelley Financial Solutions, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated and combined statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Donnelley Financial Solutions, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1, prior to October 1, 2016, the accompanying consolidated and combined financial statements have been derived from the consolidated financial statements and accounting records of R.R. Donnelley & Sons Company. The consolidated and combined financial statements include the allocation of certain assets, liabilities, expenses and income that have historically been held at the RR Donnelley & Sons Company corporate level but which are specifically identifiable or attributable to the Company. The consolidated and combined financial statements also include expense allocations for certain corporate functions historically provided by R.R. Donnelley & Sons Company. These costs and allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate unaffiliated entity apart from R.R. Donnelley & Sons Company.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 28, 2017

UNAUDITED INTERIM FINANCIAL INFORMATION

(In millions, except per-share data)

	Year Ended December 31,
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2016
Net sales	$240.1	$298.0	$224.4	$221.0	$983.5
Income from operations	22.5	59.0	18.0	6.5	106.0
Net earnings (loss)	13.4	36.3	10.2	(0.8)	59.1
Net earnings (loss) per share
Basic net earnings (loss) per share	0.41	1.12	0.31	(0.02)	1.81
Diluted net earnings (loss) per share	0.41	1.12	0.31	(0.02)	1.80
Weighted average number to common shares outstanding(a)
Basic	32.4	32.4	32.4	32.6	32.6
Diluted	32.4	32.4	32.4	32.6	32.8
2015
Net sales	$270.4	$308.9	$231.6	$238.6	$1,049.5
Income from operations	39.8	66.6	28.2	38.1	172.7
Net earnings	23.8	40.5	16.8	23.2	104.3
Basic and diluted net earnings per share	0.73	1.25	0.52	0.72	3.22
Basic and diluted common shares outstanding(a)	32.4	32.4	32.4	32.4	32.4

(a)	On October 1, 2016, RRD distributed approximately 26.2 million shares of Donnelley Financial common stock to RRD shareholders in connection with the spin-off of Donnelley Financial, with RRD retaining approximately 6.2 million shares of Donnelley Financial common stock. For periods prior to the Separation, basic and diluted earnings per share were calculated using the number of shares distributed and retained by RRD, totaling 32.4 million. The same number of shares was used to calculate basic and diluted earnings per share since there were no Donnelley Financial equity awards outstanding prior to the spin-off.

Includes the following significant items:

	Pre-tax					After-tax
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Year ended December 31, 2016
Restructuring, impairment and other charges—net	$0.6	$1.3	$1.7	$1.8	$5.4	$0.4	$0.8	$1.0	$1.1	$3.3
Spin-off related transaction expenses	—	—	—	4.9	4.9	—	—	—	3.0	3.0
Share-based compensation expense	0.3	0.7	0.2	1.3	2.5	0.2	0.4	0.1	0.8	1.5

	Pre-tax					After-tax
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Year ended December 31, 2015
Restructuring, impairment and other charges—net	$0.5	$1.4	$1.4	$1.1	$4.4	$0.3	$0.9	$0.9	$0.7	$2.8
Share-based compensation expense	0.4	0.6	0.3	0.3	1.6	0.2	0.4	0.2	0.2	1.0

6,242,802 Shares

Donnelley Financial Solutions, Inc.

Common Stock

PRELIMINARY PROSPECTUS

Citigroup

BofA Merrill Lynch

J.P. Morgan

Wells Fargo Securities

                , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than the estimated underwriting discounts and commissions, payable by us in connection with this offering. Such expenses will be paid solely by us, and the selling stockholders will not be responsible for payment of any of the following expenses. All the amounts shown are estimates except the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the listing fee.

Amount to be Paid
SEC registration fee	$16,824
FINRA filing fee	$22,275
Listing fee	$4,495
Printing fees and expenses	$125,000
Legal fees and expenses	$350,000
Accounting fees and expenses	$85,000
Transfer agent’s fees	$6,500
Miscellaneous	$50,000

Total	$660,094

Item 14.	Indemnification of Directors and Officers.

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation includes provisions that limit the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except to the extent that such limitation is not permitted under the General Corporation Law of the State of Delaware, or the DGCL. These provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our By-laws provide for indemnification to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or, at the request of the Company, serves or served as a director or officer of another corporation, partnership, joint venture, trust or any other enterprise, against all expenses, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding. Our By-laws also provide that the Company must advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party. Unless the Board adopts a resolution authorizing such proceeding, or for counterclaims that respond to and negate a claim in a proceeding initiated by others, the Company is not obligated to provide any indemnification, payment or reimbursement of expenses to any person in connection with a proceeding initiated by such person. In addition, we entered into indemnification agreements with each of our directors pursuant to which we agreed to indemnify each such director to the fullest extent permitted by the DGCL.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. Policies of insurance are maintained by the Registrant under which our directors and officers are insured, within the limits and subject to the terms of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of the forms of certificate of incorporation and bylaws, which are filed as Exhibit 3.1 and Exhibit 3.2, respectively hereto.

The form of underwriting agreement filed as Exhibit 1.1 hereto provides that the underwriters are obligated under certain circumstances to indemnify our directors, officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities.

On February 22, 2016, in connection with the incorporation of Donnelley Financial Solutions, Inc., the Company issued 100 shares of common stock, par value $0.01 per share, to R. R. Donnelley & Sons Company for aggregate consideration of $1.00. On September 30, 2016 and simultaneously with the effectiveness of the amended and restated certificate of incorporation of the Company that increased the number of authorized shares of common stock from 100 to 65,000,000, the Company effected a recapitalization of the 100 shares of common stock issued and outstanding, which recapitalized and converted such 100 shares into 32,430,139 shares of common stock, par value $0.01. No additional consideration was delivered.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits: The following exhibits are filed as part of this Registration Statement:

1.1	Form of Underwriting Agreement**

2.1	Separation and Distribution Agreement, dated as of September 14, 2016, by and among R. R. Donnelley & Sons Company, LSC Communications, Inc. and Donnelley Financial Solutions, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

2.2	Transition Services Agreement, dated as of September 14, 2016, between Donnelley Financial Solutions, Inc. and R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

2.3	Transition Services Agreement, dated as of September 14, 2016, between LSC Communications, Inc. and Donnelley Financial Solutions, Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

2.4	Tax Disaffiliation Agreement, dated as of September 14, 2016, between Donnelley Financial Solutions, Inc. and R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 2.4 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

2.5	Patent Assignment and License Agreement, dated as of September 27, 2016, between Donnelley Financial, LLC and R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 2.5 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

2.6	Trademark Assignment and License Agreement, dated as of September 27, 2016, between Donnelley Financial, LLC and R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 2.6 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

2.7	Data Assignment and License Agreement, dated as of September 27, 2016, between Donnelley Financial, LLC and R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 2.7 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

2.8	Software, Copyright and Trade Secret Assignment and License Agreement, dated as of September 27, 2016, between Donnelley Financial, LLC and R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 2.8 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

3.1	Amended and Restated Certificate of Incorporation of Donnelley Financial Solutions, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

3.2	Amended and Restated By-laws of Donnelley Financial Solutions, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

4.1	Stockholder and Registration Rights Agreement, dated as of September 14, 2016, between Donnelley Financial Solutions, Inc. and R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

4.2	Indenture, dated as of September 30, 2016, among Donnelley Financial Solutions, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

4.3	Registration Rights Agreement, dated as of September 30, 2016, by and among Donnelley Financial Solutions, Inc., the subsidiary guarantors party thereto and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and MUFG Securities Americas Inc., as Representatives (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

5.1	Opinion of Sullivan & Cromwell LLP**

10.1	Credit Agreement, dated as of September 30, 2016, among Donnelley Financial Solutions, Inc., as Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)

10.2	2016 Donnelley Financial Solutions, Inc. Performance Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.3	Donnelley Financial Solutions, Inc. Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.4	Donnelley Financial Solutions, Inc. Nonqualified Deferred Compensation Plan, dated as of September 22, 2016 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.5	Assignment of Employment Agreement and Acceptance of Assignment, dated as of September 29, 2016, between Donnelley Financial Solutions, Inc., R. R. Donnelley & Sons Company and Daniel N. Leib (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.6	Amendment to Employment Agreement between the Company and Daniel N. Leib dated October 26, 2016 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated October 26, 2016, filed on October 27, 2016)*

10.7	Assignment of Employment Agreement and Acceptance of Assignment, dated as of September 29, 2016, between Donnelley Financial Solutions, Inc., R. R. Donnelley & Sons Company and Thomas F. Juhase (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.8	Assignment of Employment Agreement and Acceptance of Assignment, dated as of September 29, 2016, between Donnelley Financial Solutions, Inc., R. R. Donnelley & Sons Company and David A. Gardella (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.9	Assignment of Severance Agreement and Acceptance of Assignment, dated as of September 29, 2016, between Donnelley Financial Solutions, Inc., R. R. Donnelley & Sons Company and Jennifer B. Reiners (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K dated September 30, 2016, filed on October 3, 2016)*

10.10	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q dated September 30, 2016, filed on November 9, 2016)

14.1	Code of Ethics for the Chief Executive Officer and Senior Financial Officers (incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed on February 28, 2017)

21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K dated February 28, 2017)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Sullivan & Cromwell LLP (included as Exhibit 5.1)**

24.1	Powers of Attorney**

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

*	Management contract or compensatory plan or arrangement
**	Previously Filed.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 7th day of June, 2017.

Donnelley Financial Solutions, Inc.

By:	/s/ Daniel N. Leib

Name: Daniel N. Leib
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of June, 2017.

Signature	Title

/s/ Daniel N. Leib Daniel N. Leib	Chief Executive Officer and Director (principal executive officer)

/s/ David A. Gardella David A. Gardella	Chief Financial Officer (principal financial officer)

/s/ Kami S. Turner Kami S. Turner	Controller and Chief Accounting Officer (principal accounting officer)

*BY:	/s/ Jennifer B. Reiners
Name: Jennifer B. Reiners as attorney-in- fact for the directors

DIRECTORS:

Richard L. Crandall*

Luis A. Aguilar*

Nanci E. Caldwell*

Charles D. Drucker*

Gary G. Greenfield*

Lois M. Martin*

Oliver R. Sockwell*

*	By power of attorney